As filed with the Securities and Exchange Commission on September 16, 2005

File No. 333 -124878

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN TIRE DISTRIBUTORS, INC.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5013	59-3796143
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

12200 Herbert Wayne Court

Suite 150

Huntersville, NC 28078

(704) 992-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

J. Michael Gaither

Corporate Secretary

American Tire Distributors, Inc.

American Tire Distributors Holdings, Inc.

12200 Herbert Wayne Court

Suite 150

Huntersville, NC 28078

(704) 632-7110

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

E. Michael Greaney, Esq.

Sean P. Griffiths, Esq.

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

(212) 351-4000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Maximum Offering Price Per Note	Maximum Aggregate Offering Price	Amount of Registration Fee
10 3/4% Senior Notes due 2013	$150,000,000	100%	$150,000,000	$17,655.00	(1)
Senior Floating Rate Notes due 2012	$140,000,000	100%	$140,000,000	$16,478.00	(1)
13% Senior Discount Notes due 2013	$51,480,000	100%	$40,000,000	$6,059.20	(1)
Guarantees of 10 3/4% Senior Notes due 2013 and Senior Floating Rate Notes due 2012	$—	—%	$—	$—	(2)

(1)	Previously paid.
(2)	Pursuant to Rule 457(n), no registration fee is payable with respect to the guarantees.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Each of the following direct or indirect subsidiaries of American Tire Distributors Holdings, Inc., as a guarantor of or the issuer of Senior Floating Rate Notes due 2012 and 10¾% Senior Notes due 2013, is hereby deemed to be a registrant.

NAME OF GUARANTOR	STATE OF INCORPORATION OR FORMATION	PRIMARY STANDARD INDUSTRIAL CLASSIFICATION NUMBER	I.R.S. EMPLOYER IDENTIFICATION NUMBER	CIK
American Tire Distributors, Inc.	Delaware	5013	56-0754594	0001068152
Target Tire, Inc.	North Carolina	5013	56-0949858	0001324217
Texas Market Holdings I, Inc.	Texas	5013	47-0653723	0001324214
Texas Market Tire, Inc.	Texas	5013	75-2259060	0001324219
The Speed Merchant, Inc.	California	5013	94-2414221	0000934022
T.O. Haas Holding Co., Inc.	Nebraska	5013	47-0653723	0001324213
T.O. Haas Tire Co., Inc.	Nebraska	5013	47-0424109	0001324218

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2005

PRELIMINARY PROSPECTUS

American Tire Distributors Holdings, Inc.

Exchange Offer for All Outstanding

13% Senior Discount Notes due 2013

(CUSIP Nos. 03021YAA2 and U03025AA8)

for new

13% Senior Discount Notes due 2013

American Tire Distributors, Inc.

Exchange Offer for All Outstanding

Senior Floating Rate Notes due 2012

(CUSIP Nos. 030210AA6 and U03046AA4)

for new

Senior Floating Rate Notes due 2012

and

10¾% Senior Notes due 2013

(CUSIP Nos. 030210AC2 and U03046AB2)

for new

10¾% Senior Notes due 2013

This Exchange Offer will expire at 5:00 p.m., New York City time,

on                     , 2005, unless extended.

Terms of the Exchange Offer:

•	We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for a like principal amount and like denomination of new notes.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes will not be a taxable exchange for United States federal income tax purposes.

•	The terms of the new notes to be issued are substantially identical to the terms of the outstanding notes, except that transfer restrictions and registration rights provisions relating to the outstanding notes do not apply.

•	We will not receive any cash proceeds from the exchange offer.

•	Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

See the “ Description of the Notes” section beginning on page 101 for information about the new notes to be issued in this exchange offer.

See the section entitled “ Risk Factors” beginning on page 19 for a discussion of the risks associated with the new notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2005

You should rely only on the information contained herein or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these notes. The information in this document may only be accurate as of the date of this document.

Our fiscal year is based on either a 52 or 53 week period ending on the Saturday closest to each December 31. In this prospectus references to the 2004 fiscal year are to the 53 week period ended January 1, 2005, references to the 2003 fiscal year are to the 52 week period ended December 27, 2003 and references to the 2002 fiscal year are to the 52 week period ended December 28, 2002. Columns in tables may not add due to rounding.

In this prospectus, “we,” “us” and “our” refer to American Tire Distributors Holdings, Inc., and its operational subsidiary, American Tire Distributors Inc. and its subsidiaries on a consolidated basis, except as otherwise indicated. All references to “American Tire,” “ATD,” the “Company,” and the “operating company”

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refer to American Tire Distributors, Inc. and its subsidiaries on a consolidated basis. References to “Holdings” refer solely to American Tire Distributors Holdings, Inc. and do not include American Tire or any of its subsidiaries. All references to the “new notes” refer to the senior floating rate notes due 2012, the senior fixed rate notes due 2013 and the Holdings senior discount notes due 2013, in each case offered hereby, except as otherwise indicated. All references to the “outstanding notes” refer to the senior floating rate notes due 2012, the senior fixed rate notes due 2013, and the Holdings senior discount notes due 2013, in each case outstanding on the date of this prospectus, except as otherwise indicated. Unless the context otherwise requires or otherwise indicated, all references to the “floating rate notes” are to the senior floating rate notes due 2012, references to the “fixed rate notes” are to the senior fixed rate notes due 2013 and references to the “Holdings senior discount notes” are to the Holdings senior discount notes due 2013, in each case including both those being offered hereby and those outstanding on the date of this prospectus and not exchanged in the exchange offer. All references to the “notes” include the new notes offered hereby and such outstanding notes, unless the context otherwise requires or otherwise indicated. References to a “series” of notes (e.g., the senior floating rate notes due 2012) include both the outstanding notes and the new notes of such series.

Investcorp S.A., or Investcorp, is a global investment group with offices in New York, London and Bahrain. When we use the term “Investcorp and its co-investors” (or comparable terminology) in this prospectus, we are referring to affiliates of Investcorp as well as international investors with whom Investcorp maintains an administrative relationship and who have obtained indirect equity interests in Holdings by investing in offshore entities organized by Investcorp for that purpose.

Trademark acknowledgements:

The following registered trademarks are used in this prospectus and are our property:

•	AMERICAN TIRE DISTRIBUTORS®;

•	DYNATRAC® tires;

•	REGUL® tires;

•	WINSTON® tires;

•	WYNSTAR® tires;

•	CRUISER WIRE® custom wheels;

•	DRIFZ® custom wheels;

•	PACER® custom wheels;

•	ICW® custom wheels;

•	MAGNUM® automotive lifts;

•	HEAFNET®; and

•	WHEEL WIZARD®.

ii

PROSPECTUS SUMMARY

This summary contains material information about us and this exchange offer but may not contain all of the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents we refer you to. You should carefully consider the information set forth under “Risk Factors.” In addition, certain statements are forward-looking statements which involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements.”

The Exchange Offer

New notes offered

$140,000,000 aggregate principal amount of new senior floating rate notes due 2012, or new floating rate notes, $150,000,000 aggregate principal amount of new senior fixed rate notes due 2013, or new fixed rate notes, and $51,480,000 aggregate principal amount at maturity of Holdings senior discount notes due 2013, or new Holdings senior discount notes the offering and sale of which will have been registered under the Securities Act. The terms of the new notes offered in the exchange offer are substantially identical to those of the respective outstanding notes, except that certain transfer restrictions and registration rights provisions relating to the outstanding notes do not apply to the registered new notes. See “Description of the Notes” for a full description of which restrictions, rights and interest provisions do not apply to the new notes.

Outstanding notes

$140,000,000 aggregate principal amount of senior floating rate notes due 2012 issued on March 31, 2005, or outstanding floating rate notes, $150,000,000 aggregate principal amount of new senior fixed rate notes due 2013 issued on March 31, 2005, or outstanding fixed rate notes, and $51,480,000 aggregate principal amount at maturity of Holdings senior discount notes due 2013 issued on March 31, 2005, or outstanding Holdings senior discount notes.

The exchange offer

We are offering to issue registered new floating rate notes, new fixed rate notes and new Holdings senior discount notes in exchange for a like principal amount and like denomination of our outstanding floating rate notes, outstanding fixed rate notes and outstanding Holdings senior discount notes, respectively. We are offering to issue these registered new notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the outstanding notes when we sold the outstanding notes in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your outstanding notes for exchange by following the procedures described under the caption “The Exchange Offer.”

Tenders; Expiration date; Withdrawal

The exchange offer will expire at 5:00 p.m., New York City time, on             , 2005, which is 30 days after the exchange offer registration statement is declared effective, unless we extend it. If you decide to exchange your outstanding notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any outstanding notes you have tendered for exchange, those outstanding notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” for a more complete description of the tender and withdrawal provisions.

Conditions to the exchange offer

The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer” for a description of the conditions. Other than the federal securities laws, we are not subject to federal or state regulatory requirements in connection with the exchange offer.

U.S. federal income tax considerations	Your exchange of outstanding notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes.

Use of proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange agent	Wachovia Bank, National Association

Consequences of failure to exchange your outstanding notes

Outstanding notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except in limited circumstances with respect to specific types of holders of outstanding notes, we, however, will have no further obligation to register the outstanding notes. If you do not participate in the exchange offer, the liquidity of your outstanding notes could be adversely affected.

Consequences of exchanging your outstanding notes

Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

•	acquire the new notes issued in the exchange offer in the ordinary course of your business;

•	are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and

•	are not an “affiliate” of our company as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

The New Notes

The summary below describes the principal terms of the new notes. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes. The new floating rate notes and the new fixed rate notes will be issued by American Tire Distributors, Inc., and the new Holdings senior discount notes will be issued by American Tire Distributors Holdings, Inc., which is a holding company and has no significant operations or assets, other than the ownership of 100% of the equity interests in American Tire Distributors, Inc.

The terms of the new notes we are issuing in this exchange offer and the terms of the outstanding notes of the same series are identical in all material respects, except the new notes offered in the exchange offer:

•	will have been registered under the Securities Act;

•	will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not contain provisions relating to the payment of additional interest to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

A brief description of the material terms of the new notes follows:

New Floating Rate Notes and New Fixed Rate Notes of American Tire Distributors, Inc.

Issuer	American Tire Distributors, Inc.

Securities offered	$140,000,000 aggregate principal amount of senior floating rate notes due 2012.

$150,000,000 aggregate principal amount of 10 3/4% senior notes due 2013.

Maturity	Floating rate notes: April 1, 2012.

Fixed rate notes: April 1, 2013.

Interest rate

Floating rate notes: Interest accrues at three-month LIBOR plus 6.250% and will be reset quarterly on each January 1, April 1, July 1 and October 1, provided that the rate will be 9.34% per annum prior to July 1, 2005.

Fixed rate notes: 10.75% per year.

Interest payment dates	Floating rate notes: Each January 1, April 1, July 1 and October 1, beginning on July 1, 2005.

Fixed rate notes: Each April 1 and October 1, beginning on October 1, 2005.

Interest began to accrue from March 31, 2005.

Ranking

The notes of both series and the subsidiary guarantees thereof are general unsecured senior obligations and rank equally with any of American Tire’s and the subsidiary guarantors’ unsecured and unsubordinated debt and senior to any of American Tire’s and the subsidiary guarantors’ subordinated debt but are effectively junior to all of American Tire’s and the subsidiary guarantor’s secured obligations, to the extent of the value of the collateral, and all obligations of non-guarantor subsidiaries. Holdings guarantees, on a subordinated basis, the floating rate notes and fixed rate notes. Holdings’ subordinated guarantee ranks junior to all senior obligations of Holdings, including the Holdings senior discount notes and its guarantee of the amended and restated credit facility, and effectively junior to all secured obligations of Holdings.

As of July 2, 2005, giving effect to the acquisition and related transactions, the secured debt, including capital leases, of the issuer and the subsidiary guarantors totaled approximately $171.9 million and American Tire and the subsidiary guarantors had an additional $39.5 million of secured obligations, principally trade payables.

Guarantees

All of American Tire’s existing and future domestic restricted subsidiaries, other than immaterial subsidiaries and receivables subsidiaries, guarantee on a full, unconditional and joint and several basis the floating rate notes and the fixed rate notes on a senior basis and Holdings guarantees the floating rate notes and the fixed rate notes on a full, unconditional and joint and several basis on a subordinated basis. If American Tire cannot make payments required by the notes, the subsidiary guarantors and Holdings must make them. The guarantees may be released under certain circumstances.

Optional redemption

On or after April 1, 2007, in the case of the floating rate notes, and on or after April 1, 2009, in the case of the fixed rate notes, American Tire may redeem some or all of the notes at the redemption prices listed elsewhere in this prospectus. See “Description of the Notes—Description of the Operating Company Notes—Optional Redemption.”

In addition, at any time (which may be more than once) before April 1, 2007, in the case of the floating rate notes, and April 1, 2008, in the case of the fixed rate notes, American Tire can choose to redeem up to 35% of the outstanding notes of either series with money that American Tire raise in certain equity offerings, as long as:

•	American Tire pay a redemption price equal to 100% plus a premium equal to the then applicable interest rate, in the case of the floating rate notes, or 110.75%, in the case of the fixed rate notes, plus accrued and unpaid interest;

•	American Tire redeems the notes within 90 days of completing the equity offering; and

•	at least 65% of the aggregate principal amount of notes of the applicable series originally issued remains outstanding afterwards.

American Tire may also, at any time prior to April 1, 2007, in the case of the floating rate notes and April 1, 2009 in the case of the fixed rate notes, upon a change of control, redeem all of the fixed rate notes or all of the floating rate notes at a price equal to 100% of the principal amount plus accrued and unpaid interest plus a make whole premium.

Change of control offer

If a change of control of our company occurs, unless American Tire has called all of the floating rate notes and fixed rate notes for redemption, American Tire must give holders the opportunity to sell their notes to us at 101% of their principal amount plus accrued and unpaid interest.

American Tire might not be able to pay the required price for notes presented to us at the time of a change of control because:

•	American Tire might not have enough funds at the time; or

•	the terms of our senior credit facility may prevent American Tire from paying.

Restrictive covenants	The indentures governing the notes contain covenants that, among other things, limit American Tire and its restricted subsidiaries’ ability to:

•	incur additional debt;

•	pay dividends or distributions on, or redeem or repurchase, our capital stock;

•	issue preferred stock of subsidiaries;

•	make certain investments;

•	create liens on our assets;

•	enter into transactions with affiliates;

•	merge or consolidate or sell all or substantially all of our assets;

•	create restrictions on the payment of dividends or other amounts to us; and

•	transfer or sell assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes—Description of the Operating Company Notes—Certain Covenants.”

New Senior Discount Notes of American Tire Distributors Holdings, Inc.

Issuer	American Tire Distributors Holdings, Inc.

Securities offered	$51,480,000 aggregate principal amount at maturity of Holdings senior discount notes due 2013.

Offering Price, Initial accreted value

The outstanding Holdings senior discount notes were offered at a price of $777.05 per $1,000 principal amount at maturity. The new Holdings senior discount notes will have an initial accreted value at issuance equal to the accreted value of the outstanding Holdings senior discount notes, which will equal the offering price of the outstanding Holdings senior discount notes plus 13% per annum from March 31, 2005 to the issue date of the new notes, compounded semi-annually.

Maturity	October 1, 2013.

Interest rate

Prior to April 1, 2007, no cash interest will accrue on the Holdings senior discount notes. The accreted value of each new Holdings senior discount note will accrete from the date of issuance until April 1, 2007 at a rate of 13% compounded semi-annually to an aggregate accreted value of $51,480,000. Thereafter, interest on the new Holdings senior discount notes will accrue at the rate of 13% per year payable semi-annually in arrears in cash.

Interest payment dates	Each April 1 and October 1, beginning on October 1, 2007.

Ranking

The Holdings senior discount notes are general unsecured senior obligations of Holdings and rank equally with any of Holdings’ unsecured and unsubordinated debt and senior to any of Holdings’ subordinated debt, including Holdings’ subordinated guarantees of the floating rate notes and fixed rate notes, but are effectively junior to any secured obligations of Holdings, to the extent of the value of the collateral, and any obligations of Holdings’ subsidiaries, including American Tire.

At July 2, 2005, giving effect to the acquisition and related transactions, the Holdings senior discount notes would have ranked junior to $461.9 million of subsidiary debt (including $290.0 million of the floating rate notes and fixed rate notes) and $315.8 million of other liabilities of Holdings’ subsidiaries excluding our deferred tax liability of $80.2 million. At the date of this prospectus, Holdings had no secured debt other than its guarantee of the amended and restated credit facility.

Original issue discount

The new Holdings senior discount notes are being issued with original issue discount for U.S. federal income tax purposes. Thus, although cash interest will not be payable on the Holdings senior discount notes prior to April 1, 2007, original issue discount will accrue for tax purposes from the issue date of the new Holdings senior discount notes based on the yield to maturity of such notes and generally will be included in holders’ taxable income as interest income (including for periods ending on or prior to April 1, 2007) for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations—Taxations of U.S. Holder—Original Issue Discount on New Holdings Senior Discount Notes.”

Optional redemption

On or after April 1, 2007, Holdings may redeem some or all of the Holdings senior discount notes at the redemption prices listed elsewhere in this prospectus. See “Description of the Notes—Description of the Holdings Senior Discount Notes—Optional Redemption.”

In addition, at any time (which may be more than once) before April 1, 2007, Holdings can choose to redeem up to 35% of the outstanding Holdings senior discount notes with money Holdings raises in certain equity offerings, as long as:

•	Holdings pays a redemption price equal to 113% of the accreted value thereof, plus accrued interest, if any;

•	Holdings redeems the Holdings senior discount notes within 90 days of completing the equity offering; and

•	at least 65% of the aggregate principal amount at maturity of the Holdings senior discount notes originally issued remains outstanding afterwards.

Holdings may also, at any time prior to April 1, 2007, upon a change of control of Holdings, redeem all of the Holdings senior discount notes at a price equal to 100% of the accreted value of the notes, plus a make whole premium.

Mandatory redemption

On April 1, 2010, if any Holdings senior discount notes are outstanding, Holdings will be required to redeem 12.165% of each of the then outstanding Holdings senior discount notes’ aggregate accreted value (the “mandatory principal redemption amount”) ($6,262,691 aggregate accreted value of the Holdings senior discount notes, assuming all of the Holdings senior discount notes remain outstanding on such date) at a redemption price of 100% of the accreted value of the portion of the Holdings senior discount notes so redeemed; provided, that Holdings shall simultaneously be required to redeem an additional portion of each Holdings senior discount note to the extent required to prevent such Holdings senior discount note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended. The mandatory principal redemption amount represents (i) the excess of the aggregate accreted value of all of the Holdings senior discount notes outstanding on April 1, 2010 over the aggregate original issue price thereof less (ii) an amount equal to one year’s simple uncompounded interest on the aggregate original issue price of such Holdings senior discount notes at a rate per annum equal to the yield to maturity on the Holdings senior discount notes.

Change of control offer

If a change of control of Holdings occurs, unless Holdings has called all Holdings senior discount notes for redemption, Holdings must give holders the opportunity to sell their Holdings senior discount notes to Holdings at 101% of the aggregate accreted value plus accrued and unpaid interest, if any.

Holdings might not be able to pay the required price for the Holdings senior discount notes presented to Holdings at the time of the change of control because Holdings might not have enough funds at the time.

Restrictive covenants	The indenture governing the Holdings senior discount notes contains covenants that, among other things, limit the ability of Holdings and its subsidiaries, including American Tire, to:

•	incur additional debt;

•	pay dividends or distributions on, or redeem or repurchase Holdings’ capital stock;

•	issue preferred stock of subsidiaries;

•	make certain investments;

•	create liens on Holdings’ assets;

•	enter into transactions with affiliates;

•	merge or consolidate or sell all or substantially all of Holdings’ assets;

•	create restrictions on the payment of dividends or other amounts to Holdings; and

•	transfer or sell assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes—Description of the Holdings Senior Discount Notes—Certain Covenants.”

You should refer to the section entitled “Risk Factors” for a description of some of the risks you should consider before investing in the notes.

Our Company

We are the leading distributor of tires to the replacement tire market in the United States and provide a critical link between tire manufacturers and the highly fragmented retail tire sales channel. Through our 71 distribution centers, we offer approximately 60,000 stock keeping units, or SKUs, to our approximately 35,000 customers, generally on a same or next day basis. As a result, our customers utilize our broad product offering to offer a comprehensive product lineup that they would be unable to otherwise provide on a stand alone basis due to working capital, logistics and warehouse constraints. We believe our position as the leading intermediary between tire manufacturers and a very fragmented customer base makes us an important distribution partner to the tire manufacturers. Our industry leading market share increased from an estimated 1.7% in 1995 to 5.9% in 2004 as a result of above-market organic growth and targeted acquisitions, making our revenue approximately four times the estimated comparable revenue of our closest wholesale competitor. We believe that our size and broad geographic footprint give us a substantial scale advantage over our competitors, all of whom are regionally focused. For the aggregate six-month period ended July 2, 2005, we generated net sales of $754.5 million and Indenture EBITDA of $33.3 million.

We believe we have the broadest product offering in our industry, supplying our customers with 11 of the top 12 leading tire brands. We believe we are the only distributor that carries the flag brands of all four of the largest tire manufacturers: Bridgestone, Continental, Goodyear and Michelin. In addition to flag brands, we also sell associate and private label brand tires, custom wheels and accessories and related service equipment. We believe our large, diverse product offering allows us to better penetrate markets by being able to provide a wide spectrum of products at multiple price points.

We serve a highly diversified customer base. Our core customers consist of approximately 11,000 independent tire outlets that generate over 75.0% of our net sales. In addition to our extensive inventory and same or next day distribution capabilities, we provide our customers with sales and product support services, including a sophisticated ordering and logistics system, to maximize their ability to sell tires, custom wheels and accessories. These valuable services, as well as the deep level of commitment we have to the business operations of our customers, have resulted in a strong and stable position within the industry.

Holdings

Holdings is a newly created company that has no significant assets or operations other than its ownership of American Tire Distributors, Inc.

Industry Overview

The U.S. replacement tire market had annual retail sales of approximately $24.3 billion in 2004. Of that amount, passenger car and light truck tires accounted for approximately 60.5% and 16.5% of sales, respectively. Medium truck tires and farm, specialty and other types of tires accounted for approximately 19.4% and 3.6% of sales, respectively.

The U.S. replacement tire market has experienced stable historical growth. The number of new replacement tires shipped in the United States for passenger cars and light trucks increased from 185.4 million tires in 1995 to 233.8 million tires in 2004, for a compound annual growth rate of 2.6%. During that period, annual retail tire sales declined only once, in 2001 when revenues decreased by 0.5%. We believe the decline in 2001 was primarily due to a tire recall by Firestone in 2000, where the manufacturer replaced customer tires earlier than customers would have otherwise required. We believe this stable market growth is due to the:

•	increase in both the number and average age of passenger cars and light trucks;

•	rise in the number of miles driven per vehicle;

•	expansion of replacement tire SKUs;

•	growth of high performance and larger diameter tires; and

•	shortening of tire replacement cycles.

The replacement tire market for passenger cars and light trucks consists of three primary types of tires: “flag” brands, which are premium tires sold under recognized brands; associate brands, which are primarily lower priced tires; and private label brands, which are manufactured exclusively for and marketed by independent tire wholesale distributors and/or retailers. The market share of flag brand tires in the replacement tire market has increased from approximately 53.0% in 1990 to 66.0% in 2004.

In the United States, consumers purchase replacement tires from several principal sources, including independent tire outlets, manufacturer owned retail stores, mass merchandisers such as Sears and Wal-Mart, auto supply chain stores such as Pep Boys and wholesale clubs and discounters such as Costco and Sam’s Club. Independent tire outlets, our largest customer base, include small local tire stores as well as regional and national chains such as Tire Kingdom and Discount Tire. Independent tire outlets are the largest suppliers of new replacement passenger car tires in the United States, accounting for approximately 59.0% of retail sales of domestic replacement passenger car tires in 2004, up from 54.0% in 1990.

Independent tire outlets obtain their inventory of new replacement tires through three principal sources: tire manufacturers, independent wholesale distributors like us and dealer owned warehouses. Other sources include discount or price clubs and other tire outlet chains. We believe that, in recent years, certain tire manufacturers have reduced the extent to which they supply small independent tire outlets directly due to the inefficiencies of supplying small quantities of product to a large number of locations. At the same time, manufacturers have increased their supply to independent wholesale distributors who are able to deliver tires to a large number of independent tire outlets with greater efficiency. We believe that there are approximately 41,000 tire outlets that are being served either directly by manufacturers or by the approximately 200 wholesale distributors, most of which sell products from only a limited number of manufacturers.

Competitive Strengths

We believe our key competitive strengths include:

Leading Market Position. We are the leading replacement tire distributor in the United States with an estimated national market share of 5.9%. We believe our revenue is approximately four times the estimated comparable revenue of our closest wholesale competitor. We believe that the key benefits of our scale include: an ability to efficiently carry an extensive inventory; an ability to invest in sales tools and technologies to support our customers; and operating efficiencies from our scalable infrastructure. We believe our leading market position, combined with the fact that we, unlike our principal competitors, do not own retail businesses that compete with our customers, enhances our ability to increase sales to existing customers, attract new customers and enter into new markets.

Extensive Distribution Network. We have the largest independent aftermarket tire distribution network in the industry with 71 distribution facilities and 700 trucks serving 36 states. Utilizing our sophisticated inventory management and logistics technology, we believe we deliver 88.0% of our orders on a same or next day basis. As a result, we believe that we have an excellent reputation with our customers for providing a high level of prompt customer service.

Broad Product Offering. We believe we offer the most comprehensive selection of tires in the industry, with timely access to approximately 60,000 SKUs. We supply 11 of the top 12 leading tire brands and we believe we are the only distributor that carries the flag brands of all four of the largest tire manufacturers: Bridgestone,

Continental, Goodyear and Michelin. We also offer a number of high quality, private label product lines. In addition to branded and private label tires, we also sell associate brand tires, custom wheels and accessories and related service equipment. We believe that our broad product offering has been a significant factor in attracting and retaining many of our customers.

Diversified Customer Base. We sell our products to approximately 35,000 customers, including both national and regional tire dealer chains, car dealerships and other independent tire outlets. In 2004, no single customer accounted for more than 2.0% of our net sales while our top 25 customers accounted for less than 10.0% of our net sales.

Superior and Distinctive Technology. We have invested in sophisticated ordering and logistics technology that provides order processing, warehousing and fulfillment functions, which we believe to be the most efficient in the industry. Our Heafnet system, introduced in 1996, offers customers instant online access to our inventory, allowing dealers to check the price and availability of products and place orders on a 24/7 basis. Approximately 36.0% of our orders in 2004 were placed online using Heafnet, up from 7.0% in 2001. We have also invested in our logistics technology, including routing and global positioning software systems, to capture additional distribution efficiencies.

Strong Working Capital Management and Low Capital Expenditures. We are able to generate cash flows while maintaining sizeable inventory as our inventory controls and vendor relationships enable us to closely monitor and effectively manage our working capital. Furthermore, our scalable operating platform has allowed us to increase sales volume without significant incremental costs or capital expenditures. During the period from 2001 to 2004, our annual maintenance capital expenditures have averaged approximately $2.0 million to $3.0 million. In addition, our bad debt write-offs have historically been less than 0.1% of sales due to strong credit and collection procedures.

Experienced Senior Management Team. Our senior management team, led by our Chief Executive Officer, Dick Johnson, and our President, Bill Berry, is comprised of seasoned industry professionals and veterans of our company. Our senior management has an average of over 20 years of distribution experience and over 15 years with our predecessor companies or us. Following this offering, our senior management team collectively will hold approximately 4.0% of the capital stock of our parent company.

Business Strategy

We intend to continue to expand our business, enhance our market position and increase our revenues and cash flow by focusing on the following:

Expand Our Share of Existing Customers’ Business. We plan to expand our market share with existing dealers through greater penetration of existing brands as well as branded product expansion. As part of our strategy to grow our market share with existing customers, we have expanded our supplier relationships. In 2002, we enhanced our long standing relationship with Goodyear by obtaining distribution rights for the Goodyear brand. In 2004, we established new relationships with Continental, General and Cooper. According to Modern Tire Dealer, these four brands have a combined market share of over 25.0% in the U.S. passenger car and light truck tire market. We expect to generate additional revenue from these brands through full distribution across our broad geographic footprint.

Leverage Our Existing Infrastructure to Expand into Underserved Customer Markets. Our distribution infrastructure provides considerable operating leverage because the cost of adding additional customers that can be served by an existing distribution center, through the addition of truck routes or stops, is low. For example, we recently entered into a supply arrangement with General Motors covering approximately 3,700 GM automobile dealerships. These GM dealerships can be serviced by our existing distribution centers and are not currently expected to require any additional truck routes. Our technology platform is also fully scalable to accommodate additional distribution centers as necessary to expand efficiently into a new region. In addition, we plan to continue increasing our fill-in business at national and regional chains and tire manufacturer owned stores.

Focus on Higher Profit Products. We plan to continue to focus on increasing the mix of high and ultra high performance tires in our product line and on shifting customers from private and associate brands to flag brands, which provide us with a higher profit per tire. The shift to larger rim diameter products also enhances profit per tire. In 2003, we established supply arrangements with Pirelli and Nitto, who selected us because of our distribution capability. We intend to build demand for both of these brands through our sales force and distribution network. We are also working closely with independent tire retailers, automobile dealers and specialty shops to increase our sales of high margin custom wheels and tire services equipment, tools and supplies.

Capitalize on Profit Enhancement Opportunities. We remain committed to managing our cost structure to increase profitability. As we have expanded our market presence, we have been able to effectively leverage our highly scalable distribution infrastructure to achieve higher growth and increased margins. For example, our utilization of logistics technology, including our GPS applications, has improved distribution efficiency and profitability. We are currently in the process of further enhancing our pricing discipline and expense controls through a strategic segmentation of our customer base. This initiative provides incentives for smaller customers to provide us with a larger share of their business and focuses our sales efforts on larger, more profitable customers.

Selectively Pursue Acquisitions. We believe we are well suited to capitalize on opportunities to acquire smaller companies with key customer relationships. Our acquisition strategy consists of increasing our share in existing markets, adding distribution in new or complementary regions and utilizing our scale to realize cost savings. In addition, we believe acquisitions in our existing geographic markets provide the opportunity for significant cost savings. Over the past year, we have successfully acquired and integrated two businesses representing approximately $160.0 million in annual net sales for fiscal 2004. We believe that this experience will help us to pursue suitable acquisition opportunities in the future and integrate them successfully. Consistent with this strategy, we continue to evaluate potential acquisition targets. However, at this time, we are not party to any definitive agreement for any such acquisition.

Recent Acquisitions

Over the past year, we have completed and integrated two acquisitions. These acquisitions extended our distribution network, increased our scale, expanded our product offering and allowed us to realize significant cost savings.

•	On July 30, 2004, we acquired Big State Tire Supply, a tire distributor located in Lubbock, Texas. Big State operated nine distribution centers located in Texas, Oklahoma and New Mexico and carried primarily Goodyear brand tires. The acquisition of Big State filled a gap in our distribution footprint and allowed us to introduce our broad range of products to those customers.

•	On September 2, 2004, we acquired Target Tire, Inc., a tire distributor located in Jacksonville, North Carolina. Target Tire operated 11 distribution centers located in North Carolina, Georgia, South Carolina, Virginia and Tennessee. We have integrated Target Tire into our existing infrastructure, closing ten of its 11 distribution centers and realizing other cost savings.

Corporate Information

Our principal executive offices are located at 12200 Herbert Wayne Court, Suite 150, Huntersville, North Carolina 28078. Our telephone number is (704) 632-7110.

The Acquisition

The Merger

On February 4, 2005, Holdings entered into a merger agreement with American Tire which was amended and restated on March 7, 2005. Pursuant to the merger agreement, and in exchange for an aggregate purchase price of $710.0 million, less the amount of American Tire’s net debt at January 1, 2005 and certain dividends payable to holders of American Tire’s preferred stock, its transaction expenses and certain payments to American Tire’s management, ATD MergerSub, a subsidiary of Holdings, merged into American Tire. In connection with the merger, all of American Tire’s existing redeemable preferred stock was either redeemed or exchanged for redeemable preferred stock of Holdings and each holder of shares of American Tire’s common stock was entitled to receive a portion of the merger consideration. To the extent that any existing holder of options or warrants to acquire shares of American Tire’s common stock did not exercise such options or warrants prior to the effective time of the merger, American Tire paid such holder an amount in cash equal to the per share consideration less the exercise price of such option or warrant in complete satisfaction of the option or warrant. American Tire continued as the surviving corporation with Holdings as its sole stockholder.

The merger agreement contains customary provisions for such agreements, including representations and warranties made by us and the purchasers. The merger agreement did not contemplate any closing or post closing balance sheet adjustment and did not provide for any post closing indemnity by the sellers.

The Related Transactions

On March 31, 2005, the date of the closing under the merger agreement, the following related transactions occurred:

•	Investcorp S.A. and certain co-investors and co-sponsors contributed $210.0 million through the purchase of Holdings common stock; certain members of management contributed $8.0 million to the equity of Holdings. In addition, Holdings issued $20.0 million of 8% cumulative mandatorily redeemable preferred stock and warrants to acquire up to 21,895 shares of Holdings common stock;

•	Holdings issued $4.0 million of Series B preferred stock in exchange for American Tire’s existing Series B preferred stock, which was subsequently canceled;

•	American Tire amended and restated its credit facility, which consists of a $300.0 million revolving credit facility pursuant to which it had $155.5 million of outstanding loans on the closing date;

•	American Tire redeemed $5.5 million of its Series A preferred stock (representing all the outstanding Series A preferred stock). Holders of its Series C and D preferred stock received merger consideration, including accrued dividends, on a common stock equivalent basis of $81.1 million and $191.1 million, respectively;

•	American Tire issued $290.0 million in aggregate principal amount of the outstanding floating rate notes and the outstanding fixed rate notes. Holdings issued $51.5 million in aggregate principal amount at maturity of the outstanding Holdings senior discount notes, which were offered at a substantial discount from their principal amount at maturity and generated gross proceeds of approximately $40.0 million. The total gross proceeds of the outstanding notes were $330.0 million;

•	American Tire sent irrevocable notice of redemption to redeem the $28.6 million outstanding principal amount of its Series D 10% senior notes due 2008 on May 15, 2005 at a price equal to $29.1 million, reflecting a prepayment penalty of $0.5 million upon redemption, plus accrued interest through the redemption date; the Series D senior notes were discharged at closing; and

•	We paid fees and expenses in connection with the foregoing.

The proceeds from the equity contributions, the outstanding notes, and the borrowings under the amended and restated credit facility were used to effect the merger, to repay certain of American Tire’s debt and to pay related fees and expenses and other amounts payable under the merger agreement. We refer to these equity contributions, the notes offered hereby, the borrowings under the amended and restated credit facility and the application of the use of proceeds, collectively, as the acquisition and related transactions.

Sources and Uses of Funds

We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange outstanding notes in like principal amount. We will cancel all outstanding notes exchanged for new notes in the exchange offer.

Historical Sources and Uses of Funds

The net proceeds from the offering of the outstanding notes (approximately $315.5 million after deducting the initial purchasers’ discount and fees and expenses of the offering), together with borrowings under the amended and restated credit facility and proceeds of capital contributions from Holdings were used to consummate the acquisition, to repay certain of American Tire’s existing debt and to pay fees and expenses in connection with the acquisition and related transactions.

Assuming the transaction had been completed on January 1, 2005, the following table sets forth the cash sources and uses of funds, including the application of the proceeds as described in “The Acquisition” (dollars in millions):

Sources of Funds
Amended and restated credit facility (1)	$170.5
Outstanding floating rate notes and fixed rate notes	290.0
Outstanding holdings senior discount notes	40.0
Capital lease obligations (2)	14.8
8% cumulative mandatorily redeemable preferred stock (3)	15.4
Warrants (3)	4.6
Series B preferred stock (3)	4.0
Equity contribution (4)	218.0

Total Sources of Funds	$757.3

Uses of Funds
Merger consideration (5)	$459.7
Rollover of existing debt
Current portion of long-term debt	1.7
Long-term portion of existing credit facility and other long-term debt	188.8
Accrued interest (6)	1.5
Series A preferred stock (7)	5.5
Series B preferred stock (7)	4.0
Funding of Series D senior notes	28.6
Estimated prepayment penalty on Series D senior notes (8)	1.0
Capital lease obligations (2)	14.8
Transaction bonuses and change in control payments (9)	7.7
Fees and expenses (10)	44.0

Total Uses of Funds	$757.3

(1)	In connection with the acquisition and related transactions, American Tire entered into the amended and restated credit facility, which consisted of a five-year $300.0 million revolving credit facility, $155.7 million of which was drawn down at closing. The balance at January 1, 2005 was $170.5 million. Net payments of $14.8 million were made from January 1, 2005 through the closing date of March 31, 2005. See “Description of Other Indebtedness.”
(2)	In connection with the acquisition and related transactions, capital lease obligations of $14.8 million remain outstanding, of which $0.7 million is a current liability and $14.1 million is long-term.
(3)	Amounts represent gross proceeds from the issuance by Holdings of 8% cumulative mandatorily redeemable preferred stock of $15.4 million, gross proceeds from the issuance of warrants to acquire shares of Holdings common stock of $4.6 million and the issuance of Series B preferred stock by Holdings for $4.0 million related to the cancellation of our existing Series B preferred stock.
(4)	The equity consists of $210.0 million of gross proceeds from the sale of common stock of Holdings, which is comprised of the contribution by Investcorp, its co-investors and the co-sponsors, and management’s equity in Holdings of $8.0 million.
(5)	Assuming the acquisition and related transactions had occurred as of January 1, 2005, the merger consideration would have been as follows (dollars in millions):

Aggregate enterprise value	$710.0
Less:
Rollover of existing debt, net of cash	188.7
Funding of Series D senior notes	28.6
Estimated prepayment penalty on Series D senior notes (8)	1.0
Redemption of Series A preferred stock	5.5
Capital lease obligations	14.8
Exchange of Series B preferred stock	4.0
Transaction bonuses and change in control payment	7.7

Merger consideration	$459.7

(6)	Reflects the payment of accrued interest on existing debt as of January 1, 2005.
(7)	In connection with the acquisition and related transactions American Tire redeemed the existing Series A preferred stock of $5.5 million and exchanged the Series B preferred stock of $4.0 million for new securities of Holdings (see (3) above).
(8)	Represents the prepayment penalty relating to the redemption of American Tire’s Series D senior notes that would have been payable if the transaction had been completed on January 1, 2005. The actual prepayment penalty was $0.5 million upon redemption in May 2005.
(9)	In connection with the acquisition and related transactions, we funded transaction bonuses and other related change in control payments of $7.7 million of which $2.4 million had been accrued on the balance sheet as of January 1, 2005.
(10)	Reflects the buyers’ transaction fees associated with the acquisition and related transactions as follows (dollars in millions):

Deferred financing costs at American Tire (i)	$33.0
Direct acquisition costs at American Tire (ii)	0.5
Prepayment of annual management fees (iii)	8.0

American Tire transaction fees and expenses	41.5
Deferred financing costs at Holdings (iv)	2.5

Total transaction fees and expenses	$44.0

(i)	Reflects capitalized deferred financing fees associated with entering into the amended and restated credit agreement, and the outstanding floating rate notes and fixed rate notes, incurred in connection with the acquisition and related transactions, including fees payable to the initial purchasers in connection with the offering of the outstanding notes and commitment and financing fees payable in connection with our amended and restated credit facility. These fees are amortized over the life of the related debt.
(ii)	Reflects the direct acquisition costs included in the total cost of the acquisition and related transactions. These direct acquisition costs include investment banking, legal, accounting, and other fees for professional services in connection with the acquisition and related transaction, including transaction and commitment fees payable to one or more of Investcorp and its co-sponsors (or their respective affiliates).
(iii)	Reflects the payment of management advisory fees to be paid to one or more of Investcorp and its co-sponsors (or their respective affiliates) at closing for services to be rendered over a period of five years following closing. This payment will be deferred and amortized pursuant to the terms of the agreement and on a basis consistent with the service provided.
(iv)	Reflects capitalized deferred financing fees associated with the outstanding Holdings senior discount notes of $1.9 million and the deferred financing fees associated with the warrants and the 8% cumulative mandatorily redeemable preferred stock issuance by Holdings of $0.6 million.

For more information, see “Unaudited Pro Forma Condensed Consolidated Financial Statements” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

The Sponsors

Investcorp is a global investment group with approximately 300 employees and offices in New York, London and Bahrain. Investcorp is principally engaged in corporate investment, real estate investment and asset management. Since its formation in 1982, the firm has arranged approximately 70 corporate investments with a combined value of nearly $20 billion. In the United States, Investcorp currently has, in addition to us, 13 companies in its corporate investment portfolio, including Source Media and Associated Materials Incorporated. In Europe, Investcorp and its clients currently own nine corporate investments, including Apcoa AG, Hilding Anders AB and Minimax Holding GmbH.

Investcorp’s co-sponsors include Berkshire Partners and Greenbriar Equity Group.

Berkshire is a Boston-based investment firm that is principally engaged in investments in mid-sized private companies through six investment funds with aggregate capital commitments of $3.5 billion. Berkshire Partners has developed specific industry experience in several areas including industrial manufacturing, consumer products, transportation, communications, business services, and retailing and related services. Over the last ten years, Berkshire Partners has been an investor in over 80 operating companies with more than $12.0 billion of acquisition value and combined revenues in excess of $15.0 billion. Current investments include Carter’s, Inc., Acosta, Inc., Amscan Holdings, Inc. and The Holmes Group, Inc.

Greenbriar is a private equity firm focused exclusively on making investments in the global transportation industry, including (i) traditional sectors such as airlines, air freight, automotive, commercial aerospace, cruise ships, railroads, shipping and trucking; (ii) closely-related sectors such as manufacturing, logistics, distribution and various service sectors supplying the transportation industry; and (iii) extensions of transportation industry activity related to areas such as energy, financial services, infrastructure, retail and technology. Greenbriar manages $700 million of limited partner capital and co-investment commitments, and has formed a strategic joint venture with Berkshire to address opportunities in the transportation sector. Current investments include Hexcel Corp., Active Aero Group and Tinnerman Palnut LLC.

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

The following table sets forth our summary historical consolidated financial data for the periods indicated. This summary historical financial data as of the end of and for the fiscal years 2002 through 2004 is derived from our consolidated financial statements as of and for those years. Our fiscal year is based on a 52 or 53 week period ending on the Saturday closest to each December 31. Those consolidated financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and are included elsewhere in this prospectus. The pro forma information of Holdings and American Tire for 2004 takes into account the acquisition and related transactions and the Big State and Target Tire acquisitions as if each had occurred on the first day of our 2004 fiscal year. This summary historical data for the fiscal quarter ended April 2, 2005 is derived from our unaudited consolidated financial statements for that period. This successor company summary historical data is as of and for the period from April 2, 2005 through July 2, 2005 and reflects the acquisition and related transactions. The pro forma information for the aggregate six-month period ended July 2, 2005 takes into account the acquisition and related transactions as if each had occurred on January 1, 2005. Unless otherwise stated, the pro forma amounts presented below represent those of Holdings. The following summary historical consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Statements” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Fiscal Year			Pro Forma Fiscal Year 2004 (unaudited)	Fiscal Quarter Ended April 2, 2005 (unaudited)	Successor Company Period from April 2, 2005- July 2, 2005 (unaudited)	Pro Forma Six Months Ended July 2, 2005
Statement of Operations Data:	2002	2003	2004 (1)
	(dollars in thousands)
Net sales	$1,062,015	$1,114,410	$1,282,069	$1,393,711	$354,339	$400,187	$754,526
Cost of goods sold	868,750	910,905	1,043,793	1,131,873	290,488	337,036	622,832

Gross profit	193,265	203,505	238,276	261,838	63,851	63,151	131,694
Selling, general and administrative expenses	161,914	162,351	183,235	215,700	52,653	55,399	112,232
Transaction expenses	—	—	—	—	28,211	95	—

Operating income	31,351	41,154	55,041	46,138	(17,013)	7,657	19,462
Other income (expense), net:
Interest expense	(18,705)	(14,071)	(13,371)	(48,837)	(3,682)	(13,402)	(25,124)
Gain on repurchase of Series D senior notes	49,759	—	—	—	—	—	—
Other income (expense), net	288	93	(393)	(394)	(252)	(45)	(297)

Income (loss) from continuing operations before income taxes	62,693	27,176	41,277	(3,093)	(20,947)	(5,790)	(5,959)
Provision (benefit) for income taxes	24,783	11,089	16,236	(1,069)	(6,620)	(2,317)	(2,371)

Income (loss) from continuing operations	37,910	16,087	25,041	$(2,024)	(14,327)	(3,473)	$(3,588)

Loss from discontinued operations, net of income tax benefit	(483)	(82)	—		—	—

Net income (loss)	$37,427	$16,005	$25,041		$(14,327)	$(3,473)

Balance Sheet Data:
Cash and cash equivalents	$2,693	$3,326	$3,334			$4,306
Working capital (6)	83,073	98,997	133,720			168,840
Total assets	411,270	419,003	556,295			1,136,469
Total American Tire debt (7)	196,400	182,716	233,919			461,885
Total Holdings debt (7)	—	—	—			41,310
Total redeemable preferred stock (8)	11,035	10,535	9,535			17,666
Total shareholders’ equity	16,489	32,494	57,765			219,158

Other Financial Data:
Cash flows provided by (used in):
Operating activities	$15,265	$17,657	$25,709	$—	$10,356	$(22,084)
Investing activities	13,413	(1,929)	(63,302)	—	(1,438)	(440,338)
Financing activities	(30,116)	(15,095)	37,601	—	(8,749)	463,225
Depreciation and amortization (2)	8,610	6,957	6,781	29,435	1,738	5,445
Capital expenditures (3)	2,059	2,491	4,379	—	1,574	1,597
EBITDA (4)	40,249	48,204	61,429	—	—	—
Indenture EBITDA (5)	—	—	—	—	13,865	19,386

(1)	In July 2004, American Tire acquired Big State and in September 2004, it acquired Target Tire. Each transaction was accounted for using the purchase method of accounting.
(2)	American Tire adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” effective January 1, 2002 and accordingly, goodwill amortization was discontinued.
(3)	Excludes capital expenditures financed by debt.
(4)	We evaluate liquidity based on several factors, of which the primary financial measure is earnings from continuing operations before interest, taxes, depreciation and amortization, or EBITDA. We present EBITDA because we consider it a useful analytical tool for measuring our ability to generate cash flow and to service or incur indebtedness. EBITDA should not be considered an alternative to, or more meaningful than, cash flows from continuing operations as a measure of liquidity in accordance with accounting principles generally accepted in the United States. EBITDA as calculated and presented here may not be comparable to EBITDA as calculated and presented by other companies. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

The following table reconciles net cash provided by continuing operating activities to EBITDA:

	Fiscal Year
	2002	2003	2004
	(dollars in thousands)
Net cash provided by continuing operating activities:	$15,265	$17,657	$25,709
Changes in assets and liabilities	2,491	14,405	9,345
Deferred income tax expense	(22,570)	(6,915)	(1,847)
Interest Expense	18,705	14,071	13,371
Income Taxes	24,783	11,089	16,236
Provision for Doubtful accounts	(2,036)	(907)	(320)
Amortization of other assets	(1,221)	(1,208)	(1,156)
Stock-based compensation expense	—	—	—
Provision for obsolete inventory	4,832	12	91

EBITDA	$40,249	$48,204	$61,429

(5)	The covenants under our floating and fixed rate notes and Holdings’ senior discount notes are tied to ratios based on Indenture EBITDA, referred to as Consolidated Cash Flows in the indenture, and restrict our ability to incur additional indebtedness and to issue preferred stock. The presentation of Indenture EBITDA, a non-GAAP financial measure, and ratios based thereon do not comply with accounting principles generally accepted in the United States because they are adjusted to exclude certain cash expenses, including recurring expenses. We present Indenture EBITDA as it is used to determine our compliance with covenants contained in the related indentures governing our notes. Indenture EBITDA as used herein represents income (loss) from continuing operations before interest expense, provision (benefit) for income taxes, depreciation and amortization and is further adjusted to exclude certain non-recurring and other adjustments permitted in calculating covenant compliance under the indentures (see Consolidated Cash Flow under “Certain Definitions” in the Description of Notes). We believe that the inclusion of this supplementary information is necessary for investors to understand our ability to comply with the financial covenants and debt service of the notes. The table below reconciles Indenture EBITDA to net cash provided by continuing operating activities.

	Fiscal Quarter Ended April 2, 2005	Successor Company Period from April 2, 2005- July 2, 2005 (unaudited)
Net cash provided by continuing operating activities:	$10,356	$(22,084)
Changes in assets and liabilities	(13,518)	23,902
Deferred income tax expense	—	1,599
Interest expense	3,682	13,402
Income taxes	(6,620)	(2,317)
Provision for doubtful accounts	(279)	(195)
Amortization of other assets	(232)	(1,386)
Stock-based compensation expense	(8,584)	—
Provision for obsolete inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..	(332)	136
Transaction expenses	28,211	95
Inventory adjustment amortization	—	4,692
Other	1,181	1,542

Indenture EBITDA	$13,865	$19,386

(6)	Working capital is defined as current assets less current liabilities.

(7)	Total debt is the sum of current maturities of long term debt, non-current portion of long-term debt and capital lease obligations.

(8)	For the period from April 2, 2005 through July 2, 2005, total redeemable preferred stock represents the sum of the 8% cumulative mandatorily redeemable preferred stock and Series B preferred stock issued by us.

RISK FACTORS

You should carefully consider the risks described below and other information contained in this prospectus before making an investment decision. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. Any of the events discussed in the risk factors below may occur. If they do, our business, results of operations or financial condition could be materially adversely affected. In such an instance, the trading price of our securities could decline, and you might lose all or part of your investment.

Risks Relating to the Notes

Our substantial leverage may impair our financial condition, and we may incur significant additional debt.

We have a substantial amount of debt. As of July 2, 2005, Holdings had $503.2 million of total debt (including American Tire’s $461.9 million of debt) and American Tire had $461.9 million of total debt. At such date $171.9 million of American Tire’s debt and Holdings’ guarantee of its obligations under the amended and restated credit facility have been secured. In addition, American Tire has provided guarantees on certain leases of Winston Tire Company, a company American Tire previously owned. Our obligation under these guarantees was $10.7 million at July 2, 2005. In addition, we were able to borrow up to an additional $98.9 million under the amended and restated credit facility, subject to customary borrowing conditions, including satisfaction of a borrowing base. We also have a significant amount of other contractual commitments to make cash payments, principally consisting of lease payments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations For Fiscal Years 2004, 2003 and 2002—Liquidity and Capital Resources—Contractual Commitments.” See “Capitalization” for additional information.

Our substantial debt could have important consequences to you, including:

•	our ability to obtain additional financing, whether for working capital, acquisitions, capital expenditures, or other purposes, may be impaired;

•	a substantial portion of our cash flow from operations will be required for debt service, thereby reducing funds available to us for our operations, capital expenditures and acquisitions and making it more difficult for us to satisfy our obligations with respect to the notes;

•	certain of our debt, contains financial and other restrictive covenants which, if breached, would result in an event of default under such debt;

•	increasing our vulnerability to general adverse economic and industry conditions by making it more difficult for us to react quickly to changing conditions;

•	exposing us to risks inherent in interest rate fluctuations because a substantial portion of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

These limitations and consequences may place us at a competitive disadvantage to other less leveraged competitors.

Subject to specified limitations, the amended and restated credit facility and the indentures governing the notes permit us and our subsidiaries to incur substantial additional debt, a portion of which may be secured. If new debt is added to our and our subsidiaries’ current debt levels, the risks described above could intensify. See “Description of Other Indebtedness,” “Description of the Notes— Description of the Operating Company Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens,” and “—Description of the Holdings Senior Discount Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” for additional information.

We will require a significant amount of cash, and our ability to generate sufficient cash depends upon many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt and to fund working capital needs and planned capital expenditures and acquisitions depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. For example, our need to stock substantial inventory could increase our working capital needs. We cannot assure you that our business will continue to generate cash flow from operations at current levels or that our cash needs will not increase. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other needs, we may have to refinance all or a portion of our existing debt or obtain additional financing or reduce expenditures that we deem necessary to our business. We cannot assure you that any refinancing of this kind would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations to you under the notes.

Your right to receive payments on the floating rate notes and fixed rate notes and the related subsidiary guarantees is effectively junior to certain other debt.

The floating rate notes and fixed rate notes and the related subsidiary guaranties are, respectively, American Tire’s and the subsidiary guarantors’ unsecured, senior obligations, and rank equally with any of its and the subsidiary guarantors’ unsecured and unsubordinated debt and other liabilities and senior to any of its and the subsidiary guarantors’ subordinated debt. The floating rate notes and fixed rate notes and the related subsidiary guaranties are effectively subordinated to all of, respectively, our, Holdings’ and the subsidiary guarantors’ secured debt, including debt under the amended and restated credit facility, to the extent of the value of the assets securing such debt. Holdings’ guarantee of these notes is contractually subordinated to all of its other debt. Debt under the amended and restated credit facility is secured by a lien on substantially all of our, Holdings’ and its significant subsidiaries’ (which includes the subsidiary guarantors) assets including our capital stock, our inventory and accounts receivable. See “Description of Other Indebtedness.” The floating rate notes and fixed rate notes are effectively subordinated to all liabilities of any of American Tire’s subsidiaries that do not guarantee the floating rate notes and fixed rate notes. In addition, we have granted purchase money liens on our inventory to certain of our most significant vendors to secure our obligations to pay for such inventory. As a result, our obligations under the floating rate notes and fixed rate notes are effectively subordinated to those obligations to the extent of the value of the collateral securing them. The indentures relating to the floating rate notes and fixed rate notes permit us to incur additional secured debt (and secured trade payables) and to permit American Tire’s non-guarantor subsidiaries to incur liabilities, subject to certain limitations. See “Description of the Notes—Description of the Operating Company Notes.” As of July 2, 2005, we had approximately $171.9 million of secured debt outstanding and $39.5 million of other secured obligations (other than senior debt), principally trade payables.

Holdings is the sole obligor under the Holdings senior discount notes, and its subsidiaries, including American Tire, will not guarantee Holdings’ obligations under the Holdings senior discount notes and do not have any obligation with respect to the Holdings senior discount notes; in case of a default under our debt instruments, American Tire will not be permitted to pay dividends to Holdings to fund cash interest payments on or mandatory redemptions of Holdings senior discount notes because the Holdings senior discount notes are structurally subordinated to the debt and liabilities of Holdings’ subsidiaries, including American Tire, and are effectively subordinated to any of Holdings’ future secured debt.

Holdings is a holding company that has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. Holdings’ subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the Holdings senior discount notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. American Tire’s ability to generate sufficient cash from operations to make distributions to Holdings will depend upon its future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. In addition, American Tire’s ability to make distributions to Holdings is subject to restrictions in its various debt instruments. For example, the indentures governing the fixed rate notes and floating rate notes permit payment of dividends to Holdings to satisfy its interest payments (beginning two years after issuance of the outstanding Holdings senior discount notes when such payments must be made in cash) and the mandatory redemption of Holdings senior discount notes in 2010, as well as any required payments on the Series B preferred stock, but only if there is no default or event of default under the applicable indenture at such time. The indentures otherwise limit the amount of “restricted payments,” including dividends, that American Tire can make to an amount generally equal to 50% of its net income (as defined), subject to satisfaction of certain other tests and certain exceptions. Our amended and restated credit facility only permits dividends to Holdings to fund interest so long as American Tire is in compliance with all covenants and not in default under the credit agreement. As described above, our ability to generate net income will depend upon various factors that may be beyond our control. Our interest expense will increase as a result of the acquisition and related transactions and, because a substantial portion of our debt bears variable rates of interest, our interest expense could increase further in the future. American Tire may not generate sufficient cash flow from operations or be permitted by the terms of our debt instruments to pay dividends or distributions to Holdings in amounts sufficient to allow it to pay cash interest on the parent company notes. If Holdings is unable to meet its debt service obligations, it could attempt to restructure or refinance its indebtedness or seek additional equity capital. We cannot assure you that Holdings will be able to accomplish these actions on satisfactory terms, if at all. A default under the Holdings senior discount notes could result in an acceleration of all outstanding loans under our amended and restated senior credit facility which, in turn, would trigger a cross-default under the notes.

The Holdings senior discount notes are structurally subordinated to all debt and liabilities, including trade payables, of Holdings’ subsidiaries, including American Tire. Holders of the Holdings senior discount notes are only entitled to participate with all other holders of Holdings’ indebtedness and liabilities in the assets of Holdings’ subsidiaries remaining after Holdings’ subsidiaries have paid all of their debt and liabilities. Holdings’ subsidiaries may not have sufficient funds or assets to permit payments to Holdings in amounts sufficient to permit Holdings to pay all or any portion of its indebtedness and other obligations, including its obligations on the Holdings senior discount notes. At July 2, 2005, Holdings’ subsidiaries had total debt of $461.9 million and $315.8 million of other liabilities excluding the deferred tax liability. On July 2, 2005, Holdings’ subsidiaries had $149.5 million of additional borrowing capacity under its amended and restated credit facility of which $98.9 million is available to be drawn upon. The indentures and the amended and restated credit facility permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness, and do not limit the ability of Holdings’ subsidiaries to incur other liabilities. See “Description of Other Indebtedness”, “Description of the Notes—Description of the Operating Company Notes” and “—Description of the Holdings Senior Discount Notes.” The Holdings senior discount notes is also structurally junior to our and Holdings’ secured debt including Holdings’ guarantee of the amended and restated credit facility, as holders of such secured debt have claims that are prior to claims of holders of the Holdings senior discount notes to the extent of the value of the assets securing that other debt. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us and Holdings, holders of secured debt will have a prior claim to the assets that constitute their collateral. We and Holdings are permitted to incur secured debt under the terms of our debt instruments subject to certain conditions.

Covenant restrictions under our debt may limit our ability to operate our business and, in such an event, we and Holdings may not have sufficient assets to pay amounts due to you on the notes.

The terms of the amended and restated credit facility, the notes indentures, and the other agreements governing our debt impose certain operating and financial restrictions on us that may restrict our ability to finance future operations, acquisitions or capital needs or to engage in other business activities. Such restrictions affect, and in many respects limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	make certain investments and acquisitions;

•	create liens on our assets;

•	create restrictions on the payment of dividends or other amounts due;

•	enter into transactions with affiliates;

•	transfer or sell assets; and

•	merge, consolidate or sell substantially all of our assets.

The amended and restated credit facility requires us to meet a fixed charge coverage ratio if we do not have at least $25.0 million available to be drawn down under the revolving credit facility. The restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise could restrict our corporate activities. Such restrictions could adversely affect our ability to finance our future operations and capital needs or to engage in other business activities that would be in our interest or the interest of the noteholders. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet that financial ratio or our other covenants. We cannot assure you that we will meet that test or that the lenders will waive any failure to meet that test. A breach of this covenant or our other covenants could result in an event of default under the amended and restated credit facility. In that event, the lenders under the amended and restated credit facility could terminate all commitments to lend and elect to declare all amounts borrowed thereunder, together with accrued interest, to be immediately due and payable. If we were unable to repay such borrowings, the lenders could proceed against the collateral pledged to them. If the debt under the amended and restated credit facility were to be accelerated, there can be no assurance that our assets would be sufficient to repay such debt and the notes in full. As a result, you may receive less than the full amount you would be otherwise entitled to receive on the notes. See “ Description of the Other Indebtedness,” “Description of the Notes—Description of the Operating Company Notes” and “—Description of the Holdings Senior Discount Notes” for additional information.

Fraudulent transfer statutes may limit your rights as a holder of the notes.

Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

•	avoid all or a portion of our obligations to holders of the notes;

•	subordinate our obligations to holders of the notes to our other existing and future debt, entitling other creditors to be paid in full before any payment is made on the notes; and

•	take other action detrimental to holders of the notes, including invalidating the notes.

In that event, we cannot assure you that you would ever be repaid.

Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

•	issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than fair consideration or reasonably equivalent value for incurring the debt represented by the notes; and

(1)	were insolvent or were rendered insolvent by reason of the issuance of the notes;

(2)	were engaged, or were about to engage, in a business or transaction for which our assets were unreasonably small; or

(3)	intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. To the extent that proceeds of the offering of the outstanding notes was used to make payments to our former stockholders, a court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the debt represented by the outstanding notes. If so, a court could find that we are not receiving fair consideration or reasonably equivalent value for the incurrence of the new notes for which the outstanding notes are being exchanged in the exchange offer.

The measure of insolvency for purposes of the foregoing considerations will vary depending on the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

•	the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

We cannot assure you what standard a court would apply in determining our solvency and whether it would conclude that we were solvent when we incurred our obligations under the notes.

Our obligations under the floating rate notes and the fixed rate notes is guaranteed by all of America Tire’s existing domestic subsidiaries (other than immaterial subsidiaries), and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, because the guarantees were incurred for our benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor’s obligation under its guarantee, subordinate the guarantee to the other debt of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under the indentures are limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

American Tire may not be able to make the change of control offer required by the indentures.

Upon a change of control, subject to certain conditions, American Tire will be required to make an offer to repurchase all outstanding floating rate notes and fixed rate notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for that purchase of notes will be American Tire’s available cash or cash generated from its subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of floating rate notes and fixed rate notes tendered. In addition, the amended and restated credit facility limits our ability to repurchase floating rate notes and fixed rate notes and provides that certain change of control events will constitute an event of default thereunder. Our future debt agreements may contain similar restrictions and provisions. If the holders of the floating rate notes and fixed rate notes exercise their right to require American Tire to repurchase all of the floating rate notes and fixed rate notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the floating rate notes and fixed rate notes or that restrictions in our senior credit facilities and the indentures will not allow such repurchases. See “Description of the Notes—Description of the Operating Company Notes—Change of Control” and “Description of Other Indebtedness” for additional information.

Holdings may not be able to make the change of control offer required by the applicable indenture.

Upon a change of control, Holdings is required to offer to repurchase all outstanding Holdings senior discount notes at 101% of the accreted value thereof, plus accrued and unpaid interest (if after April 1, 2007)

if any, to the date of repurchase. The source of funds for that purchase of notes will be Holdings’ available cash or cash generated from Holdings’ subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of Holdings senior discount notes tendered. Holdings does not have, and may not in the future have, any assets other than ownership interests in American Tire. As a result, Holdings’ ability to repurchase all or any part of the Holdings senior discount notes upon the occurrence of a change in control will be dependent upon the receipt of dividends or other distributions from Holdings’ direct and indirect subsidiaries. The amended and restated credit facility and the indentures governing our floating rate notes and fixed rate notes limit American Tire’s ability to pay dividends or make any other distributions to Holdings. If we and Holdings do not obtain the consent of the lenders under the amended and restated credit facility to permit the repurchase of the Holding senior discount notes, Holdings will likely not have the financial resources to purchase the Holdings senior discount notes upon the occurrence of a change of control and Holdings’ subsidiaries will be restricted by the terms of the amended and restated credit facility from paying dividends to Holdings or otherwise lending or distributing funds to Holdings for the purpose of such purchase. In any event, there can be no assurance that Holdings’ subsidiaries will have the resources available to pay such dividends or make any such distribution. Furthermore, the amended and restated credit facility provides that certain change of control events will constitute a default thereunder and the indentures governing the floating rate notes and the fixed rate notes provide that, in the event of a change of control, American Tire will be required to offer to repurchase its floating rate and fixed rate notes at the price specified therefor after such change of control and will not be permitted to distribute dividends to Holdings prior to consummation of such offer. Holdings’ failure to make a change of control offer when required or to purchase tendered notes when tendered would constitute an event of default under the Holdings senior discount notes. Our future debt agreements may contain similar restrictions and provisions. If the holders of the Holdings senior discount notes exercise their right to require Holdings to repurchase all of the Holdings senior discount notes upon a change of control, the financial effect of this repurchase could cause a default under American Tire’s other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the Holdings senior discount notes or that restrictions in the amended and restated credit facility or the indentures governing the floating rate notes and the fixed rate notes will not allow such repurchases. See “Description of the Notes—Description of the Holdings Senior Discount Notes” and “Description of Other Indebtedness” for additional information.

Holders of Holdings senior discount notes are required to include original issue discount in their gross income for U.S. federal income tax purposes.

The new Holdings senior discount notes will be issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the Holdings senior discount notes prior to April 1, 2007, original issue discount (the difference between the stated redemption price at maturity and the issue price of the new notes) will accrue from the issue date of the new Holdings senior discount notes. Consequently, a U.S. holder of a new Holdings senior discount note will have ordinary income for tax purposes arising from such original issue discount on which it must pay tax regardless of whether cash is received in respect of such income. See “Certain United States Federal Income Tax Considerations—Taxation of U.S. Holders—Original Issue Discount on New Senior Discount Notes.” If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code after the issuance of the new Holdings senior discount notes, the claim of a holder of any of the Holdings senior discount notes with respect to the principal amount thereof may be limited to an amount equal to the sum of: (x) the initial offering price allocable to the Holdings senior discount notes; and (y) that portion of the original issue discount which is not deemed to constitute “unmatured interest” for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would likely constitute “unmatured interest.” Accordingly, holders of the Holdings senior discount notes under such circumstances may, even if sufficient funds are available, receive a lesser amount than they would be entitled to under the express terms of the related indenture. In addition, there can be no assurance that a bankruptcy court would compute the accrual of interest under the same rules as those used for the calculation of original issue discount under federal income tax law and, accordingly, a holder of Holdings senior discount notes might be required to recognize gain or loss in the event of a distribution related to such a bankruptcy case.

There is no established trading market for the notes that may make it difficult for you to sell or pledge your notes.

Prior to the offering of the notes, there was no public market for the notes. We cannot assure you that an active trading market will develop for the notes or that the holders of the notes will be able to sell their notes. In addition, future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, and the market for similar securities, which could cause the notes to trade at a price lower than their initial offering price. If a market for the notes does not develop, you will not be able to resell your notes for an extended period of time, if at all. Moreover, if markets for the notes do develop in the future, we cannot assure you that these markets will continue indefinitely or that the notes can be sold at a price equal to or greater than their initial offering price. We do not intend to apply for listing of the notes on any securities exchange. See “Notice to Investors.”

The liquidity of, and trading market for, the notes may also be materially and adversely affected by declines in the market for high yield securities generally. Historically, the market for high yield securities has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. A decline or disruption in the high yield markets generally may materially and adversely affect the liquidity and price of the notes, independent of our financial performance and prospects.

You may have difficulty selling any outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for the new notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your outstanding notes. Those transfer restrictions are described in the indentures governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

If a large number of outstanding notes are exchanged for new notes issued in the exchange offer, it may be more difficult for you to sell your outstanding notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to exchange your outstanding notes for registered notes or to have those outstanding notes registered under the Securities Act. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes” for a discussion of the possible consequences of failing to exchange your notes.

Risks Relating to Our Company

We depend on our relationships with our vendors and a disruption of these relationships or of our vendors’ operations could have an adverse effect on our business and results of operations.

There are a limited number of tire manufacturers worldwide and, accordingly, we rely on a limited number of tire manufacturers for our products, including flag and associate brands as well as our private label brands. Our business depends on developing and maintaining productive relationships with these vendors. In particular, we rely on Michelin and Goodyear, our top two suppliers, who supplied 37.7% and 19.7%, respectively, of the tires we sold in 2004. Although in most cases we have long term relationships with these manufacturers, our contracts with all but one of our suppliers are short term in nature, and there can be no assurance that these suppliers will continue to supply products to us on favorable terms, or at all. In addition, our growth strategy depends on our ability to make selective acquisitions. Our vendors may not be willing to supply the companies we acquire, which could have a material adverse effect on our business. Furthermore, in the event that any of our vendors were to experience financial, operational, production, supply, labor or quality assurance difficulties that resulted in a reduction or interruption in our supply, or if they otherwise failed to meet our manufacturing requirements, we could be materially adversely affected. In addition, our failure to promptly pay or order sufficient quantities from our vendors may result in an increase in the cost of the products we purchase or a reduction in cooperative advertising and marketing funds or may lead to vendors refusing to sell products to us at all. To the extent that we would be required to find replacements for our manufacturers, a change in manufacturers could result in cost increases, time delays in deliveries and a loss of customers, any of which could have a material adverse effect on us. Finally, although the majority of tires manufactured by the major tire manufacturers are sold to the replacement tire market, the manufacturers pay disproportionate attention to automobile companies that purchase tires for use as original equipment on vehicles sold to consumers. Increased demand from the automobile companies could also result in cost increases and time delays in deliveries from manufacturers to us, any of which could have a material adverse effect on us.

While the independent tire outlet share of the replacement tire market has been relatively stable in the recent past, the share of larger dealers has grown at the expense of smaller tire dealers. Our business would be adversely affected if the vendors determined that, due to the increasing size of such dealers, they could deal directly with such dealers.

Our business could be adversely affected by consolidation among customers as it may reduce our importance as a holder of sizable inventory, thereby reducing our revenues and earnings.

Our success has been dependent, in part, on the fragmented customer base in our industry. Because of the small size of most customers, they cannot support substantial inventory positions and thus we fill an important role as our size permits us to maintain a sizable inventory. We generally do not have long term contracts with our customers and they can cease doing business with us at any time. If a trend towards consolidation among customers develops in the future, it could reduce our importance and reduce our revenues, margins and earnings. While the independent tire outlet share of the replacement tire market has been relatively stable in the recent past, the share of larger dealers has grown at the expense of smaller tire dealers. If that trend continues, the number of dealers able to handle sizable inventory could increase, reducing the importance of distributors to the independent dealer market.

We would also be adversely affected if other channels in the replacement tire market, including mass merchandisers and wholesale clubs, gain market share from the independent tire outlet channel. Our market share in those other channels is lower, as these channels are generally sizable enough to deal directly with vendors.

The industry in which we operate is highly competitive, and our failure to effectively compete may adversely affect our results of operations and our ability to service our debt obligations.

The industry in which we operate is highly competitive, and some of our competitors have resources greater than ours. Tire manufacturers distribute tires to the retail market by direct shipments to independent tire outlets, national retail chains and manufacturer owned retail stores as well as through shipments to independent wholesale distributors. A number of independent wholesale tire distributors also compete in the regions in which we do business. Most of our customers buy products from our competitors and us. Although we believe that we have been able to compete successfully in our markets to date, there can be no assurance that we will be able to continue to do so in the future. See “Business—Competition.”

The automotive replacement tire industry is subject to cycles in the general economy. A downturn in the economy could reduce consumer spending on our products which could decrease our net sales and operating margins.

A downturn in the economy may delay or reduce consumer purchases of our products and services or lead consumers to purchase more associate or private label brands and reduce spending on higher margin products, which could adversely affect our revenues, cash flow and profits. Sales in our industry declined in 2001 due in part to the recession as well as the effect of the Firestone recall in 2000, and sales in our industry have declined on an annual basis in prior recessions. A slowdown in economic activity could adversely affect our results. Many factors affect the level of consumer spending on replacement tires, including, among others, general business conditions, interest rates, gasoline prices, the availability of consumer credit and consumer confidence in future economic conditions. While the number of automobiles registered in the United States has steadily increased over time, should a reduction in the number of automobiles driven by automobile owners or a reduction in new car purchases occur, it would adversely affect the demand for our products.

Our business is subject to seasonal and other fluctuations that affect our cash flows which could affect our ability to service our debt during certain periods.

Demand for tires tends to fluctuate from quarter to quarter, with the highest demand generally from March through October of each calendar year and the lowest demand typically from November through February of each calendar year. In addition, the popularity, supply and demand for particular tire products may change from year to year based on consumer confidence, the volume of tires reaching the replacement tire market, the level of personal discretionary income and other factors. Local economic, weather, transportation and other conditions also affect the volume of tire sales, on both a wholesale and retail basis. Such fluctuations may adversely affect our cash flows and our ability to service our debt in certain periods.

We are currently implementing the migration of critical financial functions to a new computer system. If this transition is not successful, our business and operations could be disrupted and our operating results would be harmed.

We are currently implementing a three year conversion of our computer system to Oracle. We have already implemented the general ledger as well as the accounts payable function and a portion of the inventory function on Oracle but still must transition other key functions. We cannot be sure that the transition will be fully implemented on a timely basis, if at all. If we do not successfully implement this project, our operations may be disrupted and our operating results could be harmed. Even if the integration is completed on time, the new system may not operate as we expect it to. In addition, we may have to expend significant resources to find an alternative source for performing these functions and we cannot guarantee this would be accomplished in a timely manner or without significant additional disruption to our business.

If we experience problems with our fleet of trucks or are otherwise unable to make timely deliveries of our products to our customers, our business and reputation could be harmed.

We use a fleet of trucks to deliver our products to our customers, most of which are leased from third parties. We are subject to the risks associated with providing trucking services, including inclement weather, disruptions in the transportation infrastructure, disruptions in our lease arrangements, availability and price of fuel, and liabilities arising from accidents to the extent we are not covered by insurance. Our failure to deliver tires and other products in a timely and accurate manner could harm our reputation and brand, which could have an adverse effect on our business.

Our business could be adversely affected by the current high price of fuel and any further increases in the price of fuel.

Both the industry in which we operate and our distribution methods are affected by the availability and price of fuel. Because we use a fleet of trucks to deliver tires and other products to our customers, the current high price of fuel or any further increases in the price of fuel may cause us to incur increased costs in operating our fleet, which may have an adverse effect on our business, financial condition and results of operations.

Our growth strategy of identifying and consummating acquisitions and expanding our services into new regions entails integration, financing and other risks, including expenditures associated with developing a distribution infrastructure with new distribution centers and routes.

As part of our business strategy, we have expanded, and intend to expand, our operations through selective acquisitions. This growth strategy entails risks inherent in identifying desirable acquisition candidates, in integrating the operations of acquired businesses into our existing operations and risks relating to potential unknown liabilities associated with acquired businesses. In addition, we may not be able to finance a desirable acquisition or to pay as much as our competitors because of our leveraged financial condition, restrictions under the instruments governing our debt or general economic conditions.

In connection with future acquisitions, we may assume the liabilities of the companies we acquire. These liabilities could materially and adversely affect our business. Difficulties that we may encounter in integrating the operations of acquired businesses could also have a material adverse effect on our results of operations and financial condition. Moreover, we may not realize any of the anticipated benefits of an acquisition and integration costs may exceed anticipated amounts. While our most recent acquisitions have been successfully integrated to-date, our prior management experienced significant difficulties in integrating an acquisition several years ago. Difficulties with that entity, as well as problems with an information technology upgrade, led to the restructuring of our debt in 2002 described elsewhere in this prospectus.

The launch of our distribution services into new regions will require expenditures to develop a distribution infrastructure, including new distribution centers and routes, and we generally do not expect to achieve profitability from new regions for a period of time. We may also face competition from existing distributors in those regions that could reduce the benefits we anticipate from such expansion.

We could be subject to product liability, personal injury or other litigation claims which could have an adverse effect on our business, financial condition and results of operations.

Purchasers of our products, or their employees or customers, could be injured or suffer property damage from exposure to, or defects in, products we sell or distribute, or have sold or distributed in the past, and we could be subject to claims, including product liability or personal injury claims and claims due to injuries caused by our truck drivers. These claims may not be covered by insurance and vendors may be unwilling or unable to satisfy their indemnification obligations to us with respect to these claims. As a result, the defense, settlement or successful assertion of any future product liability, personal injury or other litigation claims could cause us to incur significant costs and could have an adverse effect on our business, financial condition, results of operations or cash flows.

Loss of key personnel and/or failure to attract and retain highly qualified personnel could make it more difficult for us to generate cash flow from operations and service our debt.

We are dependent on the continued services of our senior management team. We may not be able to retain our existing senior management, fill new positions or vacancies created by expansion or turnover or attract additional senior management personnel. We believe the loss of such key personnel could adversely affect our financial performance. In addition, our ability to manage our anticipated growth will depend on our ability to identify, hire and retain qualified management personnel. We cannot assure you that we can attract and retain sufficient qualified personnel to meet our business needs. See “Management—Directors and Executive Officers.”

The interests of our controlling shareholder may be in conflict with your interests as a holder of notes.

Investcorp and its co-investors own a majority of the voting power of our common stock and have the ability to elect a majority of our board of directors and generally to control our affairs and policies. Circumstances may occur in which the interests of our controlling shareholders could be in conflict with the interests of the holders of the notes. For example, our controlling shareholders may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in our company, even though those transactions may involve risks to you as a holder of the notes. See “Security Ownership of Certain Beneficial Owners” and “Certain Relationships and Related Transactions and Management and Related Stockholder Matters.”

Our business strategy relies increasingly upon online commerce and we may not be able to adapt to rapid technological change.

Customers’ access to our website directly affects the volume of orders we fulfill and thus affects our revenues. Approximately 36.0% of our orders in 2004 were placed online, up from 7.0% in 2001. We expect our internet generated business to continue to grow as a percentage of overall sales. Technology in the online commerce industry changes rapidly. Customer functionality requirements and preferences also change. Competitors often introduce new products and services with new technologies, all of which could render our existing website and proprietary technology obsolete. To succeed, we must continually enhance website responsiveness, functionality and features, acquire and license leading technologies, enhance our existing services and respond to technological advances and emerging industry standards and practices on a cost effective and timely basis. If we do not adapt quickly enough to changing customer requirements and industry standards, there could be a decline in online orders and a decrease in net sales.

If we are not able to adequately implement the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and are the subject of sanctions or investigation, our results of operations and our ability to provide timely and reliable financial information may be adversely affected.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related regulations implemented by the SEC and the Public Company Accounting Oversight Board, or PCAOB, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We will be evaluating our internal control over financial reporting to allow management to report on, and our registered independent public accounting firm to attest to, our internal control over financial reporting. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, which we are required to comply with in our annual report which we will file in 2007 for our 2006 fiscal year. As a result, we expect to incur substantial additional expenses and diversion of management’s time. While we anticipate being able to fully implement the requirements relating to internal control over financial reporting and all other aspects of Section 404 by our deadline, we cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities such as the SEC or the PCAOB. Any such action could adversely affect our financial results or investors’ confidence in our company and could cause the price of our securities to fall. In addition, if we fail to develop and maintain effective controls and procedures, we may be unable to provide the financial information in a timely and reliable manner.

NOTICE TO INVESTORS

The notes described in this prospectus have not been recommended by or approved by the Securities and Exchange Commission, or the SEC, or any other federal or state securities commission or regulatory authority, nor has the SEC or any such state securities commission or authority passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

You should not construe the contents of this prospectus as investment, legal or tax advice. You should consult your counsel, accountant and other advisors as to legal, tax, business, financial and related aspects of a purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under appropriate legal investment or similar laws.

In making an investment decision regarding the notes offered by this prospectus, you must rely on your own examination of our company and the terms of this exchange offer, including, without limitation, the merits and risks involved. This exchange offer is being made on the basis of this prospectus.

The information contained in this prospectus has been furnished by us and other sources we believe to be reliable. This prospectus contains summaries, believed to be accurate, of some of the terms of specific documents, but reference is made to the actual documents, copies of which will be made available upon request, for the complete information contained in those documents.

No person is authorized in connection with any exchange offer made by this prospectus to give any information or to make any representation not contained in this prospectus, and, if given or made, any other information or representation must not be relied upon as having been authorized by us. The information contained in this prospectus is as of the date hereof and subject to change, completion or amendment without notice. Neither the delivery of this prospectus at any time nor any subsequent commitment to enter into any financing shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or in our affairs since the date of this prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans, future industry growth and objectives of management for future operations, are forward looking statements. In addition, forward looking statements generally can be identified by the use of forward looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in these forward looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations, or “cautionary statements,” are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward looking statements included in this prospectus. All subsequent written and oral forward looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

Any forward looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

INDUSTRY AND MARKET DATA

Some of the market and industry data contained in prospectus are based on independent industry publications or other publicly available information, while other information is based on internal company sources. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified, and we cannot assure you as to the accuracy or completeness of this information. As a result, you should be aware that the market industry data contained in this prospectus, and beliefs and estimates based on such data, may not be reliable. Unless otherwise indicated, all industry data contained in this prospectus was taken from Modern Tire Dealer and Tire Business.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

When we sold the outstanding notes, we entered into a registration rights agreement with the initial purchasers of those notes. Under the registration rights agreement, we agreed to use commercially reasonable efforts to file by July 29, 2005 a registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act. This prospectus is a part of the registration statement we have filed to satisfy our obligation. We also agreed to use commercially reasonable efforts to cause this registration statement to be declared effective by the SEC by October 27, 2005. We also agreed to keep this registration statement effective continuously for a period of not less than the minimum period required under applicable law. Under certain limited circumstances, we have also agreed to file a shelf registration statement to cover resales of the outstanding notes. If we are obligated to file a shelf registration statement, we have agreed to use commercially reasonable efforts to file the shelf registration statement on or prior to 120 days after such filing obligation arises and use commercially reasonable efforts to cause the shelf registration statement to be declared effective on or prior to 210 days after such filing obligation arises. The registration rights agreement provides that Holdings or American Tire, as applicable, are required to pay additional interest to the holders of the outstanding notes whose notes are subject to transfer restrictions if any of the following events of registration default occur:

(1)	Holdings or American Tire fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2)	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3)	unless the exchange offer shall not be permissible under applicable law or SEC policy, Holdings or American Tire fail to consummate the exchange offers (except with respect to Non-Eligible Notes) within 30 business days of the effectiveness target date with respect to the registration statement of which this prospectus is a part; or

(4)	the shelf registration statement or the registration statement of which this prospectus is a part is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of notes during the periods specified in the registration rights agreement, except for suspensions during “blackout periods” as set forth in the registration rights agreement

(each such event referred to in clauses (1) through (4) above, a “Registration Default”). Upon any Registration Default, the interest rate borne by the outstanding notes of each series affected thereby shall be increased by 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default, and shall increase by an additional 0.25% per annum at the end of each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of 1.0% per annum.

All accrued additional interest will be paid by the Issuer on each interest payment date to the holder of the outstanding global note by wire transfer of immediately available funds or by federal funds check and to holders of certificated outstanding notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

A copy of the registration rights agreement was filed on May 13, 2005 as an exhibit to the registration statement as it was filed with the SEC on that date.

Each broker-dealer that receives new notes for its own account in exchange for the outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on                     , 2005, or such later date and time to which we, in our sole discretion, extend the exchange offer.

The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the outstanding notes, except that the new notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and additional interest provisions contained in the outstanding notes.

Notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any outstanding notes;

•	if any of the conditions set forth below under “—Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

•	to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange during the extension for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

Exchange Offer Procedures

When a holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must, on or prior to the expiration date:

(1) transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Wachovia Bank, National Association, the exchange agent, at the address set forth below under the heading “—The Exchange Agent;” or

(2) if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent at the address set forth below under the heading “—The Exchange Agent.”

In addition, one of the following must occur on or prior to the expiration date:

(1) the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

(2) the exchange agent must receive a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at the Depository Trust Company, or DTC, along with the letter of transmittal or an agent’s message; or

(3) the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, referred to as a “book-entry confirmation,” which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

(1) by a holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

(2) for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

(1) reject any and all tenders of any outstanding note improperly tendered;

(2) refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful;

(3) waive any defects or irregularities as to any particular outstanding note either before or after the expiration date; and

(4) waive any conditions of the exchange offer before the expiration date, including the right to waive the ineligibility of any class of holders that seek outstanding notes in the exchange offer.

If such waiver described above constitutes a material change, such waiver must occur 5 business days prior to the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer as to any particular notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that, among other things, the person acquiring new notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes. If any holder or any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes, such holder or any such other person:

(1) may not rely on the applicable interpretations of the staff of the SEC; and

(2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for the outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue new notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any notes for exchange.

For each outstanding note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of new notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the issue date of the outstanding notes, or, if interest has been paid, the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

In all cases, we will issue new notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

(1) certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC;

(2) a properly completed and duly executed letter of transmittal or an agent’s message; and

(3) all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC as applicable. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

(1) be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or prior to the expiration date; or

(2) comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes and the holder’s notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

(1) the holder tenders the outstanding notes through an eligible institution;

(2) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3) the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send via telegram, telex, facsimile or transmission letter, a written notice of withdrawal to the exchange agent at one of the addresses set forth below under “—Exchange Agent.” Any such notice of withdrawal must:

(1) specify the name of the person having tendered the outstanding notes to be withdrawn;

(2) include a statement that the holder of the outstanding notes is withdrawing such holder’s election to have such outstanding notes exchanged;

(3) identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

(4) where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those notes without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to this account promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be retendered by following one of the procedures described under “—Exchange Offer Procedures” above at anytime on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

We are not required to accept for exchange, or to issue new notes in the exchange offer for, any outstanding notes. We may terminate or amend the exchange offer at any time before the acceptance of outstanding notes for exchange if:

(1) any federal law, statute, rule or regulation is adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

(2) any stop order is threatened or is in effect with respect to either (i) the registration statement of which this prospectus constitutes a part or (ii) the qualification of the indentures under the Trust Indenture Act of 1939, as amended;

(3) there is a change in the current interpretation by staff of the SEC which permits the new notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an “affiliate” of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes acquired in the exchange offer are acquired in the ordinary course of such holder’s business and such holder has no arrangement or understanding with any person to participate in the distribution of the new notes;

(4) there is a general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

(5) any governmental agency creates limits that adversely affect our ability to complete the exchange offer;

(6) there is any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer;

(7) there is a change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations or results of operations taken as a whole, that is or may be adverse to us; or

(8) we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the new notes to be issued in the exchange offer.

The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

The Exchange Agent

Wachovia Bank, National Association has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Main Delivery To:

Wachovia Bank, National Association

By mail, hand delivery or overnight courier:

Attention: Marsha Rice Wachovia Bank, National Association Corporate Actions – NC1153 1525 West W.T. Harris Blvd., 3C3 Charlotte, NC 28262-8522

By facsimile transmission: (for eligible institutions only) (704) 590-7628 Confirm by telephone: (704) 590-7413

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees;

•	printing fees; and

•	related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Holders who desire to tender their outstanding notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indentures, regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering memorandum dated March 31, 2005, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes as described in the offering memorandum we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Holders of the new notes and any outstanding notes which remain outstanding after consummation of the exchange offer, for each of the floating rate notes, fixed rate notes and senior discount notes, will vote together as a single class, respectively, for purposes of determining whether holders of the requisite percentage of each class have taken certain actions or exercised certain rights under the indentures. See “Description of the Notes.”

Consequences of Exchanging Outstanding Notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of those new notes, other than by any holder which is our “affiliate” within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

(1) the new notes issued in the exchange offer are acquired in the ordinary course of the holder’s business; and

(2) the holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer.

However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

(1) it is not an affiliate of ours;

(2) it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer;

(3) it is acquiring the new notes issued in the exchange offer in the ordinary course of its business; and

(4) it is not acting on behalf of a person who could not make representations (1)-(3).

Each broker-dealer that receives new notes for its own account in exchange for outstanding notes must acknowledge that:

(1) such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

(2) it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of new notes issued in the exchange offer.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

(1) may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

(2) must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

In addition, to comply with state securities laws of certain jurisdictions, the new notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the registration rights agreement that, prior to any public offering of transfer restricted notes, we will register or qualify or cooperate with the holders of the new notes and their respective counsel in connection with the registration or qualification of the notes for offer and sale under the securities laws of those states as any holder of the notes reasonably requests in writing. Unless a holder requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange outstanding notes in like principal amount. We will cancel all outstanding notes exchanged for new notes in the exchange offer.

Historical Use of Proceeds

The net proceeds from the offering of the notes ($315.5 million after deducting the initial purchasers’ discount and fees and expenses of the offering), together with borrowings under the amended and restated credit facility and proceeds of capital contributions from Holdings were used to consummate the acquisition, to repay certain of American Tire’s existing debt and to pay fees and expenses in connection with the acquisition and related transactions.

Assuming the transaction had been completed on January 1, 2005, the following table sets forth the cash sources and uses of funds, including the application of the proceeds as described in “The Acquisition” (dollars in millions):

Sources of Funds
Amended and restated credit facility (1)	$170.5
Outstanding floating rate notes and fixed rate notes	290.0
Outstanding Holdings senior discount notes	40.0
Capital lease obligations (2)	14.8
8% cumulative mandatorily redeemable preferred stock (3)	15.4
Warrants (3)	4.6
Series B preferred stock (3)	4.0
Equity contribution (4)	218.0

Total Sources of Funds	$757.3

Uses of Funds
Merger consideration (5)	$459.7
Rollover of existing debt
Current portion of long-term debt	1.7
Long-term portion of existing credit facility and other long-term debt	188.8
Accrued interest (6)	1.5
Series A preferred stock (7)	5.5
Series B preferred stock (7)	4.0
Funding of Series D senior notes	28.6
Estimated prepayment penalty on Series D senior notes (8)	1.0
Capital lease obligations (2)	14.8
Transaction bonuses and change in control payments (9)	7.7
Fees and expenses (10)	44.0

Total Uses of Funds	$757.3

(1)	In connection with the acquisition and related transactions, American Tire entered into the amended and restated credit facility, which consists of a five-year $300.0 million revolving credit facility, $155.7 million of which was drawn down at closing. The balance at January 1, 2005 was $170.5 million. Net payments of $14.8 million were made from January 1, 2005 through the closing date of March 31, 2005.
(2)	In connection with the acquisition and related transactions, capital lease obligations of $14.8 million remain outstanding, of which $0.7 million is a current liability and $14.1 million is long-term.
(3)	Amounts represent gross proceeds from the issuance by Holdings of 8% cumulative mandatorily redeemable preferred stock of $15.4 million, gross proceeds from the issuance of warrants to acquire shares of Holdings common stock of $4.6 million and the issuance of Series B preferred stock by Holdings for $4.0 million related to the cancellation of our existing Series B preferred stock.
(4)	The equity consisted of $210.0 million of gross proceeds from the sale of common stock of Holdings, which was comprised of the contribution by Investcorp, its co-investors and the co-sponsors, and management’s equity in Holdings of $8.0 million.

(5)	Assuming the acquisition and related transactions had occurred as of January 1, 2005, the merger consideration would have been as follows (dollars in millions):

Aggregate enterprise value	$710.0
Less:
Rollover of existing debt, net of cash	188.7
Funding of Series D senior notes	28.6
Estimated prepayment penalty on Series D senior notes (see note (8) below)	1.0
Redemption of Series A preferred stock	5.5
Capital lease obligations	14.8
Exchange of Series B preferred stock	4.0
Transaction bonuses and change in control payment	7.7

Merger consideration	$459.7

(6)	Reflects the payment of accrued interest on existing debt as of January 1, 2005.
(7)	In connection with the acquisition and related transactions American Tire redeemed the existing Series A preferred stock of $5.5 million and exchanged the Series B preferred stock of $4.0 million for new securities of Holdings (see (3) above).
(8)	Represents the prepayment penalty relating to the redemption of American Tire’s Series D senior notes that would have been payable if the transaction had been completed on January 1, 2005. The actual prepayment penalty was $0.5 million upon redemption in May 2005.
(9)	In connection with the acquisition and related transactions, we funded transaction bonuses and other related change in control payments of $7.7 million of which $2.4 million has been accrued on the balance sheet as of January 1, 2005.
(10)	Reflects the buyers’ transaction fees associated with the acquisition and related transactions as follows (dollars in millions):

Deferred financing costs at American Tire (i)	$33.0
Direct acquisition costs at American Tire (ii)	0.5
Prepayment of annual management fees (iii)	8.0

American Tire transaction fees and expenses	41.5
Deferred financing costs at Holdings (iv)	2.5

Total transaction fees and expenses	$44.0

(i)	Reflects capitalized deferred financing fees associated with entering into the amended and restated credit agreement, and the outstanding floating rate notes and fixed rate notes, incurred in connection with the acquisition and related transactions, including fees payable to the initial purchasers in connection with the offering and commitment and financing fees payable in connection with our amended and restated credit facility. These fees are amortized over the life of the related debt.
(ii)	Reflects the direct acquisition costs included in the total cost of the acquisition and related transactions. These direct acquisition costs include investment banking, legal, accounting, and other fees for professional services in connection with the acquisition and related transaction, including transaction and commitment fees payable to one or more of Investcorp and its co-sponsors (or their respective affiliates).
(iii)	Reflects the payment of management advisory fees paid to one or more of Investcorp and its co-sponsors (or their respective affiliates) at closing for services to be rendered over a period of five years following closing. This payment will be deferred and amortized pursuant to the terms of the agreement and on a basis consistent with the service provided.
(iv)	Reflects capitalized deferred financing fees associated with the outstanding Holdings senior discount notes of $1.9 million and the deferred financing fees associated with the warrants and the 8% cumulative mandatorily redeemable preferred stock issuance of Holdings of $0.6 million.

For more information, see “Unaudited Pro Forma Condensed Consolidated Financial Statements” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

THE ACQUISITION

The Merger

On February 4, 2005, Holdings entered into a merger agreement with American Tire which was amended and restated on March 7, 2005. Pursuant to the merger agreement, and in exchange for an aggregate purchase price of $710.0 million, less the amount of American Tire’s net debt at January 1, 2005 and certain dividends payable to holders of American Tire preferred stock, its transaction expenses and certain payments to American Tire’s management, ATD MergerSub, a subsidiary of Holdings, merged into American Tire. In connection with the merger, all of American Tire’s existing redeemable preferred stock was either redeemed or exchanged for redeemable preferred stock of Holdings and each holder of shares of American Tire’s common stock was entitled to receive a portion of the merger consideration. To the extent that any existing holder of options or warrants to acquire shares of American Tire’s common stock did not exercise such options or warrants prior to the effective time of the merger, American Tire paid such holder an amount in cash equal to the per share consideration less the exercise price of such option or warrant in complete satisfaction of the option or warrant. American Tire continued as the surviving corporation with Holdings as its sole stockholder.

The merger agreement contains customary provisions for such agreements, including representations and warranties made by us and the purchasers. The merger agreement did not contemplate any closing or post closing balance sheet adjustment and did not provide for any post closing indemnity by the sellers.

The Related Transactions

On March 31, 2005, the date of the closing under the merger agreement, the following related transactions occurred:

•	Investcorp S.A. and certain co-investors and co-sponsors contributed $210.0 million through the purchase of Holdings common stock; certain members of management contributed $8.0 million to the equity of Holdings. In addition, Holdings issued $20.0 million of 8% cumulative mandatorily redeemable preferred stock and warrants to acquire up to 21,895 shares of Holdings common stock;

•	Holdings issued $4.0 million of Series B preferred stock in exchange for American Tire’s existing Series B preferred stock, which was subsequently canceled;

•	American Tire amended and restated its credit facility, which consisted of a $300.0 million revolving credit facility pursuant to which it had $155.7 million of outstanding loans on the closing date;

•	American Tire redeemed $5.5 million of its Series A preferred stock (representing all the outstanding Series A preferred stock). Holders of its Series C and D preferred stock received merger consideration, including accrued dividends, on a common stock equivalent basis of $81.1 million and $191.9 million, respectively;

•	American Tire issued $290.0 million in aggregate principal amount of the outstanding floating rate notes and the fixed rate notes. Holdings issued $51.5 million in aggregate principal amount at maturity of the outstanding Holdings senior discount notes, which were offered at a substantial discount from their principal amount at maturity and generated gross proceeds of approximately $40.0 million. The total gross proceeds of the outstanding notes was $330.0 million;

•	American Tire sent irrevocable notice of redemption to redeem the $28.6 million outstanding principal amount of our Series D 10% senior notes due 2008 on May 15, 2005 at a price equal to $29.1 million, reflecting a prepayment penalty of $0.5 million upon redemption, plus accrued interest through the redemption date; the Series D senior notes were discharged at closing; and

•	We paid fees and expenses in connection with the foregoing.

The proceeds from the equity contributions, the outstanding notes, and the borrowings under the amended and restated credit facility were used to effect the merger, to repay certain of American Tire’s existing debt and to pay related fees and expenses and other amounts payable under the merger agreement. We refer to these equity contributions, the notes offered hereby, the borrowings under the amended and restated credit facility and the application of the use of proceeds, collectively, as the acquisition and related transactions.

CAPITALIZATION

The following table sets forth, as of January 1, 2005, our capitalization on an actual basis and, as of July 2, 2005, our capitalization on an actual basis to reflect the net effect of the acquisition and related transactions and consummation of the exchange offer. For more information, see “The Acquisition” and “Use of Proceeds.”

This table should be read in conjunction with “Summary Historical and Unaudited Pro Forma Consolidated Financial Data,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	As of January 1, 2005	As of July 2, 2005
	Actual
		Actual (unaudited)
	(dollars in millions)
Debt:
Existing credit facility and other long-term debt	$190.5	$6.8
Series D senior notes due 2008 (1)	28.6	—
Capital lease obligations	14.8	14.6
Amended and restated credit facility (2)	—	150.5
Floating rate notes and fixed rate notes	—	290.0
Holdings senior discount notes	—	41.3

Total debt	233.9	503.2

Series A preferred stock	5.5	—
Series B preferred stock	4.0	2.2
8% cumulative mandatorily redeemable preferred stock	—	15.5

Total stockholders’ equity	57.8	219.2

Total capitalization	$301.2	$740.1

(1)	Upon closing of the acquisition and related transactions, we called the Series D senior notes for redemption on May 15, 2005 and pursuant to the discharge provisions of the related indenture, irrevocably deposited with the trustee for such notes the amount necessary to retire the Series D senior notes on the redemption date, including interest accruing through the redemption date, the prepayment premium and any other costs required to discharge the obligations. While this deposit does not meet the provisions of Statement of Financial Accounting Standards No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” as an extinguishment of debt, these obligations and the related indenture were defeased at the time of the acquisition and related transactions and were retired on May 15, 2005 and, thus, will not be ongoing obligations of the company.
(2)	Immediately following the acquisition and related transactions, American Tire had $155.7 million of outstanding revolving loans under the amended and restated credit facility and approximately $7.0 million of revolver commitments used as credit support in the form of letters of credit. As of July 2, 2005, the outstanding balance on the revolving credit facility was $150.5 million and $98.9 million was available for additional borrowings, subject to satisfaction of customary borrowing conditions, including a borrowing base.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements have been derived by applying the impact of the acquisitions of Big State and Target Tire by American Tire and the acquisition of American Tire by Holdings and the related transactions referred to as the “acquisition and related transactions,” to American Tire’s historical consolidated financial statements included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated statement of operations for the six months ended July 2, 2005 gives effect to the acquisition and related transactions as if they had occurred on January 1, 2005. The unaudited pro forma condensed consolidated statement of operations for fiscal year 2004 gives effect to the acquisitions of Big State and Target Tire and the acquisition and related transactions as if they had occurred on December 28, 2003, the first day of our fiscal year 2004.

The unaudited pro forma condensed consolidated financial statements have been prepared giving effect to the acquisition and related transactions, which have been accounted for using the purchase method of accounting in accordance with the Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” Under the purchase method of accounting, the total purchase price of the acquisition and related transactions, including related fees and expenses (i.e. total acquisition consideration), were allocated to our assets and liabilities based upon management’s preliminary estimates of fair value. Since the acquisition of Big State and Target Tire occurred prior to January 1, 2005, this allocation and these unaudited pro forma condensed consolidated financial statements give effect to the purchase accounting impacts of those acquisitions.

The unaudited pro forma condensed consolidated financial statements and related notes are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved if the transactions described above had occurred on December 28, 2003 or January 1, 2005 nor are they necessarily indicative of future operating results. Actual results could differ. The unaudited pro forma adjustments are based upon information and assumptions available at the time of the preparation of this document that we believe are reasonable under the circumstances. We cannot assure you that the assumptions used in the preparation of the unaudited pro forma condensed consolidated financial information will prove to be correct.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes thereto, and with the information contained in “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and related notes thereto included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Six Months Ended July 2, 2005
	American Tire Historical Fiscal Quarter Ended April 2, 2005 (Unaudited)	American Tire Pro Forma Adjustments (Unaudited)		American Tire Pro Forma (Unaudited)	Holdings Historical Fiscal Quarter Ended July 2, 2005 (Unaudited)	Holdings Pro Forma Adjustments (Unaudited)		Holdings Pro Forma (Unaudited)
	(dollars in thousands)
Net sales	$354,339	$—		$354,339	$400,187	$—		$754,526
Cost of goods sold	290,488	—		290,488	337,036	(4,692	)(5)	622,832

Gross profit	63,851	—		63,851	63,151	4,692		131,694
Selling, general and administrative expenses	52,653	4,180	(1)	56,833	55,399	—		112,232
Transaction expenses	28,211	(28,211	)(2)	—	95	(95	)(2)	—

Operating income	(17,013)	24,031		7,018	7,657	4,787		19,462
Other income (expense), net:
Interest expense	(3,682)	(6,158	)(3)	(9,840)	(13,402)	(1,882	)(3)	(25,124)
Other income, net	(252)	—		(252)	(45)	—		(297)

Income (loss) from continuing operations before income taxes	(20,947)	17,873		(3,074)	(5,790)	2,905		(5,959)
Provision (benefit) for income taxes	(6,620)	5,648	(4)	(972)	(2,317)	918	(4)	(2,371)

Income (loss) from continuing operations	$(14,327)	$12,225		$(2,102)	(3,473)	$1,987		$(3,588)

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(dollars in thousands)

The Unaudited Pro Forma Condensed Consolidated Statement of Operations reflects the results for the Company for the six months ended July 2, 2005 and does not include the following charges since they are not expected to have a continuing impact on the statement of operations: the non-cash inventory adjustment that increased cost of goods sold during the approximately three month period after the closing of the acquisition and related transactions during which our inventory on hand at the time of the closing was sold and compensation expense relating to payment of various bonuses and other transaction costs incurred by us. The pro forma adjustments for the acquisition and related transactions are more fully described in the notes below.

(1)	Adjustment relates to the following:

Adjustment to management fees (i)	$1,447
Adjustment to amortization (ii)	3,873
Management bonuses (iii)	(1,140)

Adjustment to selling, general and administrative expense	$4,180

(i)	American Tire entered into an agreement with Investcorp and its co-sponsors (or their respective affiliates), pursuant to which American Tire paid Investcorp and its co-sponsors (or their respective affiliates) a management fee of $8,000 at closing which will be amortized over a five year period, on a basis consistent with the services provided, pursuant to the terms of the agreement, at $6,000 for the first year and $500 each year thereafter. American Tire’s former equity sponsor was paid a management fee of $200 which ceased as part of the acquisition and related transactions.

New management fees	$1,500
Management fees paid to our former equity sponsors	(53)

Adjustment to management fees	$1,447

(ii)	Reflects the adjustment to historical amortization expense to reflect new amortization from finite-lived intangibles:

New amortization of finite-lived intangible (a)	$4,083
Less: Historical amortization	(210)

Adjustment to amortization	$3,873

(a)	The new amortization of finite-lived intangible assets represents estimated quarterly amortization of $241,558 identifiable intangible assets representing customer lists ($201,367) and trade name ($38,489) over their estimated useful life of approximately fifteen years and technology and intellectual properties ($1,702) over the estimated useful life of five years. A $20,000 increase or decrease in the portion of the purchase price allocated to identifiable intangibles would increase or decrease amortization expense by approximately $1,300 per year. Additionally, a one year increase or decrease in the estimated average life of intangibles as presented would decrease or increase normal amortization expense by approximately $1,000. The unaudited pro forma consolidated statements of operations have been prepared to reflect the application of purchase accounting under SFAS No. 141, “Business Combinations” for the acquisition and related transactions. The adjustment represents the change in amortization expense resulting from the revaluation of the intangible assets based on the valuation as of the acquisition and related transactions closing date and the elimination of the historical amortization expense.

This valuation is currently based on estimates made by management.

The following reconciles historical depreciation and amortization to adjusted quarterly depreciation and amortization:

American Tire historical depreciation and amortization	$1,738
Holdings historical depreciation and amortization	5,445
Pro forma adjustments:
Adjustment to amortization	3,873

Adjusted depreciation and amortization	$11,056

(iii)	Reflects non-recurring bonuses that were paid to management by the respective sellers in connection with the acquisition and related transactions.

(2)	Reflects the following non-recurring transaction expenses recorded in connection with the acquisition:

Seller transaction fees	$(8,079)
Accrued transaction bonuses and other related change in control payments	(11,431)
Stock-based compensation expense (a)	(8,584)
Other acquisition related expenses	(212)

Total transaction expense	$(28,306)

(a)	Represents compensation expense recorded due to the acceleration of certain management stock option vesting schedules.

(3)	Represents adjustments to interest expense for the new debt incurred, calculated as follows:

Interest on amended and restated credit facility of $155,655 principal amount of borrowings at a variable interest rate of average 3 month LIBOR plus 1.5% per annum (for pro forma interest calculation a LIBOR Rate of 3.0% has been assumed) and a .30% commitment fee on the unused portion of the undrawn funds under the amended and restated credit facility of $144,345	$1,859
Interest on $140,000 principal amount of floating rate notes offered hereby at a variable interest rate of average 3 month LIBOR plus 6.25% per annum (for pro forma interest calculation a LIBOR Rate of 3.0% has been assumed)	3,238
Interest on $150,000 principal amount of the fixed rate notes offered hereby at a rate of 10.75% per annum	4,030
Amortization of $16,775 of debt issuance costs arising from our amended and restated credit facility and the issuance of the notes offered hereby	449
Interest expense on assumed capital leases ($542) and interest reductions from the change in the value of the interest rate swap ($278)	264

Total pro forma interest expense at American Tire	$9,840

Less: Interest expense on existing debt	(3,682)

Pro forma adjustment of interest expense at American Tire	$6,158

Interest on $40,003 principal amount on Holdings senior discount notes offered hereby with a yield of 13.0% which accrete to $51,380 by April 1, 2007 after which cash interest payments accrue at 13% per annum	1,308
Interest on $20,000 of 8% cumulative mandatorily redeemable preferred stock at Holdings	400
Accretion of 8% cumulative mandatorily redeemable preferred stock	110
Amortization of $1,300 of debt issuance costs arising from Holdings senior discount notes offered hereby and the 8% cumulative mandatorily redeemable preferred stock	64

Pro forma adjustment of interest expense at Holdings	$1,882

Total pro forma adjustment of interest expense	$8,040

A 0.125% change in the interest rates on our amended and restated credit facility and the floating rate notes would change pro forma interest expense by approximately $200.

Amortization expense of debt issuance costs of $18,075 is calculated based on the five year term of the amended and restated credit facility, the seven year term of the floating rate notes, the eight year term of the fixed rate notes, the eight and a half year term of the Holdings senior discount notes and the ten and a half year term of the 8% cumulative mandatorily redeemable preferred stock.

(4)	Income tax adjustment to reflect the acquisition and related transactions:

American Tire’s income tax benefit	$(6,620)

Pro forma adjustments to income before income taxes at American Tire	17,873
Effective tax rate (i)	31.6%

Adjustments to income tax provision (benefit) at American Tire	5,648

Pro forma provision for income taxes at American Tire	$(972)

Holdings’ historical income tax benefit	$(2,317)

Pro forma adjustments to income before income taxes at Holdings	2,905
Effective tax rate (i)	31.6%

Adjustments to income tax provision (benefit) at Holdings	918

Total pro forma provision for income taxes	$(2,371)

(i)	Represents our first quarter 2005 historical effective tax rate.

(5)	Represents a non-cash charge related to the inventory fair value adjustment recorded in connection with the acquisition.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Fiscal Year 2004
	American Tire Historical	Big State Historical (unaudited)	Target Tire Historical (unaudited)	American Tire Pro Forma Adjustments (unaudited)		American Tire Pro Forma (unaudited)	Holdings Pro Forma Adjustments (unaudited)		Holdings Pro Forma (unaudited)
	(dollars in thousands)
Net sales	$1,282,069	$34,926	$76,716	$—		$1,393,711	$—		$1,393,711
Cost of goods sold	1,043,793	26,231	61,849	—		1,131,873	—		1,131,873

Gross profit	238,276	8,695	14,867	—		261,838	—		261,838
Selling, general and administrative expense	183,235	6,260	13,621	12,584	(1)	215,700	—		215,700

Operating income	55,041	2,435	1,246	(12,584)		46,138	—		46,138
Other income (expense), net
Interest expense	(13,371)	(183)	(99)	(27,629	) (2)	(41,282)	(7,555	) (2)	(48,837)
Other, net	(393)	(3)	2	—		(394)	—		(394)

Income (loss) before income taxes	41,277	2,249	1,149	(40,213)		4,462	(7,555)		(3,093)
Provision (benefit) for income taxes	16,236	—	—	(14,358	) (3)	1,878	(2,947	) (3)	(1,069)

Income (loss) from continuing operations	$25,041	$2,249	$1,149	$(25,855)		$2,584	$(4,608)		$(2,024)

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(dollars in thousands)

The Unaudited Pro Forma Condensed Consolidated Statement of Operations reflects the full year results for the Company for the year ended January 1, 2005 and is adjusted to reflect the historical operating results of Big State and Target Tire for the periods in which American Tire did not own them. The unaudited pro forma condensed consolidating statement of operations does not include the following charges since they are not expected to have a continuing impact on the statement of operations: the non-cash inventory adjustment that will impact cost of goods sold during the approximately three month period after the closing of the acquisition and related transactions during which our inventory on hand at the time of the closing is sold, the amortization of fees related to the bridge financing which will not be utilized due to this offering and compensation expense relating to payment of various bonuses and other transaction costs incurred by us. The pro forma adjustments associated with those acquisitions and the pro forma adjustments for the acquisition and related transactions are more fully described in the notes below.

(1)	Adjustment relates to the following:

Adjustment to management fees (i)	$5,800
Adjustment to amortization (ii)	15,998
Management bonuses related to Big State and Target Tire acquisitions (iii)	(2,706)
Salaries and wages of terminated employees and rent expense for vacated facilities (iv)	(5,958)
Accrued seller transaction costs (v)	(550)

Adjustment to selling, general and administrative expense	$12,584

(i)	American Tire entered into an agreement with Investcorp and its co-sponsors (or their respective affiliates), pursuant to which American Tire paid Investcorp and its co-sponsors (or their respective affiliates) a management fee of $8,000 at closing which will be amortized over a five year period, on a basis consistent with the services provided, pursuant to the terms of the agreement, at $6,000 for the first year and $500 each year thereafter. American Tire’s former equity sponsor was paid a management fee of $200 which ceased as part of the acquisition and related transactions.

New management fees	$6,000
Management fees paid to our former equity sponsors	(200)

Adjustment to management fees	$5,800

(ii)	Reflects the adjustment to historical amortization expense to reflect new amortization from finite-lived intangibles:

New amortization of finite-lived intangible (a)	$16,331
Less: Historical amortization	(333)

Adjustment to amortization	$15,998

(a)	The new amortization of finite-lived intangible assets represents estimated annual amortization of $241,558 identifiable intangible assets representing customer lists ($201,367) and trade name ($38,489) over their estimated useful life of approximately fifteen years and technology and intellectual properties ($1,702) over the estimated useful life of five years. A $20,000 increase or decrease in the portion of the purchase price allocated to identifiable intangibles would increase or decrease amortization expense by approximately $1,300. Additionally, a one year increase or decrease in the estimated average life of intangibles as presented would decrease or increase normal amortization expense by approximately $1,000. The unaudited pro forma consolidated statements of operations have been prepared to reflect the application of purchase accounting under SFAS No. 141, “Business Combinations” for the acquisition and related transactions. The adjustment represents the change in amortization expense resulting from the revaluation of the intangible assets based on the valuation as of the acquisition and related transactions closing date and the elimination of the historical amortization expense.

This valuation is currently based on estimates made by management.

The following reconciles historical depreciation and amortization to adjusted depreciation and amortization:

American Tire historical depreciation and amortization	$6,781
Pro forma adjustments:
Target Tire	485
Big State	371
Adjustment to amortization	15,998
Adjustment to management fees	5,800

Pro forma adjustments	22,654

Adjusted depreciation and amortization	$29,435

(iii)	Reflects non-recurring bonuses that were paid to management and employees of Big State and Target Tire by the respective sellers in connection with the sale of those businesses to American Tire.

(iv)	Represents salaries and wages of terminated employees and rent expense for vacated facilities as a result of the acquisition of Target Tire:

Elimination of headcount at Target Tire (a)	$4,208
Closure of duplicative distribution centers (b)	1,750

Total adjustment	$5,958

(a)	In connection with the acquisition of Target Tire and the closure of ten duplicative distribution centers, American Tire terminated those acquired employees that were redundant. American Tire moved the business volume previously processed through the closed Target Tire distribution centers into our existing distribution centers that were in the same markets. American Tire retained only those acquired employees that were needed to facilitate the additional volume in those facilities. A total of 86 employees were terminated representing $4,208 of historical personnel costs.

(b)	In connection with the acquisition of Target Tire, American Tire closed ten duplicative distribution centers and transferred all inventory to our existing facilities. We are in the process of subleasing these closed facilities, which are under ten-year operating leases. Estimated sublease recoveries have been recorded as a reduction in the liability for closed facilities recorded upon acquisition. The annual rent and other occupancy costs related to the closed facilities is $1,750. Actual sublease results that differ from estimated amounts would result in an adjustment to our closed facility liability with a corresponding adjustment to income in the period such difference becomes known.

(v)	Amount relates to accrued legal and other seller costs relating to this transaction that were expensed in the historical period.

(2)	Represents adjustments to interest expense for the new debt incurred, calculated as follows:

Interest on amended and restated credit facility of $170,509 principal amount of borrowings at a variable interest rate of average 3 month LIBOR plus 1.5% per annum (for pro forma interest calculation a LIBOR Rate of 3.0% has been assumed) and a .30% commitment fee on the unused portion of the undrawn funds under the amended and restated credit facility of $129,491	$8,061
Interest on $140,000 principal amount of floating rate notes offered hereby at a variable interest rate of average 3 month LIBOR plus 6.25% per annum (for pro forma interest calculation a LIBOR Rate of 3.0% has been assumed)	12,950
Interest on $150,000 principal amount of the fixed rate notes offered hereby at a rate of 10.75% per annum	16,125
Amortization of $16,775 of debt issuance costs arising from our amended and restated credit facility and the issuance of the notes offered hereby	1,807
Interest expense on assumed capital leases ($2,517) and interest reductions from the change in the value of the interest rate swap ($178)	2,339

Total pro forma interest expense at American Tire	$41,282

Less:
Interest expense on existing debt of $233,918	13,371
Interest expense on existing debt of Big State and Target Tire	282

Pro forma adjustment of interest expense at American Tire	$27,629

Interest on $40,003 principal amount on Holdings senior discount notes offered hereby with a yield of 13.0% which accrete to $51,380 by April 1, 2007 after which cash interest payments accrue at 13% per annum	5,376
Interest on $20,000 of 8% cumulative mandatorily redeemable preferred stock at Holdings	1,600
Accretion of 8% cumulative mandatorily redeemable preferred stock at Holdings	440
Amortization of $1,300 of debt issuance costs arising from Holdings senior discount notes offered hereby and the 8% cumulative mandatorily redeemable preferred stock	139

Pro forma adjustment of interest expense at Holdings	7,555

Total pro forma adjustment of interest expense	$35,184

A 0.125% change in the interest rates on our amended and restated credit facility and issuance of the floating rate notes would change annual pro forma interest expense by approximately $388.

Amortization expense of debt issuance costs of $18,075 is calculated based on the five year term of the amended and restated credit facility, the seven year term of the floating rate notes, the eight year term of the fixed rate notes, the eight and a half year term of the Holdings senior discount notes and the ten and a half year term of the 8% cumulative mandatorily redeemable preferred stock.

(3)	Income tax adjustment to reflect the acquisition and related transactions:

Historical provision for income taxes	$16,236

Pre acquisition Big State income before income taxes (i)	2,249
Pre acquisition Target Tire income before income taxes (ii)	1,149
Pro forma adjustments to income before income taxes at American Tire	(40,213)

Adjustments to income before income taxes	(36,815)
Effective tax rate (iii)	39.0%

Adjustments to income tax provision (benefit) at American Tire	(14,358)

Pro forma provision for income taxes at American Tire	$1,878

Pro forma adjustments to income before income taxes at Holdings	(7,555)
Effective tax rate (iii)	39.0%

Adjustments to income tax provision (benefit) at Holdings	(2,947)

Total pro forma provision for income taxes	$(1,069)

(i)	Amount represents the income before income taxes for Big State relating to the pre-acquisition period.
(ii)	Amount represents the income before income taxes for Target Tire relating to the pre-acquisition period.
(iii)	Represents our historical effective tax rate which approximates the statutory rate.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth American Tire’s selected historical consolidated financial data for the periods indicated as restated for the presentation of Winston Tire Company, its retail segment that was sold in May 2001, as a discontinued operation. Selected historical financial data as of the end of and for the fiscal years 2000 through 2004 is derived from American Tire’s consolidated financial statements as of and for those years. Our fiscal year is based on either a 52 or 53 week period ending on the Saturday closest to each December 31. Therefore, the financial results of certain fiscal years will not be exactly comparable to the prior or subsequent fiscal years. The 2004 fiscal year (ended January 1, 2005) contains operating results for 53 weeks. The 2003 fiscal year (ended December 27, 2003), the 2002 fiscal year (ended December 28, 2002), the 2001 fiscal year (ended December 29, 2001) and the 2000 fiscal year (ended December 30, 2000) all contain operating results for 52 weeks. Selected historical data for the six-months ended July 3, 2004 and the fiscal quarter ended April 2, 2005 is derived from American Tire’s unaudited consolidated financial statements as of and for those periods. Selected historical data for the period of April 2, 2005 through July 2, 2005 is derived from the successor company and reflects the acquisition and related transactions. The six-month period ended July 3, 2004 contains operating results for 27 weeks. The fiscal quarter ended April 2, 2005 and the period of April 2, 2005 through July 2, 2005 each contain operating results for 13 weeks. The following selected historical consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Fiscal Year					Six Months Ended July 3, 2004 (unaudited)	Fiscal Quarter Ended April 2, 2005 (unaudited)	Successor Company Period from April 2, 2005 – July 2, 2005 (unaudited)
Statement of Operations Data:	2000 (1)	2001	2002	2003	2004 (2)
	(dollars in thousands, except ratio data)
Net sales (3)	$1,087,801	$1,108,892	$1,062,015	$1,114,410	$1,282,069	$615,474	$354,339	$400,187
Cost of goods sold	892,306	904,235	868,750	910,905	1,043,793	503,373	290,488	337,036

Gross profit	195,495	204,657	193,265	203,505	238,276	112,101	63,851	63,151
Selling, general and administrative expense	168,309	200,578	161,914	162,351	183,235	86,058	52,653	55,399
Transaction expense	—	—	—	—	—	—	28,211	95

Operating income	27,186	4,079	31,351	41,154	55,041	26,043	(17,013)	(7,657)
Other income (expense), net
Interest expense	(26,447)	(28,639)	(18,705)	(14,071)	(13,371)	(5,844)	(3,682)	(13,402)
Gain on repurchase of Series D senior notes	—	—	49,759	—	—	—	—	—
Other income, (expense) net	918	762	288	93	(393)	(342)	(252)	(45)

Income (loss) from continuing operations before income taxes	1,657	(23,798)	62,693	27,176	41,277	19,857	(20,947)	(5,790)
Provision (benefit) for income taxes	3,212	(6,243)	24,783	11,089	16,236	7,943	(6,620)	(2,317)

Income (loss) from continuing operations	(1,555)	(17,555)	37,910	16,087	25,041	11,914	(14,327)	(3,473)
Loss from discontinued operations, net of income tax benefit	(39,938)	(769)	(483)	(82)	—	—	—	—
Loss on disposal of discontinued operations, net of income tax benefit	(1,200)	(12,616)	—	—	—	—	—	—

Net income (loss)	$(42,693)	$(30,940)	$37,427	$16,005	$25,041	$11,914	$(14,327)	$(3,473)

Balance Sheet Data:
Cash and cash equivalents	$3,327	$4,131	$2,693	$3,326	$3,334	$3,739		$4,306
Working capital from continuing operations (8)	91,778	93,670	83,073	98,997	133,720	112,824		168,840
Total assets	497,120	443,020	411,270	419,003	556,295	479,825		1,136,469
Total debt (9)	292,433	283,185	196,400	182,716	233,919	187,663		503,195
Total redeemable preferred stock	11,035	24,115	11,035	10,535	9,535	9,535		17,666
Total shareholders’ (deficit) equity	(30,989)	(63,536)	16,489	32,494	57,765	44,425		219,158

	Fiscal Year									Six Months Ended July 3, 2004 (unaudited)	Fiscal Quarter Ended April 2, 2005 (unaudited)	Successor Company Period from April 2, 2005 – July 2, 2005 (unaudited)
	2000 (1)		2001	2002		2003		2004 (2)
	(dollars in thousands, except ratio data)

Other Financial Data:
Cash flows provided by (used in):
Operating activities	$40,575		$(1,766)	$15,265		$17,657		$25,709		$2,736	$10,356	$(22,084)
Investing activities	(82,155)		8,183	13,413		(1,929)		(63,302)		(1,802)	(1,438)	(440,338)
Financing activities	53,196		456	(30,116)		(15,095)		37,601		(521)	(8,749)	463,225
Depreciation and amortization (4)	14,302		17,532	8,610		6,957		6,781		2,508	1,738	5,445
Capital expenditures (5)	14,724		6,060	2,059		2,491		4,379		1,830	1,574	1,597
EBITDA (6)	42,406		22,373	40,249		48,204		61,429		—	—	—
Indenture EBITDA (10)	—		—	—		—		—		30,154	13,865	19,386
Ratio of earnings to fixed charges (7)	1.1	x	—	3.3	x	2.2	x	2.9	x	—	—	—

(1)	In April 2000, American Tire purchased certain assets of Tire Centers, LLC. In May 2000, American Tire acquired T.O. Haas Tire Company and in July 2000, American Tire purchased the net assets of Merchant’s, Inc. Each transaction was accounted for using the purchase method of accounting.
(2)	In July 2004, American Tire acquired Big State and in September 2004, it acquired Target Tire. Each transaction was accounted for using the purchase method of accounting.
(3)	Net sales include approximately $15.8 million and $60.6 million of inter-segment sales from us to Winston for fiscal 2001 and 2000, respectively.
(4)	American Tire adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” effective January 1, 2002 and, accordingly, goodwill amortization was discontinued.
(5)	Excludes capital expenditures financed by debt.
(6)	We evaluate liquidity based on several factors, of which the primary financial measure is earnings from continuing operations before interest, taxes, depreciation and amortization, or EBITDA. EBITDA is presented because it is a widely accepted financial indicator of a company’s ability to generate cash flow and to service or incur indebtedness. EBITDA should not be considered an alternative to, or more meaningful than, cash flows from continuing operations as a measure of liquidity in accordance with accounting principles generally accepted in the United States. EBITDA as calculated and presented here may not be comparable to EBITDA as calculated and presented by other companies. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.

The following table reconciles net cash provided by continuing operating activities to EBITDA:

	Fiscal Year
	2000	2001	2002	2003	2004
	(dollars in thousands)
Net cash provided by continuing operating activities:	$40,575	$(1,766)	$15,265	$17,657	$25,709
Changes in assets and liabilities	(21,618)	1,036	2,491	14,405	9,345
Deferred tax expense	(2,582)	6,809	(22,570)	(6,915)	(1,847)
Interest Expense	26,447	28,639	18,705	14,071	13,371
Income Taxes	3,212	(6,243)	24,783	11,089	16,236
Provision for doubtful accounts	430	(1,695)	(2,036)	(907)	(320)
Amortization of other assets	(1,176)	(1,247)	(1,221)	(1,208)	(1,156)
Provision for obsolete inventory	(2,611)	(3,160)	4,832	12	91
Other	(271)	—	—	—	—

EBITDA	$42,406	$22,368	$40,249	$48,204	$61,429

(7)	For purposes of these ratios, (i) earnings have been calculated by adding interest expense and the estimated interest portion of rental expense to earnings before income taxes and (ii) fixed charges are comprised of interest expense and capitalized interest, if any. In fiscal 2001, first quarter fiscal 2005, and the period from April 2, 2005 through July 2, 2005, earnings were insufficient to cover fixed charges by approximately $23.8 million, $20.9 million and $5.8 million, respectively.
(8)	Working capital is defined as current assets less current liabilities.
(9)	Total debt is the sum of current maturities of long-term debt, non-current portion of long-term and capital lease obligations.
(10)	The covenants under our floating and fixed rate notes and Holdings’ senior discount notes are tied to ratios based on Indenture EBITDA, referred to as Consolidated Cash Flows in the indenture, and restrict our ability to incur additional indebtedness and to issue preferred stock. The presentation of Indenture EBITDA, a non-GAAP financial measure, and ratios based thereon do not comply with accounting principles generally accepted in the United States because they are adjusted to exclude certain cash expenses, including recurring expenses. We present Indenture EBITDA as it is used to determine our compliance with covenants contained in the related indentures governing our notes. Indenture EBITDA as used herein represents income (loss) from continuing operations before interest expense, provision (benefit) for income taxes, depreciation and amortization and is further adjusted to exclude certain non-recurring and other adjustments permitted in calculating covenant compliance under the indentures (see Consolidated Cash Flow under “Certain Definitions” in the Description of Notes). We believe that the inclusion of this supplementary information is necessary for investors to understand our ability to comply with the financial covenants and debt service of the notes. The table below reconciles Indenture EBITDA to net cash provided by continuing operating activities.

	Six Months Ended July 3, 2004 (unaudited)	Fiscal Quarter Ended April 2, 2005 (unaudited)	Successor Company Period from April 2, 2005 – July 2, 2005 (unaudited)
Net cash provided by continuing operating activities:	$2,736	$10,356	$(22,084)
Changes in assets and liabilities	13,048	(13,518)	23,902
Deferred income tax expense	(1,077)	—	1,599
Interest expense	5,844	3,682	13,402
Income taxes	7,943	(6,620)	(2,317)
Provision for doubtful accounts	(111)	(279)	(195)
Amortization of other assets	(472)	(232)	(1,386)
Stock-based compensation expense	—	(8,584)	—
Provision for obsolete inventory	298	(332)	136
Inventory adjustment amortization	—	28,211	95
Transaction expenses	—	—	4,692
Other	1,945	1,181	1,542

Indenture EBITDA	$30,154	$13,865	$19,386

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOR THE QUARTERS ENDED JULY 2, 2005, APRIL 2, 2005 AND JULY 3, 2004

AND SIX MONTHS ENDED JULY 3, 2004

In this section below the terms “Company,” “we,” “us,” “our,” and similar terms refer to American Tire Distributors Holdings, Inc., and its subsidiaries, unless the context indicates otherwise. The term “ATD” refers to American Tire Distributors, Inc. and its subsidiaries. The following discussion and analysis of our consolidated results of operations, financial condition and liquidity should be read in conjunction with our condensed consolidated financial statements and related notes included elsewhere in this prospectus.

On March 31, 2005, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 4, 2005 and amended and restated on March 7, 2005, among American Tire Distributors Holdings, Inc., a Delaware corporation (“Holdings”), ATD MergerSub, Inc., a Delaware corporation (“MergerSub”), Charlesbank Equity Fund IV, L.P., a Massachusetts limited partnership, Charlesbank Capital Partners, LLC, a Massachusetts limited liability company and ATD; MergerSub merged with and into ATD with ATD being the surviving corporation (also referred to herein as the “Merger” or the “Acquisition”). As a result of the Acquisition, ATD became a wholly-owned subsidiary of Holdings. Holdings has no significant assets or operations other than its ownership of ATD. The operations of ATD and its subsidiaries constitute the operations of Holdings presented under accounting principles generally accepted in the United States (See Note 3 in Notes to Condensed Consolidated Financial Statements beginning on page F-6 of this prospectus for further information).

Our acquisition of ATD was accounted for using the purchase method of accounting. Under the purchase method of accounting, the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values, with the remainder being allocated to goodwill. The increase in the basis of these assets will result in increased amortization charges in future periods. Intangible asset amortization expense for the remainder of 2005 is expected to be approximately $8.3 million. Based on preliminary estimates, which are subject to revision, we increased the carrying value of inventory by $4.7 million. The effect of this adjustment increased cost of goods sold and thereby reduced gross profit and gross margins in second quarter 2005 as that inventory was sold. We also recorded significant transaction-related expenses during the quarter when the Acquisition closed, including $20.0 million of compensation expense relating to payment of various bonuses and the acceleration of certain management stock option vesting schedules, as well as $8.2 million of seller transaction costs and other acquisition related expenses. In addition, our interest expense will increase significantly as a result of the Acquisition due to the issuance of the Holdings senior discount notes, the fixed rate notes, and the floating rate notes, which is expected to increase interest expense for 2005 by approximately $26.3 million based on current interest rates. As part of the Acquisition, we generated substantial tax deductions relating to the exercise of stock options and payments made for transaction bonuses. Our balance sheet reflects a current deferred tax asset of $20.7 million, of which $10.1 million reflects the anticipated tax benefits we expect to achieve in 2005 and 2006 from such tax deductions and an income tax receivable of $18.4 million, of which $17.5 million relates to deductions that can be carried back two years for federal income tax purposes.

Periods prior to April 2, 2005 reflect the financial position, results of operations, and changes in financial position of ATD and its subsidiaries (the “Predecessor”) and periods after April 2, 2005 reflect the financial position, results of operations, and changes in financial position of Holdings and its subsidiaries (the “Successor”). For accounting purposes, the effects of purchase accounting were applied on April 2, 2005. The activity of the Company for the period March 31, 2005 through April 2, 2005 is included in the Predecessor’s condensed consolidated statement of operations. Cash flow activity for the three day period from March 31, 2005 through April 2, 2005 is included in the Predecessor’s condensed consolidated statement of cash flows except for cash flow activity related to the Merger which is shown in the Successor’s condensed consolidated statement of cash flows on April 2, 2005. The Company believes that the results of operations and cash flows, other than those related to the Merger, are immaterial for the three day period from March 31, 2005 through April 2, 2005.

During third quarter 2004, ATD completed the purchase of all the outstanding stock of Texas Market Tire Holdings I, Inc., d/b/a Big State Tire Supply (“Big State”) and Target Tire, Inc. (“Target Tire”). These acquisitions have been accounted for using the purchase method of accounting and, accordingly, results of operations for the acquired businesses have been included in the accompanying condensed consolidated statements of operations from the date of acquisition.

Our fiscal year is based on either a 52 or 53-week period ending on the Saturday closest to each December 31. Therefore, the financial results of certain fiscal years, and the associated 14-week quarters, will not be exactly comparable to the prior and subsequent 52-week fiscal years and the associated quarters having only 13 weeks. The quarters ended July 2, 2005, April 2, 2005, and July 3, 2004 contain operating results for 13 weeks. The six months ended July 3, 2004 contain operating results for 27 weeks.

Overview

We are the leading distributor of tires to the U.S. replacement tire market, a $24.3 billion industry in 2004. Despite a recent economic slowdown, the U.S. replacement market is stable and has been growing at approximately 2% to 3% annually over the past ten years. Growth has historically been driven by several positive industry trends such as an increase in the number of vehicles on the road, an increase in the number of licensed drivers, an increase in the number of miles driven, and an increase in the average age of vehicles.

The industry has recently experienced growth from an increase in high and ultra-high performance and larger rim diameter tires, proliferation of larger vehicles, such as SUVs, and shorter tire replacement cycles. Our high and ultra-high performance tires are our highest profit products and also have relatively shorter replacement cycles. High and ultra-high performance tires have shown significant sales growth as compared to the overall market. According to Modern Tire Dealer magazine, industry wide, the number of units sold in this subcategory increased by 18.3% from 2003 to 2004. We expect the trend of selling more high and ultra-high performance tires as well as larger rim diameter tires to be an ongoing area of strategic focus for us, and the industry as a whole. Due to our breadth and depth of product offering, we believe that we are well positioned to handle this new demand.

Our revenues are primarily generated from sales of passenger car and light truck tires, which represent approximately 73.8% of our total net sales for the quarter ended July 2, 2005. The remainder of net sales is derived from other tire sales (13.3%), custom wheels (7.7%), automotive service equipment (4.3%), and other products (0.9%). We sell our products to a variety of customers and geographic markets.

We have continued to expand and geographically diversify our operations in the recent years by executing a strategy that includes both organic growth and growth through acquisitions. During fiscal 2004, we successfully acquired and integrated two businesses representing approximately $160.0 million in annual net sales. The acquisition of Big State expanded our operations into Texas, New Mexico and Oklahoma, while the acquisition of Target Tire strengthened our presence with retailers in the Southeast, a region where we already have a strong market presence. As we continue to expand our market presence, we have been able to effectively leverage our scalable distribution infrastructure to achieve higher growth and increased margins.

We are currently in the process of further enhancing our pricing discipline and expense control through a strategic segmentation of our customer base. This initiative is expected to provide incentives for smaller customers to provide us with a larger share of their business.

Results of Operations

Successor Quarter Ended July 2, 2005 Compared to Predecessor Quarter Ended July 3, 2004

The following table sets forth the period change for each category of the statements of operations, as well as each category as a percentage of net sales (dollars in thousands):

					Predecessor	Successor
	Predecessor For the Quarter Ended	Successor For the Quarter Ended	Period Over Period Change	Period Over Period Percentage Change	Results as a Percentage of Net Sales for the Quarter Ended
	July 3, 2004	July 2, 2005	Favorable (unfavorable)	Favorable (unfavorable)	July 3, 2004	July 2, 2005
	(Unaudited)	(Unaudited)
Net sales	$314,105	$400,187	$86,082	27.4%	100.0%	100.0%
Cost of goods sold	259,578	337,036	(77,458)	(29.8)	82.6	84.2

Gross profit	54,527	63,151	8,624	15.8	17.4	15.8
Selling, general and administrative expenses	41,679	55,399	(13,720)	(32.9)	13.3	13.8
Transaction expenses	—	95	(95)	(100.0)	—	—

Operating income	12,848	7,657	(5,191)	(40.4)	4.1	1.9
Other income (expense):
Interest expense	(2,350)	(13,402)	(11,052)	470.3	(0.7)	(3.3)
Other, net	(39)	(45)	(6)	15.4	—	—

Income (loss) from operations before income taxes	10,459	(5,790)	(16,249)	(155.4)	3.3	(1.4)
Provision (benefit) for income taxes	4,184	(2,317)	6,501	155.4	1.3	(0.6)

Net income (loss)	$6,275	$(3,473)	$(9,748)	(155.3)%	2.0%	(0.9)%

Net Sales

The increase in net sales in second quarter 2005 is primarily attributable to an increase in unit sales of passenger, light truck and medium truck tires which contributed to an aggregate increase in sales of $40.4 million. Additionally, a portion of this increase includes the impact of additional sales resulting from the acquisition of Target Tire. We cannot determine the precise effect on sales of the Target Tire acquisition due to the integration of all but one of their distribution centers into our existing facilities. The operations acquired from Big State accounted for an increase of $20.5 million in net sales. Higher average per unit selling prices, that are a result of manufacturer price increases that were part of an overall industry increase, have also contributed to the increase in sales.

Gross Profit

The increase in gross profit in second quarter 2005 is primarily due to increased sales resulting from higher volume, the acquisitions of Big State and Target Tire and from higher average per unit selling prices. The increase in gross profit was partially offset by an increase in cost of goods sold due to the amortization of $4.7 million of inventory adjustment that was recorded in connection with the Acquisition (see Note 8 in Notes to Condensed Consolidated Financial Statements beginning on page F-6 of this prospectus for further information). The decrease in gross profit as a percentage of sales of 1.6% is primarily due to the inventory adjustment amortization discussed above (1.2%) and various sales promotions that were offered during the quarter. These promotions have helped to drive unit sales but have been dilutive to our gross margin percentages. Increased freight costs that are classified in cost of goods sold are also contributing to the reduction in gross margin percentages.

Selling, General and Administrative Expenses

The increase in selling, general and administrative expenses is due, in part, to the inclusion of acquired operations described above. The acquisition of Big State accounted for approximately $3.3 million of the $13.7 million increase. Amortization expense increased $4.0 million as a result of customer list and tradename intangible assets that were recorded in connection with the Acquisition. Employee related expenses increased $2.7 million primarily due to incentive based compensation associated with an increase in sales and profits and increased costs associated with an increase in the employee headcount that is a result of the Target Tire acquisition. Other operating expenses increased $1.5 million due to the amortization of prepaid management advisory fees that were paid in connection with the Acquisition. Rising fuel costs are also continuing to have a negative impact on our delivery costs.

Interest Expense

The increase in interest expense is due primarily to increased debt levels associated with the issuance of the Holdings senior discount notes, the fixed rate notes, and the floating rate notes issued in connection with the Acquisition, which accounted for approximately $8.6 million of the increase. In addition, the Successor recorded additional interest expense relating to the change in fair value of the interest rate swap agreement of $0.2 million in second quarter of 2005 as compared to a net reduction of $0.5 million in interest expense recorded by the Predecessor in second quarter 2004.

Provision (Benefit) for Income Taxes

We recognized an income tax benefit of $2.3 million in second quarter 2005 due primarily to the increase in interest expense discussed above, which generated a pre-tax loss of $5.8 million. During second quarter 2004, we recognized an income tax provision of $4.2 million. The effective tax rate in each quarter was approximately 40%.

Net Income (loss)

The decrease in net income is due primarily to the increase in interest expense as well as a less favorable profit margin due to the adjustment in basis of our inventory, partially offset by an increase in the income tax benefit.

Three Months Ended July 2, 2005 for the Successor and Three Months Ended April 2, 2005 for the Predecessor Compared to the Six Months Ended July 3, 2004 for the Predecessor

As a result of the Acquisition and related change in control, we are required to present separately our operating results for the Successor quarter ended July 2, 2005 and the Predecessor quarter ended April 2, 2005. In the following discussion, the combined results of operations for the Predecessor quarter ended April 2, 2005 and Successor quarter ended July 2, 2005 are compared to the six-month Predecessor period ended July 3, 2004. Management believes this is the most practical way to comment on the results of operations.

The following table sets forth the period change for each category of the statements of operations, as well as each category as a percentage of net sales (dollars in thousands):

	Predecessor For the Six Months Ended	Predecessor For the Quarter Ended	Successor For the Quarter Ended	Results as a Percentage of Net Sales for Each Period
	July 3, 2004	April 2, 2005	July 2, 2005	July 3, 2004	April 2, 2005	July 2, 2005
	(Unaudited)		(Unaudited)
Net sales	$615,474	$354,339	$400,187	100.0%	100.0%	100.0%
Cost of goods sold	503,373	290,488	337,036	1.8	82.0	84.2

Gross profit	112,101	63,851	63,151	8.2	18.0	15.8
Selling, general and administrative expenses	86,058	52,653	55,399	14.0	14.9	13.8
Transaction expenses	—	28,211	95	—	8.0	—

Operating income (loss)	26,043	(17,013)	7,657	4.2	(4.8)	1.9
Other income (expense):
Interest expense	(5,844)	(3,682)	(13,402)	(0.9)	(1.0)	(3.3)
Other, net	(342)	(252)	(45)	(0.1)	(0.1)	—

Income (loss) from operations before income taxes	19,857	(20,947)	(5,790)	3.2	(5.9)	(1.4)
Provision (benefit) for income taxes	7,943	(6,620)	(2,317)	1.3	(1.9)	(0.6)

Net income (loss)	$11,914	$(14,327)	$(3,473)	1.9%	(4.0)%	(0.9)%

Net Sales

Total net sales for the aggregate six-month period of 2005 increased $139.0 million to $754.5 million from $615.5 million in the six-month period of 2004. The increase is primarily attributable to an increase in sales of passenger, light truck and medium truck tires of $66.1 million, which includes the impact of the Target Tire acquisition, and sales from the operations of Big State. The operations acquired from Big State accounted for an increase of $35.9 million in net sales. We cannot determine the precise effect on sales of the Target Tire acquisition due to the integration of all but one of their distribution centers into our existing facilities. Higher average per unit selling prices, that are a result of manufacturer price increases that were part of an overall industry increase, have also contributed to the increase in sales. The inclusion of an additional week of sales in first quarter 2004 of approximately $19.0 million offsets the increases noted above.

Gross Profit

Gross profit increased $14.9 million to $127.0 for the aggregate six-month period of 2005 from $112.1 for the six-month period of 2004. This increase is primarily due to increased sales resulting from higher unit sales volume, the acquisitions of Big State and Target Tire and from higher average per unit selling prices. The increase in gross profit was partially offset by an increase in cost of goods sold due to the amortization of $4.7 million of inventory adjustment that was recorded in connection with the Acquisition (see Note 8 in Notes to Condensed Consolidated Financial Statements beginning on page F-6 of this prospectus for further information).

Gross profit as a percentage of sales decreased 1.4% from 18.2% in the six-month period of 2004 to 16.8% in the aggregate six-month period of 2005. The decrease is primarily due to the inventory adjustment amortization discussed above. Various sales promotions that were offered in second quarter 2005 have helped to drive unit sales but have been dilutive to our gross margin percentages.

Selling, General and Administrative Expenses

Total selling, general and administrative expenses for the aggregate six-month period of 2005 increased $22.0 million to $108.1 million from $86.1 million in the six-month period of 2004. The increase is due, in part, to the inclusion of acquired operations. We cannot determine the precise effect on selling, general and administrative expenses for the Target Tire acquisition due to the integration of all but one of their distribution centers into our existing facilities. The acquisition of Big State accounted for approximately $6.4 million of the $22.0 million increase. Employee related expenses increased $5.8 million primarily due to incentive based compensation associated with an increase in sales and profits and increased costs associated with an increase in the employee headcount that is a result of the Target Tire acquisition. Amortization expense increased $4.0 million as a result of customer list and tradename intangible assets that were recorded in connection with the Acquisition. Other operating expenses increased $1.5 million due to the amortization of prepaid management advisory fees that were paid in connection with the Acquisition. Rising fuel costs are also continuing to have a negative impact on our delivery costs. The inclusion of an additional week in first quarter 2004 partially offsets the increases noted above.

Transaction Expenses

In connection with the Merger, the Predecessor incurred $28.2 million of transaction expenses in first quarter 2005 that related to change in control and bonus payments, stock option fair market value adjustments for accelerated vesting, and payment of ATD’s direct acquisition costs. These direct acquisition costs include investment banking, legal, accounting, and other fees for professional services in connection with the Merger that cannot be included in purchase accounting.

Interest Expense

Total interest expense for the aggregate six-month period of 2005 increased $11.3 million to $17.1 million from $5.8 million in the six-month period of 2004. The increase in interest expense is due primarily to increased debt levels associated with the issuance of the Holdings senior discount notes, the fixed rate notes, and the floating rate notes issued in connection with the Acquisition. In addition, the Successor recorded additional interest expense relating to the change in fair value of the interest rate swap agreement of $0.2 million in second quarter 2005 and the Predecessor recorded a net reduction in interest expense of $0.2 million in first quarter 2005 as compared to a net reduction of $0.4 million in interest expense recorded by the Predecessor in the six-month period of 2004.

Provision (Benefit) for Income Taxes

The Successor recognized an income tax benefit of $2.3 million in second quarter 2005 due primarily to the increase in interest expense discussed above, which generated a pre-tax loss of $5.8 million. The Predecessor recognized an income tax benefit of $6.6 million in first quarter 2005 due primarily to the transaction expenses incurred in connection with the Merger, which generated a pre-tax loss of $20.9 million. During the six-month period of 2004, the Predecessor recognized an income tax provision of $7.9 million. The effective tax rate for second quarter 2005 was approximately 40% for the Successor, approximately 32% for first quarter 2005 for the Predecessor, and approximately 40% for the six-month period of 2004 for the Predecessor.

Net Income (loss)

Total aggregate net income for the six-month period of 2005 decreased $29.7 million to $(17.8) million from $11.9 million in the six-month period of 2004. The decrease in net income is due primarily to transaction expenses and higher interest expenses incurred in connection with the Merger and the inclusion of an additional week in first quarter 2004. The decrease was partially offset by an increase in the income tax benefit.

Critical Accounting Polices

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make judgments, assumptions and estimates that affect the amounts reported. Please see the discussion of critical accounting policies and estimates included elsewhere in this prospectus. During the quarter and aggregate six months ended July 2, 2005, there was no change in our critical accounting policies.

Liquidity and Capital Resources

At July 2, 2005, our combined net indebtedness (net of cash) was $498.9 million compared to $230.6 million at January 1, 2005, an increase of $268.3 million. The increase is due primarily to the issuance of the Holdings senior discount notes, the fixed rate notes, and the floating rate notes issued in connection with the Acquisition (see Note 10 in the Notes to Condensed Consolidated Financial Statements beginning on page F-6 of this prospectus). Total commitments by the lenders under our revolving credit facility (“Revolver”) were $300.0 million at July 2, 2005, of which $150.5 million was outstanding and $98.9 million was available for additional borrowings. The amount available to borrow is limited by the Borrowing Base computation, as defined in the Revolver agreement.

The following table summarizes the cash flows for the quarter ended July 2, 2005 for the Successor and for the quarter ended April 2, 2005 and six months ended July 3, 2004 for the Predecessor (in thousands):

	Predecessor		Successor
	Six Months Ended	Quarter Ended	Period from April 2, 2005 through
	July 3, 2004	April 2, 2005	July 2, 2005
Cash provided by (used in) operating activities	$2,736	$10,356	$(22,084)
Cash used in investing activities	(1,802)	(1,438)	(440,338)
Cash provided by (used in) financing activities	(521)	(8,749)	463,225

Net increase in cash and cash equivalents	413	169	803
Cash and cash equivalents, beginning of year	3,326	3,334	3,503

Cash and cash equivalents, end of year	$3,739	$3,503	$4,306

Cash payments for interest	$6,033	$3,944	$7,141
Cash payments for taxes, net	$7,509	$247	$177
Capital expenditures financed by debt	$2,812	$1,338	$1,915

Operating Activities

Total net cash used in operating activities for the aggregate six-month period of 2005 increased $14.4 million to $(11.7) million compared to net cash provided by operating activities of $2.7 million in the six-month period of 2004. The increase in cash used in operating activities was primarily due to cash payments of $31.7 million made in connection with the Acquisition (see Note 3 in the Notes to the Condensed Consolidated Financial Statements beginning on page F-6 of this prospectus for further details), as well as a decrease in our profitability and an increase in our net working capital requirements as a result of increased business activity and the acquisition of Big State and Target Tire in third quarter 2004. Net working capital for the Successor at July 2, 2005, totaled $168.8 million compared to $133.7 million for the Predecessor at January 1, 2005, an increase of $35.1 million. This increase primarily relates to the income tax receivable, prepaid management advisory fees and deferred financing costs recorded in connection with the Acquisition (see Notes 3 and 9 in Notes to Condensed Consolidated Financial Statements beginning on page F-6 of this prospectus for further information).

Investing Activities

Total net cash used in investing activities increased $440.0 million to $441.8 million in the aggregate six-month period of 2005 compared to $1.8 million in the six-month period of 2004. The increase in cash used in investing activities was due primarily to cash paid for the Acquisition in first quarter 2005. See Note 3 in the Notes to the Condensed Consolidated Financial Statements for further details. Total capital expenditures for the aggregate six-month period of 2005 increased $1.4 million to $3.2 million compared to $1.8 million in the six-month period of 2004. Capital expenditures during second quarter 2005 for the Successor and first quarter 2005 for the Predecessor were primarily for information technology upgrades, warehouse racking, and leasehold improvements. During the aggregate six-month period of 2005, we also had total aggregate capital expenditures financed by debt of $3.3 million relating to information technology upgrades compared to $2.8 million in the six-month period of 2004.

Financing Activities

Total net cash provided by financing activities for the aggregate six-month period of 2005 increased $455.0 million to $454.5 million compared to net cash used in financing activities of $(0.5) million in the six-month period of 2004. The increase in cash provided by financing activities was primarily due to the cash activity surrounding the Acquisition partially offset by net repayments of the revolving credit facility and other long-term debt (see Note 3 in the Notes to the Condensed Consolidated Financial Statements beginning on page F-6 of this prospectus for further details).

Revolving Credit Facility

In connection with the Merger, ATD entered into the Fourth Amended and Restated Loan and Security Agreement (the “Revolver”) on March 31, 2005. The Borrowers to the Revolver are ATD and its subsidiaries. The Revolver provides for a five-year senior secured revolving credit facility of up to $300.0 million (of which up to $25.0 million may be utilized in the form of commercial and standby letters of credit), subject to a borrowing base. The Revolver is secured primarily by ATD’s inventories and accounts receivable.

Borrowings under the Revolver bear interest, at ATD’s option, at either (i) the Base Rate, as defined, or (ii) the Eurodollar Rate, as defined, plus the applicable margin (1.50% as of July 2, 2005). Beginning six months after closing, the applicable margin for the loans will vary based upon a performance based grid, as defined in the agreement.

All obligations under the Revolver are guaranteed by Holdings and each of ATD’s existing and future direct and indirect domestic subsidiaries that are not direct obligors thereunder. Obligations under the Revolver are secured by a pledge of substantially all assets of the obligors, including all shares of ATD’s capital stock and that of ATD’s subsidiaries, subject to certain limitations.

The Revolver contains covenants which, among other things, require ATD to meet a fixed charge coverage ratio if ATD does not have at least $25.0 million available to be drawn under the revolving credit facility (subject to a cure); restricts ATD’s ability to incur additional debt; enter into guaranties; make loans and investments; declare dividends; modify certain material agreements or constitutive documents relating to preferred stock; and change the business it conducts, as well as other customary covenants. The Revolver expires March 31, 2010.

During the second quarter 2003, ATD entered into an interest rate swap agreement (“Swap”) to manage exposure to fluctuations in interest rates. The Swap represents a contract to exchange floating rate for fixed interest payments periodically over the life of the agreement without exchange of the underlying notional amount. The notional amount of the Swap is used to measure interest to be paid or received and does not represent the amount of exposure to credit loss. At July 2, 2005, the Swap in place covers a notional amount of $50.0 million of indebtedness at a fixed interest rate of 2.14% and expires in June 2006. This Swap has not been designated for hedge accounting treatment. Accordingly, the Company recognizes the fair value of the Swap in the accompanying condensed consolidated balance sheets and any changes in the fair value are recorded as adjustments to interest expense in the accompanying condensed consolidated statements of operations. The fair value of the Swap is the estimated amount that the Company would pay or receive to terminate the agreement at the reporting date. The fair value of the Swap was an asset of $0.9 million and $0.8 million at July 2, 2005 and January 1, 2005, respectively, and is included in other assets in the accompanying condensed consolidated balance sheets. As a result of the change in fair value, the Successor recorded an increase in interest expense of $0.2 million for the quarter ended July 2, 2005. The Predecessor recorded a reduction in interest expense of $0.2 million and $0.6 million for the quarters ended April 2, 2005 and July 3, 2004, respectively and a reduction of $0.4 million for the six months ended July 3, 2004.

Indenture EBITDA

We evaluate liquidity based on several factors, of which the primary financial measure is Indenture EBITDA. The presentation of Indenture EBITDA, a non-GAAP financial measure, and ratios based thereon do not comply with accounting principles generally accepted in the United States because they are adjusted to exclude certain cash expenses, including recurring expenses. We present Indenture EBITDA as it is used to determine our and ATD’s compliance with covenants contained in the related indentures governing our and ATD’s notes. The covenants are tied to ratios based on Indenture EBITDA, referred to as Consolidated Cash Flows in the indenture, and restrict our and ATD’s ability to incur additional indebtedness and to issue preferred stock. Indenture EBITDA as used herein represents earnings before interest, taxes, depreciation and amortization and further adjusted to exclude certain non-recurring and other adjustments permitted in calculating covenant compliance under the indentures. We believe that the inclusion of this supplementary information is necessary for investors to understand our and ATD’s abilities to comply with the financial covenants and debt service of the notes. Indenture EBITDA should not be considered an alternative to, or more meaningful than, cash flow as determined in accordance with accounting principles generally accepted in the United States. The following table is a reconciliation of net cash provided by (used in) operating activities to Indenture EBITDA:

	Predecessor		Successor
	Six Months Ended	Quarter Ended	Period from April 2, 2005 through
	July 3, 2004	April 2, 2005	July 2, 2005
	(in thousands)
Net cash provided by (used in) operating activities	$2,736	$10,356	$(22,084)
Changes in assets and liabilities	13,048	(13,518)	23,902
Provision for deferred income taxes	(1,077)	—	1,599
Interest expense	5,844	3,682	13,402
Provision for (benefit of) income taxes	7,943	(6,620)	(2,317)
Provision for doubtful accounts	(111)	(279)	(195)
Provision for obsolete inventory	298	(332)	136
Amortization of other assets	(472)	(232)	(1,386)
Stock-based compensation expense	—	(8,584)	—
Transaction expenses	—	28,211	95
Inventory adjustment amortization	—	—	4,692
Other	1,945	1,181	1,542

Indenture EBITDA	$30,154	$13,865	$19,386

Total Indenture EBITDA for the aggregate six-month period of 2005 increased $3.1 million to $33.3 million compared to $30.2 million in the six-month period of 2004. The increase in Indenture EBITDA is due primarily to the increase in sales, partially offset by the increase in selling, general and administrative expenses and the inclusion of an additional week in the first quarter 2004. We estimate the additional week in 2004 increased Indenture EBITDA by approximately $1.6 million. Also, the first quarter of 2004 benefited from a reduction of our health insurance reserve of $0.9 million. The results for the aggregate six-month period of 2005 have been negatively impacted by approximately $0.4 million due to the timing of certain payroll related expenses that incurred in first quarter 2005 that are typically incurred throughout the year.

We anticipate that our principal use of cash going forward will be to meet working capital and debt service requirements and to make capital expenditures. Based upon current and anticipated levels of operations, we believe that our cash flow from operations, together with amounts available under our Revolver, will be adequate to meet our anticipated requirements. There can be no assurance, however, that our business will continue to generate sufficient cash flow from operations in the future to meet these requirements or to service its debt, and we may be required to refinance all or a portion of our existing debt, or to obtain additional financing. These increased borrowings may result in higher interest payments. In addition, there can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on us.

Income Taxes

As part of the Merger, we generated substantial tax deductions relating to the exercise of stock options and payments made for transaction bonuses. The Successor’s condensed consolidated balance sheet as of July 2, 2005 reflects a current deferred tax asset of $20.7 million, of which $10.1 million represents the anticipated tax benefits the we expect to achieve in 2005 and 2006 from such tax deductions and an income tax receivable of $18.4 million, of which $17.5 million relates to deductions that can be carried back two years for federal income tax purposes. Management has evaluated our deferred tax asset and has concluded that the realizability of the deferred tax asset is more likely than not. Therefore, we have not established a valuation allowance against the deferred tax asset. This evaluation considered our historical and long-term expected profitability. Our ability to generate future taxable income is dependent on numerous factors including general economic conditions, the state of the replacement tire market, and other factors beyond management’s control. Therefore, there can be no assurance that we will meet our expectation of future taxable income. Changes in expected future income could lead to us to record a valuation allowance against the deferred tax assets.

As a part of the preliminary purchase price allocation, the Successor’s condensed consolidated balance sheet as of July 2, 2005 includes a net non-current deferred tax liability of $80.2 million. The net deferred tax liability primarily relates to the expected future tax liability associated with the non-deductible identified intangible assets that was recorded during the preliminary purchase price allocation less existing tax deductible intangibles assuming an effective tax rate (see Note 3 in Notes to Condensed Consolidated Financial Statements beginning on page F-6 of this prospectus for further information).

Recently Issued Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” The amendments made by SFAS No. 151 will improve financial reporting by requiring that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect the adoption SFAS No. 151 to have a material impact on our consolidated financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). For non-public companies, as defined, the provisions of SFAS No. 123R are effective for reporting periods beginning after December 15, 2005. The new statement requires compensation expense associated with share-based payments to employees to be recognized in the financial statements based on their fair values. The Company is currently accounting for stock option grants in accordance with APB No. 25 and its related interpretations. Upon the adoption of SFAS 123R, the Company will be required to apply the provisions of the statement prospectively for any newly issued, modified or settled award after the date of initial adoption. We are in the process of evaluating the impact the requirements of this statement will have on our consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”) which replaces Accounting Principles Board Opinion No. 20 “Accounting Changes” and SFAS No. 3 “Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS 154 to have a material impact on its consolidated financial position or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOR FISCAL YEARS 2004, 2003 AND 2002

In this section below, unless the context otherwise requires, “we,” “us” and “our” refer to the operating subsidiary American Tire Distributors, Inc. and its subsidiaries on a consolidated basis. The following discussion and analysis of our results of operations, financial condition and liquidity should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

Our fiscal year is based on either a 52 or 53-week period ending on the Saturday closest to each December 31. Therefore, the financial results of certain fiscal years will not be exactly comparable to the prior or subsequent fiscal years. The 2004 fiscal year (ended January 1, 2005) contains operating results for 53 weeks. The 2003 fiscal year (ended December 27, 2003) and the 2002 fiscal year (ended December 28, 2002) contain operating results for 52 weeks.

Overview

We are the leading distributor of tires to the U.S. replacement tire market, a $24.3 billion industry. Despite a recent economic slowdown, the U.S. replacement market is stable and has been growing at approximately 2% to 3% annually over the past ten years. Growth has historically been driven by several positive industry trends such as an increase in the number of vehicles on the road, an increase in the number of licensed drivers, an increase in the number of miles driven, and an increase in the average age of vehicles.

The industry has recently experienced growth from an increase in high and ultra-high performance and larger rim diameter tires, proliferation of larger vehicles such as SUVs, and shorter tire replacement cycles. Our high and ultra-high performance tires are our highest profit products and also have relatively shorter replacement cycles. High and ultra-high performance tires have shown significant sales growth as compared to the overall market. According to Modern Tire Dealer magazine, industry wide, the number of units sold in this subcategory increased by 18.3% from 2003 to 2004. We expect the trend of selling more high and ultra-high performance tires as well as larger auto rim diameter tires to be an ongoing area of strategic focus for us, and the industry as a whole. Due to our breadth and depth of product offering, we believe that we are well positioned to handle this new demand.

Our revenues are primarily generated from sales of passenger car and light truck tires, which represent approximately 74.6% of our total net sales in fiscal 2004. The remainder of net sales is derived from other tire sales (12.1%), custom wheels (7.6%), automotive service equipment (4.4%), and other products (1.3%). We sell our products to a variety of customers and geographic markets.

We have continued to expand and geographically diversify our operations in the recent years by executing a strategy that includes both organic growth and growth through acquisitions. Over the past year, we have successfully acquired and integrated two businesses representing approximately $160.0 million in annual net sales. The acquisition of Big State expanded our operations into Texas, New Mexico and Oklahoma, while the acquisition of Target Tire strengthened our presence with retailers in the Southeast, a region where we already have a strong market presence. As we continue to expand our market presence, we have been able to effectively leverage our scalable distribution infrastructure to achieve higher growth and increased margins.

We are currently in the process of further enhancing our pricing discipline and expense control through a strategic segmentation of our customer base. This initiative is expected to provide incentives for smaller customers to provide us with a larger share of their business and by focusing on larger, more profitable customers.

During fiscal 2004, we completed the purchase of all the outstanding stock of Big State and Target Tire. These acquisitions have been accounted for using the purchase method of accounting and, accordingly, results of operations for the acquired businesses have been included in the consolidated statements of operations from the acquisition date.

The acquisition of our company by Holdings was accounted for under the purchase method of accounting. Under the purchase method of accounting, the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values, with the remainder being allocated to goodwill. The increase in the basis of these assets results in increased amortization and depreciation charges in future periods. Based on preliminary estimates, which are subject to material revision, we expect that the carrying value of inventory will be increased by approximately $4.7 million. The effect of this increase will be to increase the cost of sales and thereby reduce gross profit and gross margins in future periods as this inventory is sold. We expect to sell most of that inventory within three months after the closing of the acquisition and related transactions. We also recorded significant transaction-related expenses during the quarter when the acquisition and related transactions closed, including an estimated $11.8 million of compensation expense relating to payment of various bonuses and an estimated $8.3 million of transaction costs incurred by us. In addition, our interest expense will increase significantly as a result of the acquisition and related transactions. As part of the acquisition and related transactions, we generated substantial tax deductions relating to the exercise of stock options and payments made for transaction bonuses.

Results of Operations

Year Ended January 1, 2005 Compared to the Year Ended December 27, 2003

The following table sets forth the period change for each category of the statements of operations, as well as each category as a percentage of net sales:

	Fiscal Year		Period Over Period Change	Period Over Period Percentage Change	Results as a Percentage of Net Sales for Fiscal Year
	2003	2004	Favorable (unfavorable)	Favorable (unfavorable)	2003	2004
	(dollars in thousands)
Net sales	$1,114,410	$1,282,069	$167,659	15.0%	100.0%	100.0%
Cost of goods sold	910,905	1,043,793	(132,888)	(14.6)	81.7	81.4

Gross profit	203,505	238,276	34,771	17.1	18.3	18.6
Selling, general and administrative expenses	162,351	183,235	(20,884)	(12.9)	14.6	14.3

Operating income	41,154	55,041	13,887	33.7	3.7	4.3
Other income (expense):
Interest expense	(14,071)	(13,371)	700	5.0	1.3	1.1
Other, net	93	(393)	(486)	(522.6)	0.0	0.0

Income from continuing operations before income taxes	27,176	41,277	14,101	51.9	2.4	3.2
Provision for income taxes	11,089	16,236	(5,147)	(46.4)	1.0	1.2

Income from continuing operations	16,087	25,041	8,954	55.7	1.4	2.0
Loss from discontinued operations, net of income tax benefit of $57 and $0	(82)	—	82	100.0	0.0	0.0

Net income	$16,005	$25,041	$9,036	56.5%	1.4%	2.0%

Net Sales

Net sales increased $167.7 million, or 15.0%, from $1,114.4 million in fiscal 2003 to $1,282.1 million in fiscal 2004. The operations acquired from Big State accounted for $24.0 million of the increase in net sales. The inclusion of an additional week of sales in fiscal 2004 contributed approximately $19.0 million to the increase. The increase in net sales is also a result of increased volume in our existing distribution centers due to the consolidation of the Target Tire locations, and from higher average per unit selling prices and a continuing trend of selling more high performance, higher priced tires. We cannot determine the precise effect on sales of the acquisition of Target Tire after the consolidation date, as operations acquired from Target Tire were merged into our existing facilities, with the exception of one facility. The higher average selling prices are a result of manufacturer price increases that were part of an overall industry increase. Increased wheel, light truck, and medium truck tire sales have also contributed to higher sales dollars.

Gross Profit

The increase in gross profit in fiscal 2004 is primarily due to increased sales resulting from higher volume and the acquisitions of Big State and Target Tire and from higher gross margins. The increase in margin percentage of 0.3% was a result of improved product mix and purchasing efficiencies. Big State and Target Tire, prior to the consolidation of Target Tire’s distribution centers, contributed $7.9 million in gross profit.

Selling, General and Administrative Expenses

The increase in selling, general and administrative expenses is due, in part, to the inclusion of acquired operations. Of the $20.9 million increase, the acquisitions of Big State and Target Tire accounted for approximately $7.6 million, prior to the consolidation of Target Tire’s distribution centers. Employee related expenses increased $11.9 million primarily due to incentive based compensation associated with an increase in sales and profits and the inclusion of an additional week in fiscal 2004. The remaining net increase in selling, general, and administrative expenses is primarily due to costs related to the Big State and Target Tire acquisitions and the pending acquisition of American Tire by Holdings. The increase in selling, general and administrative expenses in 2004 was offset in 2004 by a $0.9 million reduction in medical insurance reserves.

Interest Expense

The decrease in interest expense is due primarily to a decline in interest rates during the first half of fiscal 2004, a reduction in “other long-term debt” levels and a $0.3 million net reduction in interest expense relating to the change in fair value of the interest rate swap agreement, partially offset by increased borrowings on our existing credit facility as a result of the two acquisitions completed in third quarter 2004.

Income Tax Expense

We recognized an income tax provision of $16.2 million in fiscal 2004 compared to $11.1 million in fiscal 2003. The effective tax rate for fiscal 2004 is approximately 39% compared to 41% in fiscal 2003.

Discontinued Operations

We did not record a loss from discontinued operations in fiscal 2004. The loss from discontinued operations in fiscal year 2003 is primarily due to adjustments to estimated liabilities on leases, for which we are a guarantor. For more information see, “—Discontinued Operations.”

Net Income

The increase in net income is due primarily to the increase in operating income partially offset by the increase in the income tax provision.

Year Ended December 27, 2003 Compared to the Year Ended December 28, 2002

The following table sets forth the period change for each category of the statements of operations, as well as each category as a percentage of net sales:

	Fiscal Year		Period Over Period Change	Period Over Period Percentage Change	Results as a Percentage of Net Sales for Fiscal Year
	2002	2003	Favorable (unfavorable)	Favorable (unfavorable)	2002	2003
	(dollars in thousands)
Net sales	$1,062,015	$1,114,410	$52,395	4.9%	100.0%	100.0%
Cost of goods sold	868,750	910,905	(42,155)	(4.9)	81.8	81.7

Gross profit	193,265	203,505	10,240	5.3	18.2	18.3
Selling, general and administrative expenses	161,914	162,351	(437)	(0.3)	15.2	14.6

Operating income	31,351	41,154	9,803	31.3	3.0	3.7
Other income (expense):
Interest expense	(18,705)	(14,071)	4,634	24.8	1.8	1.3
Gain on repurchase of Series D senior notes	49,759	—	(49,759)	(100.0)	4.7	0.0
Other, net	288	93	(195)	(67.7)	0.0	0.0

Income from continuing operations before income taxes	62,693	27,176	(35,517)	(56.7)	5.9	2.4
Provision for income taxes	24,783	11,089	13,694	55.3	2.3	1.0

Income from continuing operations	37,910	16,087	(21,823)	(57.6)	3.6	1.4
Loss from discontinued operations, net of income tax benefit of $316 and $57	(483)	(82)	401	83.0	0.0	0.0

Net income	$37,427	$16,005	$(21,422)	(57.2)%	3.5%	1.4%

Net Sales

Net sales increased $52.4 million or 4.9%, from $1,062.0 million in fiscal 2002 to $1,114.4 million in fiscal 2003. The increase in net sales is primarily due to an industry-wide increase in the average selling price of passenger car and light truck tires. In addition, we continued a trend of selling a higher mix of high performance, higher priced tires.

Gross Profit

The increase in gross profit for fiscal 2003 is due primarily to an increase in sales of our higher margin tires and wheels, partially offset by an aggressive first quarter 2003 marketing program, which resulted in reduced margins on certain products.

Selling, General and Administrative Expenses

The slight increase in selling, general and administrative expenses is primarily due to $2.3 million of increased costs associated with our group health plan and other miscellaneous net increases, partially offset by a $2.0 million reduction in amortization expense relating to noncompete agreements that ended during fiscal 2003 and a $1.1 million reduction in the provision for doubtful accounts. The reduction in the provision for doubtful accounts is a result of improved billing and collection efforts in fiscal 2003.

Interest Expense

The decrease in interest expense was due primarily to our repurchase of the majority of our Series D senior notes in 2002 (see “—Repurchase of Senior Notes”), as well as a decline in interest rates on our existing credit facility.

Income Tax Expense

We recognized an income tax provision of $11.1 million in fiscal 2003 compared to $24.8 million in fiscal 2002. The income tax provision for fiscal 2002 includes $19.7 million relating to the gain on repurchase of Series D senior notes. The effective tax rate for fiscal 2003 is approximately 41% compared to 40% in fiscal 2002.

Discontinued Operations

The loss from discontinued operations in fiscal years 2003 and 2002 is primarily due to adjustments to estimated liabilities on leases, for which we are a guarantor. For more information, see “—Discontinued Operations.”

Net Income

Net income for fiscal 2002 includes a $49.8 million gain on repurchase of Series D senior notes and the related income tax provision of $19.7 million. Excluding the net gain on repurchase of Series D senior notes, fiscal 2003 net income increased $8.7 million from fiscal 2002.

Discontinued Operations

Effective May 15, 2001, we completed a transaction pursuant to a Stock Purchase Agreement to sell all the capital stock in Winston Tire Company, or Winston, our retail segment, to Performance Management, Inc. for a purchase price of approximately $11.3 million, a portion of which was deferred and not paid at closing. We entered into a supply agreement to supply tires to Winston in connection with the sale. As of January 1, 2005, $2.8 million of the purchase price remains outstanding and a reserve is maintained for the full amount of the remaining purchase price. We have initiated legal proceedings to collect the $2.8 million.

On January 15, 2002, Winston filed for protection from creditors under Chapter 11 of the United States Bankruptcy Code. In connection therewith, we agreed to provide Winston with a $2.0 million trade credit facility to acquire inventory from us, which was terminated in December 2002. Following the bankruptcy filing, we reached a settlement agreement with Winston relating to all outstanding matters between the parties that was approved by the Bankruptcy Court by order on February 6, 2002. We have assessed the terms of the settlement and believe that any potential liability has been adequately considered in prior provisions.

On September 12, 2002, the United States Bankruptcy Court for the Central District of California approved a sale of substantially all the assets of Winston to the Goodyear Tire and Rubber Company, Inc. The sale closed in late December 2002. In January 2003 upon motion, the Bankruptcy Court converted the Winston bankruptcy case from a Chapter 11 to a Chapter 7 proceeding.

The only significant remaining liability related to discontinued operations is the exposure related to leases that we have guaranteed. As of January 1, 2005, our total obligations, as guarantor on the Winston leases, are approximately $11.2 million extending over 14 years. However, we have secured assignments or sublease agreements for the vast majority of these commitments with contractually assigned or subleased rental of approximately $10.7 million. A provision has been made for the net present value of the estimated shortfall. The accrual for lease liabilities could be materially affected by factors such as the credit worthiness of lessors, assignees and sublessees and our success at negotiating early termination agreements with lessors. These factors are significantly dependent on general economic conditions. While we believe that our current estimates of discontinued operations liabilities are adequate, it is possible that future events could require significant adjustments to those estimates.

Liquidity and Capital Resources

Historical

At January 1, 2005, our combined net debt (total debt less cash) was $230.6 million compared to $179.4 million at December 27, 2003. Total commitments by the lenders under our existing credit facility were $245.0 million at January 1, 2005, of which $39.5 million was available for additional borrowings. The amount available to borrow is limited by the Borrowing Base computation, as defined in the agreement.

The following table summarizes our cash flows for fiscal years 2002, 2003 and 2004:

	Fiscal Year			2003 Compared to 2002 Favorable (Unfavorable)	2004 Compared to 2003 Favorable (Unfavorable)
	2002	2003	2004
	(dollars in thousands)
Cash provided by continuing operating activities	$15,265	$17,657	$25,709	$2,392	$8,052
Cash provided by (used in) investing activities	13,413	(1,929)	(63,302)	(15,342)	(61,373)
Cash provided by (used in) financing activities	(30,116)	(15,095)	37,601	15,021	52,696

Net increase (decrease) in cash and cash equivalents	(1,438)	633	8	2,071	(625)
Cash and cash equivalents, beginning of year	4,131	2,693	3,326	(1,438)	633

Cash and cash equivalents, end of year	$2,693	$3,326	$3,334	$633	$8

Cash payments for interest	$18,234	$13,345	$12,389	$(4,889)	$(956)
Cash payments for taxes, net	$3,230	$2,592	$17,610	$(638)	$15,018
Capital expenditures financed by debt	$124	$670	$5,224	$546	$4,554

Operating Activities. The increase in cash provided by continuing operating activities for fiscal 2004 was primarily due to improvements in our gross profit margins and an overall increase in our profitability partially offset by an increase in our net working capital requirements as a result of increased business activity and the acquisition of Big State and Target Tire. In addition, we had an increase in income taxes paid in fiscal 2004, which partially offset the increase in cash provided by operating activities. The increase in income taxes paid is due to the utilization of net operating loss carryforwards in fiscal 2003, which were not available in fiscal 2004. Net working capital at January 1, 2005 totaled $133.7 million compared to $99.0 million at December 27, 2003, an increase of $34.7 million.

The increase in cash provided by operating activities for fiscal 2003 was primarily due to improvements in our gross profit margins and an overall increase in our profitability (excluding the gain on repurchase of the Series D senior notes in 2002), partially offset by an increase in our ending inventory balance at December 27, 2003.

Investing Activities. The increase in cash used in investing activities for fiscal 2004 was due primarily to the acquisition of Big State and Target Tire in third quarter 2004. Capital expenditures increased $1.9 million to $4.4 million in fiscal 2004 compared to $2.5 million in fiscal 2003. Capital expenditures during fiscal 2004 were primarily for information technology upgrades, warehouse racking, and leasehold improvements. During fiscal 2004, we also had capital expenditures financed by debt of $5.2 million relating to information technology upgrades.

Net cash used in investing activities for 2003 consisted primarily of cash paid for capital expenditures. During 2002, we had net cash provided by investing activities due primarily to the proceeds received from our sales/leaseback transaction, which generated net proceeds of $13.3 million.

Financing Activities. The increase in cash provided by financing activities for fiscal 2004 was primarily due to increased borrowings on our existing credit facility as a result of the two acquisitions completed in third quarter 2004, partially offset by the partial redemption of the Series A preferred stock and payment for deferred financing costs.

The decrease in cash used in financing activities for fiscal 2003 was due primarily to the repurchase of Series D senior notes in fiscal 2002, offset by proceeds from the issuance of preferred stock and additional borrowings on the existing credit facility, both of which were used in part for the Series D senior note repurchase.

Existing Credit Facility. On March 19, 2004, we executed a Third Amended and Restated Loan and Security Agreement, or the existing credit facility, to increase our borrowing capacity. The Borrowers to the existing credit facility are us and our subsidiaries. The existing credit facility provides for borrowings in the aggregate principal amount of up to the lesser of $245.0 million, less defined reserves, or the Borrowing Base, as defined in the agreement. Fees incurred in connection with the amendment of $1.5 million are being deferred and amortized over the life of the loan. On April 2, 2004, we and our lenders executed an amendment to the existing credit facility to amend the requirements and form of the officer’s compliance certificate to be issued to the lenders.

On February 14, 2005, we and our lenders executed a letter agreement to the existing credit facility to amend the capital expenditures covenant contained therein.

Borrowings under the existing credit facility bear interest at (i) the Base Rate, as defined, plus the applicable margin (0.75% as of January 1, 2005) or (ii) the Eurodollar Rate, as defined, plus the applicable margin (2.25% as of January 1, 2005). These margins are subject to performance-based step-downs resulting in margins ranging from 0.25% to 1.25% for Base Rate loans and 1.75% to 2.75% for Eurodollar Rate loans, respectively. At January 1, 2005, borrowings under the existing credit facility were at a weighted average interest rate of 4.8%.

The existing credit facility, as amended, requires us to meet a fixed charge coverage test, as defined, as well as certain covenants, which among other things, limits our ability to incur additional debt; enter into guarantees; make loans and investments; make capital expenditures; declare dividends; engage in mergers, consolidations and asset sales; enter into transactions with affiliates; create liens and encumbrances; enter into sale/leaseback transactions; modify material agreements; and change the business we conduct. As of January 1, 2005, we were in compliance with these covenants, as amended. Obligations under the existing credit facility are secured by all of our inventories, accounts receivable and certain other collateral. The existing credit facility expires February 15, 2008.

On September 2, 2004, we and our lenders executed a Second Amendment to the existing credit facility to provide us with a $20.0 million term loan to facilitate the acquisition of Target Tire. On November 4, 2004, we repaid the term loan, without penalty, with borrowings from the existing credit facility.

We anticipate that our principal use of cash going forward will be to meet working capital and debt service requirements, to make capital expenditures, and to fund acquisitions. Based upon current and anticipated levels of operations, we believe that our cash flow from operations, together with amounts available under our credit facilities, will be adequate to meet our anticipated requirements. There can be no assurance, however, that our business will continue to generate sufficient cash flow from operations in the future to meet these requirements or to service our debt, and we may be required to refinance all or a portion of our existing debt, or to obtain additional financing. These increased borrowings may result in higher interest payments. In addition, there can be no assurance that any refinancing would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on us.

Repurchase of Series D Senior Notes. As a result of significant losses in fiscal 2000 and 2001 at our discontinued operating retail segment, we encountered difficulty meeting debt service requirements. We completed a capital restructuring in March of 2002 to reduce our long-term debt, as well as meet working capital needs. As a part of this recapitalization, we repurchased $121.4 million in outstanding principal amount of the Series D senior notes at a purchase price of $535 per $1,000 in face amount of the Series D senior notes, plus accrued and unpaid interest of $4.5 million. We funded the repurchase of the Series D senior notes through several debt restructuring transactions. The restructuring transactions consisted of (i) an amendment to our existing credit facility to provide additional availability, (ii) a sale and leaseback of our three tire distribution warehouses generating cash proceeds of $13.9 million and (iii) an equity investment of $28.9 million from the issuance of 9,637,592 shares of Series D preferred stock to our existing stockholders. Concurrent with the repurchase of the Series D senior notes, we, the Subsidiary Guarantors and the Trustee executed a fourth supplemental indenture to the Series D senior notes indenture. The amendments to the Series D senior notes indenture were effected primarily to permit the restructuring transactions and make other related modifications.

EBITDA

We evaluate liquidity based on several factors, of which the primary financial measure is earnings from continuing operations before interest, taxes, depreciation and amortization, or EBITDA. EBITDA should not be considered an alternative to, or more meaningful than, cash flow as determined in accordance with accounting principles generally accepted in the United States. EBITDA as calculated and presented here may not be comparable to EBITDA as calculated and presented by other companies. The following table is a reconciliation of net cash provided by continuing operating activities to EBITDA:

	Fiscal Year
	2002	2003	2004
Net cash provided by continuing operating activities:	$15,265	$17,657	$25,709
Changes in assets and liabilities	2,491	14,405	9,345
Deferred income tax expense	(22,570)	(6,915)	(1,847)
Interest Expense	18,705	14,071	13,371
Income Taxes	24,783	11,089	16,236
Provision for Doubtful accounts	(2,036)	(907)	(320)
Amortization of other assets	(1,221)	(1,208)	(1,156)
Provision for obsolete inventory	4,832	12	91

EBITDA	$40,249	$48,204	$61,429

EBITDA increased $13.2 million to $61.4 million in fiscal 2004 compared to $48.2 million in fiscal 2003. The increase in EBITDA is due primarily to the increase in sales and improvements in our gross profit margins, partially offset by the increase in selling, general and administrative expenses. EBITDA from the acquired operations of Big State and Target Tire, prior to the consolidation of Target Tire’s distribution centers, accounted for approximately $1.2 million of this increase.

EBITDA increased $8.0 million to $48.2 million in fiscal 2003 compared to $40.2 million in fiscal 2002. The increase in EBITDA is a result of higher gross profit margins partially offset by an increase in selling, general and administrative expenses.

Post-Transaction

Holdings

Holdings is a newly formed holding company and has no direct operations. Holdings’ only significant asset is its ownership of American Tire, and its only significant liabilities are the Holdings senior discount notes, Series B preferred stock, 8% cumulative mandatorily redeemable preferred stock and its guarantees of the amended and restated credit facility and the floating rate notes and the fixed rate notes.

Holdings’ principal source of liquidity is dividends from American Tire, and its principal use of cash will be for debt service beginning in 2007 and certain payments on its preferred stock as described below. The amended and restated credit facility, floating rate notes and fixed rate notes described below are obligations of American Tire and impose limitations on its ability to pay dividends to Holdings. For example, the indentures governing the floating rate notes and fixed rate notes permit payment of dividends to Holdings to satisfy its interest payments (beginning two years after issuance when such payments must be made in cash) and the mandatory partial redemption of Holdings senior discount notes in 2010, as well as any required payments on the Series B preferred stock, but only if there is no default or event of default under the applicable indenture at such time. The indentures otherwise limit the amount of “restricted payments,” including dividends, that we can make to an amount generally equal to 50% of its net income (as defined), subject to satisfaction of certain other tests and certain exceptions. American Tire’s amended and restated credit facility only permits dividends to Holdings to fund interest so long as American Tire is in compliance with all covenants and not in default under the credit agreement. As described above, our ability to generate net income will depend upon various factors that may be beyond our control. If American Tire is unable to provide sufficient funds to Holdings to satisfy its cash obligations it would then be required to secure alternate financing, which may not be available on acceptable terms, or at all.

American Tire

American Tire’s principal sources of liquidity is cash flow from operations and borrowings under its senior credit facility. American Tire’s principal use of cash going forward will be to meet working capital and debt service requirements, to make capital expenditures, and to fund acquisitions.

Debt Service. The senior credit facility consists of a five-year $300.0 million revolving credit facility. Borrowings generally bear interest at (i) the Base Rate, as defined, or (ii) the Eurodollar Rate, as defined, plus the applicable margin. Beginning six months after closing, the applicable margin for the loans will vary based upon a performance based grid as defined in the agreement. The senior credit facility is secured primarily by our inventories and accounts receivable.

The floating rate notes will mature in 2012 and the fixed rate notes will mature in 2013 and are guaranteed by each of American Tire’s existing and future domestic restricted subsidiaries, other than immaterial subsidiaries and receivables subsidiaries. Interest on the fixed rate notes is payable semi-annually in cash. Interest on the floating rate notes is payable quarterly in cash.

Capital Expenditures. We anticipate that we will spend approximately $10.2 million on capital expenditures in 2005, $6.0 million in 2006, and $3.1 million each year thereafter. The 2005 spending plan includes continued spending on information technology upgrades. Based on current estimates, management believes that the amount of capital expenditures will be adequate to grow our business according to our business strategy and to maintain the properties and business of our continuing operations.

Working Capital. We maintain sizable inventory in order to maintain our position as a critical link in the industry between vendors and consumers, and believe that we will continue to require working capital consistent with past experience. Our working capital needs are seasonal and we build working capital in the winter months when sales are slower in anticipation of the peak summer driving season, during which time our working capital tends to be reduced.

Distributions to Holdings. Holdings has no significant assets other than its equity in American Tire. Its cash needs include general administrative costs and amounts needed to service the Holdings senior discount notes, to redeem certain preferred stock and to pay dividends related thereto. In connection with the acquisition and related transactions, Holdings issued $51.5 million principal amount at maturity of its 13% senior discount notes due October 2013. The outstanding Holdings senior discount notes were issued at a substantial discount from their principal amount at maturity and generated gross proceeds of approximately $40.0 million. Prior to April 1, 2007 no interest will accrue on the Holdings senior discount notes. Instead the accreted value of the Holdings senior discount notes is accreting at a rate of 13% compounded semi-annually to an aggregate accreted value of $51.5 million, the full principal amount at maturity, on April 1, 2007. Thereafter interest will accrue at a rate of 13% per annum and will be payable in cash semi-annually. On April 1, 2010, Holdings will be required to redeem 12.165% of each Holdings senior discount note then outstanding at a redemption price of 100% of the principal amount at maturity of the portion of the Holdings senior discount notes so redeemed. See “Description of the Notes—Description of the Holdings Senior Discount Notes—Mandatory Redemption.” The applicable indenture contains customary restrictive covenants that, among other matters, limit the ability of Holdings and its subsidiaries, including American Tire, to incur debt, pay dividends and make investments. Neither American Tire nor any of its subsidiaries guarantee the Holdings senior discount notes. The Holdings senior discount notes are subject to repurchase at the option of the holders upon certain change of control and asset sale events. In addition, Holdings issued 8% cumulative mandatorily redeemable preferred stock with an initial liquidation preference of $20.0 million that will be mandatorily redeemable in 2015. In addition, in exchange for American Tire’s existing Series B preferred stock, Holdings issued Series B preferred stock. The new Series B preferred stock has an initial aggregate liquidation preference of $4.0 million, which amount will be reduced depending upon the number of tires we purchase from The Kelly-Springfield Tire Co., or Kelly-Springfield, bears cash dividends of up to the prime rate, to the extent that the number of tires we purchase falls below specified thresholds, and must be redeemed at 100% of liquidation preference in June 2007. Holdings’ preferred stock is subject to earlier redemption upon change of control events and, in the case of the Series B preferred stock, upon the early termination of the Kelly-Springfield tire supply contract. We expect American Tire to make distributions to Holdings as necessary to satisfy its cash needs. American Tire’s ability to make such distributions is limited by the indentures and the senior credit facilities.

Acquisitions. As a part of our business strategy, we will continue to look for acquisition opportunities in regions that are not well served by our existing distribution facilities. We cannot guarantee that any acquisitions will be consummated. If we do consummate any acquisition, it could be material to our business and require us to incur additional debt under our senior credit facilities or otherwise. There can be no assurance that additional financing will be available when required or, if available, that it will be on terms satisfactory to us.

Our principle sources of funds following the acquisition and related transactions are anticipated to be cash flows from operating activities and available borrowings under the senior credit facilities. We believe that these funds will provide us with sufficient liquidity and capital resources for us to meet our current and future financial obligations, including our scheduled principal and interest payments, as well as to provide funds for working capital, capital expenditures and other needs for at least the next twelve months. No assurance can be given, however, that this will be the case.

Contractual Commitments

As of January 1, 2005, we had certain cash obligations associated with contractual commitments. The amounts due under these commitments are as follows (dollars in millions):

	Total	2005	2006	2007	2008	2009	Thereafter
Long-term debt (variable rate)	$186.1	$—	$—	$—	$186.1	$—	$—
Long-term debt (fixed rate)	33.1	1.8	1.6	0.9	28.7	0.1	—
Estimated interest payments (1)	67.3	13.6	13.6	13.5	3.9	1.7	21.0
Operating leases, net of sublease income	146.2	25.7	23.0	20.5	17.9	15.0	44.1
Capital leases	14.8	0.7	—	—	—	—	14.1

Total contractual cash obligations	$447.5	$41.8	$38.2	$34.9	$236.6	$16.8	$79.2

(1)	Represents the annual interest expense on fixed and variable rate debt. Projections of interest expense on variable rate debt are based on current interest rates.

We also have certain letters of credit outstanding at January 1, 2005 in the aggregate amount of $7.0 million.

Critical Accounting Policies and Estimates

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions (see Note 1 in the Notes to Consolidated Financial Statements included elsewhere in this prospectus). We consider certain accounting policies, as described below, to be critical policies due to the high degree of judgment and complexity involved in each.

Revenue Recognition

We recognize revenue when title and risk of loss pass to the customer, which is upon delivery under free on board, or FOB, destination terms. We also permit customers from time to time to return certain products but there is no contractual right of return. We continuously monitor and track such returns and record an estimate of such future returns, which is based on historical experience of actual returns. While such returns have historically been within management’s expectations and the provisions established have been adequate, we cannot guarantee that we will continue to experience the same return rates that we have in the past. If future returns increase significantly, operating results would be adversely affected.

Inventories

Inventories are valued at the lower of cost, determined on the first-in, first-out, or FIFO, method, or market. We perform periodic assessments to determine the existence of obsolete, slow-moving and non-saleable inventories and record necessary provisions to reduce such inventories to net realizable value. If actual market conditions are less favorable than those projected by management, additional inventory provisions may be required.

Vendor Rebates

We receive rebates from our vendors under a number of different programs. These rebates are recorded in accordance with Emerging Issues Task Force, or EITF, Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Cash Considerations Received from a Vendor.” Many of the vendor programs provide for us to receive rebates when any of a number of measures is achieved, generally related to the volume of purchases. These rebates are accounted for as a reduction to the price of the product, which reduces the carrying value of inventory until the product is sold. Throughout the year, the amount of rebates is estimated based upon the expected level of purchases. These estimates are continually revised to reflect rebates earned based on actual purchase levels. Historically, actual rebates have been within the expectations used in the estimates.

If market conditions were to change, vendors may change the terms of some or all of these programs. Although these changes would not affect the amounts that have been recorded related to product already purchased, it may impact gross margins on products sold or revenues earned in future periods to the extent that the changes are not passed along to the customer.

Cooperative Advertising and Marketing Programs

We participate in cooperative advertising and marketing programs, or co-op, with our vendors. Co-op funds used to offset specific costs in selling and marketing the vendor’s products are reported as a reduction of selling, general, and administrative expenses at the time the qualifying advertising and marketing expenses are incurred. Co-op funds not used to offset specific costs are used to offset cost of goods sold in accordance with EITF Issue No. 02-16.

Post Retirement Benefits

We account for post retirement benefits in accordance with SFAS No. 106, “Employers’ Accounting for Post Retirement Benefits Other than Pensions” and SFAS No. 132 (Revised 2003), “Employers’ Disclosures about Pensions and Other Post Retirement Benefits—an amendment of FASB Statements No. 87, 88, and 106.” SFAS No. 106 requires us to accrue the cost of post retirement benefit obligations based on a number of actuarial assumptions including assumptions about the discount rate, expected return on plan assets, health care cost trend rates, and rate of future compensation increases. The actuarial assumptions used may differ materially from actual results, which may have a significant impact on the amount of post retirement expenses to be recognized in future periods.

Allowance for Doubtful Accounts

The allowance for doubtful accounts provides for losses believed to be inherent within our accounts receivable balance. Management evaluates both the creditworthiness of specific customers and the overall probability of losses based upon an analysis of the overall aging of receivables, past collection trends, and general economic conditions. Management believes, based on our review, that the allowance for doubtful accounts is adequate to cover potential losses. Actual results may vary as a result of unforeseen economic events and the impact those events could have on our customers.

Valuation of Goodwill and Other Intangible Assets

In July 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 revises the accounting for purchased goodwill and intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite useful lives are no longer amortized, but are tested for impairment annually and more frequently in the event of an impairment indicator. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives, and reviewed for impairment at least annually. We adopted the provisions of SFAS No. 142 effective first quarter of fiscal 2002. In accordance with SFAS No. 142, we performed the required annual impairment test in fourth quarter of fiscal years 2004, 2003 and 2002 and determined that no goodwill impairment existed. Fair value was computed by utilizing a variety of methods, including discounted cash flow and market multiple models. We will continue to perform goodwill impairment reviews annually or more frequently if facts or circumstances warrant a review. Future adverse developments in market conditions or our current or projected operating results could cause the fair value of our goodwill to fall below the carrying value, requiring an impairment charge.

Deferred Taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. Management has evaluated our deferred tax assets and has concluded that the realizability of the deferred tax assets is more likely than not. As a part of this evaluation, we determined that a decrease in the valuation allowance previously established for certain deferred tax assets for state net operating loss carry-forwards relating to the sale of Winston was required. Accordingly, we recorded a non-cash benefit in the fourth quarter of fiscal 2004 of $0.5 million to reduce the valuation allowance from $1.0 million to $0.5 million. The valuation allowance was further adjusted to zero in connection with writing off the remaining deferred tax asset as we determined these assets would not be recoverable. Our ability to generate future taxable income is dependent on numerous factors including general economic conditions, the state of the replacement tire market, and other factors beyond our control. Therefore, there can be no assurance that we will meet this expectation of future taxable income. Changes in expected future income could lead to an additional valuation allowance against deferred tax assets.

Recently Issued Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” The amendments made by SFAS No. 151 will improve financial reporting by requiring that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect the adoption SFAS No. 151 to have a material impact on our consolidated financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment,” or SFAS No. 123R. For non-public companies, as defined, the provisions of SFAS No. 123R are effective for reporting periods beginning after December 15, 2005. The new statement requires compensation expense associated with share-based payments to employees to be recognized in the financial statements based on their fair values. We currently account for stock option grants in accordance with APB No. 25 and its related interpretations. Accordingly, no compensation expense has been recorded in our consolidated statements of operations. Upon the adoption of SFAS 123R, we will be required to apply the provisions of the statement prospectively for any newly issued, modified or settled award after the date of initial adoption. We are in the process of evaluating the impact the requirements of this statement will have on our consolidated financial statements.

Quantitative and Qualitative Disclosure About Market Risk

Our results of operations are exposed to changes in interest rates primarily with respect to borrowings under the existing credit facility, where interest rates are tied to the Base Rate, as defined in the agreement, or LIBOR. At January 1, 2005, we had $186.1 million outstanding under the existing credit facility, of which $136.1 million was not hedged by an interest rate swap agreement and was thus subject to exposure to interest rate changes. An increase of 1% in such interest rate percentages would increase our annual interest expense by $1.4 million, based on borrowings that have not been hedged at January 1, 2005.

During second quarter 2003, we entered into an interest rate swap agreement, or swap, to manage our exposure to fluctuations in interest rates. The swap represents a contract to exchange floating rate interest payments for fixed interest payments periodically over the life of the agreement without exchange of the underlying notional amount. The notional amount of the swap is used to measure interest to be paid or received and does not represent the amount of exposure to credit loss. At January 1, 2005, the swap covers a notional amount of $50.0 million of debt at a fixed interest rate of 2.14% and expires in June 2006. This swap has not been designated for hedge accounting treatment. Accordingly, we recognize the fair value of the swap in the accompanying consolidated balance sheets and any changes in the fair value are recorded as adjustments to interest expense in the accompanying consolidated statements of operations. The fair value of the swap is the estimated amount that we would pay or receive to terminate the agreement at the reporting date. The fair value of the swap was an asset of $0.8 million and $0.2 million at January 1, 2005 and December 27, 2003, respectively, and is included in other assets in the accompanying consolidated balance sheets. As a result of the change in fair value, $0.5 million and $0.2 million net reductions to interest expense were recorded for the years ended January 1, 2005 and December 27, 2003, respectively.

BUSINESS

Our Company

We are the leading distributor of tires to the replacement tire market in the United States and provide a critical link between tire manufacturers and the highly fragmented retail tire sales channel. Through our 71 distribution centers, we offer approximately 60,000 stock keeping units, or SKUs, to our approximately 35,000 customers, generally on a same or next day basis. As a result, our customers utilize our broad product offering to offer a comprehensive product lineup that they would be unable to otherwise provide on a stand alone basis due to working capital, logistics and warehouse constraints. We believe our position as the leading intermediary between tire manufacturers and a very fragmented customer base makes us an important distribution partner to the tire manufacturers. Our industry leading market share increased from an estimated 1.7% in 1995 to 5.9% in 2004 as a result of above-market organic growth and targeted acquisitions, making our revenue approximately four times the estimated comparable revenue of our closest wholesale competitor. We believe that our size and broad geographic footprint give us a substantial scale advantage over our competitors, all of whom are regionally focused. For the 2004 fiscal year, we generated pro forma net sales of $1,393.7 million. For the aggregate six-month period ended July 2, 2005, we generated net sales of $754.5 million and Indenture EBITDA of $33.3 million.

We believe we have the broadest product offering in our industry, supplying our customers with 11 of the top 12 leading tire brands. We believe we are the only distributor that carries the flag brands of all four of the largest tire manufacturers: Bridgestone, Continental, Goodyear and Michelin. In addition to flag brands, we also sell associate and private label brand tires, custom wheels and accessories and related service equipment. We believe our large, diverse product offering allows us to better penetrate markets by being able to provide a wide spectrum of products at multiple price points.

We serve a highly diversified customer base. Our core customers consist of approximately 11,000 independent tire outlets that generate over 75.0% of our net sales. In addition to our extensive inventory and same or next day distribution capabilities, we provide our customers with sales and product support services, including a sophisticated ordering and logistics system, to maximize their ability to sell tires, custom wheels and accessories. These valuable services, as well as the deep level of commitment we have to the business operations of our customers, have resulted in a strong and stable position within the industry.

We were founded in North Carolina as The J.H. Heafner Company, Inc. in 1935. In 1999, we reincorporated in Delaware and changed our name to Heafner Tire Group, Inc. In 2002, we changed our name to American Tire Distributors, Inc. The new name was part of our transition from a collection of companies joined through acquisition, into a single unified company. In the two years that followed, we divested our retail operations in order to concentrate on our core wholesale tire distribution business.

Holdings

Holdings is a newly created company that has no significant assets or operations other than its ownership of American Tire.

Competitive Strengths

We believe our key competitive strengths include:

Leading Market Position. We are the leading replacement tire distributor in the United States with an estimated national market share of 5.9%. We believe our revenue is approximately four times the estimated comparable revenue of our closest wholesale competitor. We believe that the key benefits of our scale include: an ability to efficiently carry an extensive inventory; an ability to invest in sales tools and technologies to support our customers; and operating efficiencies from our scalable infrastructure. We believe our leading market position, combined with the fact that we, unlike our principal competitors, do not own retail businesses that compete with our customers, enhances our ability to increase sales to existing customers, attract new customers and enter into new markets.

Extensive Distribution Network. We have the largest independent aftermarket tire distribution network in the industry with 71 distribution facilities and 700 trucks serving 36 states. Utilizing our sophisticated inventory management and logistics technology, we believe we deliver 88.0% of our orders on a same or next day basis. As a result, we believe that we have an excellent reputation with our customers for providing a high level of prompt customer service.

Broad Product Offering. We believe we offer the most comprehensive selection of tires in the industry, with timely access to approximately 60,000 SKUs. We supply 11 of the top 12 leading tire brands and we believe we are the only distributor that carries the flag brands of all four of the largest tire manufacturers: Bridgestone, Continental, Goodyear and Michelin. We also offer a number of high quality, private label product lines. In addition to branded and private label tires, we also sell associate brand tires, custom wheels and accessories and related service equipment. We believe that our broad product offering has been a significant factor in attracting and retaining many of our customers.

Diversified Customer Base. We sell our products to approximately 35,000 customers, including both national and regional tire dealer chains, car dealerships and other independent tire outlets. In 2004, no single customer accounted for more than 2.0% of our net sales while our top 25 customers accounted for less than 10.0% of our net sales.

Superior and Distinctive Technology. We have invested in sophisticated ordering and logistics technology that provides order processing, warehousing and fulfillment functions, which we believe to be the most efficient in the industry. Our Heafnet system, introduced in 1996, offers customers instant online access to our inventory, allowing dealers to check the price and availability of products and place orders on a 24/7 basis. Approximately 36.0% of our orders in 2004 were placed online using Heafnet, up from 7.0% in 2001. We have also invested in our logistics technology, including routing and global positioning software systems, to capture additional distribution efficiencies.

Strong Working Capital Management and Low Capital Expenditures. We are able to generate cash flows while maintaining sizeable inventory as our inventory controls and vendor relationships enable us to closely monitor and effectively manage our working capital. Furthermore, our scalable operating platform has allowed us to increase sales volume without significant incremental costs or capital expenditures. During the period from 2001 to 2004, our annual maintenance capital expenditures have averaged approximately $2.0 million to $3.0 million. In addition, our bad debt write-offs have historically been less than 0.1% of sales due to strong credit and collection procedures.

Experienced Senior Management Team. Our senior management team, led by our Chief Executive Officer, Dick Johnson, and our President, Bill Berry, is comprised of seasoned industry professionals and veterans of our company. Our senior management has an average of over 20 years of distribution experience and over 15 years with our predecessor companies or us. Following this offering, our senior management team collectively will hold approximately 4.0% of the capital stock of our parent company.

Business Strategy

We intend to continue to expand our business, enhance our market position and increase our revenues and cash flow by focusing on the following:

Expand Our Share of Existing Customers’ Business. We plan to expand our market share with existing dealers through greater penetration of existing brands as well as branded product expansion. As part of our strategy to grow our market share with existing customers, we have expanded our supplier relationships. In 2002, we enhanced our long standing relationship with Goodyear by obtaining distribution rights for the Goodyear brand. In 2004, we established new relationships with Continental, General and Cooper. According to Modern Tire Dealer, these four brands have a combined market share of over 25.0% in the U.S. passenger car and light truck tire market. We expect to generate additional revenue from these brands through full distribution across our broad geographic footprint.

Leverage Our Existing Infrastructure to Expand into Underserved Customer Markets. Our distribution infrastructure provides considerable operating leverage because the cost of adding additional customers that can be served by an existing distribution center, through the addition of truck routes or stops, is low. For example, we recently entered into a supply arrangement with General Motors covering approximately 3,700 GM automobile dealerships. These GM dealerships can be serviced by our existing distribution centers and are not currently expected to require any additional truck routes. Our technology platform is also fully scalable to accommodate additional distribution centers as necessary to expand efficiently into a new region. In addition, we plan to continue increasing our fill-in business at national and regional chains and tire manufacturer owned stores.

Focus on Higher Profit Products. We plan to continue to focus on increasing the mix of high and ultra high performance tires in our product line and on shifting customers from private and associate brands to flag brands, which provide us with a higher profit per tire. The shift to larger rim diameter products also enhances profit per tire. In 2003, we established supply arrangements with Pirelli and Nitto, who selected us because of our distribution capability. We intend to build demand for both of these brands through our sales force and distribution network. We are also working closely with independent tire retailers, automobile dealers and specialty shops to increase our sales of high margin custom wheels and tire services equipment, tools and supplies.

Capitalize on Profit Enhancement Opportunities. We remain committed to managing our cost structure to increase profitability. As we have expanded our market presence, we have been able to effectively leverage our highly scalable distribution infrastructure to achieve higher growth and increased margins. For example, our utilization of logistics technology, including our GPS applications, has improved distribution efficiency and profitability. We are currently in the process of further enhancing our pricing discipline and expense controls through a strategic segmentation of our customer base. This initiative provides incentives for smaller customers to provide us with a larger share of their business and focuses our sales efforts on larger, more profitable customers.

Selectively Pursue Acquisitions. We believe we are well suited to capitalize on opportunities to acquire smaller companies with key customer relationships. Our acquisition strategy consists of increasing our share in existing markets, adding distribution in new or complementary regions and utilizing our scale to realize cost savings. In addition, we believe acquisitions in our existing geographic markets provide the opportunity for significant cost savings. Over the past year, we have successfully acquired and integrated two businesses representing $160.0 million in annual net sales for fiscal 2004. We believe that this experience will help us to pursue suitable acquisition opportunities in the future and integrate them successfully. Consistent with this strategy, we continue to evaluate potential acquisition targets. However, at this time, we are not party to any definitive agreement for any such acquisition.

Products

We sell a broad selection of flag, associate and private label tires, as well as custom wheels and accessories and related service equipment. In 2004, on a pro forma basis, tire sales accounted for approximately 87.5% of net sales, custom wheels accounted for 7.0% and related service equipment accounted for 5.5%. For the aggregate six-month period ended July 2, 2005, tire sales accounted for approximately 87.4% of net sales, custom wheels accounted for 7.5% and related service equipment accounted for 5.1%.

Tires

Our net tire sales were $1,220.0 million, $968.4 million and $924.4 million, respectively, in 2004 (on a pro forma basis), 2003 and 2002. Net tire sales for the aggregate six-month period ended July 2, 2005 were $659.8 million. In 2004, on a pro forma basis, approximately 85.6% of our net tire sales were for passenger cars and light trucks. In the aggregate six-month period ended July 2, 2005, approximately 75.1% of our net tire sales were for passenger cars and light trucks. We also sell tires for medium trucks, farm vehicles and other specialty tires, as well as tire tubes. We carry 11 of the top 12 leading brands, with the 12th being one of our competitor’s private labels.

Flag brands. Our flag brands have high consumer recognition and generate higher per tire profit than associate or private label brands. We believe we are the only distributor that carries the flag brands from all four of the largest tire manufacturers: Bridgestone, Continental, Goodyear and Michelin. As a part of our flag brand portfolio, we also carry high and ultra high performance tires, including such brands as Nitto and Pirelli.

We believe that our ability to effectively distribute a wide variety of SKUs for our flag brands is key to our success. The overall replacement tire market is highly fragmented and, according to Tire Review Magazine, the top ten passenger car tire brands account for less than 60.0% of total replacement units. We believe this is the result of two factors. First, automobile manufacturers utilize a wide variety of tire brands and sizes for original equipment. Second, owner loyalty to original equipment is relatively high, as approximately one half of all new passenger car and light truck owners replace their tires with the same equipment. As a result, in order to be competitive, tire dealers, and particularly independent tire outlets, must be able to access a broad range of inventory quickly. Our customers can use our wide product offering to sell a comprehensive product lineup that they would be unable to provide on a stand alone basis due to working capital constraints and limited warehouse capacity.

Our high and ultra high performance tires are our highest profit products and also have relatively shorter replacement cycles. For the same reasons as other flag brands, but to an even greater degree, we believe working capital and inventory constraints make these tires difficult for dealers to efficiently stock. High and ultra high performance tires have shown significant growth as compared to the overall market. According to Modern Tire Dealer magazine, the number of units sold in this subcategory increased by 18.3% industry wide from 2003 to 2004.

Associate brands. Associate brands are primarily lower priced tires, manufactured by well known manufacturers. Our associate brands include Dayton, Gillette, Monarch and SteelMark. These products allow us to offer tires in a wider price range. In addition, associate brands are attractive to our dealers because they may count towards the various manufacturer incentive programs.

Private label brands. Private label brands are lower priced tires made by tire manufacturers exclusively for and marketed by independent tire wholesale distributors and/or retailers. The private label brands we own include DynaTrac, Regul, Winston and Wynstar. Our private labels allow us to sell differently branded tires to locally competitive dealers, increasing our overall market penetration.

Custom Wheels and Accessories

We offer over 140 different styles of wheels, resulting in over 8,000 total SKUs. In addition to branded wheel products, we distribute high quality custom wheels under brands owned by us, including ICW, Pacer, Drifz and CruiserWire. In addition to being a relatively high margin product, custom wheels are complementary to our tire products. According to Modern Tire Dealer magazine, 72.0% of custom wheel consumers purchase tires when purchasing wheels. Customers can order custom wheels from us along with their regular tire shipments without the added complexity of being serviced by an additional vendor. On a pro forma basis, our net sales of custom wheels in 2004 was $97.0 million. Net sales of custom wheels in the aggregate six-month period ended July 2, 2005 were $56.8 million.

Equipment, Tools and Supplies

We supply our customers with tire service equipment, tools and supplies from leading manufacturers. This equipment includes wheel alignment, tire changer and automotive lift machinery. These products broaden our portfolio and leverage our customer relationships. We distribute alignment service equipment manufactured by Hunter Engineering Company and tire changers and balancers built by Hennessey Industries, Inc. (a division of the Danaher Corporation), both leading manufacturers in their respective fields. On a pro forma basis, our net sales of equipment, tools and supplies in 2004 was $76.7 million. Net sales of equipment, tools and supplies in the aggregate six-month period ended July 2, 2005 were $38.0 million.

Distribution System

We have designed our distribution system to deliver products from a wide variety of vendors to our highly fragmented customer base. We believe that as tire manufacturers have reduced the number of direct customers they serve, we have become a more critical link between those two groups.

We utilize a sophisticated inventory and delivery system to distribute most of our products to our customers on a same or next day basis. In most of our 71 distribution facilities, we have sophisticated bin locator systems, material handling equipment and routing software that tie customer orders, inventory and delivery routes in a seamless manner. We believe this system, which is integrated with our Heafnet online ordering system, gives us a competitive advantage by allowing us to ship customer orders quickly while reducing labor costs. Our logistics and routing technology uses UPS software packages and GPS systems to optimize route design and delivery capacity. Coupled with our fleet of over 700 trucks, this technology enables us to make multiple daily or weekly shipments to customers, as necessary. With this distribution infrastructure, we believe we fulfill approximately 88.0% of our customers’ orders on a same or next day basis.

Approximately 80.0% of our products are shipped directly by tire manufacturers to our distribution centers. The remaining 20.0% of our products are shipped by suppliers to our mixing centers in Maiden, North Carolina and Lincoln, Nebraska. These mixing centers allow us to warehouse slower moving and foreign manufactured products, which are forwarded to the distribution centers as needed.

Marketing and Customer Service

Our marketing efforts are focused on driving growth through customer service, additional product placement and market expansion. We market our products and services through a number of methods, including online initiatives and specialized sales teams. We have organized our sales organization to best service our existing customers and develop new prospective customers. As the manufacturers have reduced their own sales staffs, our sales force has assumed the consultative role manufacturers previously provided. Additionally, we have established a segmented pricing system that allows us to effectively manage pricing across our customer base.

Sales Force

Our tire sales force consists of sales personnel located at each distribution center and an administrative group located at our field support center in Huntersville, North Carolina. The sales personnel located at each distribution center consist of outside and inside sales people as well as customer service representatives. This sales team focuses on local independent dealer customers. The outside sales people visit their targeted customers to advance our business, while the inside sales people remain on site, making client contact by telephone to advance specific products or programs. The customer service representatives take orders from tire dealers. The administrative tire sales organization handles national accounts, including automobile dealerships, to maximize the benefits of centralized sales organization. This administrative tire sales organization also includes brand managers that coordinate the major tire manufacturers’ programs with our distribution center sales force. We also have a call center to handle calls at peak call times of the day to minimize customer wait time.

Our custom wheel sales group has sales and technical support personnel in the field and performance specialists in each region. The sales force’s responsibilities include cultivating new prospective wheel customers and coordinating with tire sales professionals to cover existing accounts. The technical support professionals provide answers to customer questions regarding style and fitment. We also have established a dedicated equipment, tools and supplies sales force that works with the administrative tire sales force specifically to sell related service equipment, tools and supplies.

Heafnet and Wheel Wizard

Heafnet provides our customers with web-based online ordering and 24/7 access to our inventory availability and pricing. The orders are automatically processed and printed in the appropriate distribution center within minutes of entry. Heafnet allows customers to track their account balances and we are enhancing its capability so that users can also track expected deliveries. As this system represents a lower cost method of order entry, we have encouraged our customers to use it. In 2004, approximately 36.0% of our orders were placed online using Heafnet, up from 7.0% in 2001.

In addition to providing customer service around our suppliers’ incentive programs, we offer Heafnet Rewards for Heafnet online users. Dealers earn rewards points each time an order is placed online with us. Rewards points can be redeemed for airline tickets, gifts, vacation packages and other awards, depending on the point value of the prize chosen.

Wheel Wizard is a web-based program that serves as both a marketing tool and technical resource for our customers. As a marketing tool, it allows our customers’ clients to visualize our wheels on their cars, which we believe helps to encourage sales. As a technical resource, it provides detailed wheel mounting and other installation related data to assist our dealers in properly selling custom wheels.

Manufacturer Programs

Individual manufacturers offer a variety of programs for dealers that sell their products, such as Michelin’s Alliance, Goodyear’s G3X and Bridgestone’s Tirestarz. These programs, which are relatively complex, provide cooperative advertising funds, volume discounts and other incentives. As part of our service to our customers, we manage these programs for the manufacturers and enhance these programs through dedicated staff to assist dealers in managing their participation. We believe these enhancements, combined with our customer service, provide significant value our customers.

In 2000, we introduced AutoEdge, a proprietary marketing program through which dealers can offer consumers the convenience of nationwide tire and service warranties (through third party warranty providers) and a nationally accepted credit card. In 2004, as a result of our acquisition of Target Tire, we acquired membership in the American Car Care organization for several areas we serve. This organization operates programs similar to AutoEdge throughout much of the country.

Our Xpress Performance program, also introduced in 2000, provides dealers with ultra high performance products shipped via UPS. In addition, Xpress Performance offers the technical knowledge to answer tire and wheel fitment questions and the ability to decrease inventory investment. By offering a business-to-business direct shipment program featuring performance tires, wheels and suspension products, dealers have the ability to better offer these premium products to their customers.

Customers

We distribute tires and related automotive products principally to independent tire outlets. Our other customers include national and regional retail chains, service stations, general automotive repair facilities, auto parts stores, automobile dealers and specialty automotive repair facilities. In 2004, our operations served approximately 35,000 customers each month in 36 states. Our customers are principally located in the mid-Atlantic, lower Midwestern and Southern states as well as California and Arizona. Our largest customer and its subsidiaries accounted for less than 2.0%, and our top twenty five customers accounted for less than 10.0%, of net sales.

Car dealerships are focused on growing their service business in an effort to expand profitability and we believe they view having replacement tire capabilities as an important service element. In this regard, we were approached by General Motors to service approximately 3,700 of their individual car dealerships located within our distribution footprint. We successfully tested this program in 2004 and we expect the program to be fully rolled out in the third quarter of 2005. We are currently in discussions with other car manufacturers to implement similar programs with them and their network of dealerships.

Suppliers

We purchase our tires from several sources, including the four largest tire manufacturers: Bridgestone, Continental, Goodyear and Michelin. These companies also make many of our private label brands. For example, Winston tires are manufactured exclusively by Goodyear and Regul tires are manufactured by Michelin.

Our supply arrangements with our major suppliers are generally oral or written arrangements, which are renegotiated annually, with the exception of a long term contract with Kelly Springfield, a division of Goodyear. Although we can make no assurance that these arrangements will be renewed, or renewed on favorable terms, we have conducted business with our major tire suppliers for many years and we believe that we have good relationships with all of our major suppliers. We purchased approximately 71.5% of our tire products in 2004 from three tire suppliers and we do not have long term supply agreements with these vendors for purchases of the vendor’s branded products. Our operating results could be adversely affected if we were unable to purchase tires from these three suppliers.

There are a number of worldwide manufacturers of wheels and other automotive products and equipment. Most of the wheels we purchase are private label custom brands, namely Pacer, CruiserWire, Drifz and ICW, and are produced by a variety of manufacturers. We purchase equipment and other products from multiple sources, including industry leaders such as Hunter Engineering and Hennessey Industries.

Competition

The industry in which we operate is highly competitive and fragmented. Tire manufacturers distribute tires to the retail market by direct shipments to independent tire outlets, national retail chains and manufacturer owned retail stores, as well as through shipments to independent wholesale distributors like us. There are approximately 200 independent wholesale distributors in the United States. We compete with a number of tire distributors on a regional basis. Our main competitors include: TCI Tire Centers, Carroll and Am-Pac Tire, some of whom have retail operations which compete with their distribution customers. We also face some competition from mail order and smaller regional companies.

We believe that the principal competitive factors in our business are reputation, breadth of product offering, delivery frequency, price and service. We believe that we compete effectively in all aspects of our business due to our ability to offer a broad selection of flag and private label branded products, our competitive prices and our ability to provide quality services in a timely manner.

Information Systems

Our main computer system consists of programs developed in-house by our programming staff. The main functions of the system include order entry, invoicing, inventory control, procurement, accounts payable, accounts receivable and warehouse management. We are currently implementing a three year program conversion to Oracle in order to accommodate our integrated operations and increased volume of business. We have already implemented the general ledger as well as a portion of accounts payable and inventory functions on Oracle. We expect to complete the conversion to Oracle in 2006. For more information, see “Risk Factors—Risks Relating to Our Company—We are currently implementing the migration of critical financial functions to a new computer system. If this transition is not successful, our business and operations could be disrupted and our operating results would be harmed.”

Trademarks

The private label brand names under which we market our products are trademarks of our company. Those private label brand names are considered to be important to our business because they develop brand identification and foster customer loyalty. All of our trademarks are of perpetual duration as long as they are periodically renewed. We currently intend to maintain all of them in force. The principal private label brand names under which we market our products are:

•	DYNATRAC® tires;

•	REGUL® tires;

•	WINSTON® tires;

•	WYNSTAR® tires;

•	Cruiser Wire® custom wheels;

•	DRIFZ® custom wheels;

•	ICW® custom wheels;

•	PACER® custom wheels; and

•	MAGNUM® automotive lifts.

Our other trademarks include:

•	AMERICAN TIRE DISTRIBUTORS®;

•	HEAFNET®; and

•	WHEEL WIZARD®.

Seasonality and Inventory

We typically experience our highest sales levels from March through October of each fiscal year, while sales levels are generally lower during the period from November through February. Our inventories generally fluctuate with anticipated seasonal sales volumes. We believe that we maintain levels of inventory that are adequate to meet our customers’ needs on short notice. Since customers look to us to fulfill their needs on short notice, backlog of orders is not a meaningful statistic for us.

Environmental Matters

Our operations and properties are subject to federal, state and local laws and regulations relating to the use, storage, handling, generation, transportation, treatment, emission, release, discharge and disposal of hazardous materials, substances and wastes and relating to the investigation and clean up of contaminated properties, including off-site disposal locations. We do not incur significant costs complying with environmental laws and regulations. However, we could be subject to material environmental costs, liabilities or claims in the future, especially in the event of changes in existing laws and regulations or in their interpretation.

Employees

As of July 2, 2005, our continuing operations employed approximately 2,093 people. None of our employees are represented by a union. We believe our employee relations are satisfactory.

Description of Properties

Our principal properties are geographically situated to meet sales and operating requirements. All of our properties are considered to be adequate to meet current operating requirements. As of July 2, 2005, we had a total of 71 warehouse distribution centers located in 23 states, aggregating approximately 5.3 million square feet. Of these centers, four are owned and the remainder are leased.

We also lease our principal executive office, located in Huntersville, North Carolina. This lease will expire in 2010.

Many of our leases contain provisions prohibiting a change in control of the lessee or permitting the landlord to terminate the lease or increase rent upon a change in control of the lessee. These provisions will be applicable to the acquisition and related transactions. Based primarily upon our belief that (i) we maintain good relations with the substantial majority of our landlords, (ii) most of our leases are at market rates and (iii) we have historically been able to secure suitable leased property at market rates when needed, we believe that these provisions will not have a material adverse effect on our business or financial position.

Legal Proceedings

We are involved from time to time in various lawsuits, including alleged class action lawsuits arising out of the ordinary conduct of our business. Although no assurances can be given, we do not expect that any of these matters will have a material adverse effect on our business or financial condition. We are also involved in various proceedings incidental to the ordinary course of our business. We believe, based on consultation with legal counsel, that none of these will have a material adverse effect on our financial condition or results of operations.

We have recently been notified of a claim by a local tire distributor in Texas, also named American Tire Distributors, Inc., alleging that our name infringes their use of their trademark and seeking various remedies. While we can provide no assurances, we do not believe this claim will have a material effect on our financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table contains information regarding our directors and executive officers as of the date of this prospectus. The board of directors and executive officers of Holdings are identical to American Tire. Directors hold their positions until the annual meeting of the stockholders, at which time their term expires, or until their respective successors are elected and qualified. Executive officers hold their positions until the annual meeting of the Board of Directors or until their respective successors are elected and qualified.

Name	Age	Position
Richard P. Johnson	57	Chairman, Chief Executive Officer and Director
William E. Berry	50	President and Chief Operating Officer
J. Michael Gaither	52	Executive Vice President, General Counsel and Secretary
Scott A. Deininger	42	Senior Vice President of Finance and Administration and Treasurer
Daniel K. Brown	51	Senior Vice President—Procurement
Phillip E. Marrett	54	Senior Vice President—Sales and Marketing
Christopher Stadler	40	Director
Steven Puccinelli	46	Director
Donald Hardie	37	Director
Alain Redheuil	56	Director
Randy Peeler	40	Director
Joel Beckman	49	Director
Joseph P. Donlan	58	Director
James O. Egan	56	Director

Richard P. Johnson—Chairman, Chief Executive Officer and Director. Mr. Johnson became Chairman and Chief Executive Officer in May 2003. Mr. Johnson had been our President and Chief Executive Officer since January 2001 and prior to that time, served as President of our Southeast Division. He joined ITCO Logistics Corporation (which merged with us in 1998) as President and Chief Operating Officer in February 1997. He served as Senior Vice President of Albert Fisher Distribution from 1991 to 1994, and as its President and Chief Operating Officer from 1994 to 1996. Prior to that time, Mr. Johnson held a variety of management positions with Leprino Foods, Sargento Cheese and Kraft Foods. He holds an A.A. from Palm Beach College.

William E. Berry—President and Chief Operating Officer. Mr. Berry became President and Chief Operating Officer in May 2003. Prior to that time and since January 2002, Mr. Berry had been our Executive Vice President and Chief Financial Officer. Mr. Berry joined us in May 1998 as a result of the merger with ITCO and served as Senior Vice President of Finance for the Southeast Division. Prior to that, he joined ITCO Tire Company as Controller in 1984 and served as its Senior Vice President of Finance until 1996. From 1996 to the merger with us, he served as ITCO’s Executive Vice President in charge of business development and sales and marketing. Prior to that, Mr. Berry held a variety of financial management positions for a subsidiary of the Dr. Pepper Company and also spent three years in a public accounting firm. He holds a B.S. in Business Administration from Virginia Tech.

J. Michael Gaither—Executive Vice President, General Counsel and Secretary. Mr. Gaither became Executive Vice President in May 1999, and prior to that time since joining us in 1991, served as our Senior Vice President, General Counsel and Secretary. He served as Treasurer from February 2001 to June 2003. Prior to that time, he was a lawyer in private practice for several years. He holds a B.A. from Duke University and a J.D. from the University of North Carolina-Chapel Hill.

Scott A. Deininger—Senior Vice President of Finance and Administration and Treasurer. Mr. Deininger joined us in July 2003. Prior to that, Mr. Deininger served as Vice President and Corporate Controller of Safety-

Kleen Corporation from January 2001 to June 2003. From April 1998 to January 2001, Mr. Deininger served as Vice President of Finance and Chief Financial Officer of Carmeuse North America and held various other financial management positions within the company. Prior to joining Carmeuse, Mr. Deininger spent eight years with KPMG. Mr. Deininger is a Certified Public Accountant and holds a B.S. in Accounting from York College of Pennsylvania.

Daniel K. Brown—Senior Vice President—Procurement. Mr. Brown joined us in 1975 and held various field sales assignments before becoming Marketing Manager in 1979. He advanced to Director of Marketing and to Vice President of Marketing during the 1980’s and was named Vice President of Sales and Marketing in 1991, assuming responsibility for distribution center operations. In 1997 he was named Senior Vice President of Sales and Marketing with responsibility for vendor relations and program negotiations as well as our sales and marketing activities. Mr. Brown holds a B.A. from Western Carolina University.

Phillip E. Marrett—Senior Vice President—Sales and Marketing. Mr. Marrett joined us in 1998 as Regional Vice President in the Southeast Division. Prior to joining us, Mr. Marrett worked for ITCO Tire from 1997 to 1998 and Dunlop Tire from 1976 to 1996.

Christopher Stadler—Director. Mr. Stadler became a Director following the acquisition and related transactions. He is an executive officer of Investcorp or one or more of its wholly owned subsidiaries. Mr. Stadler joined Investcorp in 1996. Prior to joining Investcorp, Mr. Stadler was Director of Corporate Finance at Credit Suisse First Boston and prior to Credit Suisse First Boston, Mr. Stadler was Managing Director of private equity investments for the Davis Companies. From 1986 to 1995, he worked as a Managing Director at Bankers Trust. Mr. Stadler holds a B.A. in Economics from Drew University and an M.B.A. in Finance from Columbia University, New York.

Steven Puccinelli—Director. Mr. Puccinelli became a Director following the acquisition and related transactions. He is an executive officer of Investcorp or one or more of its wholly owned subsidiaries. Mr. Puccinelli joined Investcorp in 2000. Prior to joining Investcorp, Mr. Puccinelli worked for 15 years at Donaldson, Lufkin and Jenrette, where he held several positions, most recently Managing Director and Head of the Retail and Consumer Industry Group. Mr. Puccinelli holds a B.S. in Business Administration from the University of California, Berkley, and an M.B.A. from Harvard Business School.

Donald Hardie—Director. Mr. Hardie became a Director following the acquisition and related transactions. He is an executive officer of Investcorp or one or more of its wholly owned subsidiaries. Mr. Hardie joined Investcorp in 2002. Prior to joining Investcorp, Mr. Hardie was a principal with 212 Ventures. Prior to 212 Ventures, Mr. Hardie worked as a Vice President in the Leveraged Finance and Sponsor Coverage Groups of Deutsche Bank and held a similar position at Credit Suisse First Boston. Prior to that, Mr. Hardie was an Associate with White & Case LLP. Mr. Hardie holds a B.A. in English Literature and Finance from the University of Virginia and a J.D. from New York University School of Law.

Alain Redheuil—Director. Mr. Redheuil became a Director following the acquisition and related transactions. He is an executive officer of Investcorp or one or more of its wholly owned subsidiaries. Mr. Redheuil joined Investcorp in 2004. Prior to joining Investcorp, Mr. Redheuil was chief executive at Rexel SA and prior to Rexel SA, Mr. Redheuil was a member of the executive committee of Pinault-Printemps-Redoute for six years. Mr. Redheuil worked for 12 years at Michelin as COO for Europe sales marketing and distribution, Vice President and CFO of Michelin Canada and Plant Manager in Nigeria and France.

Randy Peeler—Director. Mr. Peeler became a Director following the acquisition and related transactions. He is a Managing Director of Berkshire Partners. Mr. Peeler joined Berkshire Partners in 1996. From 1994 to 1996, Mr. Peeler was responsible for new business ventures at Health Advances. Prior to that time, Mr. Peeler served as Chief of Staff to the Assistant Secretary for Economic Policy at the U.S. Department of the Treasury. Prior to that, Mr. Peeler was a consultant with Cannon Associates.

Joel Beckman—Director. Mr. Beckman became a Director following the acquisition and related transactions. He is a founder and Managing Partner of Greenbriar Equity Group LLC. Prior to founding Greenbriar in 2000, Mr. Beckman was a Managing Director and Partner of Goldman, Sachs & Co., which he joined in 1981.

Joseph P. Donlan—Director. Mr. Donlan has been our Director since May 1997. He is Managing Director of Brown Brothers Harriman & Co. and Co-Manager of its 1818 Mezzanine Fund, L.P., and 1818 Mezzanine Fund II, L.P. Mr. Donlan joined Brown Brothers Harriman & Co. in 1970 in the firm’s Trade Finance Group. Prior to organizing the 1818 Mezzanine Fund, L.P., Mr. Donlan managed Brown Brothers Harriman & Co.’s New York commercial banking activities. Previously, Mr. Donlan served as the firm’s Senior Credit Officer and became a member of the firm’s Credit Committee on which he continues to serve. Mr. Donlan holds a B.A. from Georgetown University and received an M.B.A. from Rutgers University.

James O. Egan—Director. Mr. Egan became a Director following the acquisition and related transactions. He is an executive of Investcorp or one of its wholly owned subsidiaries. Mr. Egan joined Investcorp in 1998. Prior to joining Investcorp, Mr. Egan was a partner in the accounting firm of KPMG from October 1997 to December 1998. Prior to that, he served as Senior Vice President and Chief Financial Officer of Riverwood International, a paperboard, packaging and machinery company from May 1996 to August 1997. Prior to that, he was a partner in the accounting firm of Coopers & Lybrand L.L.P. (predecessor firm to PricewaterhouseCoopers LLP).

Executive Compensation

The following table contains information concerning the compensation for services in all capacities to us for the fiscal years 2004, 2003 and 2002 of the following “Named Executive Officers,” who are those persons who (i) served during the fiscal year ended January 1, 2005 as our Chief Executive Officer or (ii) were, at January 1, 2005, one of the other four most highly compensated executive officers

		Annual Compensation			Long Term Compensation	All Other Compensation ($) (3)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Securities Underlying Option/SARs (2)
Richard P. Johnson Chairman, Chief Executive Officer	2004 2003 2002	500,000 500,000 443,846	554,400 145,745 141,730	— — —	22,213 — 812,601	33,500 32,885 31,300

William E. Berry President and Chief Operating Officer	2004 2003 2002	300,000 300,000 255,192	247,500 72,409 56,291	— — —	22,213 — 615,606	25,999 22,500 21,300

J. Michael Gaither Executive Vice President, General Counsel and Secretary	2004 2003 2002	270,000 270,000 267,577	148,500 72,409 56,291	— — —	— — 443,237	23,499 22,500 21,300

Daniel K. Brown Senior Vice President — Procurement	2004 2003 2002	250,000 250,000 247,846	148,500 72,409 56,291	— — —	— — 295,491	21,760 22,000 20,800

Phillip E. Marrett Senior Vice President — Sales and Marketing	2004 2003 2002	225,000 225,000 198,769	148,500 72,409 56,291	— — —	— — 295,491	15,076 15,288 4,800

(1)	This column includes amounts for perquisites and other personal benefits that, in the aggregate, did not exceed the reporting threshold of $50,000 or 10% of total annual salary and bonus.
(2)	This column includes stock options granted in 2004 and 2002 under our stock option plans, which are discussed below under “—Stock Option Plans.” All options granted in 2004 vested as of January 1, 2005. 1,969,939 options granted in 2002 vested as of January 1, 2005. All unvested options vested and became exercisable immediately prior to the consummation of the acquisition and related transactions and stock issued therefor were entitled to a pro rata share of the merger consideration (approximately $18.76 per share).
(3)	This column includes amounts of our contributions to qualified 401(k) and deferred compensation plans. We do not sponsor or contribute to any defined benefit or pension plan.

Option/SAR Grants in 2004

No stock appreciation rights were granted during 2004. The following table contains information concerning the grant of stock options to each of the Named Executive Officers during 2004:

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price (dollars per share)	Expiration Date
Name					5% ($)	10% ($)
Richard P. Johnson	22,213	7.0%	$4.25	3/1/14	$19,557	$49,563
William E. Berry	22,213	7.0	4.25	3/1/14	19,557	49,563
J. Michael Gaither	—	—	—	—	—	—
Daniel K. Brown	—	—	—	—	—	—
Phillip E. Marrett	—	—	—	—	—	—

(1)	The securities underlying the options, which were granted under the stock option plan, are shares of Class A common stock. Under the stock option plan, all of the options granted to each of the Named Executive Officer in 2004 vested as of January 1, 2005.
(2)	The potential realizable value columns illustrate the value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compound rates of appreciation of the Class A common stock over the term of the options. These amounts represent certain assumed rates of appreciation only, assuming a fair market value on the date of grant of $1.40 per share. Because the Class A common stock is privately held, a per share fair market value on the date of grant of the options equal to $1.40 was assumed based on information available to the Board of Directors as of June 2002. Actual gains on the exercise of the options are dependent on the future performance of the Class A common stock. The potential values reflected in this table may not be the actual values ultimately realized. All amounts have been rounded to the nearest whole dollar.

No options to purchase common stock were exercised by the Named Executive Officers during the 2004 fiscal year.

All unvested options vested and became exercisable immediately prior to the consummation of the acquisition and related transactions and stock issued therefor became entitled to a pro rata share of the merger consideration (approximately $18.83 per share) minus the exercise price of such options.

Stock Option Plans

We have three stock option plans, the Amended and Restated 1997 Stock Option Plan, the 1999 Stock Option Plan and the 2002 Stock Option Plan, all of which provide for the grant to designated employees, officers, directors and independent contractors of options to purchase shares of Class A common stock As of January 1, 2005, options to purchase an aggregate of 3,158,260 shares of Class A common stock, at prices ranging from $1.10 to $9.00 per share, were outstanding under the stock option plans.

All outstanding options under the 1997 option plan have fully vested and are currently exercisable by the option holders. All options granted in 2004 vested as of January 1, 2005. The 1,969,939 options granted in 2002 vested as of January 1, 2005. All unvested options, outstanding under the 1999 and 2002 stock option plans and outstanding immediately prior to the acquisition and related transactions, vested and were cancelled in exchange for cash consideration for each share of Class A common stock underlying such option, equal to the per share merger consideration (approximately $18.83 per share) minus the exercise price of such option.

Following the acquisition and related transactions, we terminated our existing option plans and expect that we will create a new stock incentive plan that will provide for issuance of up to approximately 13% of our common equity.

Restricted Stock

We have given designated employees, officers, directors and independent contractors the opportunity to acquire restricted shares of Class A common stock. As of January 1, 2005, a total of 130,000 restricted shares of Class A common stock were outstanding. All shares of restricted stock are subject to the terms and conditions of a securities purchase and stockholders’ agreement, or the restricted stock agreement, entered into by each option recipient. The repurchase price for shares of stock subject to the restricted stock agreement is generally their fair market value.

Following the acquisition and related transactions, we terminated all restricted stock plans will create new stock incentive plans.

Compensation of Directors

Following the acquisition and related transactions, we paid our directors who are not our employees customary directors’ fees.

Employment and Severance Agreements

Upon consummation of the acquisition and related transactions, we entered into new employment agreements with each of Messrs. Johnson, Berry, Gaither, Brown, Marret and Deininger which superseded their existing severance agreements. The employment agreements provide for the payment of an annual base salary and bonus opportunities, as well as participation by the employee in the benefit plans and programs generally maintained by us for senior executives from time to time.

We or the employee may terminate the employment agreement at any time. In the event Mr. Johnson is terminated without “cause” or resigns for “good reason,” each as defined in his employment agreement, we will pay him a monthly sum equal to his monthly base salary in effect at such time plus $41,667.67 for a period of three years. In addition, unless Mr. Johnson is terminated for “cause,” he and his family are entitled to continued health benefits until he reaches the age of 65. In the event Mr. Berry is terminated without “cause” or resigns for “good reason,” each as defined in his employment agreement, we will pay or provide him: (i) a monthly sum equal to his monthly base salary in effect at such time plus $25,000 for a period of two years and (ii) continuation of health benefits for a period of two years. In the event Mr. Gaither is terminated without “cause” or resigns for “good reason,” each as defined in his employment agreement, we will pay or provide him: (i) a monthly sum equal to his monthly base salary in effect at such time plus $22,222.22 for a period of 18 months and (ii) continuation of health benefits for a period of 18 months.

We or the employee may terminate the severance agreements at any time. Upon termination of employment for any reason, the employee is entitled to receive a basic termination payment equal to (i) his base salary earned through the date of termination and (ii) the previous year’s bonus if the termination is after December 31 and before bonus has been awarded. If we terminate the employee without cause or if the employee leaves for good reason (each as defined in his severance agreement), he is entitled to an additional severance payment based on a multiple of his base salary and plan bonus. The multiple used for determining the additional severance payment is increased if termination occurs in connection with a change of control (as defined in his severance agreement).

In the event Messrs. Brown, Marret or Deininger is terminated without “cause”, as defined in their respective employment agreements, we will pay each a monthly sum equal to two times his respective monthly base salary in effect at such time for a period of one year. In addition, unless Messrs. Brown, Marret, or Deininger is terminated for “cause”, each is entitled to continued health benefits for a period of one year.

The severance agreements each contain confidentiality and noncompete provisions.

Executive Bonus Plan

Bonuses are paid on the basis of our and/or the individual regional profitability results versus the pre established targets. The compensation committee of the Board of Directors recommends the performance based targets for these bonuses and for each participant or group of participants in the divisions. The Board of Directors must approve these targets.

The program consists of specific payment levels 0-IV. Within each level, there are established percentage payouts, which will not begin until the threshold performance is met. As our performance increases over the threshold, the payout percentage also increases until performance reaches 100% of the plan. Once our performance reaches 100% of the planned performance, the payout percentage will continue to increase proportionally until a maximum is reached.

Deferred Compensation Plan

In 1999, we established a deferred compensation plan for our top executives and regional employees covered by the executive bonus plan to encourage each participant to promote our long term interests. Each participant is allowed to defer portions of their annual salary as well as bonuses received into the plan. In addition to employee deferrals, we may make contributions on behalf of our top executives and certain of our regional employees in varying amounts. The plan provides that an employee who becomes a participant on or before November 23, 1998, shall be fully vested in all amounts credited to such participant’s account. The plan provides that an employee who becomes a participant after November 23, 1998 shall be at all times fully vested in elective deferrals into such participant’s account and as to contributions made by us shall vest at a rate of twenty percent (20%) per year as long as such participant is an employee on January 1 of each year. The deferred compensation plan may be terminated, altered and amended by our Board of Directors.

Upon consummation of the acquisition and related transactions, all balances under the 1999 Company Deferred Compensation Plan became vested and payable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

All of American Tire’s equity is owned by Holdings. Holdings is authorized to issue shares of four series of common stock, each with a par value of $0.01 per share, including Series A common stock, Series B common stock, Series D common stock and common stock. Only Series B common stock, Series D common stock and common stock have the right to vote. Holders of Series A common stock do not have any voting rights, except that the holders of such series of common stock will have the right to vote as a series to the extent required under the laws of the State of Delaware.

There are 1,500 shares of Series D common stock and 307,328 shares of Series B common stock outstanding. No shares of common stock are outstanding. Holders of Series D common stock are entitled to 468 votes per share on all matters as to which stockholders may be entitled to vote pursuant to the Delaware General Corporation Law. Holders of Series B common stock are entitled to one vote per share on all matters as to which stockholders may be entitled to vote pursuant to the Delaware General Corporation Law.

As a result of the consummation of the acquisition and related transactions, Investcorp and its co-investors beneficially own all of the outstanding Series D common stock, constituting approximately 69.6% of our outstanding voting power and the co-sponsors will beneficially own all of the outstanding Series B common stock, constituting approximately 30.4% of our outstanding voting power. Investcorp, its co-investors and certain members of our management beneficially own outstanding shares of Series A common stock, all of which are non-voting stock.

The following tables set forth certain information regarding the beneficial ownership of the voting stock of Holdings. The table sets forth:

•	each person that beneficially owns more than 5% of any series of its voting stock,

•	each person who was one of our directors or one of our named executive officer who beneficially owns shares of our voting stock, and

•	all of our directors and executive officers as a group.

None of our directors or executive officers own shares of our Series D common stock or Series B common stock. Unless otherwise indicated, each of the stockholders shown in the table below have sole voting power, if any, and investment power with respect to the shares beneficially owned.

Series A Common Stock

(Non-Voting Stock)

Our directors and executive officers, as a group, own Series A common stock, constituting approximately 4.0% of our total capital stock, exclusive of options and warrants.

Series B Common Stock

(30.4% of Voting Power)

Name and address of Beneficial Owner	Number of Shares (1)	Percent of Series (2)
Berkshire Investors LLC	2,616	0.9%
Berkshire Fund VI Investment Corp.	221,970	72.2
Greenbriar Equity Fund L.P.	81,125	26.4
Greenbriar Coinvestment Partners, L.P.	1,617	0.5

Series D Common Stock

(69.6% Of Voting Power)

Name and address of Beneficial Owner	Number of Shares (1)	Percent of Series (2)
Investcorp S.A. (3)(4)	1,500	100.0%
Ballet Limited (4)	138	9.2
Denary Limited (4)	138	9.2
Gleam Limited (4)	138	9.2
Highlands Limited (4)	138	9.2
Nobel Limited (4)	138	9.2
Outrigger Limited (4)	138	9.2
Quill Limited (4)	138	9.2
Radial Limited (4)	138	9.2
Shoreline Limited (4)	138	9.2
Zinnia Limited (4)	138	9.2
Investcorp Investment Equity Limited (4)	120	8.0

(1)	As used in the tables above, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship, or otherwise has or shares (i) the power to vote, or direct the voting of, such security or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security.
(2)	This number reflects the percentage of the number of outstanding shares of such series of our stock, after giving effect to the exercise of options owned by such person or persons.
(3)	Investcorp does not directly own any of our stock. The number of shares of stock shown as owned by Investcorp includes all of the shares owned by Investcorp Investment Equity Limited (see note (6) below). Investcorp owns no stock in Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited, or in the beneficial owners of these entities. Investcorp may be deemed to share beneficial ownership of the shares of voting stock held by these entities because the entities have entered into revocable management services or similar agreements with an affiliate of Investcorp, pursuant to which each such entities has granted such affiliate the authority to direct the voting and disposition of our voting stock owned by such entity for so long as such agreement is in effect. Investcorp is a Luxembourg corporation with its address at 37 rue Notre-Dame, Luxembourg.
(4)	Investcorp Investment Equity Limited is a Cayman Islands corporation, and a wholly-owned subsidiary of Investcorp, with its address at P.O. Box 1111, West Wind Building, George Town, Grand Cayman, Cayman Islands. SIPCO Limited may be deemed to control Investcorp through its ownership of a majority of a company’s stock that indirectly owns a majority of Investcorp’s shares. SIPCO Limited’s address is P.O. Box 1111, West Wind Building, George Town, Grand Cayman, Cayman Islands. CIP Limited (“CIP”) owns none of our stock. CIP indirectly owns less than 0.1% of the stock of each of Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited. CIP may be deemed to share beneficial ownership of our shares of voting stock held by such entities because CIP acts as a director of such entities and the ultimate beneficial shareholders of each of those entities have granted to CIP revocable proxies in companies that own those entities’ stock. None of the ultimate beneficial owners of such entities beneficially owns individually more than 5% of our voting stock. Each of CIP Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited is a Cayman Islands corporation with its address at P.O. Box 2197, West Wind Building, GeorgeTown, Grand Cayman, Cayman Islands.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition and Related Transactions

Advisory Fees

In connection with obtaining the financing for the acquisition and related transactions, American Tire paid one or more of Investcorp and its co-sponsors (or their respective affiliates), transaction fees of approximately $13.0 million. In addition, in connection with the closing of the acquisition and related transactions, American Tire entered into an agreement with one or more of Investcorp and its co-sponsors (or their respective affiliates) to which it prepaid one or more of Investcorp and its co-sponsors (or their respective affiliates) a management fee of $8.0 million at closing for services to be rendered over a period of five years following closing.

Series B Preferred Stock Exchange

In exchange for American Tire’s existing Series B preferred stock, Holdings issued Series B preferred stock. The Series B preferred stock was issued with an initial aggregate liquidation preference of $4.0 million, which amount will be reduced depending upon the number of tires purchased from Kelly-Springfield, bears cash dividends of up to the prime rate to the extent that the number of tires we purchase are below specified thresholds and must be redeemed at 100% of liquidation preference in June 2007. Holdings’ preferred stock is subject to earlier redemption upon change of control events and upon the early termination of the Kelly-Springfield tire supply contract.

Interests of Certain Existing Directors and Officers

Our named executive officers are entitled to receive payments in respect of stock options, shares of common stock and various bonus programs up to approximately the following amounts: Mr. Johnson—$19.3 million; Mr. Berry—$14.5 million; Mr. Gaither—$11.1 million; Mr. Brown—$6.0 million; and Mr. Marrett—$5.1 million. Members of management, including each of the named executive officers, have invested up to $8 million in common stock of Holdings as a part of the acquisition and related transactions.

Upon the consummation of the acquisition and the related transactions, we entered into new employment agreements with each of Messrs. Johnson, Berry and Gaither and to issue options to acquire capital stock of Holdings to certain executive officers, including the Messrs. Johnson, Berry and Gaither. In addition, certain executive officers acquired shares of capital stock of Holdings following the acquisition and related transactions.

Pursuant to the merger agreement, for six years after the closing date of the acquisition and related transactions, we will indemnify and hold harmless our present and former officers, directors, employees and agents for acts or omissions occurring before the completion of the acquisition and related transactions to the extent provided under our articles of incorporation and by-laws in effect on the date of the merger agreement. For six years after the completion of the acquisition and related transactions, we will provide officers’ and directors’ or fiduciary liability insurance for acts or omissions occurring before the completion of the acquisition and related transactions covering each such person currently covered by our officers’ and directors’ or fiduciary liability insurance policy on terms with respect to coverage and amount no less favorable than those in effect on the date of the merger agreement.

New Holdings 8% Cumulative Mandatorily Redeemable Preferred

In connection with the acquisition and related transactions, The 1818 Mezzanine Fund II, L.P. purchased $20.0 million of participating 8% cumulative mandatorily redeemable preferred stock of Holdings and received warrants to purchase up to approximately 2.0% of the common equity securities of Holdings. The cumulative preferred stock has a stated value of $1,000 per share and holders will be entitled to receive, when and if declared by the Board of Directors, cumulative dividends, payable in cash, at an annual rate of 8.0%. Holdings’ Board of Directors is not obligated to declare dividends and the preferred stock provides no monetary penalties for a failure to declare dividends. The cumulative preferred stock may be redeemed by Holdings at any time beginning on the first anniversary of the closing and will be required to be redeemed upon a change of control of Holdings and at its maturity in 2015. The warrants have a term of ten years and are exercisable for nominal consideration. Joseph P. Donlan, a member of our Board of Directors, is a Managing Director of Brown Brothers Harriman & Co., the 1818 Fund’s general partner.

Transactions Prior to the Acquisition and Related Transactions

Warrants

In connection with the incurrence of subordinated debt to finance the acquisition of Winston in May 1997, we issued to the 1818 Fund warrants to purchase shares of our common stock. Joseph P. Donlan, a member of our Board of Directors, is a Managing Director of Brown Brothers Harriman & Co., the 1818 Fund’s general partner. The warrants are exercisable for 1,034,000 shares of Series A common stock.

We and the 1818 Fund are also parties to a warrant holder agreement, dated as of May 21, 1999, which contains provisions restricting the transferability of the warrants, including a right of first offer in our favor, and grants registration rights with respect to shares of Class A common stock issuable upon exercise of the warrants.

The warrants were cashed out in connection with the acquisition for approximately $19.0 million.

Series C Preferred Stock

On April 2, 2001 we issued 1,333,334 shares of Series C preferred stock for $9.00 per share in exchange for $12.0 million in cash contributed by certain of our principal stockholders. Shares of Series C preferred stock accrue dividends at an annual rate of 12%. However, as long as any shares of Series A preferred stock or Series B preferred stock remain outstanding, no dividends may be paid. On March 27, 2002, the Series C preferred stock conversion rate was changed so that each share would convert into 3 shares of common stock. On October 31, 2003, we amended and restated our articles of incorporation to eliminate the redemption clause of the Series C preferred stock. The preferred stock was redeemed in connection with the acquisition at a price equal to the value thereof or on an as-converted basis.

Series D Preferred Stock

On March 27, 2002, we issued 9,637,592 shares of Series D preferred stock for $3.00 per share in exchange for $28.9 million in cash contributed by certain of our principal stockholders. The proceeds were used to repurchase certain of our Series D senior notes. Shares of Series D preferred stock accrue dividends at an annual rate of 12%. However, as long as any shares of Series A preferred stock or Series B preferred stock remain outstanding, no dividends may be paid. In addition, shares of Series D preferred stock are convertible into common stock at a conversion price of $3.00 per common share. On October 31, 2003, we amended and restated our articles of incorporation to eliminate the redemption clause of the Series D preferred stock. The preferred stock was redeemed in connection with the acquisition at a price equal to the value thereof or on an as-converted basis.

Other Related Party Transactions

On May 25, 2000, we purchased all of the outstanding common stock of T.O. Haas Holding Co., Inc. and T.O. Haas Tire Company, Inc, collectively referred to as Haas, a tire wholesaler and distributor, located in Lincoln, Nebraska, as well as all of the outstanding common stock of Haas Investment Company, or Haas Investment. In connection with the acquisition, we sold certain parcels of real estate, including substantially all of the assets of Haas Investment, and leased them back in a transaction, which closed on August 8, 2000. Total monthly payments under these leases are approximately $75,000. The leases expire July 31, 2010. Total rent expense of approximately $0.9 million, $0.9 million and $0.9 million is included in the accompanying statements of operations for fiscal years 2004, 2003 and 2002, respectively.

On October 12, 2001, Haas entered into an Asset Purchase Agreement with T.O. Haas, LLC or Haas LLC, for the sale of certain assets. The total purchase price was approximately $5.3 million, of which we received approximately $2.4 million in cash at closing. Haas LLC was formed by, among others, one of the executives of Haas. As of May 2002, this executive is no longer with the company. A portion of the purchase price for the acquisition of Haas in second quarter 2000 is payable to this executive in the form of noncompete and stay put payments. In connection with the sale, such noncompete payments in the amount of $2.4 million were accelerated and such liability was satisfied as a reduction of the purchase price. Approximately $1.0 million of the purchase price is payable in the form of a promissory note due in two equal annual installments, with first such payment paid January 2, 2002. As of January 3, 2003, the promissory note was paid in full. Stay put payments due to the executive of $1.6 million were accelerated to coincide with the schedule of payments due under the promissory note. Liabilities assumed by the buyer totaled $0.8 million, reflecting the remainder of the purchase price.

In connection with the sale described above, we entered into a Supply and Retail Distribution Agreement with Haas LLC. Prior to the executive leaving the company in May 2002, total sales for fiscal 2002 included five months of sales to Haas LLC of $3.7 million. Total sales for fiscal 2001 included three months of sales to Haas LLC of $2.4 million.

We believe that the above transactions were on terms no less favorable to us than could have been obtained from an independent third party.

We were paying an advisory and monitoring fee not to exceed $200,000 annually to Charlesbank Capital Partners, LLC, or Charlesbank. Following the acquisition, we no longer pay this fee to Charlesbank. As of January 1, 2005, we paid $100,000 of the annual fee to Charlesbank and a liability has been recorded for the remaining payment, which was subsequently paid.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary description of the principal terms of the amended and restated credit facility. The description set forth below does not purport to be complete and is qualified in its entirety by reference to the agreements setting forth the principal terms and conditions of the amended and restated credit facility. Copies of the amended and restated credit facility are available as described below under “Where You Can Find Additional Information.”

General. American Tire entered into the amended and restated credit facility with a group of lenders led by Bank of America, N.A., as agent, in connection with the acquisition and the related transactions. The amended and restated credit facility provides for a five-year senior secured revolving credit facility of up to $300.0 million (of which up to $25.0 million may be utilized in the form of commercial and standby letters of credit), subject to a borrowing base.

Availability. Advances are also be subject to customary borrowing conditions, including the accuracy of representations and warranties (including as to the absence of certain material adverse changes), the absence of a default, and a borrowing base that is equal to the sum of:

•	85.0% of the net amount of eligible accounts receivable plus

•	the lesser of 65.0% of the net amount of eligible tire inventory, $160.0 million and 85.0% of the appraised net orderly liquidation value of the tire inventory; plus

•	the lesser of 50.0% of the net amount of eligible non-tire inventory, $45.0 million and 85.0% of the appraised net orderly liquidation value of such eligible non-tire inventory; less

•	such other reserves, including a letter of credit, dilution reserve and rent reserve.

At July 2, 2005, availability under the revolving credit facility borrowing base was $98.9 million.

Amortization. Advances under the revolving credit facility may be made, and letters of credit may be issued, on a revolving basis, up to the full amount of the revolving credit facility, subject to the revolving credit facility-borrowing base. All remaining unpaid amounts will become due and payable at maturity of the senior secured credit facilities.

Mandatory Prepayments. Advances under the revolving credit facility must be prepaid if the aggregate amount outstanding under the revolving credit facility exceeds the revolving credit facility-borrowing base. In addition, all net cash proceeds from sales of our property and assets (with certain exceptions) must be applied to the senior credit facility, if an event of default or certain other events exist, but without any resulting permanent reduction of the revolving credit facility commitments.

Interest. Advances under the amended and restated credit facility bear interest, at our option, at either the “base rate,” equal to the greater of the federal funds rate plus 0.5% and the Bank of America prime lending rate, or LIBOR plus, in each case, the applicable margin. The applicable margin for the first six months after the closing date for a base rate loan will be 0.0% and for a LIBOR loan will be 1.5%. Thereafter, the applicable margin will be determined based on a performance-based pricing grid. During the continuance of certain events of default under the amended and restated credit facility the applicable margin will be increased by an additional 2.0% per annum.

Certain Fees. American Tire is required to pay to the lenders a commitment fee equal to 0.3% per annum on the committed undrawn amount of the revolver, subject to performance based step-downs after the first six months and letter of credit fees equal to the applicable margin for LIBOR loans on a per annum basis and a fronting fee of 0.125% per annum to be paid to the issuer of letters of credit. It has also agreed to pay certain other fees and expenses of the lenders and the agent.

Guaranties and Security. All obligations under the amended and restated credit facility are guaranteed by us and each of American Tire’s existing and future direct and indirect domestic subsidiaries that are not direct obligors thereunder. Obligations under the amended and restated credit facility are secured by a pledge of substantially all assets of the obligors, including all shares of our capital stock and that of our subsidiaries (but no more than 65% of the stock of any foreign subsidiary).

Covenants. The amended and restated credit facility contains covenants which, among other things, require American Tire to meet a fixed charge coverage ratio if it does not have at least $25.0 million available to be drawn down under the revolving credit facility (subject to a cure); restrict its ability to incur additional debt; enter into guaranties; make loans and investments; declare dividends; engage in mergers, consolidations and asset sales, enter into transactions with affiliates; create or suffer to exist liens and encumbrances; prepay, redeem or repurchase certain debt; enter into sale/leaseback transactions; modify certain material agreements or constitutive documents relating to preferred stock; and change our business. The covenants also require among others, that American Tire provide periodic financial reports to the lenders; observe certain practices and procedures with respect to the collateral pledged as security; comply with applicable laws; maintain and preserve our and our subsidiaries’ properties and corporate existence; and maintain insurance.

Events of Default. The amended and restated credit facility contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-default, bankruptcy, actual or asserted impairment of any loan documents, failure of security interests, material judgments, ERISA defaults, or the occurrence of a change of control (as defined in the amended and restated credit facility).

DESCRIPTION OF THE NOTES

The terms of the new notes and the outstanding notes are identical in all material respects, except the new notes:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and additional interest provisions contained in the outstanding notes.

The following description is a summary of the material provisions of each of the indentures (unless otherwise noted). We urge you to read the indentures because they, and not this description, define your rights as holders of the new notes. Copies of the indentures have been filed as exhibits to the registration statement on the Form S-4 of which this prospectus forms a part and are available as set forth below under “Where You Can Find Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indentures.

The registered holder of a new note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indentures.

DESCRIPTION OF THE OPERATING COMPANY NOTES

General

This description describes American Tire’s Senior Floating Rate Notes due 2012 (the “floating rate notes”) and its 10.75% Senior Notes due 2013 (the “fixed rate notes”) offered hereby and references herein to the “notes” include only the floating rate notes and fixed rate notes and do not include Holdings senior discount notes due 2013. Unless the context otherwise requires, references to the floating rate notes and fixed rate notes include any outstanding floating rate notes and outstanding fixed rate notes that are not exchanged for new notes in the exchange offer. All references herein to the “indentures” include only the indentures applicable to the notes, not the indenture applicable to Holdings senior discount notes.

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the applicable indenture. All references in this Description of the Notes to the “Issuer” are limited to American Tire Distributors, Inc. and do not include any of its Subsidiaries.

The Issuer will issue the new floating rate notes and the new fixed rate notes under separate indentures among itself, the Guarantors and Wachovia Bank, National Association, as trustee. The indentures govern both any outstanding notes and the new notes offered hereby of the relevant series and all notes outstanding thereunder will be treated as one class of securities thereunder. The terms of the notes include those stated in the applicable indenture and those made part of such indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The holders of notes are referred to Trust Indenture Act for a statement thereof.

Initially, all of the Issuer’s Subsidiaries are Restricted Subsidiaries. However, under certain circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Issuer is able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the indentures.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes of each series:

•	are general unsecured obligations of the Issuer;

•	are pari passu in right of payment with all existing and future unsubordinated Debt of the Issuer;

•	are senior in right of payment to any existing or future Subordinated Debt of the Issuer;

•	are effectively junior to all secured Debt of the Issuer to the extent of the value of the collateral; and

•	are unconditionally guaranteed on a senior basis by the Subsidiary Guarantors and on a subordinated basis by Holdings.

The Note Guarantees

The notes of each series are jointly and severally guaranteed by American Tire Distributors Holdings, Inc. (“Holdings”), the Issuer’s direct parent company, and each of the Issuer’s existing and future Domestic Restricted Subsidiaries (“Subsidiary Guarantors”), other than any Immaterial Subsidiaries or future Receivables Subsidiaries of the Issuer, and by certain other Restricted Subsidiaries that may guarantee the notes in the future as described in more detail below.

The Note Guarantees of the notes of each series:

•	are general unsecured obligations of each Subsidiary Guarantor and are subordinated obligations of Holdings;

•	are pari passu in right of payment with all existing and future unsubordinated Debt of the Subsidiary Guarantors but rank junior to all existing and future Senior Debt of Holdings;

•	are senior in right of payment to any future Subordinated Debt of each Subsidiary Guarantor; and

•	are effectively junior to all secured Debt of the Guarantors to the extent of the value of the collateral.

Principal, Maturity and Interest

Floating Rate Notes

The floating rate notes issued on the Issue Date of the outstanding notes (March 31, 2005), together with the new notes to be issued in exchange therefor in the exchange offer, are limited in aggregate principal amount to $140.0 million. The floating rate notes will mature on April 1, 2012. Interest on the floating rate notes accrues at a rate equal to the Applicable Eurodollar Rate (which will be reset quarterly) plus 6.25%, except that the interest rate on the floating rate notes for prior to July 1, 2005 is 9.34%. Interest on the floating rate notes accrues from the Issue Date or, if interest has been paid, from the date through which interest has been paid. Interest on the floating rate notes is payable, in cash, quarterly in arrears on every January 1, April 1, July 1 and October 1, to the holders of record on the December 15, March 15, June 15 and September 15 immediately preceding the next interest payment date. Interest on the new floating rate notes will be payable commencing on the first interest payment date after the date on which new floating rate notes are first issued (the “Exchange Note Issue Date”), provided that interest due on such first interest payment date will include unpaid interest accrued through the Exchange Note Issue Date on the outstanding floating rate notes in exchange for which the new floating rate notes are being issued.

The amount of interest for each day that the floating rate notes are outstanding (the “Daily Interest Amount”) is calculated by dividing the interest rate in effect for such day by 365 and multiplying the result by the principal amount of the notes. The amount of interest to be paid on the floating rate notes for each interest period is calculated by adding the Daily Interest Amounts for each day in the interest period.

All percentages resulting from any of the above calculations are rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and all dollar amounts used in resulting from such calculations are rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the notes will be in no event higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Fixed Rate Notes

The fixed rate notes were issued in an aggregate principal amount of $150.0 million on the Issue Date. The fixed rate notes will mature on April 1, 2013. Interest on the fixed rate notes accrues at the rate per annum set forth on the cover of this prospectus and is payable, in cash, semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2005, to holders of record on the immediately preceding March 15 and September 15. Interest on the fixed rate notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Notes

Each indenture provides for the issuance of additional notes under such indenture having identical terms and conditions to the notes of such series offered hereby, subject to compliance with the covenants contained in the applicable indenture. Any additional notes will be part of the same issue as the notes of such series offered hereby and will vote on all matters with the notes of such series offered hereby. For purposes of this “Description of the Notes,” reference to the notes of a series includes additional notes of such series except as otherwise indicated.

Methods of Receiving Payment on the Notes

Principal, premium, if any, interest on the notes are payable at the office or agency of the Issuer maintained for such purpose (the “Paying Agent”) or, at the option of the Issuer, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders related to such notes; provided that all payments of principal, premium, if any, interest with respect to any notes the holders of which have given wire transfer instructions to the Issuer are required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency is the office of the trustee maintained for such purpose. The notes are issued in denominations of $1,000 and integral multiples thereof.

Note Guarantees

The Issuer’s payment obligations under the notes of each series are guaranteed on a full, unconditional and joint and several basis by Holdings and each of the Issuer’s Domestic Restricted Subsidiaries, other than any Immaterial Subsidiaries and Receivables Subsidiaries. Each Note Guarantee by a Subsidiary Guarantor is limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary without rendering the Note Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Relating to the Notes—Fraudulent transfer statutes may limit your rights as a holder of the notes.”

Each indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Issuer or, in the case of a Subsidiary Guarantor, another Subsidiary Guarantor) unless:

(1)	subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the trustee, under the notes issued under the applicable indenture, the applicable indenture and the registration rights agreement; and

(2)	immediately after giving effect to such transaction, no Default exists.

In the event of:

(i)	a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or

(ii)	the sale or other disposition of Capital Stock of any Subsidiary Guarantor if as a result of such disposition, such Person ceases to be a Subsidiary of the Issuer,

then the Person acquiring such assets (in the case of clause (i)) or such Guarantor (in the case of clause (ii)) will be automatically released and relieved of any obligations under its Note Guarantee and the relevant indenture; provided that such sale or other disposition is in compliance with the applicable indenture, including the covenant described under “—Repurchase at the Option of Holders —Asset Sales” (it being understood that only such portion of the Net Proceeds as is or is required to be applied on or before the date of such release in accordance with the terms of the indenture needs to be so applied).

In addition, any Subsidiary Guarantor that becomes an Immaterial Subsidiary will be released from its Note Guarantee of the notes of each series and each indenture in accordance with the provisions of the applicable indenture and each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the provisions of the applicable indenture will be automatically released from its applicable Note Guarantee and the indenture upon effectiveness of such designation.

Ranking

Notes and Subsidiary Note Guarantees

The notes of each series and the related Subsidiary Note Guarantees rank equally in right of payment with all unsubordinated obligations of the Issuer and the Subsidiary Guarantors, but are effectively subordinated to all of their secured obligations, including indebtedness under the Amended and Restated Credit Facility, to the extent of the value of the assets securing such indebtedness. Debt under the Amended and Restated Credit Facility is secured by a lien on substantially all of the assets of the Issuer and the Guarantors, including the capital stock of the Issuer and inventory and accounts receivable. In addition, the Issuer and its subsidiaries have granted purchase money liens on their inventory to certain of their most significant vendors to secure obligations to pay for such inventory. Although each indenture limits the incurrence of Liens, the limitation does not apply to Liens in favor of such vendors and is subject to a number of significant exceptions. As of July 2, 2005, the Issuer and the Guarantors had approximately $171.9 million of secured indebtedness outstanding and $39.5 million of secured trade payables.

The notes of each series and the related Subsidiary Note Guarantees also effectively rank junior to all claims of creditors of future non-guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred stockholders (if any) of those subsidiaries. Although each indenture limits the incurrence of Debt and preferred stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, each indenture does not impose any limitations on the incurrence by Restricted Subsidiaries of liabilities that are not considered Debt under such indenture.

Subordination of Holdings’ Note Guarantee

Holdings’ Note Guarantee of the payment of principal, interest and premium on the notes is subordinated to the prior payment in full of all Senior Debt of Holdings, including Senior Debt of Holdings incurred after the Issue Date.

The holders of Senior Debt of Holdings are entitled to receive payment in full of all Obligations due in respect of Senior Debt of Holdings (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt of Holdings) before the holders of the notes will be entitled to receive any payment with respect to Holdings’ Note Guarantee (except that holders may receive and retain Permitted Junior Securities and payments made from the trusts described under “—Satisfaction and Discharge” and “—Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of Holdings:

(1)	in a liquidation or dissolution of Holdings;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Holdings or its property;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshaling of Holdings’ assets and liabilities.

Holdings also may not make any payment in respect of its Note Guarantee of the notes (except in Permitted Junior Securities or from the trusts described under “—Satisfaction and Discharge” and “—Legal Defeasance and Covenant Defeasance”) if:

(1)	a payment default on Designated Senior Debt of Holdings occurs and is continuing beyond any applicable grace period; or

(2)	any other default occurs and is continuing beyond any applicable grace period on any series of Designated Senior Debt of Holdings (a “nonpayment default”) that permits holders of that series of Designated Senior Debt of Holdings to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the holders of any Designated Senior Debt of Holdings or any agent, trustee or other representative therefor.

Payments on Holdings’ Note Guarantee of the notes may and shall be resumed:

(1)	in the case of a payment default on Designated Senior Debt of Holdings, upon the date on which such default is cured or waived; and

(2)	in the case of a nonpayment default, on the earlier of the date on which such default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of such Designated Senior Debt of Holdings has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1)	360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)	all scheduled payments of principal, interest and premium, if any, on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

If the trustee or any holder of the notes receives a payment from Holdings in respect of Holdings’ Note Guarantee (except in Permitted Junior Securities or from the trusts described under “—Satisfaction and Discharge” and “—Legal Defeasance and Covenant Defeasance”) when:

(1)	the payment is prohibited by these subordination provisions; and

(2)	the Trustee or the holders have actual knowledge that the payment is prohibited;

the trustee or the holders, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of Holdings. Upon the proper written request of the holders of Senior Debt of Holdings, the trustee or the holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt of Holdings or their proper representative.

Holdings must promptly notify holders of its Senior Debt if payment of the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Holdings, holders of notes may recover less ratably upon Holdings’ Note Guarantee than creditors of Holdings who are holders of Senior Debt or unsubordinated obligations of Holdings.

“Designated Senior Debt” means:

(1)	any Debt outstanding under the Amended and Restated Credit Facility;

(2)	the Holdings senior discount notes; and

(3)	any other Senior Debt permitted under the indenture, the principal amount of which is $20.0 million or more and that has been designated by Holdings as “Designated Senior Debt.”

“Permitted Junior Securities” means:

(1)	Equity Interests in Holdings; or

(2)	debt securities of Holdings that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than Holdings’ Note Guarantee is subordinated to Senior Debt under the applicable indenture.

“Senior Debt” means:

(1)	all Debt of Holdings outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2)	the Holdings senior discount notes;

(3)	any other Debt of Holdings (including Acquired Debt), unless the instrument under which such Debt is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Holdings’ Note Guarantee; and

(4)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by Holdings;

(2)	any Debt of Holdings to any of Holdings’ Subsidiaries or other Affiliates (other than Debt under a Credit Facility to any Affiliate); or

(3)	any trade payables.

Holdings will have no assets following closing other than its equity ownership of the Issuer. In addition, all of its debt, including the Holdings senior discount notes and its Guarantee of the Amended and Restated Credit Agreement, will constitute Senior Debt. Accordingly, you should not expect that Holdings will be able to participate in debt service upon the notes and it is unlikely that it would have any funds to satisfy its Note Guarantee in the event of a default.

Optional Redemption

Floating Rate Notes

General

Except as described in the following paragraphs, the floating rate notes are not redeemable at the Issuer’s option prior to April 1, 2007. Thereafter, the floating rate notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest if any, to the applicable redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2007	102.000%
2008	101.000%
2009 and thereafter	100.000%

Upon Certain Equity Offerings

In addition, at any time and from time to time, prior to April 1, 2007, the Issuer may redeem up to 35% of the sum of (1) the original aggregate principal amount of floating rate notes issued in this offering and (2) the original aggregate principal amount of any additional floating rate notes issued under the related indenture, if any, at a redemption price of 100% of the principal amount thereof, plus a premium per $1,000 amount of such notes equal to the then-current interest rate on the floating rate notes (expressed as a percentage) multiplied by $1,000, plus accrued and unpaid interest if any, to the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of a public offering of common stock of the Issuer or a public offering of common stock of Holdings, the proceeds of which are contributed as common equity capital to the Issuer; provided that

(1)	at least 65% of the sum of (a) the original aggregate principal amount of floating rate notes issued in this offering and (b) the original aggregate principal amount of any additional floating rate notes, if any, issued under the related indenture, remains outstanding immediately after the occurrence of any such redemption; and

(2)	such redemption shall occur within 90 days of the date of the closing of such public offering.

Upon a Change of Control

At any time on or prior to April 1, 2007, the floating rate notes may be redeemed as a whole but not in part at the option of the Issuer upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days’ prior notice (but in no event may any such redemption occur more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each holder’s registered address. The redemption price will be equal to (i) 100% of the principal amount of the floating rate notes, plus (ii) accrued interest to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date), plus (iii) the Applicable Floating Rate Note Premium, if any.

Fixed Rate Notes

General

Except as described in the following paragraphs, the fixed rate notes are not redeemable at the Issuer’s option prior to April 1, 2009. Thereafter, the fixed rate notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest if any, to the applicable redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2009	105.375%
2010	102.688%
2011 and thereafter	100.000%

Upon Certain Equity Offerings

In addition, at any time and from time to time, prior to April 1, 2008, the Issuer may redeem up to 35% of the sum of (1) the original aggregate principal amount of fixed rate notes issued in this offering and (2) the original aggregate principal amount of any additional fixed rate notes issued under the related indenture, if any, at a redemption price of 110.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of a public offering of common stock of the Issuer or a public offering of common stock of Holdings, the proceeds of which are contributed as common equity capital to the Issuer; provided that

(1)	at least 65% of the sum of (a) the original aggregate principal amount of fixed rate notes issued in this offering and (b) the original aggregate principal amount of any additional fixed rate notes, if any, issued under the related indenture, remains outstanding immediately after the occurrence of any such redemption; and

(2)	such redemption shall occur within 90 days of the date of the closing of such public offering.

Upon a Change of Control

At any time on or prior to April 1, 2009, the fixed rate notes may be redeemed as a whole but not in part at the option of the Issuer upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days’ prior notice (but in no event may any such redemption occur more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each holder’s registered address. The redemption price will be equal to (i) 100% of the principal amount of such notes, plus (ii) accrued interest to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date), plus (iii) the Applicable Fixed Rate Note Premium, if any.

Selection and Notice

If less than all of the notes of a series are to be redeemed at any time, selection of notes for redemption shall be made by the applicable trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or, if such notes are not so listed, on a pro rata basis (among the notes of such series issued on the Issue Date (and any new notes issued in exchange therefor in the exchange offer) and any additional notes of such series issued under the applicable indenture after the Issue Date, if any, as one class), by lot or by such method as the trustee shall deem fair and appropriate; provided that no notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes of the affected series to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the applicable indenture. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note shall be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. If the redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the note is registered at the close of business, on such record date. On and after the redemption date, unless the Issuer defaults in payment of the redemption price, interest if any, ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

Except as set forth below under “—Repurchase at the Option of Holders” the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

Each indenture provides that upon the occurrence of a Change of Control, unless all notes issued thereunder have been called for redemption pursuant to the provisions described above under the caption “—Optional Redemption,” each holder of notes issued thereunder will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s notes pursuant to an offer on the terms set forth in the applicable indenture (the “Change of Control Offer”). In the Change of Control Offer, the Issuer shall offer a payment in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, unless notice of redemption of all notes of a series has then been given pursuant to the provisions described under the caption “—Optional Redemption” above, the Issuer shall mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the applicable indenture and described in such notice. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of any notes as a result of a Change of Control. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this covenant, the Issuer shall comply with such securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Issuer.

The Paying Agent shall promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of the note surrendered, if any; provided that each such new note shall be in a principal amount of $1,000 or an integral multiple thereof. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For the purposes of the preceding sentence, it shall be sufficient for the Issuer to publish the results of the Change of Control on its website.

The Change of Control provisions described above are applicable whether or not any other provisions of the indentures are applicable. Except as described above with respect to a Change of Control, the indentures do not contain provisions that permit the holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer would decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indentures, but that could materially increase the amount of Debt outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings.

The Amended and Restated Credit Facility limits the ability of the Issuer to purchase any notes, and also provides that certain change of control events with respect to the Issuer would constitute a default thereunder. Any future credit agreements or other agreements to which the Issuer becomes a party or that may be entered into by Subsidiaries of the Issuer may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing notes, the Issuer could seek the consent of its lenders to purchase notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing notes. In such case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the indentures which would, in turn, constitute a default under the Amended and Restated Credit Facility or any future credit facility or other agreement.

The Issuer is not required to make a Change of Control Offer upon a Change of Control if a third party makes and consummates a Change of Control Offer in a manner, at the times and otherwise in compliance with the requirements set forth in the indentures applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Each indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of

(x)	cash or Cash Equivalents; or

(y)	(a) all or substantially all of the assets of, or the majority of the Voting Stock of, another Person that thereupon becomes a Restricted Subsidiary engaging in, a Permitted Business or

(b) assets that are used or useful in a Permitted Business.

For purposes of this clause (2) (a) a lease entered into in connection with a sale-leaseback transaction shall not constitute part of the proceeds of such transaction and (b) each of the following are deemed to be cash:

(i)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet), of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes issued under such indenture or, in the case of liabilities of a Guarantor, the Note Guarantee of such Guarantor) that are assumed by the transferee of any such assets; and

(ii)	any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days after receipt.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds, at its option:

(1)	to repay Secured Debt, Debt of any Restricted Subsidiary (other than a Guarantor) or Pari Passu Debt (in each case other than Debt owed to the Issuer or a Subsidiary of the Issuer); provided that if the Issuer or any Restricted Subsidiary shall so reduce Pari Passu Debt, it shall equally and ratably make an Asset Sale Offer to the holders of the applicable notes (in accordance with the procedures set forth below for an Asset Sale Offer);

(2)	to make capital expenditures or to acquire properties or assets that will be used or useful in the Permitted Business of the Issuer or any of its Restricted Subsidiaries; or

(3)	to acquire a controlling interest in a Person engaged in a Permitted Business;

provided that if during such 365-day period the Issuer or a Restricted Subsidiary enters into a definitive agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) or if the application of such Net Proceeds is part of a project authorized by the Board of Directors that will take longer than 365 days to complete, such 365 day period shall be extended with respect to the amount of Net Proceeds so committed until required to be paid in accordance with such agreement (or, if earlier, until termination of such agreement) or, until completion of such project, as the case may be. Pending the final application of any Net Proceeds, the Issuer or any Restricted Subsidiary may temporarily reduce borrowing under a Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the applicable indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of the preceding paragraph shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, with respect to a series of notes the Issuer shall:

(1)	make an offer (an “Asset Sale Offer”) to all holders of notes of such series; and

(2)	prepay, purchase or redeem (or make an offer to do so) any other Pari Passu Debt of the Issuer in accordance with provisions governing such Debt requiring the Issuer to prepay, purchase or redeem such Debt with the proceeds from any Asset Sales (or offer to do so), pro rata in proportion to the respective principal amounts of the notes and such other Debt required to be prepaid, purchased or redeemed or tendered for pursuant to such offer to purchase the maximum principal amount of notes that may be purchased out of such pro rata portion of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of their principal amount plus accrued and unpaid interest to the date of purchase subject to the right of holders of record on a record date to receive interest on the relevant interest payment date in accordance with the procedures set forth in the applicable indenture.

If any Excess Proceeds remain after completion of an Asset Sale Offer and, if applicable, any prepayment, purchase, redemption or tender of or for Pari Passu Debt, the Issuer and the Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the applicable indenture. If the aggregate principal amount of notes surrendered by holders thereof exceeds the pro rata portion of such Excess Proceeds to be used to purchase notes, the trustee shall select the notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Notwithstanding the foregoing, the Issuer may commence an Asset Sale Offer prior to the expiration of 365 days after the occurrence of an Asset Sale.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of the applicable indenture, the Issuer shall comply with such securities laws and regulations and shall not be deemed to have breached its obligations described in the applicable indenture by virtue thereof.

Certain Covenants

Each indenture contains various restrictive covenants, including the covenants described below.

Restricted Payments

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other distribution (including any payment by the Issuer or any Restricted Subsidiary in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Equity Interests) of the Issuer and dividends payable to the Issuer or any Restricted Subsidiary);

(2)	purchase, redeem or otherwise acquire or retire for value (including any acquisition or retirement by the Issuer or any Restricted Subsidiary in connection with any merger or consolidation) any Equity Interests of the Issuer or any Holding Company held by Persons other than the Issuer or any Restricted Subsidiary;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Debt of the Issuer or any Subsidiary Guarantor (excluding any intercompany Debt between the Issuer and any of its Restricted Subsidiaries), except (a) a payment of interest, principal or other related Obligations at Stated Maturity and (b) the purchase, repurchase or other acquisition or retirement of Subordinated Debt of the Issuer or any Subsidiary Guarantor in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or other acquisition or retirement; or

(4)	make any Restricted Investment,

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default shall have occurred and be continuing; and

(b)	the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Debt pursuant to the Coverage Ratio Exception; and

(c)	such Restricted Payment, together with (without duplication) the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries on or after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3)(A), (4), (5), (7) and (8) and excluding 50% of any Restricted Payments under clause (9) (to the extent such payment is not deducted in calculating Consolidated Net Income) or 100% of such payment under clause (9) if such payment is deducted in calculating Consolidated Net Income) of the next succeeding paragraph), is less than the sum (without duplication) (the “Restricted Payments Basket”) of:

(i)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii)	100% of the aggregate net cash proceeds received by the Issuer from the issue or sale (other than to a Subsidiary) of, or from capital contributions with respect to, Equity Interests of the Issuer (other than Disqualified Equity Interests and Excluded Cash Contributions), in either case after the Issue Date; plus

(iii)	the amount by which the aggregate principal amount (or accreted value, if less) of Debt of the Issuer or any Restricted Subsidiary is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange after the Issue Date of that Debt for Equity Interests (other than Disqualified Stock) of the Issuer, together with the net cash proceeds received by the Issuer at the time of such conversion or exchange, if any, less the amount of any cash, or the fair market value of any property (other than such Equity Interests), distributed by the Issuer upon such conversion or exchange; plus

(iv)	100% of the aggregate net cash proceeds received by the Issuer or a Restricted Subsidiary of the Issuer since the Issue Date from (A) Restricted Investments, whether through interest payments, principal payments, dividends or other distributions and payments, or the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) thereof made by the Issuer and its Restricted Subsidiaries and (B) a cash dividend from, or the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary, in each case to the extent not otherwise included in Consolidated Net Income of the Issuer for such period; plus

(v)	upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investments of the Issuer and its Restricted Subsidiaries (other than such Subsidiary) in such Subsidiary as of the date of such redesignation.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the applicable indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment are designated in an Officer’s Certificate as Excluded Cash Contributions and shall not increase the Restricted Payments Basket;

(3)	the redemption, repurchase, retirement, defeasance or other acquisition of Subordinated Debt or Disqualified Stock of the Issuer or any Subsidiary Guarantor (A) made by an exchange for, or with the net cash proceeds from a substantially concurrent incurrence of, Permitted Refinancing Debt or (B) upon a Change of Control or Asset Sale to the extent required by the agreement governing such Subordinated Debt but only if the Issuer shall have complied with the covenants described under the heading “Change of Control” or, as the case may be, “Asset Sales” and purchased all notes validly tendered pursuant to the relevant offer prior to purchasing or repaying such Subordinated Debt;

(4)	the payment of any dividend (or any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its common Equity Interests on a pro rata basis;

(5)	to the extent constituting Restricted Payments, the Specified Affiliate Payments;

(6)	Restricted Payments in an aggregate amount not to exceed $15.0 million;

(7)	payments to existing holders of the Issuer’s Equity Interests (including payments to dissenting shareholders, optionholders and warrantholders), in each case as described in the Merger Agreement, payment of The 1818 Mezzanine Fund II, L.P.’s transaction expenses and payment of the Issuer’s and its Affiliates’ transaction expenses, including fees payable to members of the Initial Control Group (to the extent constituting Restricted Payments) and payments to the Issuer’s officers and employees, in each case (except as to payments to dissenters and payment of The 1818 Mezzanine Fund II, L.P.’s transaction expenses) as described in this prospectus under the headings “The Acquisition,” “Use of Proceeds” and “Certain Relationships and Related Transactions”;

(8)

so long as no Default or Event of Default shall have occurred and be continuing, payments of dividends to Holdings to fund (a)(i) interest payments, at their Stated Maturity, on the Holdings senior discount notes outstanding at the Issue Date (or any Holdings senior discount notes issued in exchange therefor in the exchange offer), at the rate specified in such Holdings senior discount notes (or Holdings senior discount notes, as applicable) as in effect on the Issue Date, and (ii) mandatory redemption of a portion of such Holdings senior discount notes (or Holdings senior discount notes, as applicable) in 2010 pursuant to the terms of Holdings senior discount notes (or Holdings senior discount notes, as applicable) as in effect on the Issue Date, (b) dividends or redemption payments by Holdings with respect to the shares of Series B Preferred Stock of Holdings outstanding on the Issue Date to the extent required to be paid by Holdings pursuant to the certificates of designations relating to such stock as in effect on the Issue Date; and (c) an offer to purchase upon a Change of Control or Asset Sale to the extent required by the terms of such Holdings senior discount notes (or Holdings senior discount notes, as applicable), but only if the Issuer shall have complied with the covenants described above under the heading “—Change of Control” or “—Asset Sale,” as the case may be and purchased all notes validly tendered pursuant to the relevant offer prior to paying any such dividend to Holdings; and

(9)	so long as no Default or Event of Default shall have occurred and be continuing, cash dividends or other Restricted Payments to Holdings in an amount sufficient to enable Holdings to make payments of cash interest on any Qualified Holdco Debt; provided that any such dividend or other Restricted Payment is used promptly by Holdings to make such payment.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors of the Issuer.

In addition, if any Person (other than an Unrestricted Subsidiary) in which an Investment is made, which Investment constituted a Restricted Payment when made, thereafter becomes a Restricted Subsidiary, such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph of this covenant to the extent that such Investments would not have been Restricted Payments had such Person been a Restricted Subsidiary at the time such Investments were made.

In making the computations required by this covenant:

(a)	the Issuer or the relevant Restricted Subsidiary may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Issuer for the remaining portion of such period; and

(b)	the Issuer or the relevant Restricted Subsidiary will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Issuer and the Restricted Subsidiary that are available on the date of determination.

If the Issuer makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Issuer or any Restricted Subsidiary be permitted under the requirements of the indenture, such Restricted Payment will be deemed to have been made in compliance with the indenture notwithstanding any subsequent adjustments made in good faith to the Issuer’s or any Restricted Subsidiary’s financial statements, affecting Consolidated Net Income of the Issuer for any period.

For the avoidance of doubt, it is expressly agreed that no payment or other transaction permitted by clauses (1) or (5) of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates,” below, shall be considered a Restricted Payment for purposes of, or otherwise restricted by, the indentures.

Incurrence of Debt and Issuance of Preferred Stock

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Debt (including Acquired Debt) and the Issuer shall not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of Preferred Stock; provided, however, that the

Issuer and any Subsidiary Guarantor may incur Debt (including Acquired Debt) if the Consolidated Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is incurred would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been incurred at the beginning of such four-quarter period (the “Coverage Ratio Exception”).

The provisions of the first paragraph of this covenant do not apply to any of the following items of Debt or Preferred Stock (collectively, “Permitted Debt”):

(1)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Debt (with letters of credit being deemed to have a principal amount equal to the undrawn face amount thereof) under Credit Facilities (including Guarantees of such Debt by the Issuer or any of its Subsidiaries); provided that the aggregate principal amount of such Debt outstanding pursuant to this clause (1) without duplication, does not exceed an amount equal to the greater of (a) $325.0 million and (b) the Borrowing Base at the time such Debt is incurred, in each case less the aggregate amount of purchase commitments (determined as of the date of any incurrence of Debt under this clause (1)) under any Qualified Receivables Transaction that involves the transfer of assets by the Issuer or Restricted Subsidiaries in a manner that does not constitute the incurrence of Debt (other than Debt permitted under clause (6) below); provided that such reduction shall no longer apply upon termination of such Qualified Receivables Transaction;

(2)	the incurrence by the Issuer and its Restricted Subsidiaries of Existing Debt;

(3)	the incurrence by the Issuer of Debt represented by the notes issued on the Issue Date (or any new notes issued in exchange therefor in the exchange offer) and by the Subsidiary Guarantors of Debt represented by the related Note Guarantees (or any guarantees issued in exchange therefor in the exchange offer);

(4)	the incurrence by the Issuer or any of its Restricted Subsidiaries of (a) Acquired Debt or (b) Debt (including Capital Lease Obligations, including those under sale-leaseback transactions) or Preferred Stock for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of any property, plant or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Debt or Preferred Stock is owed or issued to the seller or Person carrying out such construction or improvement or to any third party), in an aggregate principal amount at the date of such incurrence (including all Permitted Refinancing Debt incurred to refund, refinance or replace any other Debt incurred pursuant to this clause (4)) not to exceed an amount equal to the greater of (x) $25.0 million and (y) 5.0% of Total Assets at any one time outstanding; provided that, such Debt exists at the date of such purchase or transaction or is created within 180 days thereafter;

(5)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace Debt incurred pursuant to clauses (2) (other than Existing Debt of the types referred to in clauses (6) and (7)), (3), (4) or (5);

(6)	the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Debt or Preferred Stock owed or issued to and held by the Issuer and any of its Restricted Subsidiaries including any Debt arising in connection with a Qualified Receivables Transaction, provided, however, that (a) any such Debt of the Issuer shall be subordinated and junior in right of payment to the notes and (b)(i) any subsequent issuance or transfer of Equity Interests or other action that results in any such Debt or Preferred Stock being held by a Person other than the Issuer or a Restricted Subsidiary and (ii) any sale or other transfer of any such Debt or Preferred Stock to a Person that is not either the Issuer or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Debt or issuance of such Preferred Stock by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)

the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred (a) principally for the purpose of fixing or hedging interest rate risk with respect to any Debt that is permitted by the terms of the applicable indenture to be outstanding or (b) principally for the purpose of fixing or hedging currency exchange rate risk or commodity price risk incurred in the ordinary course of business;

(8)	the incurrence of any Guarantee by the Issuer or any Subsidiary Guarantor of Debt of the Issuer or a Restricted Subsidiary (other than an Immaterial Subsidiary that is not a Guarantor) of the Issuer that was permitted to be incurred by another provision of this covenant and the incurrence of any Guarantee by any Foreign Restricted Subsidiary of Debt of another Foreign Restricted Subsidiary;

(9)	the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Debt (which may comprise Debt under the Amended and Restated Credit Facility) in an aggregate principal amount (or accreted value, as applicable), and the issuance by Restricted Subsidiaries that are not Guarantors of Preferred Stock with a liquidation preference, at any time outstanding, pursuant to this clause (9) not to exceed an amount equal to $25.0 million.

Notwithstanding any other provision in this covenant, the maximum amount of Debt that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies.

For purposes of determining compliance with this covenant:

(1)	the outstanding principal amount of any particular Debt shall be counted only once such that (without limitation) any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Debt (to the extent such guarantee, Lien, letter of credit or similar instrument is otherwise permitted to be incurred) shall be disregarded;

(2)	in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (9) of the definition of Permitted Debt above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify (and may, from time to time, re-classify) such item of Debt in any manner that complies with this covenant and such item of Debt will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof; provided that all outstanding Debt under the Amended and Restated Credit Facility immediately following the Transactions will be deemed to have been incurred pursuant to clause (1) of the definition of Permitted Debt;

(3)	accrual of interest or dividends (including the issuance of “pay in kind” securities in respect of such accrued interest or dividends), the accretion of accreted value or liquidation preference and the extension of maturity will not be deemed to be an incurrence of Debt or issuance of Preferred Stock; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of the Issuer as accrued; and

(4)	any Qualified Holdco Debt incurred in reliance upon the Issuer’s ability to incur Permitted Debt will be deemed to be incurred by the Issuer for purposes of determining whether additional Permitted Debt can be incurred for so long as such Qualified Holdco Debt remains outstanding.

Liens

Each indenture provides that the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Debt (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under such indenture and the notes issued thereunder are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by such Lien or such other obligations are no longer obligations of the Issuer or any of its Restricted Subsidiaries; provided that:

(1)	if such other Debt constitutes Subordinated Debt or is otherwise subordinate or junior in right of payment to the Obligations under the applicable indenture, the notes issued thereunder or the relevant Note Guarantee, as the case may be, such Lien is expressly made prior and senior in priority to the Lien securing such other Debt; or

(2)	in any other case, such Lien ranks equally and ratably with or prior to the Lien securing the other Debt or obligations so secured.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Debt owed to the Issuer or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions do not apply to encumbrances or restrictions:

(a)	under contracts in effect on the Issue Date, including the Amended and Restated Credit Facility and other Existing Debt and the related documentation;

(b)	under the notes, the indentures, the Holdings senior discount notes, the indenture governing the Holdings senior discount notes and any other related agreement entered into after the Issue Date, provided that the encumbrances or restrictions in any such other agreement are not materially more restrictive, taken as a whole, than those contained in the applicable indenture and the applicable notes;

(c)	under any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (but not created in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(d)	existing under or by reason of purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

(e)	created in connection with any Qualified Receivables Transaction that, in the good faith determination of the Board of Directors or senior management of the Issuer, are necessary or advisable to effect such Qualified Receivables Transaction;

(f)	in the case of clause (3) above, (i) that restrict in a customary manner the subletting, assignment, or transfer of any property or asset that is subject to a lease, license or similar contract, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to any property or assets of the Issuer or any Restricted Subsidiary not otherwise prohibited by the applicable indenture, (iii) contained in security agreements or mortgages securing Debt to the extent such encumbrances or restrictions restrict the transfer of the property subject to such security agreements or mortgages, or (iv) any Lien on property or assets of the Issuer or any Restricted Subsidiary not otherwise prohibited by the applicable indenture;

(g)	existing under or by reason of contracts for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(h)	on cash or other deposits or net worth imposed by leases and customer contracts entered into in the ordinary course of business;

(i)	in customary form under joint venture agreements and other similar agreements which limitations are only applicable to the Person or assets that are the subject of such agreements (and any assets of such Person);

(j)	any encumbrances or restrictions required by any governmental, local or regulatory authority having jurisdiction over the Issuer or any of its Restricted Subsidiaries or any of their businesses;

(k)	contained in the terms governing any Debt of any Restricted Subsidiary otherwise permitted to be incurred under the applicable indenture if (as determined in good faith by the Board of Directors of the Issuer) (i) the encumbrances or restrictions are ordinary and customary for a financing of that type and (ii) the encumbrances or restrictions would not, at the time agreed to, be expected to materially adversely affect the ability of Issuer to make payments on the notes; or

(l)	under any Permitted Refinancing Debt or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrances or restrictions than those contained in the Debt, contracts, instruments or obligations prior to the incurrence of such Debt or such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Transactions with Affiliates

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance, guarantee or other transaction with, or for the benefit of, any Person that, prior to such transaction, was an Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that, taken as a whole, are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)	the Issuer delivers to the trustee:

(i)	with respect to any Affiliate Transaction entered into after the Issue Date involving aggregate consideration in excess of $7.5 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by the Board of Directors; and

(ii)	with respect to any Affiliate Transaction involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking, appraisal or accounting firm of national standing.

Notwithstanding the foregoing, none of the following shall be prohibited by this covenant (or be deemed to be Affiliate Transactions):

(1)	any employment agreements, consulting agreements, non-competition agreements, stock purchase or option agreements, collective bargaining agreements, employee benefit plans or arrangements (including vacation plans, health and life insurance plans, deferred compensation plans, stock loan programs, long term incentive plans, directors’ and officers’ indemnification agreements and retirement, savings or similar plans), related trust agreements or any similar arrangements, in each case in respect of employees, officers, directors or consultants that are natural persons and entered into in the ordinary course of business, any payments or other transactions contemplated by any of the foregoing and any other payments of compensation to employees, officers, directors or consultants that are natural persons in the ordinary course of business or in connection with the Issuer’s transition to new ownership;

(2)	transactions between or among (i) the Issuer and/or its Restricted Subsidiaries or (ii) the Issuer and/or one or more of its Restricted Subsidiaries and any joint venture; provided, in the case of this clause (ii), no Affiliate of the Issuer (other than a Restricted Subsidiary) owns any of the Capital Stock of any such joint venture;

(3)	Permitted Investments and Restricted Payments (including Specified Affiliate Payments, even if not Restricted Payments) that are permitted by the provisions of the applicable indenture described above under the caption “—Restricted Payments;”

(4)	transactions in connection with any Qualified Receivables Transaction;

(5)	payments to Investcorp, Berkshire Partners, Greenbriar or any other holder of Capital Stock or any of their respective Affiliates (whether or not such Persons are Affiliates of the Issuer) for (a) any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and related expenses, including in connection with acquisitions, divestitures or a Change of Control, which payments are on arm’s length terms and approved by the Board of Directors of the Issuer in good faith and (b) any annual management, consulting and advisory fees and related expenses, but excluding any such fees payable prior to the fifth anniversary of the Issue Date (other than the prepayment of annual management fees on or about the Issue Date as disclosed in this prospectus);

(6)	any agreement as in effect on the Issue Date (including the Merger Agreement and the advisory agreements with members of the Initial Control Group) or any amendment thereto (so long as any such amendment is not disadvantageous to the holders in any material respect) or any transaction contemplated thereby;

(7)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the applicable indenture which are fair to the Issuer or its Restricted Subsidiaries, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, in each case in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof;

(8)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or Holdings or any capital contribution to the Issuer;

(9)	the issuance of Permitted Debt permitted by clause (9) of the definition of “Permitted Debt” to any Affiliate on terms that, taken as a whole, are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person, or, if there is no comparable transaction, have been negotiated in good faith by the parties thereto; and

(10)	any transaction in which the Issuer or any of its Restricted Subsidiaries delivers to the trustee a letter issued by an investment banking, appraisal or accounting firm of national standing stating that such transaction is fair from a financial point of view or meets the requirements of clause (1) of the first paragraph of this covenant.

Limitations on Designations of Unrestricted Subsidiaries

The Board of Directors may designate (a “Designation”) any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Issuer or any Restricted Subsidiary which is not simultaneously being designated an Unrestricted Subsidiary, so long as such Designation would not cause a Default, provided that:

(1)	any then existing Guarantee by the Issuer or any Restricted Subsidiary of any Debt of the Subsidiary being so designated shall be deemed an “incurrence” of such Debt at the time of such Designation; and

(2)	the “incurrence” of Debt referred to in clause (1) of this provision would be permitted under the “—Incurrence of Debt and Issuance of Preferred Stock” covenant described above.

For purposes of making the determination of whether such Designation would cause a Default, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated, will be deemed made at the time of such Designation. The amount of such outstanding Investments will be equal to the portion of the fair market value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary that is represented by the interest of the Issuer and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Issuer. Such Designation will only be permitted if any such Investment would be permitted at such time.

The Board of Directors may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”), provided that:

(1)	no Default shall have occurred and be continuing at the time of or after giving effect to such Revocation; and

(2)	all Liens and Debt of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of the applicable indenture.

Any such Designation or Revocation by the Board of Directors after the Issue Date shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors giving effect to such Designation or Revocation and an Officers’ Certificate certifying that such Designation or Revocation complied with the foregoing provisions.

Additional Note Guarantees

If the Issuer or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary (other than a Receivable Subsidiary) after the Issue Date, then that newly acquired or created Domestic Restricted Subsidiary shall become a Guarantor and execute a Note Guarantee in accordance with the provisions of each indenture within 10 business days of the date on which it was acquired or created; provided that any Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until 10 business days after it ceases to be an Immaterial Subsidiary. Notwithstanding the foregoing, any Restricted Subsidiary that is not required to be a Guarantor may at any time become a Guarantor at its election by executing a Note Guarantee in accordance with the provisions of the applicable indenture. In addition, if any Restricted Subsidiary of the Issuer that is not a Guarantor shall Guarantee any Debt of the Issuer or any Guarantor while the notes are outstanding, then such Subsidiary shall become a Guarantor under each indenture and shall execute a Note Guarantee in accordance with the provisions of such indenture. Any Note Guarantee given by any Restricted Subsidiary that was not previously a Guarantor pursuant to the immediately preceding sentence shall be automatically released upon the release by the holders of the Debt of the Issuer or Guarantor described in the immediately preceding sentence or their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt), which resulted in the notes being guaranteed by such Restricted Subsidiary, at such time as (A) no other Debt of the Issuer and the other Guarantors has been guaranteed by such Restricted Subsidiary or (B) the holders of all such other Debt which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt).

Payments for Consent

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the applicable indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Business Activities

The Issuer shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as is not material to the Issuer and its Restricted Subsidiaries taken as a whole.

Reports

Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, the Issuer shall file with the Commission (unless the Commission will not accept such a filing) and furnish to the holders of notes (which may be by posting on the Issuer’s website) or cause the trustee to furnish to the holders of the notes, in each case within the time periods specified in the Commission’s rules and regulations for registrants that are not accelerated filers (unless the Issuer is required by Commission rules and regulations to be an accelerated filer at such time):

(1)	all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports.

If at any time after the Issue Date (a) Holdings or any other Holding Company becomes subject to the reporting obligations of Section 13 or 15(d) of the Exchange Act, (b) the rules and regulations of the Commission permit the Issuer and Holdings or any such other Holding Company to report at the level of Holdings or such Holding Company on a consolidated basis and (c) Holdings or such Holding Company is not engaged in any business in any material respect other than incidental to its direct or indirect ownership of the Capital Stock of the Issuer, such consolidated reporting at such Holdings or other Holding Company level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant; provided that Holdings or such other Holding Company includes in its reports information about the Issuer that is required to be provided by a parent guaranteeing debt of an operating company subsidiary pursuant to Rule 3-10 of Regulation S-X or any successor rule then in effect.

In addition, the Issuer agrees, that, for so long as any notes remain outstanding, at any time it is not required to file the reports required by the preceding paragraphs with the Commission, it shall furnish to the holders of the notes, upon their request, or any prospective purchaser designated by any such holder, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit resales of notes pursuant to Rule 144A under the Securities Act.

Merger, Consolidation, or Sale of All or Substantially All Assets

The Issuer may not directly or indirectly consolidate or merge with or into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

(1)	the Issuer is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that if such surviving person is not a corporation, a corporate Wholly Owned Restricted Subsidiary of such Person organized under the laws of the United States, any state or the District of Columbia becomes a co-issuer of the applicable notes in connection therewith;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Issuer under the applicable notes, the applicable indenture and the registration rights agreement pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

(3)	immediately after such transaction no Default exists;

(4)	the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, either (i) be permitted to incur at least $1.00 of additional Debt pursuant to the Coverage Ratio Exception or (ii) have a Consolidated Coverage Ratio at least equal to the Consolidated Coverage Ratio of the Issuer for such four-quarter reference period; and

(5)	the Issuer shall have delivered to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, conveyance or other disposition and such supplemental indenture (if any) comply with the applicable indenture.

In addition, the Issuer may not, directly or indirectly, lease all or substantially all of its and the Restricted Subsidiaries’ properties or assets in one or more related transactions, to any other Person.

Notwithstanding the foregoing, clauses (3) and (4) (and, in the case of clause (b) below, clause (5)) of the covenant described above will not apply to:

(a)	the merger of the Issuer and ATD Merger Sub occurring on the Issue Date pursuant to the Merger Agreement;

(b)	the consolidation or merger of the Issuer with or into a Restricted Subsidiary or the consolidation or merger of a Restricted Subsidiary with or into the Issuer; and

(c)	any merger or consolidation of the Issuer with an Affiliate formed solely for the purpose of reforming the Issuer in another jurisdiction or solely for the purpose of facilitating the formation of a Holding Company.

For purposes of this covenant, the sale, assignment, transfer, conveyance or other disposition (including by way of merger or consolidation) of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which property or assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Upon any consolidation or merger or any transfer (other than a lease) of all or substantially all of the assets of the Issuer in accordance with the foregoing, the successor entity formed by such consolidation or into which the Issuer is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the applicable indenture with the same effect as if such successor entity had been named in such indenture as the Issuer, and the Issuer (except in the case of a transfer of less than all of the assets of the Issuer) shall be released from the obligations under the applicable notes, the applicable indenture and the registration rights agreement.

Events of Default and Remedies

Each of the following constitutes an Event of Default under the applicable indenture:

(1)	default for 30 days in the payment when due of interest on the notes issued thereunder;

(2)	default in payment when due of the principal of or premium, if any, on the notes issued thereunder, and any failure of the Issuer to make a Change of Control Offer or Asset Sale Offer when required or to purchase notes issued thereunder required to be purchased in connection therewith;

(3)	failure by the Issuer to comply with the provision of such indenture described under “—Certain Covenants—Merger, Consolidation, or Sale of all or Substantially all Assets”;

(4)	failure by the Issuer for 30 days after receipt of notice from the trustee or the holders of at least 25% in principal amount of the then outstanding notes issued thereunder specifying such failure to comply with the provisions of such indenture described under the captions “—Certain Covenants—Restricted Payments,” or “—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock”;

(5)	failure by the Issuer for 60 days after receipt of notice given to the Issuer by the trustee or to the Issuer and the trustee by the holders of at least 25% in aggregate principal amount of the notes issued thereunder outstanding specifying such failure to comply with any of its other agreements in the applicable indenture or the applicable notes;

(6)	the failure by the Issuer or any Restricted Subsidiary that is a Significant Subsidiary to pay any Debt within any applicable grace period after final maturity or acceleration by the holders thereof because of a default if the total amount of such Debt unpaid or accelerated at the time exceeds $15.0 million;

(7)	any judgment or decree for the payment of money in excess of $15.0 million (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or which are covered by insurance (unless the Issuer’s insurance carriers have denied coverage in respect thereof) in the event any appeal thereof shall be unsuccessful) is entered against the Issuer or any Restricted Subsidiary that is a Significant Subsidiary and is not discharged, waived or stayed and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed;

(8)	except as permitted by the applicable indenture, any Note Guarantee issued thereunder by a Guarantor that is a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(9)	certain events of bankruptcy or insolvency with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary.

If any Event of Default occurs and is continuing with respect to a series of notes, the trustee or the holders of at least 25% in principal amount of the then outstanding notes of such series may declare all the notes to be due and payable. Upon such a declaration, the amount of the then outstanding notes of the applicable series shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer all then outstanding notes of each series will become due and payable without further action or notice.

The holders of a majority in aggregate principal amount of the notes of a series then outstanding by notice to the trustee may on behalf of the holders of all of the notes of such series waive any existing Default and its consequences under the applicable indenture except a continuing Event of Default in the payment of interest on, or the principal of, the notes of such series.

Subject to the provisions of the applicable indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under such indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, interest when due, no holder may pursue any remedy with respect to the applicable indenture or the related notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes of such series have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in aggregate principal amount of the then outstanding notes of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the then outstanding notes of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. Each indenture provides that if an Event of Default has occurred and is continuing, the trustee is required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.

The trustee, however, may refuse to follow any direction that conflicts with law or the indentures or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under either indenture, the trustee is entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Subject to the next sentence, if a Default occurs and is continuing under an indenture and is known to the trustee, the trustee must mail to each holder of notes issued thereunder notice of the Default. Except in the case of a Default in the payment of principal of, or premium, if any, interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of holders of notes. In addition, the Issuer is required to deliver to the trustee, within 120 days after the end of each fiscal year (other than fiscal years ending prior to the Issue Date), an Officer’s Certificate indicating whether the signers thereof actually know of any Default that occurred during the previous year. The Issuer also is required to deliver to the trustee, forthwith upon any Senior Officer obtaining actual knowledge of any such Default under an indenture, written notice of any event which would constitute a Default, its status and what action the Issuer is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of the Issuer, as such, shall have any liability for any obligations of the Issuer under the notes, the indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of any of the Guarantors, as such, shall have any liability for any obligations of the Guarantors under the Note Guarantees, the indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes and Note Guarantees by accepting a note and a Note Guarantee waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the notes and the Note Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Satisfaction and Discharge

Upon the request of the Issuer, an indenture shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the applicable indenture) and the trustee, at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of such indenture and the Note Guarantees issued thereunder and the notes issued thereunder when:

(1)	either:

(a)	all the notes theretofore authenticated and delivered under such indenture (other than destroyed, lost or stolen notes that have been replaced or paid) have been delivered to the trustee for cancellation; or

(b)	all notes issued under such indenture not theretofore delivered to the trustee for cancellation:

(i)	have become due and payable;

(ii)	will become due and payable at maturity within one year; or

(iii)	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the trustee funds in trust for the purpose in an amount sufficient to pay and discharge the entire Debt on such notes not theretofore delivered to the trustee for cancellation, for principal (and premium, if any, on) and interest on the notes to the date of such deposit (in case of notes that have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

(2)	the Issuer has paid or caused to be paid all sums payable under such indenture by the Issuer; and

(3)	the Issuer has delivered to the trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided in such indenture relating to the satisfaction and discharge of such indenture, such Note Guarantees and such notes have been complied with.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have all of its and the Guarantors’ obligations discharged with respect to the notes of a series and any related Note Guarantees, as the case may be (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes of such series to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

(2)	the Issuer’s obligations with respect to the notes of such series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for note payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the applicable indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants that are described in the applicable indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the applicable notes and the applicable Note Guarantees. In the event Covenant Defeasance occurs, certain events (not including non-payment, and, solely with respect to the Issuer, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the applicable notes. In addition, upon covenant defeasance, the applicable Note Guarantees of each Guarantor will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuer or the Guarantors must irrevocably deposit with the trustee (or other qualifying trustee, collectively for this purpose, the “trustee”), in trust, for the benefit of the holders of the applicable notes cash in U.S. dollars, Government Notes, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment banking firm, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on such notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer and the Guarantors must specify whether such notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuer or the Guarantors shall have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions:

(a)	the Issuer and the Guarantors have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the Issue Date, there has been a change in the applicable federal income tax law,

and, in either case, to the effect that the holders of such notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of such outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) shall have occurred and be continuing on the date of such deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the applicable indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6)	the Issuer must have delivered to the trustee an Opinion of Counsel (subject to customary assumptions and qualifications) to the effect that, assuming no intervening bankruptcy of the Issuer or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no holder of such notes is an “insider” of the Issuer under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision;

(7)	the Issuer or the Guarantors must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of the applicable notes over the other creditors of the Issuer or the Guarantors, as applicable, with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or the Guarantors, as applicable, or others; and

(8)	the Issuer must deliver to the trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance (other than the expiration of the 123-day period referred to above) have been complied with.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders are required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any note selected for redemption or repurchase. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or before any repurchase offer.

The notes are issued in registered form and the registered holder of a note is treated as the owner of it for all purposes. Only registered holders will have rights under the applicable indenture.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, each indenture, and the notes and the Note Guarantees issued thereunder, may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the applicable notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such notes), and any existing default or compliance with any provision of such indenture, such notes and such Note Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding applicable notes (including consents obtained in connection with a tender offer or exchange offer for such notes).

Notwithstanding the foregoing, without the consent of each holder affected, an amendment or waiver may not (with respect to any notes of a series held by a non-consenting holder):

(1)	reduce the principal amount of such notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any such note, reduce any premium payable upon, or change the dates (to earlier dates) of, redemption of such notes (other than provisions relating to the covenants described above under “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any such note;

(4)	waive a Default in the payment of principal of or premium, if any, or interest on such notes (except a rescission of acceleration of the applicable notes by the holders of at least a majority in aggregate principal amount of such notes then outstanding and a waiver of the payment default that resulted from such acceleration);

(5)	make any such note payable in money other than that stated in the notes;

(6)	impair the rights of holders of such notes to receive payments of principal of or premium, if any, or interest on such notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such notes;

(7)	after the time a Change of Control Offer or Asset Sale Offer is required to have been made, reduce the purchase amount or price or extend the latest expiration date or purchase date thereunder;

(8)	make any change in the foregoing amendment and waiver provisions; or

(9)	except as permitted by the applicable indenture, release any Note Guarantee.

Notwithstanding the foregoing, without the consent of any holder of notes of a series, the Issuer and the trustee may amend or supplement the applicable indenture or the notes issued thereunder:

(a)	to cure any ambiguity, defect or inconsistency,

(b)	to provide for uncertificated notes in addition to or in place of certificated notes,

(c)	to provide for the assumption of the Issuer’s or any Guarantor’s obligations to holders of such notes in the case of a merger, consolidation or sale of assets,

(d)	to release any Note Guarantee in accordance with the provisions of such indenture,

(e)	to provide for additional guarantors,

(f)	to make any change that would provide any additional rights or benefits to the holders of notes or that, as determined by the Board of Directors in good faith, does not materially adversely affect the legal rights under the applicable indenture of any such holder,

(g)	to comply with requirements of the Commission in order to effect or maintain the qualification of such indenture under the Trust Indenture Act,

(h)	to conform such indenture, the Note Guarantees or such notes to any provision of this Description of the Notes, or

(i)	to provide for the issuance of additional notes under such indenture in accordance with the limitations set forth in such indenture as of the Issue Date.

Concerning the Trustee

Wachovia Bank, National Association is acting as trustee for each series of the notes. Wachovia is also the trustee for the Issuer’s existing notes and a lender under the Issuer’s credit facility. An affiliate of Wachovia was an initial purchaser of the outstanding notes.

The indentures contain certain limitations on the rights of the trustee, when the trustee is a creditor of the Issuer, to obtain payment of claims in such capacity in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Company and its affiliates. If the trustee acquires any conflicting interest, as defined in Section 310(b) of the Trust Indenture Act, the trustee must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

In case an Event of Default shall occur (which shall not be cured), the trustee shall be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.

Book-Entry, Delivery and Form

The notes are issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in the form of both global notes and certificated notes, as further provided below.

Global Notes

Global notes are deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global notes are shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the Notes represented by such global note for all purposes under the indentures and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.

Any beneficial interest in one global note that is transferred to a Person who takes delivery in the form of an interest in another global note will, upon transfer, cease to be an interest in such global note and become an interest in the other global note.

The Issuer will apply to DTC for acceptance of the global notes in its book-entry settlement system. Investors may hold their beneficial interests in the global notes directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC.

Payments of principal and interest under each global note will be made to DTC’s nominee as the registered owner of such global note. The Issuer expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. The Issuer also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of the

Issuer, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

Certificated Notes

If DTC notifies the Issuer that it is unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by the Issuer within 90 days of such notice, or an Event of Default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that global note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC. In addition, beneficial interests in a global note may be exchanged for certificated notes upon request by or on behalf of DTC in accordance with customary procedures.

Same Day Settlement

The notes represented by the global notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Certain Definitions

Set forth below are certain defined terms used in the indentures. Reference is made to the indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Debt of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Debt incurred in connection with, or in contemplation of, such other Person’s merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2)	Debt secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means:

(1)	any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person;

(2)	any other Person that owns, directly or indirectly, 10% or more of such specified Person’s Voting Stock; or

(3)	solely for purposes of the definition of “Initial Control Group,” any Person who is a director or officer of (a) such Person, (b) any Subsidiary of such Person or (c) any Person described in clause (1) or (2) above.

For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Amended and Restated Credit Facility” means the Fourth Amended and Restated Loan and Security Agreement dated March 31, 2005 among the Issuer and the financial institutions named therein, and any related notes, collateral documents, letters of credit and guarantees, including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), in each case, as such agreements may be amended, modified, supplemented or restated from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise).

“Applicable Eurodollar Rate” means, for each quarterly period during which any floating rate note is outstanding subsequent to the initial quarterly period beginning on the Issue Date and ending June 30, 2005, the rate determined by the Issuer (notice of such rate to be sent to the trustee by the Issuer on the date of determination thereof) equal to the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars for a period of three months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to the first day of such quarterly period; provided that, if no such British Bankers’ Association LIBOR rate is available to the Issuer, the Applicable Eurodollar Rate for the relevant quarterly period shall instead be the rate at which Banc of America Securities LLC or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of three months at approximately 11:00 a.m. (London time) two business days prior to the first day of such quarterly period, in amounts equal to $1.0 million.

“Applicable Fixed Rate Note Premium” means, with respect to a fixed rate note at any redemption date, the greater of (i) 1.0% of the principal amount of such note or (ii) the excess of (A) the present value at such time of (1) the redemption price of such note at April 1, 2009 (such redemption price being set forth in the table of the first paragraph under the subheading “—Optional Redemption—Fixed Rate Notes”) plus (2) all required interest payments due on such note through April 1, 2009 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

“Applicable Floating Rate Note Premium” means, with respect to a floating rate note at any redemption date, the greater of (i) 1.0% of the principal amount of such note or (ii) the excess of (A) the present value at such time of (1) the redemption price of such note at April 1, 2007 (such redemption price being set forth in the table of the first paragraph under the subheading “—Optional Redemption—Floating Rate Notes”) plus (2) all required interest payments (calculated assuming that the Applicable Eurodollar Rate in effect on the date of such redemption is in effect at all times until April 1, 2007) due on such note through April 1, 2007 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights (including by way of merger or consolidation or a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the applicable indenture described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of all or Substantially all Assets” and not by the provisions of the Asset Sale covenant, and

(2)	the issue or sale by the Issuer or any of its Restricted Subsidiaries of Equity Interests of any of the Issuer’s Subsidiaries (other than director’s qualifying shares),

in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions that have a fair market value in excess of, or for Net Proceeds in excess of $5.0 million.

Notwithstanding the foregoing, the following shall not be Asset Sales:

(a)	a transfer of assets or an issuance of Equity Interests by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary or a transfer of assets by the Issuer to a Restricted Subsidiary;

(b)	a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” (including any formation of or contribution of assets to a Subsidiary or joint venture);

(c)	any disposition of property or assets (including inventory and accounts receivable) of the Issuer or any of its Subsidiaries in the ordinary course of business, or that in the reasonable judgment of the Issuer, have become uneconomic, obsolete or worn out;

(d)	the disposition of Cash Equivalents or cash;

(e)	the sale or factoring of receivables or related assets (or a fractional undivided interest therein) on customary market terms pursuant to Credit Facilities or in a Qualified Receivables Transaction but only if the proceeds thereof received by the Issuer and its Restricted Subsidiaries, in the judgment of the Board of Directors, represent the fair market value of such receivables and other assets (net of customary discounts); and

(f)	the sale or other disposition of Equity Interests of, or other Investments in, an Unrestricted Subsidiary.

“Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” have the meanings assigned to such terms in Rule 13d-3 and Rule 13d-5, under the Exchange Act, except that in calculating the Beneficial Ownership of any particular “person” or “group”, as such terms are used in Section 13(d)(3) of the Exchange Act, (i) such person or group shall be deemed to have beneficial ownership of all shares of Capital Stock that such person or group has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition and (ii) in the case of a “group” pursuant to Rule 13d-5(b)(1) of the Exchange Act which group includes one or more members of the Initial Control Group (or one or more members of the Initial Control Group are deemed to share beneficial ownership with one or more other persons of any shares of Capital Stock), (a) such “group” shall be deemed not to have Beneficial Ownership of any shares held by a member of the Initial Control Group forming a part of such group and (b) any person (other than a member of the Initial Control Group) that is a member of such group (or sharing such Beneficial Ownership) shall be deemed not to have Beneficial Ownership of any shares held by a member of the Initial Control Group that is a part of such group (or in which such person shares beneficial ownership).

“Berkshire Partners” means Berkshire Partners LLC.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or (except if used in the definition of “Change of Control”) any authorized committee of the Board of Directors of such Person;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to the sum of:

(1)	85% of the aggregate book value of all accounts receivable of the Issuer and its Restricted Subsidiaries; and

(2)	65% of the aggregate book value of all inventory owned by the Issuer and its Restricted Subsidiaries;

all calculated on a consolidated basis in accordance with GAAP.

To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Issuer shall use the most recent available information for purposes of calculating the Borrowing Base.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP. The Stated Maturity of any Capital Lease Obligation is the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(3)	in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

“Cash Equivalents” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(2)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank or trust company having capital and surplus in excess of $300 million;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above or whose unsecured long-term Debt is rated not less than “A” by S&P or “A2” by Moody’s at the time such Investment is made or any Affiliate of any such financial institution;

(4)	commercial paper rated “A 2” or better by S&P or “P 2” or better by Moody’s and in each case maturing within one year after the date of acquisition;

(5)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P;

(6)	Debt with a rating of “A” or higher from S&P or “A2” or higher from Moody’s having a maturity not more than one year from the date of acquisition; and

(7)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1)-(6) above.

“Change of Control” means the occurrence of any of the following events:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more members of the Initial Control Group, becomes the Beneficial Owner, directly or indirectly (whether as a result of the issuance of securities of the Issuer or Holdings, as the case may be, any merger, consolidation, liquidation or dissolution of the Issuer or Holdings, as the case may be, any direct or indirect transfer of securities by the Initial Control Group or otherwise), of more than 50% of the total voting power of the Voting Stock of the Issuer or Holdings as the case may be, and the Initial Control Group does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Issuer or Holdings, as the case may be;

(2)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any “person” or “group” other than a member of the Initial Control Group;

(3)	at any time after the first public offering of common stock of the Issuer or Holdings, as the case may be, any person other than the Initial Control Group (or their designated board members), (a)(i) nominates one or more individuals for election to the Board of Directors of the Issuer or Holdings, as the case may be, which individuals have not been approved for election by the Initial Control Group or a vote by the majority of the Board of Directors then in office and (ii) solicits proxies, authorizations or consents in connection therewith and (b) such number of nominees elected to serve on the Board of Directors in such election and all previous elections after the Issue Date and not so approved represents a majority of the Board of Directors of the Issuer or Holdings as the case may be, following such election; or

(4)	Holdings ceases to beneficially own, directly or indirectly, all of the Equity Interests of the Issuer (other than as a result of a merger, consolidation or transfer of all or substantially all the Issuer’s assets permitted by the provisions of the applicable indenture covenant described above under the caption “—Merger, Consolidation or Sale of All or Substantially All Assets”).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission or any successor agency.

“Commodity Hedging Agreements” means any futures contract or other similar agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary against fluctuations in commodities prices.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)	plus, without duplication, to the extent deducted in computing such Consolidated Net Income:

(a)	Consolidated Interest Expense (including, without duplication, interest expense of Holdings to the extent related to the Holdings senior discount notes due 2013) and the amortization of deferred financing costs of such Person and its Restricted Subsidiaries for such period;

(b)	provision for taxes based on income, profits or capital (including franchise taxes) of such Person and its Restricted Subsidiaries for such period;

(c)	depreciation and amortization expense, including amortization of inventory write-up under SFAS 141, amortization or write-off of intangibles (including goodwill and the non-cash costs of Interest Rate Agreements, Commodity Hedging Agreements or Currency Agreements, license agreements and non-competition agreements) and non-cash amortization of Capital Lease Obligations;

(d)	expenses and charges related to any equity offering, incurrence of Debt, Investment or acquisition or divestiture (including any such expenses or charges relating to the Transactions);

(e)	the amount of any restructuring or unusual charge or reserve;

(f)	any non-cash charge or expense (excluding any such non-cash expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period), including unrealized gains (or less any losses) from hedging, foreign currency or commodities translations and transactions and any write-downs, write-offs, and other non-cash charges, items and expenses;

(g)	the amount of any expense relating to any minority interest of Restricted Subsidiaries;

(h)	expenses consisting of internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP;

(i)	with respect to periods prior to the Issue Date, all items reflected in the calculation of Adjusted EBITDA set forth in footnote (4) to “Summary Historical and Unaudited Pro Forma Consolidated Financial Data”; and

(j)	costs of surety bonds in connection with financing activities;

(2)	minus any cash payment for which a reserve or charge of the kind described in clauses (f) or (g) of subclause (1) above was taken during such period.

“Consolidated Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period. In the event that (i) the Issuer or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Debt (other than revolving credit borrowings or revolving advances under any Qualified Receivables Transaction) or issues or redeems Preferred Stock or (ii) any Qualified Holdco Debt of Holdings or the Holdings senior discount notes are incurred, assumed or redeemed, in each case subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the “Calculation Date”), then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Debt, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period, provided that no pro forma effect shall be given to the incurrence of any Permitted Debt incurred on the Calculation Date or the discharge on the Calculation Date of any Debt from the proceeds of any such Permitted Debt.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and discontinued operations determined in accordance with GAAP on or prior to the Calculation Date, shall be given effect on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers and consolidations or discontinued operations (and the reduction or increase of any associated Consolidated Interest Expense, and the change in Consolidated Cash Flow, resulting therefrom, including as a result of any Pro Forma Cost Savings) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger or consolidation or discontinued an operation, that would have required adjustment pursuant to this definition, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation or discontinued operations had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a financial or accounting officer of the Issuer. If any Debt to which pro forma effect is given bears interest at a floating rate, the interest expense on such Debt shall be calculated as if the rate in effect on the Calculation Date had been the applicable interest rate for the entire period (taking into account any Interest Rate Agreement in effect on the Calculation Date). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)

the consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest expense, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings or any Qualified Receivables Transaction, and net payments (if any) pursuant to Hedging Obligations relating to Interest Rate Agreements or Currency Agreements with respect to Debt, excluding, however, (a) amortization or write-off of debt issuance costs, commissions, fees and expenses and (b) any transaction fees and charges;

(2)	the consolidated capitalized interest of such Person and its Restricted Subsidiaries for that period, whether paid or accrued;

(3)	any interest expense on Debt of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon;

(4)	all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries or any series of preferred stock of any of its Restricted Subsidiaries (other than Guarantors), other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Equity Interests) or to the Issuer or a Restricted Subsidiary of the Issuer; and

(5)	in the case of the Issuer, any interest expense of Holdings to the extent related to Qualified Holdco Debt or the Holdings senior discount notes and, without duplication, the amount of any dividends made to Holdings pursuant to clause (8) under “—Certain Covenants—Restricted Payments” during the applicable period;

in each case, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (without duplication); provided that:

(1)	the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary of such Person and the net losses of any such Person shall only be included to the extent funded with cash from the Issuer or any Restricted Subsidiary;

(2)	the Net Income of any Restricted Subsidiary (other than a Foreign Restricted Subsidiary) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends has been waived;

(3)	the cumulative effect of a change in accounting principles shall be excluded (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP);

(4)	any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Issuer or any Restricted Subsidiary shall be excluded, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Issuer (other than Disqualified Stock);

(5)

to the extent deducted in determining Net Income, the (a) fees, expenses and other costs incurred in connection with the Transactions on or about the Issue Date, in each case, to the extent that such fee, expense, cost or payment is disclosed in this prospectus, (b) any amortization or write-off of goodwill or other intangible assets and (c) any increased depreciation or amortization expense or one-time non-cash charges arising solely from the Transactions or any acquisition consummated after the Issue Date (or resulting from purchase accounting in connection therewith) shall in each case be excluded;

(6)	any net after tax gain or loss from discontinued operations and any net after tax gain or loss on disposal of discontinued operations shall be excluded; and

(7)	in the case of the Issuer, any interest expense of Holdings to the extent related to the Holdings senior discount notes shall be deducted therefrom.

“Coverage Ratio Exception” shall have the meaning set forth in the first paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock.”

“Credit Facilities” means, with respect to the Issuer and its Restricted Subsidiaries, one or more debt facilities (including the Amended and Restated Credit Facility), receivables facilities (including all Qualified Receivables Transactions) or commercial paper facilities with banks, insurance companies or other institutional lenders providing for revolving credit loans, term loans, notes, factoring or other receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from or issue securities to such lenders against such receivables) or letters of credit or other credit facilities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which the Issuer or any Restricted Subsidiary is a party or of which it is a beneficiary.

“Debt” means, with respect to any Person (without duplication):

(1)	any indebtedness of such Person, whether or not contingent,

(a)	in respect of borrowed money; or

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances; or

(c)	representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property (which purchase price is due more than six months after the date of purchase thereof), except any such balance that constitutes an accrued expense or trade payable; or

(d)	representing any Hedging Obligations,

if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(2)	all indebtedness under clause (1) of other Persons secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) provided that the amount of indebtedness of such Person shall be the lesser of:

(a)	the fair market value of such asset at such date of determination; and

(b)	the amount of such indebtedness of such other Persons;

(3)	to the extent not otherwise included, the Guarantee by such Person of any Debt under clause (1) of any other Person; and

(4)	any Disqualified Stock of such Person;

provided, however, that Debt shall not include:

(a)

obligations of the Issuer or any of its Restricted Subsidiaries arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

(i)	such obligations are not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)); and

(ii)	the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition,

(b)	(i) obligations under (or constituting reimbursement obligations with respect to) letters of credit, performance bonds, surety bonds, appeal bonds, completion guarantees or similar instruments issued in connection with the ordinary course of a Permitted Business and not in connection with the incurrence of Debt for borrowed money, including letters of credit in respect of workers’ compensation claims, security or lease deposits and self-insurance; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing, and (ii) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of day-light overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such obligations are extinguished within three business days of incurrence; or

(c)	customer deposits in the ordinary course of business.

Except as otherwise expressly provided in this definition, or in the definition of “Disqualified Stock” the amount of any Debt outstanding as of any date shall be:

(1)	with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

(2)	with respect to any Hedging Obligation, the net amount payable if such Hedging Obligation terminated at that time due to default by such Person;

(3)	the accreted value thereof, in the case of any Debt issued at a discount to par; or

(4)	except as provided above, the principal amount or liquidation preference thereof, in the case of any other Debt.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Disqualified Equity Interests” means Disqualified Stock and all warrants, options or other rights to acquire Disqualified Stock (but excluding any debt security that is convertible into, or exchangeable for, Disqualified Stock).

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1)	required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the Stated Maturity of the applicable notes; or

(2)	convertible into or exchangeable at the option of the holder thereof at any time on or prior to the date that is 91 days after the Stated Maturity of the applicable notes for Capital Stock referred to in clause (1) above or Debt.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued to any plan for the benefit of employees or by any such plan to such employees, in each case in the ordinary course of business of the Issuer or its Subsidiaries, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations; (B) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments”; and (C) no Capital Stock held by any future, present or former employee, director, officer or consultant of the Issuer (or any of its Restricted Subsidiaries) shall be considered Disqualified Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time if, in the case of Capital Stock of the Issuer or any of its Restricted Subsidiaries, the terms of such Capital Stock provide that the Issuer or such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments”.

For purposes hereof, the amount (or principal amount) of any Disqualified Stock shall be equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. The “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date as of which it shall be required to be determined pursuant to the applicable indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Stock.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Issuer other than a Foreign Restricted Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Cash Contributions” means net cash proceeds or cash contributions designated as such pursuant to clause (2) of the second paragraph of the “Restricted Payments” covenant.

“Existing Debt” means Debt of the Issuer and its Restricted Subsidiaries (other than Debt under the Amended and Restated Credit Facility) in existence on the Issue Date, until such amounts are repaid.

“Foreign Restricted Subsidiary” means any direct or indirect Subsidiary of the Issuer organized under the laws of any jurisdiction other than the United States or any political subdivision thereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indentures shall be computed in conformity with GAAP as in effect as of the Issue Date.

“Government Notes” means non-redeemable, direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Greenbriar” means Greenbriar Equity Group LLC.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.

“Guarantors” means:

(1)	Holdings;

(2)	each of the Issuer’s Domestic Restricted Subsidiaries on the Issue Date, other than any Immaterial Subsidiaries;

(3)	each Restricted Subsidiary that executes and delivers a Note Guarantee after the Issue Date; and

(4)	their respective successors and assigns,

in each case until released from its Note Guarantee in accordance with the terms of the applicable indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Interest Rate Agreements, Currency Agreements or Commodity Hedging Agreements.

“Holding Company” means Holdings (or any successor by merger or consolidation to Holdings) or any other direct or indirect parent of the Issuer.

“Holdings” means American Tire Distributors Holdings, Inc., a Delaware corporation, and its successors.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $1,000,000 and whose total revenues for the most recent 12 month period do not exceed $1,000,000; provided that a Restricted Subsidiary shall not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Debt of the Issuer or any Guarantor. An Immaterial Subsidiary shall remain an Immaterial Subsidiary (and shall not be deemed to have ceased to be such) until the earlier of (i) 45 days after the last day of any fiscal quarter on which such Subsidiary no longer qualifies as such or (ii) the date on which financial statements become available showing that such Subsidiary no longer qualifies as such as of the date of such financial statements.

“Initial Control Group” means Investcorp, its Affiliates, Berkshire Partners, its Affiliates, Greenbriar and its Affiliates and any Person acting in the capacity of an underwriter or initial purchaser in connection with a public or private offering of the Issuer’s or Holdings’ Capital Stock.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary against fluctuations in interest rates.

“Investcorp” means Investcorp S.A., a Luxembourg société anonyme.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (but excluding Guarantees of Debt not otherwise prohibited from being incurred under the applicable indenture), advances or capital contributions (excluding commission, travel, payroll, entertainment, relocation and similar advances to officers and employees and profit sharing plan contributions made in the ordinary course of business), and purchases or other acquisitions for consideration of

Debt, Equity Interests or other securities. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed, as determined in good faith by the Board of Directors of the Issuer.”

“Issue Date” means, in the case of each indenture, the date on which the notes were first issued under such indenture.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Merger Agreement” means the Amended and Restated Agreement and Plan of Merger among Holdings, ATD MergerSub, Inc., Charlesbank Equity Fund IV, Limited Partnership, Charlesbank Capital Partners, LLC, as Stockholders’ Representative, and the Issuer as in effect on the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any Person and any period, the unconsolidated net income (or loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends of such Person, excluding, however:

(1)	any extraordinary or non-recurring gains or losses or charges (with all one-time fees, expenses and payments made on or about the Issue Date in connection with the Transactions and disclosed in this prospectus being deemed non-recurring for this purpose); any gains or losses or charges from the sale of assets outside the ordinary course of business; and any losses or charges constituting amortization of annual management fees to the extent that such fees were prepaid in cash on or about the Issue Date as disclosed in this prospectus, in each case together with any related provision for taxes on such gain or loss or charges; and

(2)	deferred financing costs written off in connection with the early extinguishment of Debt.

“Net Proceeds” means the aggregate cash proceeds or Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, and brokerage and sales commissions) and any relocation, redundancy and closing costs incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts applied to the repayment of principal, premium, if any, and interest on Debt of the Issuer and its Restricted Subsidiaries that is not subordinated to the notes and required (other than as required by clause (1) of the second paragraph or clause (2) of the third paragraph of “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such Asset Sale, all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and any deduction of appropriate amounts to be provided by the Issuer and its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such Asset Sale and retained by the Issuer and its Restricted Subsidiaries after such Asset Sale, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such Asset Sale.

“Non-Recourse Debt” means Debt:

(1)	as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt) or (b) is directly or indirectly liable (as a guarantor or otherwise); and

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt (other than the notes) of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries;

provided that, notwithstanding the foregoing, the Issuer and any of its other Subsidiaries that sell receivables to the Person incurring such Debt shall be allowed to provide such representations, warranties, covenants and indemnities as are customarily required in such transactions so long as no such representations, warranties, covenants or indemnities constitute a Guarantee of payment or recourse against credit losses.

“Note Guarantee” means the unconditional Guarantee by each Guarantor of the Issuer’s Obligations under the notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, Guarantees and other liabilities payable under the documentation governing any Debt, in each case, whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a proceeding under Title 11, U.S. Code or any similar federal or state law for the relief of debtors (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Officers” means any of the following: Chairman, President, Chief Executive Officer, Treasurer, Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer reasonably acceptable to the trustee.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the trustee. The counsel may be an employee of or counsel to the Issuer or the trustee. As to matters of fact, an Opinion of Counsel may conclusively rely on an Officers’ Certificate, without any independent investigation.

“Pari Passu Debt” means any unsubordinated Debt of the Issuer or any Subsidiary Guarantor, other than Secured Debt.

“Permitted Business” means the businesses conducted by the Issuer and its Subsidiaries as of the Issue Date and any other business reasonably related, complementary or incidental to any of those businesses.

“Permitted Debt” is defined in the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock.”

“Permitted Investments” means:

(1)	any Investment in the Issuer or in a Restricted Subsidiary (including in any Equity Interests of a Restricted Subsidiary);

(2)	any Investment in (a) cash or Cash Equivalents or (b) to the extent determined by the Issuer in good faith to be necessary for local currency working capital requirements of a Foreign Restricted Subsidiary, other cash equivalents, provided in the case of clause (b), the Investment is made by the Foreign Restricted Subsidiary having such requirements;

(3)

any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of substantially concurrent related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4)	any securities or assets received or other Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or in connection with any disposition of assets not constituting an Asset Sale (except for dispositions exempt from such definition pursuant to clause (b) of the exceptions thereto);

(5)	any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Equity Interests) of any Holding Company;

(6)	any Investments relating to a Receivables Subsidiary;

(7)	loans or advances to employees and officers (or loans to Holdings, the proceeds of which are used to make loans or advances to employees or officers, or guarantees of third-party loans to employees or officers) in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $1.0 million;

(8)	stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of debts (whether pursuant to a plan of reorganization or similar arrangement);

(9)	any Investment existing on the Issue Date;

(10)	Investments in Interest Rate Agreements, Currency Agreements and Commodity Hedging Agreements not otherwise prohibited under the indentures;

(11)	Investments in split dollar life insurance policies on officers and directors of the Company and its Subsidiaries in the ordinary course of business;

(12)	receivables owing to the Issuer or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including such concessionary terms as the Issuer or Restricted Subsidiary deems reasonable);

(13)	any Investment in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(14)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (14) that are at that time outstanding, not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means:

(1)	Liens securing Debt (including Debt arising from a Qualified Receivables Transaction) that is permitted to be incurred pursuant to clause (1) of the definition of “Permitted Debt” (and Obligations in respect thereof) and/or securing Hedging Obligations related thereto;

(2)	Liens in favor of the Issuer or any Restricted Subsidiary;

(3)	Liens on property (i) existing at the time of acquisition thereof or (ii) of a Person existing at the time such Person is merged into or consolidated with or acquired by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those acquired or those of the Person so acquired (including through merger or consolidation);

(4)	Liens that secure Debt of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer and not incurred in contemplation thereof, provided that such Liens do not extend to any assets other than those of the Person that became a Restricted Subsidiary of the Issuer;

(5)	banker’s Liens, rights of setoff and Liens to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Debt (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of any property, in each case covering only the assets acquired, constructed or improved with such Debt or the Capital Stock of any Person owning such assets; provided that such Debt is incurred within 180 days after the date of such purchase or completion of such construction or improvement;

(7)	Liens existing on the Issue Date (not otherwise constituting Permitted Liens);

(8)	Liens on accounts receivables and related assets incurred in connection with a Qualified Receivables Transaction;

(9)	(A) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and (B) Liens for taxes, assessments or governmental charges or claims, in each case, that are not yet due or delinquent or that are bonded, as the case may be, or that are being contested in good faith and by appropriate proceedings provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10)	Liens, pledges or deposits in connection with (A) workmen’s compensation obligations and general liability exposure of the Issuer and its Restricted Subsidiaries and (B) unemployment insurance and other social security legislation;

(11)	Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing Debt in respect of commercial letters of credit;

(12)	(A) mortgages, Liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary of the Issuer has easement rights or on any real property leased by the Issuer or any Restricted Subsidiary and subordination or similar agreements relating thereto and (B) any condemnation or eminent domain proceedings affecting any real property;

(13)	Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(14)	Liens (a) on assets or properties subject to a Permitted Lien securing Debt permitted by the applicable indenture to be incurred, securing Interest Rate Agreements in respect of such Debt or (b) securing Hedging Obligations entered into in the ordinary course of business;

(15)	extensions, renewals or replacements of any Liens referred to in clauses (3), (4), or (6) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the amount secured by such Lien is not increased;

(16)	any provision for the retention of title to an asset by the vendor or transferor of such asset if such asset is acquired by the Issuer or any Restricted Subsidiary in a transaction entered into in the ordinary course of business of the Issuer or such Restricted Subsidiary;

(17)	Liens on Capital Stock of Unrestricted Subsidiaries;

(18)	Liens on any escrow account used in connection with pre-funding Permitted Refinancing Debt in accordance with the definition thereof;

(19)	Liens on the deposit of funds to redeem the Series D notes outstanding on the Issue Date issued pursuant to the Indenture, dated as of December 1, 1998, among the Issuer, the subsidiary guarantors named therein and Wachovia Bank, National Association (as successor to First Union National Bank), as trustee; and

(20)	other Liens securing Debt in an aggregate principal amount outstanding not to exceed 5.0% of Total Assets at the time of incurrence.

“Permitted Refinancing Debt” means any Debt of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Debt of the Issuer or any of its Restricted Subsidiaries incurred in compliance with the applicable indenture; provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable premium and fees and expenses incurred in connection therewith);

(2)	principal payments required under such Permitted Refinancing Debt have a Stated Maturity no earlier than the earlier of

(i)	the Stated Maturity of those under the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

(ii)	the maturity date of the applicable notes;

(3)	in the case of term Debt, such Permitted Refinancing Debt has a Weighted Average Life to Maturity equal to or greater than the lesser of

(i)	the Weighted Average Life to Maturity of the Debt being extended, refinanced, renewed, replaced, defeased or refunded and

(ii)	the Weighted Average Life to Maturity of the applicable notes;

(4)	if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the applicable notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, such notes on terms at least as favorable to the holders of such notes as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

(5)	such Debt is incurred either by the Issuer or any Guarantor or by the Restricted Subsidiary who is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded.

The Issuer or any Restricted Subsidiary may incur Permitted Refinancing Debt not more than six months prior to the application of the proceeds thereof to repay the Debt to be refinanced; provided that upon the incurrence of such Permitted Refinancing Debt (i) the Issuer shall provide written notice thereof to the trustee, specifically identifying the Debt to be refinanced with Permitted Refinancing Debt and (ii) the Issuer shall deposit the net proceeds of such issuance in escrow for the benefit of the holders of the Debt to be refinanced.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government (or any agency or political subdivision thereof) or any other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Pro Forma Cost Savings” means with respect to any reference period ended on or before any date of determination (the “Calculation Date”), the pro forma effect of any cost savings that (1) are attributable to any Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations, (2) either (a) have been calculated on a basis consistent with Article 11 of Regulation S-X under the Securities Act as in effect on the Issue Date or (b) have begun to be implemented on the Calculation Date or have been identified and approved by the Board of Directors and are reasonably expected to begin to be implemented within six months following the date of such Investment, acquisition, disposition, merger, consolidation or discontinued operations and (3) are determined based on a supportable, good faith estimate of the principal financial officer of the Issuer, as if all such cost savings had been effected as of the beginning of such reference period, decreased by any incremental expenses (other than capitalized expenses) that are or would be incurred during the reference period in order to achieve such cost savings.

“Qualified Holdco Debt” means any Debt incurred by Holdings (which may be guaranteed by the Issuer or any Restricted Subsidiary to the extent otherwise permitted by the applicable indenture) (a) the net proceeds of which are contributed to the Issuer within five Business Days of the incurrence (but only so long as such proceeds are not returned to Holdings) or (b) to finance some or all of its acquisition of assets of another Person (whether through the direct acquisition of such assets or the acquisition of Capital Stock of any Person owning such assets) that is designated by the principal financial officer of the Issuer as Qualified Holdco Debt for purposes of the applicable indenture; provided that (i) in the case of Debt referred to in clause (b), such assets are used or useful in a Permitted Business and are contributed within five Business Days of the acquisition thereof to the Issuer or a Restricted Subsidiary of the Issuer, (ii) at the time such Indebtedness is designated as Qualified Holdco Debt, the Issuer could have incurred such Debt under the Coverage Ratio Exception or as Permitted Debt and (iii) the Holdings senior discount notes issued on the Issue Date shall not constitute Qualified Holder Debt.

“Qualified Receivables Transaction” means, with respect to any Person, any receivables securitization or factoring program pursuant to which such Person receives proceeds pursuant to a sale, pledge or other encumbrance of its receivables. A Qualified Receivables Transaction involving the sale, pledge or other encumbrance of receivables of, and the direct or indirect receipt of the proceeds thereof by, the Issuer or any Restricted Subsidiary thereof shall constitute a Qualified Receivables Transaction of the “Issuer” and/or its “Restricted Subsidiaries” whether or not as part of such securitization or factoring program such receivables are initially contributed or otherwise transferred to an Unrestricted Subsidiary of the Issuer (and then resold or encumbered by such Unrestricted Subsidiary).

“Receivables Subsidiary” means a wholly owned Subsidiary of the Issuer which engages in no activities other than in connection with the financing of receivables and related assets which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary (a) no portion of any Debt or any other obligations (contingent or otherwise) of which directly or indirectly, contingently or otherwise, (1) is guaranteed by the Issuer or a Restricted Subsidiary of the Issuer (excluding Standard Securitization Undertakings), (2) is recourse to or obligates the Issuer or any other Restricted Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (3) subjects any asset of the Issuer or a Restricted Subsidiary of the Issuer to the satisfaction thereof, other than Standard Securitization Undertakings, (b) with which neither the Issuer nor a Restricted Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than those customarily entered into in connection with Qualified Receivables Transactions, and (c) with which neither the Issuer nor a Restricted Subsidiary of the Issuer has any obligation, directly or indirectly, contingently or otherwise, to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Issuer shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments Basket” is defined in the first paragraph of the “Restricted Payments” covenant.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” refers to a Restricted Subsidiary of the Issuer.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Secured Debt” means any Debt secured by a Lien on assets of the Issuer or any Subsidiary Guarantor.

“Senior Officer” means the Chief Executive Officer or the Chief Financial Officer of the Issuer.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Specified Affiliate Payments” means:

(1)	the direct or indirect repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer, or payments to Holdings on account of any such acquisition or retirement for value of any Equity Interests of Holdings, held by any future, present or former employee, director, officer or consultant (that is a natural person) of Holdings or the Issuer (or any of its Restricted Subsidiaries) pursuant to any management equity subscription agreement, stock option agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum amount of repurchases, redemptions or other acquisitions or retirements pursuant to this clause (1) (without giving effect to the immediately following proviso) of $6.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Issuer (including by way of capital contribution) after the Issue Date from the sale of Equity Interests of Holdings or the Issuer to employees, directors, officers or consultants of Holdings, the Issuer or its Subsidiaries that occurs in such calendar year (it being understood that such cash proceeds shall be excluded from the Restricted Payments Basket) plus

(b)	the cash proceeds from key man life insurance policies received by the Issuer and its Restricted Subsidiaries in such calendar year (including proceeds from the sale of such policies to the person insured thereby);

(it being understood that all or any portion of the aggregate amount under (a) and (b) may be applied in any calendar year provided further that cancellation of Debt owing to the Issuer from employees, directors, officers or consultants of the Issuer or any of its Subsidiaries (which Debt was incurred to finance the acquisition of such Equity Interests) in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of the applicable indenture);

(2)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants with Equity Interests;

(3)	the payment of dividends, other distributions or other amounts by the Issuer to Holdings in amounts equal to amounts required for Holdings to pay federal, state and local income taxes to the extent such income taxes are attributable to the income of the Issuer or any of the Restricted Subsidiaries and at such times as such taxes are due; and

(4)	dividends, other distributions or other amounts paid by the Issuer to Holdings (a) in amounts equal to amounts required for Holdings to pay franchise taxes and other expenses required to maintain its corporate existence and provide for other operating costs of up to $1. 0 million per fiscal year or (b) to pay, or reimburse Holdings for, the costs, fees and expenses incident to a private placement or public offering of any of the Capital Stock of Holdings, so long as the net proceeds of such offering (if it is completed) are contributed to the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or a Restricted Subsidiary which are reasonably customary in a receivables securitization transaction.

“Stated Maturity” means, with respect to any installment of interest on or principal of, or any other amount payable in respect of, any series of Debt, the date on which such interest, principal or other amount was scheduled to be paid in the documentation governing such Debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest, principal or other amount prior to the date scheduled for the payment thereof.

“Subordinated Debt” means any Debt of the Issuer or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) that is contractually subordinate or junior in right of payment to the notes issued under the applicable indenture or the applicable Note Guarantee.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Subsidiary Guarantors” is defined in the paragraph under the caption “—The Note Guarantees.”

“Subsidiary Note Guarantee” means a guarantee of a note by a Subsidiary Guarantor.

“Total Assets” means, at any time, the total consolidated assets of the Issuer and its Restricted Subsidiaries at such time, determined in accordance with GAAP. For the purposes of clause (4) of the definition of “Permitted Debt,” Total Assets shall be determined giving pro forma effect to the lease, acquisition, construction or improvement of the assets being leased, acquired, constructed or improved with the proceeds of the relevant Debt.

“Transactions” means the transactions contemplated by the Merger Agreement, including the sale of equity interests in Holdings to members of the Initial Control Group, the issuance of the notes, the issuance of the Holdings senior discount notes, the amendment and restatement of, and borrowings under, the Amended and Restated Credit Agreement, the redemption of the Issuer’s Series D Notes, Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and the exchange of the Issuer’s Series B Cumulative Redeemable Preferred Stock for Series B Preferred Stock of Holdings.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such

Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to April 1, 2007 (in the case of the floating rate notes indenture) or April 1, 2009, (in the case of the fixed rate notes indenture); provided, however, that if the period from the redemption date to April 1, 2007 (in the case of the floating rate notes indenture) or April 1, 2009 (in the case of the fixed rate notes indenture), is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to April 1, 2007 (in the case of the floating rate notes indenture) or April 1, 2009 (in the case of the fixed rate notes indenture), is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that is designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary,

but only to the extent permissible under the applicable indenture, as described above under the heading “Limitation on Designations of Unrestricted Subsidiaries”.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is normally entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2)	the then outstanding principal amount of such Debt.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

DESCRIPTION OF THE HOLDINGS SENIOR DISCOUNT NOTES

General

This description describes Holdings’ Senior Discount Notes due 2013. References herein to the “notes” include only Holdings’ Senior Discount Notes due 2013 and do not include ATD Operating Company’s floating rate notes or fixed rate notes. All references herein to the “indenture” are references to the indenture governing the notes. You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” Certain defined terms used in this description but not defined below under “Certain Definitions” have the meanings assigned to them in the indenture. All references in this Description of Notes to the “Issuer” are limited to American Tire Distributors Holdings, Inc. and do not include any of its Subsidiaries.

The Issuer issued the notes under an indenture between itself and Wachovia Bank, National Association, as trustee. The notes were issued in private transactions that were not subject to the registration requirements of the Securities Act. See “Notice to Investors.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The notes are subject to all such terms, and holders of notes are referred to each of the indenture and the Trust Indenture Act for a statement thereof.

The following summary of the material provisions of the indenture and the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the indenture and the registration rights agreement. Copies of the proposed form of the indenture and registration rights agreement are available as set forth in this prospectus under the heading “Where You Can Find Additional Information.”

As of March 31, 2005, the Issue Date, all of the Issuer’s Subsidiaries are Restricted Subsidiaries. However, under certain circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Issuer is able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to many of the restrictive covenants set forth in the indenture.

Brief Description of the Notes

The notes:

•	are general unsecured obligations of the Issuer;

•	are pari passu in right of payment with all existing and future unsubordinated Debt of the Issuer;

•	are senior in right of payment to any future Subordinated Debt of the Issuer; and

•	are effectively junior to all secured Debt of the Issuer, to the extent of the value of the collateral, and to all liabilities of the Issuer’s subsidiaries.

Principal, Maturity and Interest

The notes issued on March 31, 2005, together with the new notes to be issued in exchange therefor in the exchange offer, are limited in aggregate principal amount at maturity to $51.5 million, and will mature on October 1, 2013. The outstanding Holdings senior discount notes were issued at a substantial discount from their principal amount at maturity in order to generate gross proceeds of approximately $40.0 million. Prior to April 1, 2007, no interest will accrue on the notes. Instead, the Accreted Value of the notes accretes at a rate of 13% compounded semi-annually to an aggregate Accreted Value of $51,480,000, the full principal amount at maturity, on April 1, 2007. Thereafter, interest on the notes will accrue at the rate per annum set forth on the cover of this prospectus and are payable, in cash, semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2007, to holders of record on the immediately preceding March 15 and September 15. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April 1, 2007. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The indenture provides for the issuance of additional notes having identical terms and conditions to the notes offered hereby, subject to compliance with the covenants contained in the indenture. Any additional notes will be part of the same issue as the notes offered hereby and will vote on all matters with the notes offered hereby. For purposes of this “Description of the Notes,” reference to the notes includes additional notes except as otherwise indicated.

Methods of Receiving Payment on the Notes

Principal, premium, if any, interest on the notes will be payable at the office or agency of the Issuer maintained for such purpose (the “Paying Agent”) or, at the option of the Issuer, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders; provided that all payments of principal, premium, if any, interest with respect to any notes the holders of which have given wire transfer instructions to the Issuer will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the trustee maintained for such purpose. The notes were issued in denominations of $1,000 and integral multiples thereof.

Ranking

The Issuer is a holding company with no assets other than its ownership of the equity of ATD Operating Company, and conducts all its operations through subsidiaries. As a result, the Issuer is completely dependent upon the operations and cash flows of its subsidiaries to meet its obligations, including its debt service obligations. ATD Operating Company’s debt imposes significant restrictions on its ability to pay dividends to the Issuer, although it is generally permitted to provide funds to us to pay interest on the notes as long as it is not in default on its debt.

The notes rank equally in right of payment with all unsubordinated obligations of the Issuer, but are effectively subordinated to all of its secured obligations, including its Guarantee of the Amended and Restated Credit Facility, to the extent of the value of the assets securing such indebtedness. Debt under the Amended and Restated Credit Facility is secured by a lien on substantially all of the assets of the Issuer and its Subsidiaries, including the capital stock of ATD Operating Company and all inventory and accounts receivable. As of January 1, 2005, on a pro forma basis giving effect to the acquisition and the related transactions, the Issuer would have had approximately $170.5 million of secured indebtedness outstanding, constituting its guarantee of the Amended and Restated Credit Facility.

Because the Issuer’s subsidiaries do not guarantee the notes, the notes effectively rank junior to all claims of creditors of the Issuer’s Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred stockholders (if any) of those subsidiaries. Although the indenture limits the incurrence of Debt and preferred stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Debt under the indenture. As of January 1, 2005, the Issuer’s subsidiaries had $489.0 million of total liabilities.

Optional Redemption

General

Except as described in the following paragraphs, the notes are not redeemable at the Issuer’s option prior to April 1, 2007. Thereafter, the notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of Accreted Value) set forth below plus accrued and unpaid interest (if after April 1, 2007) if any, to the applicable redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2007	105.0%
2008	105.0%
2009	103.0%
2010	101.0%
2011 and thereafter	100.0%

Upon Certain Equity Offerings

In addition, at any time and from time to time, prior to April 1, 2007, the Issuer may redeem up to 35% of the sum of (1) the original aggregate principal amount at maturity of notes issued in this offering and (2) the original aggregate principal amount at maturity of any additional notes issued under the related indenture, if any, at a redemption price of 113.0% of the Accreted Value thereof, plus accrued interest if any, to the redemption date, with the net cash proceeds of a public offering of common stock of the Issuer; provided that

(1)	at least 65% of the sum of (a) the original aggregate principal amount at maturity of notes issued in this offering and (b) the original aggregate principal amount at maturity of any additional notes, if any, issued under the related indenture, if any, remains outstanding immediately after the occurrence of any such redemption; and

(2)	such redemption shall occur within 90 days of the date of the closing of such public offering.

Upon a Change of Control

At any time on or prior to April 1, 2007, the notes may be redeemed as a whole but not in part at the option of the Issuer upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days’ prior notice (but in no event may any such redemption occur more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each holder’s registered address. The redemption price will be equal to (i) 100% of the Accreted Value of the notes, plus (ii) the Applicable Premium, if any.

Mandatory Redemption

Except as set forth in the next succeeding paragraph and below under “—Repurchase at the Option of Holders” the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

On April 1, 2010, if any notes are outstanding, the Issuer will be required to redeem 12.165% of each note (provided that if such percentage results in a holder owning less than a $1,000 principal amount at maturity increment, the Issuer shall redeem such additional principal amount at maturity of such holder’s notes to result in $1,000 increments) then outstanding (the “Mandatory Principal Redemption Amount”) ($6,262,691 aggregate Accreted Value of the notes, assuming all of the notes remain outstanding on such date) at a redemption price of 100% of the principal amount at maturity of the portion of the notes so redeemed; provided that the Issuer shall simultaneously be required to redeem an additional portion of each note to the extent required to prevent such note from being treated as an “Applicable High Yield Discount Obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended. The Mandatory Principal Redemption Amount with respect to a note represents (i) the excess of the Accreted Value of such note outstanding on April 1, 2010 over the original issue price thereof less (ii) an amount equal to one year’s simple uncompounded interest on the original issue price of such note at a rate per annum equal to the yield to maturity on the notes.

Selection and Notice

If less than all of the notes are to be redeemed at any time, selection of notes for redemption shall be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis (among the notes issued on the Issue Date and any additional notes issued after the Issue Date, if any, as one class), by lot or by such method as the trustee shall deem fair and appropriate; provided that no notes of $1,000 principal amount at maturity or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount at maturity of that note that is to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion of the original note shall be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. If the redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the note is registered at the close of business, on such record date. On and after the redemption date, unless the Issuer defaults in payment of the redemption price, interest, if any, cease to accrue on notes or portions of them called for redemption, or if such redemption is prior to April 1, 2007, Accreted Value of such notes or portions of them called for redemption will cease to accrete.

Repurchase at the Option of Holders

Change of Control

The indenture provides that upon the occurrence of a Change of Control, unless all notes have been called for redemption pursuant to the provisions described above under the caption “—Optional Redemption,” each holder of notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 principal amount at maturity or an integral multiple thereof) of such holder’s notes pursuant to an offer on the terms set forth in the indenture (the “Change of Control Offer”). In the Change of Control Offer, the Issuer shall offer a payment in cash equal to 101% of the aggregate Accreted Value thereof plus accrued and unpaid interest (if after April 1, 2007), if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, unless notice of redemption of all notes has then been given pursuant to the provisions described under the caption “—Optional Redemption” above, the Issuer shall mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of any notes as a result of a Change of Control. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this covenant, the Issuer shall comply with such securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount at maturity of notes or portions thereof being purchased by the Issuer.

The Paying Agent shall promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount at maturity to any unpurchased portion of the note surrendered, if any; provided that each such new note shall be in a principal amount at maturity of $1,000 or an integral multiple thereof. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For the purposes of the preceding sentence, it shall be sufficient for the Issuer to publish the results of the Change of Control on its website.

The Change of Control provisions described above are applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer would decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could materially increase the amount of Debt outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings.

The Amended and Restated Credit Facility limits the ability of ATD Operating Company to provide funds to the Issuer to be used to purchase any notes, and also provides that certain change of control events with respect to the Issuer would constitute a default thereunder. In addition, ATD Operating Company’s fixed rate and floating rate notes impose limits in certain circumstances including in the event of a default thereunder on ATD Operating Company’s ability to make dividends to the Issuer to be used to purchase notes and also requires that an offer to repurchase ATD Operating Company’s fixed rate and floating rate notes be made upon certain change of control events. Any future credit agreements or other agreements to which the Issuer becomes a party or that may be entered into by Subsidiaries of the Issuer may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when ATD Operating Company is prohibited from providing funds to Issuer, ATD Operating Company could seek the consent of its lenders to provide funds to Issuer or could attempt to refinance the borrowings that contain such prohibition. If ATD Operating Company does not obtain such a consent or repay such borrowings, ATD Operating Company will remain prohibited from providing funds to Issuer to purchase the notes. In such case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Amended and Restated Credit Facility and could constitute a default under any future credit facility or other agreement.

The Issuer is not required to make a Change of Control Offer upon a Change of Control if a third party makes and consummates a Change of Control Offer in a manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of

(x)	cash or Cash Equivalents; or

(y)	(a) all or substantially all of the assets of, or the majority of the Voting Stock of, another Person that thereupon becomes a Restricted Subsidiary engaging in, a Permitted Business or

(b) assets that are used or useful in a Permitted Business.

For purposes of this clause (2),(a) a lease entered into in connection with a sale-leaseback transaction shall not constitute part of the proceeds of such transaction and (b) each of the following will be deemed to be cash:

(i)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet), of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets; and

(ii)	any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days after receipt.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds, at its option:

(1)	to repay Secured Debt, Debt of any Restricted Subsidiary (including the fixed rate notes or floating rate notes of ATD Operating Company) or Pari Passu Debt (in each case other than Debt owed to the Issuer or a Subsidiary of the Issuer); provided that if the Issuer shall so reduce Pari Passu Debt, it shall equally and ratably make an Asset Sale Offer to the holders of the notes (in accordance with the procedures set forth below for an Asset Sale Offer);

(2)	to make capital expenditures or to acquire properties or assets that will be used or useful in the Permitted Business of the Issuer or any of its Restricted Subsidiaries; or

(3)	to acquire a controlling interest in a Person engaged in a Permitted Business;

provided that if during such 365-day period the Issuer or a Restricted Subsidiary enters into a definitive agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) or if the application of such Net Proceeds is part of a project authorized by the Board of Directors that will take longer than 365 days to complete, such 365 day period shall be extended with respect to the amount of Net Proceeds so committed until required to be paid in accordance with such agreement (or, if earlier, until termination of such agreement) or, until completion of such project, as the case may be. Pending the final application of any Net Proceeds, the Issuer or any Restricted Subsidiary may temporarily reduce borrowing under a Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of the preceding paragraph shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuer shall:

(1)	make an offer (an “Asset Sale Offer”) to all holders of notes; and

(2)	prepay, purchase or redeem (or make an offer to do so) any other Pari Passu Debt of the Issuer in accordance with provisions governing such Debt requiring the Issuer to prepay, purchase or redeem such Debt with the proceeds from any Asset Sales (or offer to do so), pro rata in proportion to the respective Accreted Value of the notes and such other Debt required to be prepaid, purchased or redeemed or tendered for pursuant to such offer to purchase the maximum principal amount at maturity of notes that may be purchased out of such pro rata portion of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of their Accreted Value plus accrued and unpaid interest (if after April 1, 2007) to the date of purchase subject to the right of holders of record on a record date to receive interest on the relevant interest payment date in accordance with the procedures set forth in the indenture.

If any Excess Proceeds remain after completion of an Asset Sale Offer and, if applicable, any prepayment, purchase, redemption or tender of or for Pari Passu Debt, the Issuer and the Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate Accreted Value of notes surrendered by holders thereof exceeds the pro rata portion of such Excess Proceeds to be used to purchase notes, the trustee shall select the notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Notwithstanding the foregoing, the Issuer may commence an Asset Sale Offer prior to the expiration of 365 days after the occurrence of an Asset Sale.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of the indenture, the Issuer shall comply with such securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

Certain Covenants

The indenture contains various restrictive covenants, including the covenants described below.

Restricted Payments

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other distribution (including any payment by the Issuer or any Restricted Subsidiary in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Equity Interests) of the Issuer and dividends payable to the Issuer or any Restricted Subsidiary);

(2)	purchase, redeem or otherwise acquire or retire for value (including any acquisition or retirement by the Issuer or any Restricted Subsidiary in connection with any merger or consolidation) any Equity Interests of the Issuer or any Holding Company held by Persons other than the Issuer or any Restricted Subsidiary;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Debt of the Issuers, excluding any intercompany Debt between the Issuer and any of its Restricted Subsidiaries (it being understood that a prepayment by ATD Operating Company of its fixed rate notes or floating rate notes is not covered hereby), except (a) a payment of interest, principal or other related Obligations at Stated Maturity and (b) the purchase, repurchase or other acquisition or retirement of Subordinated Debt of the Issuer in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or other acquisition or retirement; or

(4)	make any Restricted Investment,

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default shall have occurred and be continuing; and

(b)	the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Debt pursuant to the Coverage Ratio Exception; and

(c)	such Restricted Payment, together with (without duplication) the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries on or after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3)(A), (4), (5), (7) and (8) and excluding 50% of any Restricted Payments under clause (9) (to the extent such payment is not deducted in calculating Consolidated Net Income) or 100% of such payment under clause (9) if such payment is deducted in calculating Consolidated Net Income) of the next succeeding paragraph), is less than the sum (without duplication) (the “Restricted Payments Basket”) of:

(i)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii)	100% of the aggregate net cash proceeds received by the Issuer from the issue or sale (other than to a Subsidiary) of, or from capital contributions with respect to, Equity Interests of the Issuer (other than Disqualified Equity Interests and Excluded Cash Contributions), in either case after the Issue Date; plus

(iii)	the amount by which the aggregate principal amount (or accreted value, if less) of Debt of the Issuer or any Restricted Subsidiary is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange after the Issue Date of that Debt for Equity Interests (other than Disqualified Stock) of the Issuer, together with the net cash proceeds received by the Issuer at the time of such conversion or exchange, if any, less the amount of any cash, or the fair market value of any property (other than such Equity Interests), distributed by the Issuer upon such conversion or exchange; plus

(iv)	100% of the aggregate net cash proceeds received by the Issuer or a Restricted Subsidiary of the Issuer since the Issue Date from (A) Restricted Investments, whether through interest payments, principal payments, dividends or other distributions and payments, or the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) thereof made by the Issuer and its Restricted Subsidiaries and (B) a cash dividend from, or the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary, in each case to the extent not otherwise included in Consolidated Net Income of the Issuer for such period; plus

(v)	upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investments of the Issuer and its Restricted Subsidiaries (other than such Subsidiary) in such Subsidiary as of the date of such redesignation.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the indenture;

(2)

the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment are designated in an Officer’s Certificate as Excluded Cash Contributions and shall not increase the Restricted Payments Basket;

(3)	the redemption, repurchase, retirement, defeasance or other acquisition of Subordinated Debt or Disqualified Stock of the Issuer (A) made by an exchange for, or with the net cash proceeds from a substantially concurrent incurrence of, Permitted Refinancing Debt or (B) upon a Change of Control or Asset Sale to the extent required by the agreement governing such Subordinated Debt but only if the Issuer shall have complied with the covenants described under the heading “Change of Control” or, as the case may be, “Asset Sales” and purchased all notes validly tendered pursuant to the relevant offer prior to purchasing or repaying such Subordinated Debt;

(4)	the payment of any dividend (or any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its common Equity Interests on a pro rata basis;

(5)	to the extent constituting Restricted Payments, the Specified Affiliate Payments;

(6)	Restricted Payments in an aggregate amount not to exceed $15.0 million;

(7)	payments to existing holders of ATD Operating Company’s Equity Interests (including payments to dissenting shareholders, optionholders and warrantholders), in each case as described in the Merger Agreement, payment of The 1818 Mezzanine Fund II, L.P.’s transaction expenses and payment of the Issuer’s and its Affiliates’ transaction expenses, including fees payable to members of the Initial Control Group (to the extent constituting Restricted Payments) and payments to the Issuer’s officers and employees, in each case (except as to payments to dissenters and payment of The 1818 Mezzanine Fund II, L.P.’s transaction expenses) as described in this prospectus under the headings “The Acquisition,” “Use of Proceeds” and “Certain Relationships and Related Transactions”;

(8)	so long as no Default or Event of Default shall have occurred and be continuing, payments of dividends or redemption payments with respect to the shares of Series B Preferred Stock of the Issuer outstanding on the Issue Date to the extent required to be paid by the Issuer pursuant to the certificates of designations relating to such stock as in effect on the Issue Date; and

(9)	so long as no Default or Event of Default shall have occurred and be continuing, cash dividends or other Restricted Payments to a Holding Company in an amount sufficient to enable such Holding Company to make payments of cash interest on any Qualified Holdco Debt; provided that any such dividend or other Restricted Payment is used promptly by such Holding Company to make such payment.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors of the Issuer.

In addition, if any Person (other than an Unrestricted Subsidiary) in which an Investment is made, which Investment constituted a Restricted Payment when made, thereafter becomes a Restricted Subsidiary, such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph of this covenant to the extent that such Investments would not have been Restricted Payments had such Person been a Restricted Subsidiary at the time such Investments were made.

In making the computations required by this covenant:

(a)	the Issuer or the relevant Restricted Subsidiary may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Issuer for the remaining portion of such period; and

(b)	the Issuer or the relevant Restricted Subsidiary will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Issuer and the Restricted Subsidiary that are available on the date of determination.

If the Issuer makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Issuer or any Restricted Subsidiary be permitted under the requirements of the indenture, such Restricted Payment will be deemed to have been made in compliance with the indenture notwithstanding any subsequent adjustments made in good faith to the Issuer’s or any Restricted Subsidiary’s financial statements, affecting Consolidated Net Income of the Issuer for any period.

For the avoidance of doubt, it is expressly agreed that no payment or other transaction permitted by clauses (1) or (5) of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates,” below, shall be considered a Restricted Payment for purposes of, or otherwise restricted by, the indenture.

Incurrence of Debt and Issuance of Preferred Stock

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Debt (including Acquired Debt) and the Issuer shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer and any Restricted Subsidiary may incur Debt (including Acquired Debt) if the Consolidated Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is incurred would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been incurred at the beginning of such four-quarter period (the “Coverage Ratio Exception”).

The provisions of the first paragraph of this covenant will not apply to any of the following items of Debt or Preferred Stock (collectively, “Permitted Debt”):

(1)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Debt (with letters of credit being deemed to have a principal amount equal to the undrawn face amount thereof) under Credit Facilities (including Guarantees of such Debt by the Issuer or any of its Subsidiaries); provided that the aggregate principal amount of such Debt outstanding pursuant to this clause (1) without duplication, does not exceed an amount equal to the greater of (a) $325.0 million and (b) the Borrowing Base at the time such Debt is incurred, in each case less the aggregate amount of purchase commitments (determined as of the date of any incurrence of Debt under this clause (1)) under any Qualified Receivables Transaction that involves the transfer of assets by the Issuer or Restricted Subsidiaries in a manner that does not constitute the incurrence of Debt (other than Debt permitted under clause (6) below); provided that such reduction shall no longer apply upon termination of such Qualified Receivables Transaction;

(2)	the incurrence by the Issuer and its Restricted Subsidiaries of Existing Debt;

(3)	the incurrence by the Issuer of Debt represented by the notes issued on the Issue Date, and the incurrence by ATD Operating Company of the floating rate notes and fixed rate notes issued on the Issue Date and by the Issuer and ATD Operating Company’s Subsidiaries of the related guarantees (any such guarantee of the Issuer shall be subordinated in right of payment as provided under “—Description of the Operating Company Notes—Subordination of Holdings’ Guarantee”);

(4)

the incurrence by the Issuer or any of its Restricted Subsidiaries of (a) Acquired Debt or (b) Debt (including Capital Lease Obligations, including those under sale-leaseback transactions) or Preferred Stock for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of any property, plant or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Debt or Preferred Stock is owed or issued to the seller or Person carrying out such construction or improvement or to any third party), in an aggregate principal amount at the date of such incurrence (including all Permitted Refinancing Debt incurred to refund, refinance or replace any other Debt incurred pursuant to this clause (4)) not to exceed an amount equal to the greater of (x) $25.0 million and (y) 5.0% of Total Assets at any one time outstanding; provided that, such Debt exists at the date of such purchase or transaction or is created within 180 days thereafter;

(5)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace Debt incurred pursuant to clauses (2) (other than Existing Debt of the types referred to in clauses (6) and (7)), (3), (4) or (5);

(6)	the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Debt or Preferred Stock owed or issued to and held by the Issuer and any of its Restricted Subsidiaries including any Debt arising in connection with a Qualified Receivables Transaction, provided, however, that (a) any such Debt of the Issuer shall be subordinated and junior in right of payment to the notes and (b)(i) any subsequent issuance or transfer of Equity Interests or other action that results in any such Debt or Preferred Stock being held by a Person other than the Issuer or a Restricted Subsidiary and (ii) any sale or other transfer of any such Debt or Preferred Stock to a Person that is not either the Issuer or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Debt or issuance of such Preferred Stock by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred (a) principally for the purpose of fixing or hedging interest rate risk with respect to any Debt that is permitted by the terms of the indenture to be outstanding or (b) principally for the purpose of fixing or hedging currency exchange rate risk or commodity price risk incurred in the ordinary course of business;

(8)	the incurrence of any Guarantee by the Issuer or any Restricted Subsidiary of Debt of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant;

(9)	the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Debt (which may comprise Debt under the Amended and Restated Credit Facility) in an aggregate principal amount (or accreted value, as applicable), and the issuance by Restricted Subsidiaries of Preferred Stock with a liquidation preference, at any time outstanding, pursuant to this clause (9) not to exceed an amount equal to $25.0 million.

Notwithstanding any other provision in this covenant, the maximum amount of Debt that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with this covenant:

(1)	the outstanding principal amount of any particular Debt shall be counted only once such that (without limitation) any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Debt (to the extent such guarantee, Lien, letter of credit or similar instrument is otherwise permitted to be incurred) shall be disregarded;

(2)	in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (9) of the definition of Permitted Debt above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify (and may, from time to time, re-classify) such item of Debt in any manner that complies with this covenant and such item of Debt will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof; provided that all outstanding Debt under the Amended and Restated Credit Facility immediately following the Transactions will be deemed to have been incurred pursuant to clause (1) of the definition of Permitted Debt;

(3)	accrual of interest or dividends (including the issuance of “pay in kind” securities in respect of such accrued interest or dividends), the accretion of accreted value or liquidation preference and the extension of maturity will not be deemed to be an incurrence of Debt or issuance of Preferred Stock; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of the Issuer as accrued; and

(4)	any Qualified Holdco Debt incurred in reliance upon the Issuer’s ability to incur Permitted Debt will be deemed to be incurred by the Issuer for purposes of determining whether additional Permitted Debt can be incurred for so long as such Qualified Holdco Debt remains outstanding.

Liens

The indenture provides that the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Debt (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by such Lien or such other obligations are no longer obligations of the Issuer or any of its Restricted Subsidiaries; provided that:

(1)	if such other Debt constitutes Subordinated Debt or is otherwise subordinate or junior in right of payment to the Obligations under the indenture and the notes, as the case may be, such Lien is expressly made prior and senior in priority to the Lien securing such other Debt; or

(2)	in any other case, such Lien ranks equally and ratably with or prior to the Lien securing the other Debt or obligations so secured.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Debt owed to the Issuer or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions:

(a)	under contracts in effect on the Issue Date, including the Amended and Restated Credit Facility, the ATD Operating Company fixed rate notes and floating rate notes and other Existing Debt and the related documentation;

(b)	under the indenture, the notes, the additional notes and any other agreement entered into after the Issue Date, provided that the encumbrances or restrictions in any such other agreement are not materially more restrictive, taken as a whole, than those contained in the indenture and the notes;

(c)	under any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (but not created in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(d)	existing under or by reason of purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

(e)	created in connection with any Qualified Receivables Transaction that, in the good faith determination of the Board of Directors or senior management of the Issuer, are necessary or advisable to effect such Qualified Receivables Transaction;

(f)	in the case of clause (3) above, (i) that restrict in a customary manner the subletting, assignment, or transfer of any property or asset that is subject to a lease, license or similar contract, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to any property or assets of the Issuer or any Restricted Subsidiary not otherwise prohibited by the indenture, (iii) contained in security agreements or mortgages securing Debt to the extent such encumbrances or restrictions restrict the transfer of the property subject to such security agreements or mortgages, or (iv) any Lien on property or assets of the Issuer or any Restricted Subsidiary not otherwise prohibited by the indenture;

(g)	existing under or by reason of contracts for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(h)	on cash or other deposits or net worth imposed by leases and customer contracts entered into in the ordinary course of business;

(i)	in customary form under joint venture agreements and other similar agreements which limitations are only applicable to the Person or assets that are the subject of such agreements (and any assets of such Person);

(j)	any encumbrances or restrictions required by any governmental, local or regulatory authority having jurisdiction over the Issuer or any of its Restricted Subsidiaries or any of their businesses;

(k)	contained in the terms governing any Debt of any Restricted Subsidiary otherwise permitted to be incurred under the indenture if (as determined in good faith by the Board of Directors of the Issuer) (i) the encumbrances or restrictions are ordinary and customary for a financing of that type and (ii) the encumbrances or restrictions would not, at the time agreed to, be expected to materially adversely affect the ability of Issuer to make payments on the notes; or

(l)	under any Permitted Refinancing Debt or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrances or restrictions than those contained in the Debt, contracts, instruments or obligations prior to the incurrence of such Debt or such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Transactions with Affiliates

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance, guarantee or other transaction with, or for the benefit of, any Person that, prior to such transaction, was an Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that, taken as a whole, are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)	the Issuer delivers to the trustee:

(i)	with respect to any Affiliate Transaction entered into after the Issue Date involving aggregate consideration in excess of $7.5 million, a resolution of the Board of Directors set forth in an

Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by the Board of Directors; and

(ii)	with respect to any Affiliate Transaction involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking, appraisal or accounting firm of national standing.

Notwithstanding the foregoing, none of the following shall be prohibited by this covenant (or be deemed to be Affiliate Transactions):

(1)	any employment agreements, consulting agreements, non-competition agreements, stock purchase or option agreements, collective bargaining agreements, employee benefit plans or arrangements (including vacation plans, health and life insurance plans, deferred compensation plans, stock loan programs, long term incentive plans, directors’ and officers’ indemnification agreements and retirement, savings or similar plans), related trust agreements or any similar arrangements, in each case in respect of employees, officers, directors or consultants that are natural persons and entered into in the ordinary course of business, any payments or other transactions contemplated by any of the foregoing and any other payments of compensation to employees, officers, directors or consultants in the ordinary course of business or in connection with the Issuer’s transition to new ownership;

(2)	transactions between or among (i) the Issuer and/or its Restricted Subsidiaries or (ii) the Issuer and/or one or more of its Restricted Subsidiaries and any joint venture; provided, in the case of this clause (ii), no Affiliate of the Issuer (other than a Restricted Subsidiary) owns any of the Capital Stock of any such joint venture;

(3)	Permitted Investments and Restricted Payments (including Specified Affiliate Payments, even if not Restricted Payments) that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments;”

(4)	transactions in connection with any Qualified Receivables Transaction;

(5)	payments to Investcorp, Berkshire Partners, Greenbriar or any other holder of Capital Stock or any of their respective Affiliates (whether or not such Persons are Affiliates of the Issuer) for (a) any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and related expenses, including in connection with acquisitions, divestitures or a Change of Control, which payments are on arm’s length terms and approved by the Board of Directors of the Issuer in good faith and (b) any annual management, consulting and advisory fees and related expenses, but excluding any such fees payable prior to the fifth anniversary of the Issue Date (other than the prepayment of annual management fees on or about the Issue Date as disclosed in this prospectus);

(6)	any agreement as in effect on the Issue Date (including the Merger Agreement and the advisory agreements with members of the Initial Control Group) or any amendment thereto (so long as any such amendment is not disadvantageous to the holders in any material respect) or any transaction contemplated thereby;

(7)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to the Issuer or its Restricted Subsidiaries, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, in each case in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof;

(8)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any capital contribution to the Issuer;

(9)	the issuance of Permitted Debt permitted by clause (9) of the definition of “Permitted Debt” to any Affiliate on terms that, taken as a whole, are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person, or, if there is no comparable transaction, have been negotiated in good faith by the parties thereto; and

(10)	any transaction in which the Issuer or any of its Restricted Subsidiaries delivers to the trustee a letter issued by an investment banking, appraisal or accounting firm of national standing stating that such transaction is fair from a financial point of view or meets the requirements of clause (1) of the first paragraph of this covenant.

Limitations on Designations of Unrestricted Subsidiaries

The Board of Directors may designate (a “Designation”) any Restricted Subsidiary, including any newly acquired or newly formed Subsidiary of the Issuer (other than ATD Operating Company), to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Issuer or any Restricted Subsidiary which is not simultaneously being designated an Unrestricted Subsidiary, so long as such Designation would not cause a Default, provided that:

(1)	any then existing Guarantee by the Issuer or any Restricted Subsidiary of any Debt of the Subsidiary being so designated shall be deemed an “incurrence” of such Debt at the time of such Designation; and

(2)	the “incurrence” of Debt referred to in clause (1) of this provision would be permitted under the “—Incurrence of Debt and Issuance of Preferred Stock” covenant described above.

For purposes of making the determination of whether such Designation would cause a Default, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated, will be deemed made at the time of such Designation. The amount of such outstanding Investments will be equal to the portion of the fair market value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary that is represented by the interest of the Issuer and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Issuer. Such Designation will only be permitted if any such Investment would be permitted at such time.

The Board of Directors may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”), provided that:

(1)	no Default shall have occurred and be continuing at the time of or after giving effect to such Revocation; and

(2)	all Liens and Debt of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of the indenture.

Any such Designation or Revocation by the Board of Directors after the Issue Date shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors giving effect to such Designation or Revocation and an Officers’ Certificate certifying that such Designation or Revocation complied with the foregoing provisions.

Limitation on Issuance of Guarantees

The Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any Debt of the Issuer unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary, which Guarantee (a “Note Guarantee”) shall be senior or pari passu with such Subsidiary’s Guarantee of such other Debt. The obligations of each such subsidiary (each, a “Guarantor”) will be limited as necessary to prevent the Note Guarantee from constituting a fraudulent conveyance under applicable law. The Note Guarantee of a Guarantor will be released upon release of all other Guarantees by such Guarantor of Debt of the Issuer or upon satisfaction and discharge or defeasance of the notes under the indenture.

Payments for Consent

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Business Activities

The Issuer shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as is not material to the Issuer and its Restricted Subsidiaries taken as a whole.

Reports

Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, the Issuer shall file with the Commission (unless the Commission will not accept such a filing) and furnish to the holders of notes (which may be by posting on the Issuer’s website) or cause the trustee to furnish to the holders of the notes, in each case within the time periods specified in the Commission’s rules and regulations for registrants that are not accelerated filers (unless the Issuer is required by Commission rules and regulations to be an accelerated filer at such time):

(1)	all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports.

If at any time after the Issue Date (a) any Holding Company becomes subject to the reporting obligations of Section 13 or 15(d) of the Exchange Act, (b) the rules and regulations of the Commission permit the Issuer and such Holding Company to report at the level of such Holding Company on a consolidated basis and (c) such Holding Company is not engaged in any business in any material respect other than incidental to its direct or indirect ownership of the Capital Stock of the Issuer, such consolidated reporting at such Holding Company level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant; provided that such Holding Company includes in its reports information about the Issuer that is required to be provided by a parent guaranteeing debt of an operating company subsidiary pursuant to Rule 3-10 of Regulation S-X or any successor rule then in effect.

In addition, the Issuer agrees, that, for so long as any notes remain outstanding, at any time it is not required to file the reports required by the preceding paragraphs with the Commission, it shall furnish to the holders of the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit resales of notes pursuant to Rule 144A under the Securities Act.

Merger, Consolidation, or Sale of All or Substantially All Assets

The Issuer may not directly or indirectly consolidate or merge with or into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

(1)	the Issuer is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that if such surviving person is not a corporation, a corporate Wholly Owned Restricted Subsidiary of such Person organized under the laws of the United States, any state or the District of Columbia becomes a co-issuer of the notes in connection therewith;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Issuer under the notes, the indenture or other agreement and the registration rights agreement pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

(3)	immediately after such transaction no Default exists;

(4)	the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, either (i) be permitted to incur at least $1.00 of additional Debt pursuant to the Coverage Ratio Exception or (ii) have a Consolidated Coverage Ratio at least equal to the Consolidated Coverage Ratio of the Issuer for such four-quarter reference period; and

(5)	the Issuer shall have delivered to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, conveyance or other disposition and such supplemental indenture (if any) comply with the indenture.

In addition, the Issuer may not, directly or indirectly, lease all or substantially all of its and the Restricted Subsidiaries’ properties or assets in one or more related transactions, to any other Person.

Notwithstanding the foregoing, clauses (3) and (4) of the covenant described above will not apply to any merger or consolidation of the Issuer with an Affiliate formed solely for the purpose of reforming the Issuer in another jurisdiction or solely for the purpose of facilitating the formation of a Holding Company.

For purposes of this covenant, the sale, assignment, transfer, conveyance or other disposition (including by way of merger or consolidation) of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which property or assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Upon any consolidation or merger or any transfer (other than a lease) of all or substantially all of the assets of the Issuer in accordance with the foregoing, the successor entity formed by such consolidation or into which the Issuer is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the indenture with the same effect as if such successor entity had been named in the indenture as the Issuer, and the Issuer (except in the case of a transfer of less than all of the assets of the Issuer) shall be released from the obligations under the notes, the indenture and the registration rights agreement.

Events of Default and Remedies

Each of the following constitutes an Event of Default under the indenture:

(1)	default for 30 days in the payment when due of interest on the notes issued thereunder;

(2)	default in payment when due of the principal of or premium, if any, on the notes issued thereunder (including upon mandatory redemption), and any failure of the Issuer to make a Change of Control Offer or Asset Sale Offer when required or to purchase notes required to be purchased in connection therewith;

(3)	failure by the Issuer to comply with the provision of the indenture described under “—Certain Covenants—Merger, Consolidation, or Sale of all or Substantially all Assets”;

(4)	failure by the Issuer for 30 days after receipt of notice from the trustee or the holders of at least 25% in principal amount at maturity of then outstanding notes specifying such failure to comply with the provisions of the indenture described under the captions “—Certain Covenants—Restricted Payments,” or “—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock”;

(5)	failure by the Issuer for 60 days after receipt of notice given to the Issuer by the trustee or to the Issuer and the trustee by the holders of at least 25% in aggregate principal amount at maturity of the notes outstanding specifying such failure to comply with any of its other agreements in the indenture or the notes;

(6)	the failure by the Issuer or any Restricted Subsidiary that is a Significant Subsidiary to pay any Debt within any applicable grace period after final maturity or acceleration by the holders thereof because of a default if the total amount of such Debt unpaid or accelerated at the time exceeds $15.0 million;

(7)	any judgment or decree for the payment of money in excess of $15.0 million (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or which are covered by insurance (unless the Issuer’s insurance carriers have denied coverage in respect thereof) in the event any appeal thereof shall be unsuccessful) is entered against the Issuer or any Restricted Subsidiary that is a Significant Subsidiary and is not discharged, waived or stayed and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed;

(8)	ATD Operating Company ceases to be a Wholly Owned Restricted Subsidiary of the Issuer (other than as a result of a merger between the Issuer and ATD Operating Company); and

(9)	certain events of bankruptcy or insolvency with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary.

If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount at maturity of then outstanding notes may declare all the notes to be due and payable. Upon such a declaration, the Accreted Value and all accrued and unpaid interest (if after April 1, 2007) of the outstanding notes shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer the Accreted Value of all outstanding notes, together with all accrued and unpaid interest (if after April 1, 2007) will become due and payable without further action or notice.

The holders of a majority in aggregate principal amount at maturity of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default and its consequences under the indenture except a continuing Event of Default in the payment of interest on, or the principal of, the notes.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, interest when due, no holder may pursue any remedy with respect to the indenture or the related notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount at maturity of the outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in aggregate principal amount at maturity of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture will provide that if an Event of Default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.

The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under either indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Subject to the next sentence, if a Default occurs and is continuing under an indenture and is known to the trustee, the trustee must mail to each holder of notes issued thereunder notice of the Default. Except in the case of a Default in the payment of principal of, or premium, if any, interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of holders of notes. In addition, the Issuer is required to deliver to the trustee, within 120 days after the end of each fiscal year (other than fiscal years ending prior to the Issue Date), an Officer’s Certificate indicating whether the signers thereof actually know of any Default that occurred during the previous year. The Issuer also is required to deliver to the trustee, forthwith upon any Senior Officer obtaining actual knowledge of any such Default under an indenture, written notice of any event which would constitute a Default, its status and what action the Issuer is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of the Issuer, as such, shall have any liability for any obligations of the Issuer under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Satisfaction and Discharge

Upon the request of the Issuer, an indenture shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture) and the trustee, at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of the indenture and the notes issued thereunder when:

(1)	either:

(a)	all the notes theretofore authenticated and delivered under the indenture (other than destroyed, lost or stolen notes that have been replaced or paid) have been delivered to the trustee for cancellation; or

(b)	all notes issued under the indenture not theretofore delivered to the trustee for cancellation:

(i)	have become due and payable;

(ii)	will become due and payable at maturity within one year; or

(iii)	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the trustee funds in trust for the purpose in an amount sufficient to pay and discharge the entire Debt on such notes not theretofore delivered to the trustee for cancellation, for principal (and premium, if any, on) and interest on the notes to the date of such deposit (in case of notes that have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

(2)	the Issuer has paid or caused to be paid all sums payable under the indenture by the Issuer; and

(3)	the Issuer has delivered to the trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided in the indenture relating to the satisfaction and discharge of the indenture and such notes have been complied with.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have all of its and any Guarantors’ obligations discharged with respect to the notes (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

(2)	the Issuer’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for note payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Issuer’s and any Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, and, solely with respect to the Issuer, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes. In addition, upon covenant defeasance, the Note Guarantees of any Guarantors will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuer must irrevocably deposit with the trustee (or other qualifying trustee, collectively for this purpose, the “trustee”), in trust, for the benefit of the holders of the notes cash in U.S. dollars, Government Notes, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment banking firm, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on such notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether such notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuer shall have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions:

(a)	the Issuer have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the Issue Date, there has been a change in the applicable federal income tax law,

and, in either case, to the effect that the holders of such notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of such outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) shall have occurred and be continuing on the date of such deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6)	the Issuer must have delivered to the trustee an Opinion of Counsel (subject to customary assumptions and qualifications) to the effect that, assuming no intervening bankruptcy of the Issuer between the date of deposit and the 123rd day following the deposit and assuming that no holder of such notes is an “insider” of the Issuer under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision;

(7)	the Issuer must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of the notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(8)	the Issuer must deliver to the trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance (other than the expiration of the 123-day period referred to above) have been complied with.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders are required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any note selected for redemption or repurchase. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or before any repurchase offer.

The notes are issued in registered form and the registered holder of a note is treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture and the notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount at maturity of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such notes), and any existing default or compliance with any provision of the indenture and the notes may be waived with the consent of the holders of a majority in principal amount at maturity of then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for such notes).

Notwithstanding the foregoing, without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount at maturity of the notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the Accreted Value of or change the fixed maturity of any note, reduce any premium payable upon, or change the dates (to earlier dates) of, redemption of notes (other than provisions relating to the covenants described above under “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default in the payment of principal of or premium, if any, or interest on notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount at maturity of notes then outstanding and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	impair the rights of holders of notes to receive payments of principal of or premium, if any, or interest on notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to notes;

(7)	after the time a Change of Control Offer or Asset Sale Offer is required to have been made, reduce the purchase amount or price or extend the latest expiration date or purchase date thereunder; or

(8)	make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of notes, the Issuer and the trustee may amend or supplement the indenture or the notes issued thereunder:

(a)	to cure any ambiguity, defect or inconsistency,

(b)	to provide for uncertificated notes in addition to or in place of certificated notes,

(c)	to provide for the assumption of the Issuer’s obligations to holders of notes in the case of a merger, consolidation or sale of assets,

(d)	to provide for Guarantors or to release any Note Guarantees in accordance with the provisions of the Indenture,

(e)	to make any change that would provide any additional rights or benefits to the holders of notes or that, as determined by the Board of Directors in good faith, does not materially adversely affect the legal rights under the indenture of any such holder,

(f)	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act,

(g)	to conform the indenture or the notes to any provision of this Description of Notes, or

(h)	to provide for the issuance of additional notes under the indenture in accordance with the limitations set forth in the indenture as of the Issue Date.

Concerning the Trustee

Wachovia Bank, National Association is acting as trustee for the notes. Wachovia is also the trustee for ATD Operating Company’s notes and a lender under the Issuer’s credit facility. An affiliate of Wachovia was an initial purchaser of the notes.

The indenture contains certain limitations on the rights of the trustee when the trustee is a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Company and its affiliate if the trustee acquires any conflicting interest the trustee must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

In case an Event of Default shall occur (which shall not be cured), the trustee shall be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.

Book-Entry, Delivery and Form

The notes have been issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in the form of both global notes and certificated notes, as further provided below. Notes sold in reliance upon Regulation S under the Securities Act are represented by an offshore global note. During the 40-day distribution compliance period as defined in Regulation S (the “Restricted Period”), the offshore global note is represented exclusively by a temporary offshore global note. After the Restricted Period, beneficial interests in the temporary offshore global note are exchangeable for beneficial interests in a permanent offshore global note, subject to the certification requirements described under “—Global Notes.” No payments of principal, interest or premium will be paid to holders of a beneficial interest in the temporary offshore global note until exchanged or transferred for an interest in another global note or certificated note. Notes sold in reliance upon Rule 144A under the Securities Act are represented by the U.S. global note. Notes sold to institutional accredited investors are in the form of certificated notes.

Global Notes

Global notes are deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global notes are shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee shall be considered the sole owner or holder of the Notes represented by such global note for all purposes under the indenture and the notes. No owner of a beneficial interest in a global note is able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.

Any beneficial interest in one global note that is transferred to a Person who takes delivery in the form of an interest in another global note will, upon transfer, cease to be an interest in such global note and become an interest in the other global note and, accordingly, will thereafter be subject to all transfer restrictions applicable to beneficial interests in such other global note for as long as it remains such an interest.

The Issuer will apply to DTC for acceptance of the global notes in its book-entry settlement system. Investors may hold their beneficial interests in the global notes directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC.

Payments of principal and interest under each global note shall be made to DTC’s nominee as the registered owner of such global note. The Issuer expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount at maturity of the relevant global note as shown on the records of DTC. The Issuer also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of the Issuer, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

Certificated Notes

If DTC notifies the Issuer that it is unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by the Issuer within 90 days of such notice, or an Event of Default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that global note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC. In addition, beneficial interests in a global note may be exchanged for certificated notes upon request by or on behalf of DTC in accordance with customary procedures.

Same Day Settlement

The notes represented by the global notes are eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Secondary trading in any certificated notes is also settled in immediately available funds.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Accreted Value” means, in respect of the notes, as of any date (the “Specified Date”‘), the amount provided below for each $1,000 principal amount at maturity of notes:

(1)	if the Specified Date occurs on one of the following dates (each, a “Semi-Annual Accrual Date”), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
October 1, 2005	$ 827.85
April 1, 2006	$ 881.66
October 1, 2006	$ 938.97
April 1, 2007	$1000.00

(2)	if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a note and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

(3)	if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

(4)	if the Specified Date occurs on or after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

In the case of any other Debt, “Accreted Value” shall refer to the principal amount or accreted value thereof, as applicable.

“Acquired Debt” means, with respect to any specified Person:

(1)	Debt of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Debt incurred in connection with, or in contemplation of, such other Person’s merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2)	Debt secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means:

(1)	any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person;

(2)	any other Person that owns, directly or indirectly, 10% or more of such specified Person’s Voting Stock; or

(3)	solely for purposes of the definition of “Initial Control Group,” any Person who is a director or officer of (a) such Person, (b) any Subsidiary of such Person or (c) any Person described in clause (1) or (2) above.

For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Amended and Restated Credit Facility” means the Fourth Amended and Restated Loan and Security Agreement dated on the Issue Date among ATD Operating Company and the financial institutions named therein, and any related notes, collateral documents, letters of credit and guarantees, including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), in each case, as such agreements may be amended, modified, supplemented or restated from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise).

“Applicable Premium” means, with respect to a note at any redemption date, the greater of (i) 1.0% of the Accreted Value of such note or (ii) the excess of (A) the present value at such time of (1) the redemption price of such note at April 1, 2007 (such redemption price being calculated in accordance with the table of the first paragraph under the subheading “Optional Redemption”), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the Accreted Value of such note on the date of redemption.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights (including by way of merger or consolidation or a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of all or Substantially all Assets” and not by the provisions of the Asset Sale covenant), and

(2)	the issue or sale by the Issuer or any of its Restricted Subsidiaries of Equity Interests of any of the Issuer’s Subsidiaries (other than director’s qualifying shares),

in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions that have a fair market value in excess of, or for Net Proceeds in excess of $5.0 million.

Notwithstanding the foregoing, the following shall not be Asset Sales:

(a)	a transfer of assets or an issuance of Equity Interests by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary or a transfer of assets by the Issuer to a Restricted Subsidiary;

(b)	a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” (including any formation of or contribution of assets to a Subsidiary or joint venture);

(c)	any disposition of property or assets (including inventory and accounts receivable) of the Issuer or any of its Subsidiaries in the ordinary course of business, or that in the reasonable judgment of the Issuer, have become uneconomic, obsolete or worn out;

(d)	the disposition of Cash Equivalents or cash;

(e)	the sale or factoring of receivables or related assets (or a fractional undivided interest therein) on customary market terms pursuant to Credit Facilities or in a Qualified Receivables Transaction but only if the proceeds thereof received by the Issuer and its Restricted Subsidiaries, in the judgment of the Board of Directors, represent the fair market value of such receivables and other assets (net of customary discounts); and

(f)	the sale or other disposition of Equity Interests of, or other Investments in, an Unrestricted Subsidiary.

“ATD Operating Company” means American Tire Distributors, Inc. and its successors.

“Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” have the meanings assigned to such terms in Rule 13d-3 and Rule 13d-5, under the Exchange Act, except that in calculating the Beneficial Ownership of any particular “person” or “group”, as such terms are used in Section 13(d)(3) of the Exchange Act, (i) such person or group shall be deemed to have beneficial ownership of all shares of Capital Stock that such person or group has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition and (ii) in the case of a “group” pursuant to Rule 13d-5(b)(1) of the Exchange Act which group includes one or more members of the Initial Control Group (or one or more members of the Initial Control Group are deemed to share beneficial ownership with one or more other persons of any shares of Capital Stock), (a) such “group” shall be deemed not to have Beneficial Ownership of any shares held by a member of the Initial Control Group forming a part of such group and (b) any person (other than a member of the Initial Control Group) that is a member of such group (or sharing such Beneficial Ownership) shall be deemed not to have Beneficial Ownership of any shares held by a member of the Initial Control Group that is a part of such group (or in which such person shares beneficial ownership).

“Berkshire Partners” means Berkshire Partners LLC.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or (except if used in the definition of “Change of Control”) any authorized committee of the Board of Directors of such Person;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to the sum of:

(1)	85% of the aggregate book value of all accounts receivable of the Issuer and its Restricted Subsidiaries; and

(2)	65% of the aggregate book value of all inventory owned by the Issuer and its Restricted Subsidiaries;

all calculated on a consolidated basis in accordance with GAAP.

To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Issuer shall use the most recent available information for purposes of calculating the Borrowing Base.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP. The Stated Maturity of any Capital Lease Obligation is the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(3)	in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

“Cash Equivalents” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(2)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank or trust company having capital and surplus in excess of $300 million;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above or whose unsecured long-term Debt is rated not less than “A” by S&P or “A2” by Moody’s at the time such Investment is made or any Affiliate of any such financial institution;

(4)	commercial paper rated “A 2” or better by S&P or “P 2” or better by Moody’s and in each case maturing within one year after the date of acquisition;

(5)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P;

(6)	Debt with a rating of “A” or higher from S&P or “A2” or higher from Moody’s having a maturity not more than one year from the date of acquisition; and

(7)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1)-(6) above.

“Change of Control” means the occurrence of any of the following events:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more members of the Initial Control Group, becomes the Beneficial Owner, directly or indirectly (whether as a result of the issuance of securities of the Issuer, any merger, consolidation, liquidation or dissolution of the Issuer, any direct or indirect transfer of securities by the Initial Control Group or otherwise), of more than 50% of the total voting power of the Voting Stock of the Issuer, and the Initial Control Group does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Issuer;

(2)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any “person” or “group” other than a member of the Initial Control Group; or

(3)	at any time after the first public offering of common stock of the Issuer, any person other than the Initial Control Group (or their designated board members), (a)(i) nominates one or more individuals for election to the Board of Directors of the Issuer, which individuals have not been approved for election by the Initial Control Group or a vote by the majority of the Board of Directors then in office and (ii) solicits proxies, authorizations or consents in connection therewith and (b) such number of nominees elected to serve on the Board of Directors in such election and all previous elections after the Issue Date and not so approved represents a majority of the Board of Directors of the Issuer following such election.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission or any successor agency.

“Commodity Hedging Agreements” means any futures contract or other similar agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary against fluctuations in commodities prices.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)	plus, without duplication, to the extent deducted in computing such Consolidated Net Income:

(a)	Consolidated Interest Expense and the amortization of deferred financing costs of such Person and its Restricted Subsidiaries for such period;

(b)	provision for taxes based on income, profits or capital (including franchise taxes) of such Person and its Restricted Subsidiaries for such period;

(c)	depreciation and amortization expense, including amortization of inventory write-up under SFAS 141, amortization or write-off of intangibles (including goodwill and the non-cash costs of Interest Rate Agreements, Commodity Hedging Agreements or Currency Agreements, license agreements and non-competition agreements) and non-cash amortization of Capital Lease Obligations;

(d)	expenses and charges related to any equity offering, incurrence of Debt, Investment or acquisition or divestiture (including any such expenses or charges relating to the Transactions);

(e)	the amount of any restructuring or unusual charge or reserve;

(f)	any non-cash charge or expense (excluding any such non-cash expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period), including unrealized gains (or less any losses) from hedging, foreign currency or commodities translations and transactions and any write-downs, write-offs, and other non-cash charges, items and expenses;

(g)	the amount of any expense relating to any minority interest of Restricted Subsidiaries;

(h)	expenses consisting of internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP;

(i)	with respect to periods prior to the Issue Date, all items reflected in the calculation of Adjusted EBITDA set forth in footnote (4) to “Summary Historical and Unaudited Pro Forma Consolidated Financial Data”; and

(j)	costs of surety bonds in connection with financing activities;

(2)	minus any cash payment for which a reserve or charge of the kind described in clauses (f) or (g) of subclause (1) above was taken during such period.

“Consolidated Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period. In the event that (i) the Issuer or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Debt (other than revolving credit borrowings or revolving advances under any Qualified Receivables Transaction) or issues or redeems Preferred Stock or (ii) any Qualified Holdco Debt of a Holding Company is incurred, assumed or redeemed, in each case subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the “Calculation Date”), then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Debt, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period, provided that no pro forma effect shall be given to the incurrence of any Permitted Debt incurred on the Calculation Date or the discharge on the Calculation Date of any Debt from the proceeds of any such Permitted Debt.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and discontinued operations determined in accordance with GAAP on or prior to the Calculation Date, shall be given effect on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers and consolidations or discontinued operations (and the reduction or increase of any associated Consolidated Interest Expense, and the change in Consolidated Cash Flow, resulting therefrom, including as a result of any Pro Forma Cost Savings) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger or consolidation or discontinued an operation, that would have required adjustment pursuant to this definition, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation or discontinued operations had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a financial or accounting officer of the Issuer. If any Debt to which pro forma effect is given bears interest at a floating rate, the interest expense on such Debt shall be calculated as if the rate in effect on the Calculation Date had been the applicable interest rate for the entire period (taking into account any Interest Rate Agreement in effect on the Calculation Date). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	the consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest expense, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings or any Qualified Receivables Transaction, and net payments (if any) pursuant to Hedging Obligations relating to Interest Rate Agreements or Currency Agreements with respect to Debt, excluding, however, (a) amortization or write-off of debt issuance costs, commissions, fees and expenses and (b) any transaction fees and charges;

(2)	the consolidated capitalized interest of such Person and its Restricted Subsidiaries for that period, whether paid or accrued;

(3)	any interest expense on Debt of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon;

(4)	all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries or any series of preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Equity Interests) or to the Issuer or a Restricted Subsidiary of the Issuer; and

(5)	in the case of the Issuer, any interest expense of a Holding Company to the extent related to Qualified Holdco Debt during the applicable period;

in each case, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (without duplication); provided that:

(1)	the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary of such Person and the net losses of any such Person shall only be included to the extent funded with cash from the Issuer or any Restricted Subsidiary;

(2)	the Net Income of any Restricted Subsidiary (other than any Foreign Restricted Subsidiary) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, prohibited by operation of the terms of its charter or any agreement or instrument (other than an agreement or instrument of ATD Operating Company), judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends has been waived;

(3)	the cumulative effect of a change in accounting principles shall be excluded (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP);

(4)	any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Issuer or any Restricted Subsidiary shall be excluded, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Issuer (other than Disqualified Stock);

(5)	to the extent deducted in determining Net Income, the (a) fees, expenses and other costs incurred in connection with the Transactions on or about the Issue Date, in each case, to the extent that such fee, expense, cost or payment is disclosed in this prospectus, (b) any amortization or write-off of goodwill or other intangible assets and (c) any increased depreciation or amortization expense or one-time non-cash charges arising solely from the Transactions or any acquisition consummated after the Issue Date (or resulting from purchase accounting in connection therewith) shall in each case be excluded; and

(6)	any net after tax gain or loss from discontinued operations and any net after tax gain or loss on disposal of discontinued operations shall be excluded.

“Coverage Ratio Exception” shall have the meaning set forth in the first paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock.”

“Credit Facilities” means, with respect to the Issuer and its Restricted Subsidiaries, one or more debt facilities (including the Amended and Restated Credit Facility), receivables facilities (including all Qualified Receivables Transactions) or commercial paper facilities with banks, insurance companies or other institutional lenders providing for revolving credit loans, term loans, notes, factoring or other receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from or issue securities to such lenders against such receivables) or letters of credit or other credit facilities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which the Issuer or any Restricted Subsidiary is a party or of which it is a beneficiary.

“Debt” means, with respect to any Person (without duplication):

(1)	any indebtedness of such Person, whether or not contingent,

(a)	in respect of borrowed money; or

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances; or

(c)	representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property (which purchase price is due more than six months after the date of purchase thereof), except any such balance that constitutes an accrued expense or trade payable; or

(d)	representing any Hedging Obligations,

if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(2)	all indebtedness under clause (1) of other Persons secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) provided that the amount of indebtedness of such Person shall be the lesser of:

(a)	the fair market value of such asset at such date of determination; and

(b)	the amount of such indebtedness of such other Persons;

(3)	to the extent not otherwise included, the Guarantee by such Person of any Debt under clause (1) of any other Person; and

(4)	any Disqualified Stock of such Person.

provided, however, that Debt shall not include:

(a)	obligations of the Issuer or any of its Restricted Subsidiaries arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

(i)	such obligations are not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)); and

(ii)	the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition,

(b)	(i) obligations under (or constituting reimbursement obligations with respect to) letters of credit, performance bonds, surety bonds, appeal bonds, completion guarantees or similar instruments issued in connection with the ordinary course of a Permitted Business and not in connection with the incurrence of Debt for borrowed money, including letters of credit in respect of workers’ compensation claims, security or lease deposits and self-insurance; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing, and (ii) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of day-light overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such obligations are extinguished within three business days of incurrence; or

(c)	customer deposits in the ordinary course of business.

Except as otherwise expressly provided in this definition, or in the definition of “Disqualified Stock” the amount of any Debt outstanding as of any date shall be:

(1)	with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

(2)	with respect to any Hedging Obligation, the net amount payable if such Hedging Obligation terminated at that time due to default by such Person;

(3)	the accreted value thereof, in the case of any Debt issued at a discount to par; or

(4)	except as provided above, the principal amount or liquidation preference thereof, in the case of any other Debt.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Disqualified Equity Interests” means Disqualified Stock and all warrants, options or other rights to acquire Disqualified Stock (but excluding any debt security that is convertible into, or exchangeable for, Disqualified Stock).

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1)	required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the Stated Maturity of the notes; or

(2)	convertible into or exchangeable at the option of the holder thereof at any time on or prior to the date that is 91 days after the Stated Maturity of the notes for Capital Stock referred to in clause (1) above or Debt.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued to any plan for the benefit of employees or by any such plan to such employees, in each case in the ordinary course of business of the Issuer or its Subsidiaries, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations; (B) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments”; (C) prior to the consummation of an initial public offering by the Issuer, no class of common stock of the Issuer, whether currently in existence or created hereafter, shall constitute Disqualified Stock solely because it is required to be redeemed to the extent that the holder thereof does not exercise a right to “tag-along” with a sale of Class D Stock, (provided that the Issuer is required to obtain the funds for such purchase from another Person (other than a Subsidiary of the Issuer)); and (D) no Capital Stock held by any future, present or former employee, director, officer or consultant of the Issuer (or any of its Restricted Subsidiaries) shall be considered Disqualified Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time if, in the case of Capital Stock of the Issuer or any of its Restricted Subsidiaries, the terms of such Capital Stock provide that the Issuer or such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments”.

For purposes hereof, the amount (or principal amount) of any Disqualified Stock shall be equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. The “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date as of which it shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Stock.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Cash Contributions” means net cash proceeds or cash contributions designated as such pursuant to clause (2) of the second paragraph of the “Restricted Payments” covenant.

“Existing Debt” means Debt of the Issuer and its Restricted Subsidiaries (other than Debt under the Amended and Restated Credit Facility) in existence on the Issue Date, until such amounts are repaid.

“Foreign Restricted Subsidiary” means any direct or indirect Subsidiary of the Issuer organized under the laws of any jurisdiction other than the United States or any political subdivision thereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP as in effect as of the Issue Date.

“Government Notes” means non-redeemable, direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Greenbriar” means Greenbriar Equity Group LLC.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Interest Rate Agreements, Currency Agreements or Commodity Hedging Agreements.

“Holding Company” means any direct or indirect parent of the Issuer.

“Initial Control Group” means Investcorp, its Affiliates, Berkshire Partners, its Affiliates, Greenbriar and its Affiliates and any Person acting in the capacity of an underwriter or initial purchaser in connection with a public or private offering of the Issuer’s Capital Stock.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary against fluctuations in interest rates.

“Investcorp” means Investcorp S.A., a Luxembourg société anonyme.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (but excluding Guarantees of Debt not otherwise prohibited from being incurred under the indenture), advances or capital contributions (excluding commission, travel, payroll, entertainment, relocation and similar advances to officers and employees and profit sharing plan contributions made in the ordinary course of business), and purchases or other acquisitions for consideration of Debt, Equity Interests or other securities. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed, as determined in good faith by the Board of Directors of the Issuer.”

“Issue Date” means, in the case of the indenture, the date on which the notes were first issued under the indenture.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Merger Agreement” means the Amended and Restated Agreement and Plan of Merger among the Issuer, ATD MergerSub, Inc., Charlesbank Equity Fund IV, Limited Partnership, Charlesbank Capital Partners, LLC, as Stockholders’ Representative, and ATD Operating Company as in effect on the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any Person and any period, the unconsolidated net income (or loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends of such Person, excluding, however:

(1)	any extraordinary or non-recurring gains or losses or charges (with all one-time fees, expenses and payments made on or about the Issue Date in connection with the Transactions and disclosed in this prospectus being deemed non-recurring for this purpose); any gains or losses or charges from the sale of assets outside the ordinary course of business; and any losses or charges constituting amortization of annual management fees to the extent that such fees were prepaid in cash on or about the Issue Date as disclosed in this prospectus, in each case together with any related provision for taxes on such gain or loss or charges; and

(2)	deferred financing costs written off in connection with the early extinguishment of Debt.

“Net Proceeds” means the aggregate cash proceeds or Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, and brokerage and sales commissions) and any relocation, redundancy and closing costs incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts applied to the repayment of principal, premium, if any, and interest on Debt that is not subordinated to the notes (including the fixed rate notes and floating rate notes of ATD Operating Company) and required (other than as required by clause (1) of the second paragraph or clause (2) of the third paragraph of “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such Asset Sale, all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such Asset Sale and retained by the Issuer and its Restricted Subsidiaries after such Asset Sale, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such Asset Sale.

“Non-Recourse Debt” means Debt:

(1)	as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt) or (b) is directly or indirectly liable (as a guarantor or otherwise); and

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt (other than the notes) of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries;

provided that, notwithstanding the foregoing, the Issuer and any of its other Subsidiaries that sell receivables to the Person incurring such Debt shall be allowed to provide such representations, warranties, covenants and indemnities as are customarily required in such transactions so long as no such representations, warranties, covenants or indemnities constitute a Guarantee of payment or recourse against credit losses.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, Guarantees and other liabilities payable under the documentation governing any Debt, in each case, whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a proceeding under Title 11, U.S. Code or any similar federal or state law for the relief of debtors (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Officers” means any of the following: Chairman, President, Chief Executive Officer, Treasurer, Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer reasonably acceptable to the trustee.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the trustee. The counsel may be an employee of or counsel to the Issuer or the trustee. As to matters of fact, an Opinion of Counsel may conclusively rely on an Officers’ Certificate, without any independent investigation.

“Pari Passu Debt” means any unsubordinated Debt of the Issuer, other than Secured Debt.

“Permitted Business” means the businesses conducted by the Issuer and its Subsidiaries as of the Issue Date and any other business reasonably related, complementary or incidental to any of those businesses.

“Permitted Debt” is defined in the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock.”

“Permitted Investments” means:

(1)	any Investment in the Issuer or in a Restricted Subsidiary (including in any Equity Interests of a Restricted Subsidiary);

(2)	any Investment in (a) cash or Cash Equivalents or (b) to the extent determined by the Issuer in good faith to be necessary for local currency working capital requirements of a Foreign Restricted Subsidiary, other cash equivalents, provided in the case of clause (b), the Investment is made by the Foreign Restricted Subsidiary having such requirements;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of substantially concurrent related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4)	any securities or assets received or other Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or in connection with any disposition of assets not constituting an Asset Sale (except for dispositions exempt from such definition pursuant to clause (b) of the exceptions thereto);

(5)	any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Equity Interests) of any Holding Company;

(6)	any Investments relating to a Receivables Subsidiary;

(7)	loans or advances to employees and officers (or loans to a Holding Company, the proceeds of which are used to make loans or advances to employees or officers, or guarantees of third-party loans to employees or officers) in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $1.0 million;

(8)	stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of debts (whether pursuant to a plan of reorganization or similar arrangement);

(9)	any Investment existing on the Issue Date;

(10)	Investments in Interest Rate Agreements, Currency Agreements and Commodity Hedging Agreements not otherwise prohibited under the indenture;

(11)	Investments in split dollar life insurance policies on officers and directors of the Company and its Subsidiaries in the ordinary course of business;

(12)	receivables owing to the Issuer or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including such concessionary terms as the Issuer or Restricted Subsidiary deems reasonable);

(13)	any Investment in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(14)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (14) that are at that time outstanding, not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means:

(1)	Liens securing Debt (including Debt arising from a Qualified Receivables Transaction) that is permitted to be incurred pursuant to clause (1) of the definition of “Permitted Debt” (and Obligations in respect thereof) and/or securing Hedging Obligations related thereto;

(2)	Liens in favor of the Issuer or any Restricted Subsidiary;

(3)	Liens on property (i) existing at the time of acquisition thereof or (ii) of a Person existing at the time such Person is merged into or consolidated with or acquired by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those acquired or those of the Person so acquired (including through merger or consolidation);

(4)	banker’s Liens, rights of setoff and Liens to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5)	Liens to secure Debt (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of any property, in each case covering only the assets acquired, constructed or improved with such Debt or the Capital Stock of any Person owning such assets; provided that such Debt is incurred within 180 days after the date of such purchase or completion of such construction or improvement;

(6)	Liens existing on the Issue Date (not otherwise constituting Permitted Liens);

(7)	Liens on accounts receivables and related assets incurred in connection with a Qualified Receivables Transaction;

(8)	(A) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and (B) Liens for taxes, assessments or governmental charges or claims, in each case, that are not yet due or delinquent or that are bonded, as the case may be, or that are being contested in good faith and by appropriate proceedings provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9)	Liens, pledges or deposits in connection with (A) workmen’s compensation obligations and general liability exposure of the Issuer and its Restricted Subsidiaries and (B) unemployment insurance and other social security legislation;

(10)	Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing Debt in respect of commercial letters of credit;

(11)	(A) mortgages, Liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary of the Issuer has easement rights or on any real property leased by the Issuer or any Restricted Subsidiary and subordination or similar agreements relating thereto and (B) any condemnation or eminent domain proceedings affecting any real property;

(12)	Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(13)	Liens (a) on assets or properties subject to a Permitted Lien securing Debt permitted by the indenture to be incurred, securing Interest Rate Agreements in respect of such Debt or (b) securing Hedging Obligations entered into in the ordinary course of business;

(14)	extensions, renewals or replacements of any Liens referred to in clauses (3) or (5) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the amount secured by such Lien is not increased;

(15)	any provision for the retention of title to an asset by the vendor or transferor of such asset if such asset is acquired by the Issuer or any Restricted Subsidiary in a transaction entered into in the ordinary course of business of the Issuer or such Restricted Subsidiary;

(16)	Liens on Capital Stock of Unrestricted Subsidiaries;

(17)	Liens on any escrow account used in connection with pre-funding Permitted Refinancing Debt in accordance with the definition thereof;

(18)	Liens on the deposit of funds to redeem the Series D notes outstanding on the Issue Date issued pursuant to the Indenture, dated as of December 1, 1998, among ATD Operating Company, the subsidiary guarantors named therein and Wachovia Bank, National Association (as successor to First Union National Bank), as trustee;

(19)	other Liens securing Debt in an aggregate principal amount outstanding not to exceed 5.0% of Total Assets at the time of incurrence; and

(20)	Liens on assets of any Restricted Subsidiary securing Debt of such Restricted Subsidiary or any other Restricted Subsidiary.

“Permitted Refinancing Debt” means any Debt of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Debt of the Issuer or any of its Restricted Subsidiaries incurred in compliance with the indenture; provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable premium and fees and expenses incurred in connection therewith);

(2)	principal payments required under such Permitted Refinancing Debt have a Stated Maturity no earlier than the earlier of

(i)	the Stated Maturity of those under the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

(ii)	the maturity date of the notes;

(3)	in the case of term Debt, such Permitted Refinancing Debt has a Weighted Average Life to Maturity equal to or greater than the lesser of

(i)	the Weighted Average Life to Maturity of the Debt being extended, refinanced, renewed, replaced, defeased or refunded and

(ii)	the Weighted Average Life to Maturity of the notes;

(4)	if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, such notes on terms at least as favorable to the holders of such notes as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

(5)	such Debt is incurred either by the Issuer (if the Issuer or any Restricted Subsidiary is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded) or by a Restricted Subsidiary (if such or any other Restricted Subsidiary is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded).

The Issuer or any Restricted Subsidiary may incur Permitted Refinancing Debt not more than six months prior to the application of the proceeds thereof to repay the Debt to be refinanced; provided that upon the incurrence of such Permitted Refinancing Debt (i) the Issuer shall provide written notice thereof to the trustee, specifically identifying the Debt to be refinanced with Permitted Refinancing Debt and (ii) the Issuer shall deposit the net proceeds of such issuance in escrow for the benefit of the holders of the Debt to be refinanced.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government (or any agency or political subdivision thereof) or any other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Pro Forma Cost Savings” means with respect to any reference period ended on or before any date of determination (the “Calculation Date”), the pro forma effect of any cost savings that (1) are attributable to any Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations, (2) either (a) have been calculated on a basis consistent with Article 11 of Regulation S-X under the Securities Act as in effect on the Issue Date or (b) have begun to be implemented on the Calculation Date or have been identified and approved by the Board of Directors and are reasonably expected to begin to be implemented within six months following the date of such Investment, acquisition, disposition, merger, consolidation or discontinued operations and (3) are determined based on a supportable, good faith estimate of the principal financial officer of the Issuer, as if all such cost savings had been effected as of the beginning of such reference period, decreased by any incremental expenses (other than capitalized expenses) that are or would be incurred during the reference period in order to achieve such cost savings.

“Qualified Holdco Debt” means any Debt incurred by a Holding Company (which may be guaranteed by the Issuer or any Restricted Subsidiary to the extent otherwise permitted by the indenture) (a) the net proceeds of which are contributed to the Issuer within five Business Days of the incurrence (but only so long as such proceeds are not returned to such Holding Company) or (b) to finance some or all of its acquisition of assets of another Person (whether through the direct acquisition of such assets or the acquisition of Capital Stock of any Person owning such assets) that is designated by the principal financial officer of the Issuer as Qualified Holdco Debt for purposes of the indenture; provided that (i) in the case of Debt referred to in clause (b), such assets are used or useful in a Permitted Business and are contributed within five Business Days of the acquisition thereof to the Issuer or a Restricted Subsidiary of the Issuer and (ii) at the time such Indebtedness is designated as Qualified Holdco Debt, the Issuer could have incurred such Debt under the Coverage Ratio Exception or as Permitted Debt.

“Qualified Receivables Transaction” means, with respect to any Person, any receivables securitization or factoring program pursuant to which such Person receives proceeds pursuant to a sale, pledge or other encumbrance of its receivables. A Qualified Receivables Transaction involving the sale, pledge or other encumbrance of receivables of, and the direct or indirect receipt of the proceeds thereof by, the Issuer or any Restricted Subsidiary thereof shall constitute a Qualified Receivables Transaction of the “Issuer” and/or its “Restricted Subsidiaries” whether or not as part of such securitization or factoring program such receivables are initially contributed or otherwise transferred to an Unrestricted Subsidiary of the Issuer (and then resold or encumbered by such Unrestricted Subsidiary).

“Receivables Subsidiary” means a wholly owned Subsidiary of the Issuer which engages in no activities other than in connection with the financing of receivables and related assets which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary (a) no portion of any Debt or any other obligations (contingent or otherwise) of which directly or indirectly, contingently or otherwise, (1) is guaranteed by the Issuer or a Restricted Subsidiary of the Issuer (excluding Standard Securitization Undertakings), (2) is recourse to or obligates the Issuer or any other Restricted Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (3) subjects any asset of the Issuer or a Restricted Subsidiary of the Issuer to the satisfaction thereof, other than Standard Securitization Undertakings, (b) with which neither the Issuer nor a Restricted Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than those customarily entered into in connection with Qualified Receivables Transactions, and (c) with which neither the Issuer nor a Restricted Subsidiary of the Issuer has any obligation, directly or indirectly, contingently or otherwise, to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Issuer shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments Basket” is defined in the first paragraph of the “Restricted Payments” covenant.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” refers to a Restricted Subsidiary of the Issuer.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Secured Debt” means any Debt secured by a Lien on assets of the Issuer.

“Senior Officer” means the Chief Executive Officer or the Chief Financial Officer of the Issuer .

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Specified Affiliate Payments” means:

(1)

the direct or indirect repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer, or payments to a Holding Company on account of any such acquisition or retirement for value of any Equity Interests of such Holding Company, held by any future, present or former employee, director, officer or consultant (that is a natural person) of such Holding Company or the Issuer (or any of its Restricted Subsidiaries) pursuant to any management equity subscription agreement, stock option agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum amount of repurchases, redemptions or other acquisitions or retirements pursuant to this clause (1) (without giving effect to the immediately following proviso) of $6.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Issuer (including by way of capital contribution) after the Issue Date from the sale of Equity Interests of such Holding Company or the Issuer to employees, directors, officers or consultants of such Holding Company, the Issuer or its Subsidiaries that occurs in such calendar year (it being understood that such cash proceeds shall be excluded from the Restricted Payments Basket) plus

(b)	the cash proceeds from key man life insurance policies received by the Issuer and its Restricted Subsidiaries in such calendar year (including proceeds from the sale of such policies to the person insured thereby);

(it being understood that all or any portion of the aggregate amount under (a) and (b) may be applied in any calendar year provided further that cancellation of Debt owing to the Issuer from employees, directors, officers or consultants of the Issuer or any of its Subsidiaries (which Debt was incurred to finance the acquisition of such Equity Interests) in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of the indenture); and

(2)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants with Equity Interests;

(3)	the payment of dividends, other distributions or other amounts by the Issuer to a Holding Company in amounts equal to amounts required for the Holding Company to pay federal, state and local income taxes to the extent such income taxes are attributable to the income of the Issuer or any of the Restricted Subsidiaries and at such times as such taxes are due; and

(4)	dividends, other distributions or other amounts paid by the Issuer to a Holding Company (a) in amounts equal to amounts required for a Holding Company to pay franchise taxes and other expenses required to maintain its corporate existence and provide for other operating costs of up to $1.0 million per fiscal year or (b) to pay, or reimburse a Holding Company for, the costs, fees and expenses incident to a private placement or public offering of any of the Capital Stock of such Holding Company, so long as the net proceeds of such offering (if it is completed) are contributed to the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or a Restricted Subsidiary which are reasonably customary in a receivables securitization transaction.

“Stated Maturity” means, with respect to any installment of interest on or principal of, or any other amount payable in respect of, any series of Debt, the date on which such interest, principal or other amount was scheduled to be paid in the documentation governing such Debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest, principal or other amount prior to the date scheduled for the payment thereof.

“Subordinated Debt” means any Debt of the Issuer (whether outstanding on the Issue Date or thereafter incurred) that is contractually subordinate or junior in right of payment to the notes.

“Subsidiary” means, with respect to any Person:

(1)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Total Assets” means, at any time, the total consolidated assets of the Issuer and its Restricted Subsidiaries at such time, determined in accordance with GAAP. For the purposes of clause (4) of the definition of “Permitted Debt,” Total Assets shall be determined giving pro forma effect to the lease, acquisition, construction or improvement of the assets being leased, acquired, constructed or improved with the proceeds of the relevant Debt.

“Transactions” means the transactions contemplated by the Merger Agreement, including the sale of equity interests in the Issuer to members of the Initial Control Group, the issuance of the notes and the issuance by ATD Operating Company of the fixed rate notes and floating rate notes, the amendment and restatement of, and borrowings under, the Amended and Restated Credit Agreement, the redemption of ATD Operating Company’s Series D Notes, Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and the exchange of ATD Operating Company’s Series B Cumulative Redeemable Preferred Stock for Series B Preferred Stock of the Issuer.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to April 1, 2007; provided, however, that if the period from the redemption date to April 1, 2007 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to April 1, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that is designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary,

but only to the extent permissible under the indenture, as described above under the heading “Limitation on Designations of Unrestricted Subsidiaries”.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is normally entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2)	then outstanding principal amount of such Debt.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain of the material United States federal income tax consequences of the exchange of outstanding fixed rate, floating rate and Holdings senior discount notes (collectively, the “outstanding notes”) for new fixed rate, floating rate and Holdings senior discount notes (collectively, the “new notes,” and together with the outstanding notes, the “notes”), respectively, and of the beneficial ownership and disposition of such notes. This summary assumes that the notes will be issued, and transfers thereof and payments thereon will be made, in accordance with the applicable indenture.

As used herein, “U.S. holders” are any beneficial owners of notes, that are, for United States federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may also be treated as U.S. holders. As used herein, “non U.S. holders” are beneficial owners of the notes, other than partnerships, that are not U.S. holders.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of the notes.

This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers and traders in securities or currencies, or tax exempt investors. It also does not discuss notes held as part of a hedge, straddle, “synthetic security” or other integrated transaction. This summary does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) shareholders, partners or beneficiaries of a holder of the notes. Further, it does not include any description of any estate, gift or alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

You should consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of the ownership and disposition of the notes in your particular circumstances.

Taxation of U.S. Holders

The Exchange Offer

The exchange of outstanding notes for new notes pursuant to this exchange offer will not be a taxable event for U.S. Holders because the new notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, any new notes received by you will be treated as a continuation of your investment in the outstanding notes. As a result, there will be no U.S. federal income tax consequences to you resulting from the exchange offer and you will have the same adjusted tax basis and holding period in the new notes as you had in the outstanding notes immediately prior to the exchange.

Interest Income on New Floating Rate Notes and New Fixed Rate Notes

Stated interest on the new floating rate notes and new fixed rate notes generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder’s regular method of tax accounting).

Original Issue Discount on New Holdings Senior Discount Notes

The outstanding Holdings senior discount notes were issued with original issue discount (“OID”).

U.S. holders of the new Holdings senior discount notes will be required to include OID on the new Holdings senior discount notes in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis, regardless of such holders’ regular methods of accounting for United States federal income tax purposes before the receipt of cash payments attributable to this income. Under this method, U.S. holders of new Holdings senior discount notes will be required to include in income increasingly greater amounts of OID in successive accrual periods. The amount of OID includible in income by a U.S. holder of a new Holdings senior discount note for a taxable year will be the sum of the daily portions of OID with respect to such note for each day during the taxable year on which the U.S. holder holds such note. The daily portion is determined by allocating to each day in an “accrual period” a pro rata portion of the OID allocable to the accrual period. The “accrual period” of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The OID allocable to any accrual period will equal the product of the adjusted issue price of the note as of the beginning of such accrual period and the note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period).

A U.S. holder will not recognize any additional income upon the receipt of any cash attributable to OID income on the new Holdings senior discount notes.

Market Discount

If a U.S. holder purchases a new note (or purchased an outstanding note and exchanges it for a new note), for an amount that is less than the note’s stated redemption price at maturity, or, in the case of a note issued at an original issue discount, less than its adjusted issue price as of the date of purchase, the amount of the difference generally will be treated as market discount for U.S. federal income tax purposes. A note acquired at its original issue will not have market discount unless the note is purchased at less than its issue price. Market discount generally will be de minimis and hence disregarded, however, if it less than  1/4 of 1% (i.e., .25%) of the stated redemption price at maturity of the note and the number of remaining complete years to maturity.

Under the market discount rules, a U.S. holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or on the disposition of, a note as ordinary income to the extent of any accrued market discount which has not previously been included in income. If such note is disposed of in a nontaxable transaction (other than certain specified nonrecognition transaction), accrued market discount will be includable as ordinary income to the U.S. holder as if such holder had sold the note at its then fair market value. In addition, the U.S. holder may be required to defer, until maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity of a note, unless the United States holder elects to accrue on a constant yield basis. A U.S. holder of a note may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount currently applies to all market discount obligations acquired during or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

Acquisition and Bond Premium

A U.S. holder who purchases a new Holdings senior discount note (or purchased an outstanding Holdings senior discount note and exchanges it for a new Holdings senior discount note) issued at an original issue discount for an amount exceeding its adjusted issue price and less than or equal to the sum of all amounts payable on the new Holdings senior discount note after the purchase date (other than payments of qualified stated interest) will be considered to have purchased such note with acquisition premium. The amount of original issue discount which such holder must include in gross income with respect to such note will be reduced in the proportion that such excess bears to the original issue discount remaining to be accrued as of the note’s acquisition.

A U.S. holder who purchases a new note (or purchased an outstanding note and exchanges it for a new note) for an amount that is greater than the sum of all amounts payable on the note after the purchase date (other than payments of qualified stated interest) will be considered to have purchased such note with amortizable bond premium. A U.S. holder generally may elect to amortize such premium using a constant yield method over the remaining term of the note. The amortized premium will be treated as a reduction of the interest income from the note (and not as a separate item of deduction). Any such election shall apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held at the beginning of the first taxable year to which the election applies or thereafter acquired, and is irrevocable without the consent of the IRS. Special rules may apply if a note is subject to call prior to maturity at a price in excess of its stated redemption price at maturity.

Optional Redemption of the New Notes

Holdings or American Tire, as applicable, may be required to pay a redemption premium upon the exercise of certain options (see “Description of the Notes—Description of the Operating Company Notes—Optional Redemption”). Because Holdings or American Tire are each obligated to make such payments under certain circumstances, the new notes may be subject to special rules under Treasury regulations that are applicable to debt instruments that provide for one or more contingent payments. Under the Treasury regulations, however, the special rules applicable to contingent payment debt instruments will not apply if, as of the issue date, the contingencies are either “remote” or “incidental.” Holdings and American Tire each intend to take the position that (and this discussion assumes) such payments are remote or incidental contingencies. The determination that such payments are remote or incidental contingencies for these purposes is binding on each holder (but not on the Internal Revenue Service), unless such holder discloses in the proper manner to the Internal Revenue Service that it is taking a different position. Holders should consult their tax advisor as to the tax considerations relating to the payment of redemption premiums, in particular, in connection with the Treasury regulations relating to contingent payment debt instruments.

Sale, Exchange or Redemption of Notes

A U.S. holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition of a new note and the holder’s adjusted tax basis in such new note. The amount realized is generally equal to the amount of cash and the fair market value of property received for the note (other than amounts attributable to accrued but unpaid interest, which are treated as interest described above under “—Interest Income on the New Floating Rate Notes and New Fixed Rate Notes” and “—Original Issue Discount on New Holdings Senior Discount Notes,” as applicable). A holder’s adjusted tax basis in a new note generally will be the initial purchase price paid for the note increased in the case of new Holdings senior discount notes, by the amount of OID previously included in income by such U.S. holder, and decreased by payments received by the U.S. holder with respect to such notes. In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a new note if such holder’s holding period for such note exceeds one year. To the extent the amount realized is less than the holder’s tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding Tax

In general, information reporting requirements will apply to payments of principal and interest (including OID) on new notes and payments of the proceeds of the sale of new notes. A backup withholding tax will apply to such payments if the holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 28%. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Taxation of Non U.S. Holders

The following is a general discussion of the United States federal income tax consequences of the exchange of outstanding notes for new notes and of the beneficial ownership and disposition of new notes by a holder that is not a partnership or a U.S. holder, which we refer to as a non U.S. holder. The rules governing United States federal income taxation of a non U.S. holder of the notes are complex and no attempt will be made herein to provide more than a summary of such rules. Non U.S. holders should consult with their own tax advisors to determine the effect of United States federal, state and local and foreign tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

Exchange Offer

The exchange of outstanding notes for new notes pursuant to this exchange offer will not be a taxable event for non U.S. holders.

Interest Income

Generally, interest income and payments in respect of accrued OID of a non U.S. holder that is not effectively connected with a United States trade or business is subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned and payments in respect of accrued OID on a new note by a non U.S. holder will qualify for the “portfolio interest” exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income or accrued OID is not effectively connected with a United States trade or business of the non U.S. holder and provided that (i) the non U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of our stock entitled to vote; (ii) the non U.S. holder is not a controlled foreign corporation that is related to us, directly or indirectly, through stock ownership; (iii) the non U.S. holder is not a bank which acquired the new note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (iv) either (a) the non U.S. holder certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or (b) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds new notes in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and, when required, furnishes the payor or the payor’s agent with a copy thereof. The applicable Treasury regulations also provide alternative methods for satisfying the certification requirements of clause (iv), above. If a non U.S. holder holds a new note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable Treasury regulations.

Except to the extent that an applicable income tax treaty otherwise provides, a non U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if the interest (or accrued OID) is effectively connected with a United States trade or business of the non U.S. holder. Effectively connected interest income received or accrued by a corporate non U.S. holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate (or, if applicable, at a lower tax rate specified by a treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor’s agent.

Sale, Exchange or Redemption of Notes

A non U.S. holder generally will not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption or other disposition of a new note (excluding, for this purpose, any amounts received in respect of accrued but unpaid interest (or accrued OID)) unless (i) the gain is effectively connected with a United States trade or business of the non U.S. holder or (ii) in the case of a non U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and certain other conditions are met.

Except to the extent that an applicable income tax treaty otherwise provides, (1) if an individual non U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and (2) if an individual non U.S. holder falls under clause (ii) above, such individual generally will be subject to a 30% tax on the gain derived from a sale, which may be offset by certain United States related capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a disposition of new notes are urged to consult their tax advisors as to the tax consequences of such sale. If a non U.S. holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding Tax

Generally, we must report annually to the Internal Revenue Service and to each non U.S. holder the amount of interest paid to such holder and in respect of accrued OID and the tax withheld with respect to those payments (if any). Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non U.S. holder resides under the provisions of an applicable income tax treaty. United States backup withholding tax will not apply to payments on new notes or in respect of accrued OID to a non U.S. holder if a properly executed W-8BEN or W-8ECI (as described in “—Interest Income” above), as the case may be, is delivered with respect to the holder unless the payor has actual knowledge or reason to know that the holder is a United States person.

Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of new notes effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury regulations (absent actual knowledge or reason to know that the payee is a United States person), unless such broker (i) is a United States person as defined in the Code, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for United States federal income tax purposes or (iv) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to information reporting unless such broker has documentary evidence in its records that the beneficial owner is a non U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner delivers a properly executed W-8BEN or W-8ECI (as described in “—Interest Income” above ), as the case may be, and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

BENEFIT PLAN CONSIDERATIONS

If you intend to use the assets of: any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or ERISA; any plan described in Section 4975(e)(1) of the Code; any plan, individual retirement account, or other arrangement that is subject to provisions of any federal, state, local, foreign, or other law, rule, or regulation that is similar to provisions of ERISA and the Code, Similar Laws; or any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity (each of the foregoing is hereafter referred to as a Plan) directly or indirectly to purchase any of the notes offered for sale in connection with this prospectus, you should consult with counsel on the potential consequences of your investment under the fiduciary responsibility provisions of ERISA, the prohibited transaction provisions of ERISA and the Code and the provisions of any Similar Laws.

The following summary relates to benefit plans that are subject to ERISA and/or the Code, hereinafter referred to as ERISA Plans, and is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus. This summary is general in nature and is not intended as a complete summary of these considerations. Future legislation, court decisions, administrative regulations or other guidance may change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted. In addition, benefit plans that are not subject to ERISA or the Code might be subject to comparable requirements under applicable Similar Laws.

Fiduciary Responsibilities

ERISA imposes requirements on ERISA Plans and fiduciaries of ERISA Plans. Under ERISA, fiduciaries generally include persons who exercise authority or control over ERISA Plan assets, or who render investment advice with respect to an ERISA Plan for compensation. Before investing any ERISA Plan assets in any note offered in connection with this prospectus, you should determine whether the investment:

1)	is permitted under the plan document and other instruments governing the ERISA Plan; and
2)	is appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the notes.

You should consider all factors and circumstances of a particular investment in the notes, including, for example, the risk factors discussed in “Risk Factors” and the fact that in the future there may not be a market in which you will be able to sell or otherwise dispose of your interest in the notes.

We are not making any representation that the sale of any notes to an ERISA Plan meets the fiduciary requirements for investment by ERISA Plans generally or any particular ERISA Plan or that such an investment is appropriate for ERISA Plans generally or any particular ERISA Plan. We are not providing investment advice to any ERISA Plan, through this prospectus or otherwise, in connection with the sale of the notes.

Foreign Indicia of Ownership

ERISA also prohibits ERISA Plan fiduciaries from maintaining the indicia of ownership of any ERISA Plan assets outside the jurisdiction of the United States district courts except in specified cases. Before investing in any note offered for sale in connection with this prospectus, you should consider whether the acquisition, holding or disposition of a note would satisfy such indicia of ownership rules.

Prohibited Transactions

ERISA and the Code prohibit a wide range of transactions involving ERISA Plans, on the one hand, and persons who have specified relationships to such ERISA Plans, on the other. These persons are called “parties in interest” under ERISA and “disqualified persons” under the Code. The transactions prohibited by ERISA and the Code are called “prohibited transactions.” If you are a party in interest or disqualified person who engages in a prohibited transaction, or a fiduciary who causes an ERISA Plan to engage in a prohibited transaction, you may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. As a result, if you are considering using ERISA Plan assets directly or indirectly to invest in any of the notes offered for sale in connection with this prospectus, you should consider whether the investment might be a prohibited transaction under ERISA and/or the Code.

Prohibited transactions may arise, for example, if the notes are acquired by an ERISA Plan with respect to which we, the initial purchasers and/or any of our or their respective affiliates, are parties in interest or disqualified persons. Exemptions from the prohibited transaction provisions of ERISA and the Code may apply, depending in part on the type of plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. These exemptions include:

1)	Prohibited transaction class exemption, or PTCE, 75-1 (relating to specified transactions involving employee benefit plans and broker dealers, reporting dealers, and banks);

2)	PTCE 84-14 (relating to specified transactions directed by independent qualified professional asset managers);

3)	PTCE 90-1 (relating to specified transactions involving insurance company pooled separate accounts);

4)	PTCE 91-38 (relating to specified transactions by bank collective investment funds);

5)	PTCE 95-60 (relating to specified transactions involving insurance company general accounts); and

6)	PTCE 96-23 (relating to specified transactions directed by in house asset managers).

These exemptions do not, however, provide relief from the provisions of ERISA and the Code that prohibit self dealing and conflicts of interest by plan fiduciaries. In addition, there is no assurance that any of these class exemptions or any other exemption will be available with respect to any particular transaction involving the notes.

Representations and Warranties

If you acquire or accept a note (or any interest therein) offered in connection with this prospectus, you will be deemed to have represented and warranted that either:

1)	you have not used the assets directly or indirectly of any Plan to acquire such note; or

2)	your acquisition and holding of such note (A) is exempt from the prohibited transaction restrictions of ERISA and the Code under one or more prohibited transaction class exemptions or does not constitute a prohibited transaction under ERISA and the Code, (B) meets the applicable fiduciary requirements of ERISA, and (C) does not violate any applicable Similar Law.

Any subsequent purchaser of such note will be required to make the same representations concerning the use of Plan assets to purchase the note.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, we will use our commercially reasonable efforts to keep this prospectus continuously effective, supplemented and amended as required by the provisions of the registration rights agreement to the extent necessary to ensure that it is available for resales of notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities, and to ensure that it conforms with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the Securities and Exchange Commission as announced from time to time, for a period ending on the earlier of (i) 90 days from the date on which this prospectus is declared effective and (ii) the date on which all broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities. In addition, until                     , 2005, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For the 90-day (or shorter) period referred to above, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents as set forth in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the offering and sale of the notes regarding the validity and enforceability of the notes are passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York.

EXPERTS

The consolidated financial statements as of January 1, 2005 and December 27, 2003 and for each of the three years in the period ended January 1, 2005, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

In accordance with the requirements of the Exchange Act, we file reports and other information with the SEC. You may read and, for a fee, copy any document that we file with the SEC at the public reference room maintained by the SEC at Station Place, 100 F. Street, N.E. Room 1580, Washington, D.C. 20549. You may also obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

You may also request a copy of these filings at no cost, by writing or telephoning us at the following address:

American Tire Distributors Holdings, Inc.

Attention: Corporate Secretary

1220 Herbert Wayne Court

Suite 150

Huntersville, NC 28078

(704) 992-2000

CONSOLIDATED FINANCIAL STATEMENTS

Page
American Tire Distributors Holdings, Inc.—Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of July 2, 2005 (unaudited) for the Successor and January 1, 2005 for the Predecessor	F-2

Condensed Consolidated Statements of Operations (unaudited) for the quarter ended July 2, 2005 for the Successor and for the quarter ended April 2, 2005 and July 3, 2004 and the six months ended July 3, 2004 for the Predecessor

F-3

Condensed Consolidated Statement of Stockholders’ Equity (unaudited) for the period ended April 2, 2005 for the Predecessor and the period ended July 2, 2005 for the Successor	F-4

Condensed Consolidated Statements of Cash Flows (unaudited) for the period from April 2, 2005 through July 2, 2005 for the Successor and for the quarter ended April 2, 2005 and six months ended July 3, 2004 for the Predecessor

F-5

Notes to Condensed Consolidated Financial Statements	F-6

American Tire Distributors, Inc.—Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-28

Consolidated Balance Sheets as of January 1, 2005 and December 27, 2003	F-29

Consolidated Statements of Operations for the fiscal years ended January 1, 2005, December 27, 2003 and December 28, 2002	F-30

Consolidated Statements of Stockholders’ Equity for the fiscal years ended January 1, 2005, December 27, 2003 and December 28, 2002	F-31

Consolidated Statements of Cash Flows for the fiscal years ended January 1, 2005, December 27, 2003 and December 28, 2002	F-32

Notes to Consolidated Financial Statements	F-33

American Tire Distributors Holdings, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	Successor July 2, 2005	Predecessor January 1, 2005
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$4,306	$3,334
Accounts receivable, net of allowance for doubtful accounts of $1,141 and $1,587	158,282	130,683
Inventories	249,987	220,778
Deferred income taxes	20,693	8,890
Income tax receivable	18,367	—
Other current assets	27,913	18,961

Total current assets	479,548	382,646

Property and equipment, net	27,650	24,160
Goodwill	355,997	121,910
Other intangible assets, net	237,389	13,527
Deferred income taxes	—	6,887
Other assets	35,885	7,165

Total assets	$1,136,469	$556,295

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$276,992	$215,706
Accrued expenses	30,113	30,781
Current maturities of long-term debt	3,603	2,439

Total current liabilities	310,708	248,926

Long-term debt (Note 10)	499,592	231,480
Deferred income taxes	80,216	—
Other liabilities	9,129	8,589
Redeemable preferred stock (Note 11)	17,666	9,535
Commitments and contingencies (Note 15)
Stockholders’ equity:
Preferred stock (Note 12)	—	55,854
Predecessor common stock, par value $.01 per share; 50,000,000 shares authorized; 5,161,917 shares issued and outstanding (Note 13)	—	52
Successor common stock (Note 13)	10	—
Additional paid-in capital	217,990	23,030
Warrants	4,631	1,352
Accumulated deficit	(3,473)	(22,523)

Total stockholders’ equity	219,158	57,765

Total liabilities and stockholders’ equity	$1,136,469	$556,295

The accompanying notes are an integral part of these condensed consolidated financial statements.

American Tire Distributors Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(dollars in thousands)

	Successor	Predecessor
	Quarter Ended July 2, 2005	Quarter Ended		Six Months Ended July 3, 2004
		April 2, 2005	July 3, 2004
Net sales	$400,187	$354,339	$314,105	$615,474
Cost of goods sold	337,036	290,488	259,578	503,373

Gross profit	63,151	63,851	54,527	112,101
Selling, general and administrative expenses	55,399	52,653	41,679	86,058
Transaction expenses	95	28,211	—	—

Operating income (loss)	7,657	(17,013)	12,848	26,043
Other income (expense):
Interest expense	(13,402)	(3,682)	(2,350)	(5,844)
Other, net	(45)	(252)	(39)	(342)

Income (loss) from operations before income taxes	(5,790)	(20,947)	10,459	19,857
Provision (benefit) for income taxes	(2,317)	(6,620)	4,184	7,943

Net income (loss)	$(3,473)	$(14,327)	$6,275	$11,914

The accompanying notes are an integral part of these condensed consolidated financial statements.

American Tire Distributors Holdings, Inc.

Condensed Consolidated Statement of Stockholders’ Equity

(Unaudited)

(dollars in thousands, except share data)

	Preferred Stock (Note 12)		Common Stock (Note 13)		Additional Paid-In Capital	Accumulated
	Shares	Amount	Shares	Amount		Warrants	Deficit	Total
Predecessor balance, January 1, 2005	10,970,926	$55,854	5,161,917	$52	$23,030	$1,352	$(22,523)	$57,765
Net loss	—	—	—	—	—	—	(14,327)	(14,327)
Dividends on preferred stock Series C	—	360	—	—	—	—	(360)	—
Dividends on preferred stock Series D	—	867	—	—	—	—	(867)	—

Predecessor balance, April 2, 2005	10,970,926	57,081	5,161,917	52	23,030	1,352	(38,077)	43,438

Purchase accounting adjustments	(10,970,926)	(57,081)	(5,161,917)	(52)	(23,030)	(1,352)	38,077	(43,438)
Issuance of common stock	—	—	1,000,000	10	211,490	—	—	211,500
Issuance of warrants	—	—	—	—	—	4,631	—	4,631
Stock option rollover	—	—	—	—	6,500	—	—	6,500
Net loss	—	—	—	—	—	—	(3,473)	(3,473)

Successor balance, July 2, 2005	—	$—	1,000,000	$10	$217,990	$4,631	$(3,473)	$219,158

The accompanying notes are an integral part of these condensed consolidated financial statements.

American Tire Distributors Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(dollars in thousands)

	Successor	Predecessor
	Period from April 2, 2005 through July 2, 2005	Quarter Ended April 2, 2005	Six Months Ended July 3, 2004
Cash flows from operating activities:
Net income (loss)	$(3,473)	$(14,327)	$11,914
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of other intangibles	5,445	1,738	2,508
Amortization of other assets	1,386	232	472
Provision for doubtful accounts	195	279	111
Provision for obsolete inventory	(136)	332	(298)
Provision for deferred income taxes	(1,599)	—	1,077
Stock-based compensation expense	—	8,584	—
Change in operating assets and liabilities:
Accounts receivable	(19,005)	(8,541)	(32,541)
Inventories	(16,421)	(12,984)	(22,830)
Other current assets	(4,444)	(9,222)	(1,587)
Accounts payable and accrued expenses	12,038	46,007	44,431
Other, net	3,930	(1,742)	(521)

Net cash provided by (used in) operating activities	(22,084)	10,356	2,736

Cash flows from investing activities:
Purchase of property and equipment	(1,597)	(1,574)	(1,830)
Proceeds from sale of property and equipment	35	236	28
Acquisition	(438,476)	—	—
Other	(300)	(100)	—

Net cash used in investing activities	(440,338)	(1,438)	(1,802)

Cash flows from financing activities:
Net proceeds from (repayments of) revolving credit facility	(27,089)	(8,451)	17,264
Payments of other long-term debt	(717)	(1,460)	(15,307)
Payments of deferred financing costs	(35,166)	—	(1,478)
Series A preferred stock redemption	(4,800)	(700)	(1,000)
Proceeds from issuance of common stock	211,500	1,862	—
Proceeds from issuance of long-term debt	330,003	—	—
Proceeds from issuance of preferred stock	15,369	—	—
Proceeds from issuance of warrants	4,631	—	—
Payment of Series D Senior Notes	(30,506)	—	—

Net cash provided by (used in) financing activities	463,225	(8,749)	(521)

Net increase in cash and cash equivalents	803	169	413
Cash and cash equivalents, beginning of period	3,503	3,334	3,326

Cash and cash equivalents, end of period	$4,306	$3,503	$3,739

Supplemental disclosures of cash flow information —
Cash payments for interest	$7,141	$3,944	$6,033

Cash payments for taxes, net	$177	$247	$7,509

Supplemental disclosures of noncash activities —
Capital expenditures financed by debt	$1,915	$1,338	$2,812

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. Nature of Business:

American Tire Distributors Holdings, Inc. (also referred to herein as “Holdings,” the “Company” or the “Successor”) is a Delaware corporation which owns 100% of the issued and outstanding capital stock of American Tire Distributors, Inc. a Delaware corporation (“ATD”). Holdings has no significant assets or operations other than its ownership of ATD. The operations of ATD and its subsidiaries, or the “Predecessor”, constitute the operations of Holdings presented under accounting principles generally accepted in the United States. ATD is primarily engaged in the wholesale distribution of tires, custom wheels, and related automotive service equipment and has one reportable segment with 71 distribution centers organized along geographic lines into eight regions across the U.S. These regions have been aggregated into one reportable segment.

2. Basis of Presentation:

On March 31, 2005, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 4, 2005 and amended and restated on March 7, 2005, among Holdings, ATD MergerSub, Inc., a Delaware corporation (“MergerSub”), Charlesbank Equity Fund IV, L.P., a Massachusetts limited partnership, Charlesbank Capital Partners, LLC, a Massachusetts limited liability company and ATD; MergerSub merged with and into ATD with ATD being the surviving corporation (also referred to herein as the “Merger” or the “Acquisition”). As a result of the Acquisition, ATD became a wholly-owned subsidiary of Holdings (see Note 3 for further information). The Acquisition was completed on March 31, 2005.

The Acquisition was accounted for as a purchase, in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Accordingly, the purchase price of the Acquisition has been allocated to the Company’s assets and liabilities based upon their estimated fair values at the acquisition date. This allocation is preliminary and includes a number of estimates which, upon further evaluation, may require modification. Periods prior to April 2, 2005 reflect the financial position, results of operations, and changes in financial position of ATD and its subsidiaries (the “Predecessor”) and periods after April 2, 2005 reflect the financial position, results of operations, and changes in financial position of Holdings and its subsidiaries (the “Successor”). For accounting purposes, the effects of purchase accounting were applied on April 2, 2005. The activity of the Company for the period March 31, 2005 through April 2, 2005 is included in the Predecessor’s condensed consolidated statement of operations. Cash flow activity for the three day period from March 31, 2005 through April 2, 2005 is included in the Predecessor’s condensed consolidated statement of cash flows except for cash flow activity related to the Merger, which is shown in the Successor’s condensed consolidated statement of cash flows on April 2, 2005. The Company believes that the results of operations and cash flows, other than those related to the Merger, are immaterial for the three day period from March 31, 2005 through April 2, 2005.

During third quarter 2004, ATD completed the purchase of all the outstanding stock of Texas Market Tire Holdings I, Inc., d/b/a Big State Tire Supply (“Big State”) and Target Tire, Inc. (“Target Tire”). These acquisitions have been accounted for using the purchase method of accounting and, accordingly, results of operations for the acquired businesses have been included in the accompanying condensed consolidated statements of operations from the date of acquisition.

The unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and changes in financial position in conformity with accounting principles generally accepted in the United States. In the opinion of the Company, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position of the

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

Company, the results of its operations and cash flows have been made. The results of operations for the quarter and aggregate six months ended July 2, 2005 are not necessarily indicative of the operating results for the full fiscal year.

The Company’s fiscal year is based on either a 52 or 53-week period ending on the Saturday closest to each December 31. Therefore, the financial results of certain fiscal years, and the associated 14-week quarters, will not be exactly comparable to the prior and subsequent 52-week fiscal years and the associated quarters having only 13 weeks. The quarters ended July 2, 2005, April 2, 2005, and July 3, 2004 contain operating results for 13 weeks. The six months ended July 3, 2004 contain operating results for 27 weeks.

Certain prior period amounts have been reclassified to conform to the current period presentation.

3. Acquisition:

On March 31, 2005, pursuant to an Agreement and Plan of Merger, dated as of February 4, 2005 and amended and restated on March 7, 2005, and in exchange for an aggregate purchase price of $710.0 million in cash, less the amount of ATD’s net debt at January 1, 2005 and certain dividends payable to holders of its preferred stock, its transaction expenses and certain payments to its management, MergerSub, a subsidiary of Holdings, merged with and into ATD. In connection with the Merger, all of ATD’s existing redeemable preferred stock was either redeemed or exchanged for redeemable preferred stock of Holdings and each holder of shares of ATD’s common stock received a portion of the merger consideration equal to $18.83 per share. To the extent that any existing holder of options or warrants to acquire shares of ATD’s common stock did not exercise such options or warrants prior to the effective time of the Merger, such holder was paid an amount in cash equal to $18.83 per share consideration less the exercise price of such option or warrant in complete satisfaction of the option or warrant. ATD continued as the surviving corporation with Holdings as its sole stockholder.

In connection with the Merger, the following transactions occurred:

•	Investcorp S.A. (“Investcorp”) and certain co-investors and co-sponsors contributed $210.0 million through the purchase of Holdings common stock and certain members of management contributed $8.0 million to the equity of Holdings. In addition, Holdings issued $20.0 million of 8% cumulative mandatorily redeemable preferred stock and warrants to acquire up to 21,895 shares of Holdings common stock;

•	Holdings issued $4.0 million of Series B preferred stock in exchange for ATD’s existing Series B preferred stock, which was subsequently canceled;

•	ATD amended and restated its credit facility, which now consists of a $300.0 million revolving credit facility pursuant to which there was $155.5 million of outstanding loans on the closing date;

•	ATD redeemed $4.8 million of its Series A preferred stock (representing all the outstanding Series A preferred stock). Holders of its Series C and D preferred stock received merger consideration, including accrued dividends, on a common stock equivalent basis of $81.1 million and $191.1 million, respectively;

•	Holdings issued $51.5 million in aggregate principal amount at maturity of senior discount notes (“Senior Discount Notes”), which notes were offered at a substantial discount from their principal amount at maturity and generated gross proceeds of approximately $40.0 million. The Senior Discount Notes mature on October 1, 2013;

•	ATD issued $150.0 million in aggregate principal amount of senior notes (“Senior Notes”), which mature on April 1, 2013;

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

•	ATD issued $140.0 million in aggregate principal amount of senior floating rate notes (“Senior Floating Rate Notes”), which mature on April 1, 2012;

•	ATD sent irrevocable notice of redemption to redeem the $28.6 million outstanding principal amount of its Series D 10% senior notes due 2008 on May 15, 2005 at a price equal to $29.1 million, reflecting the contractual prepayment penalty of approximately $0.5 million that was paid upon redemption, plus accrued interest through the redemption date; these notes were discharged at closing;

•	Fees of $35.2 million were paid in connection with the amended and restated credit facility and the issuance of the senior notes and 8% cumulative mandatorily redeemable preferred stock. These fees are recorded as assets in the Successor’s balance sheet and are being amortized over the life of the respective debt;

•	Management advisory fees of $8.0 million were paid to one or more of Investcorp and its co-sponsors (or their respective affiliates) at closing for services to be rendered over a period of five years following the date of Acquisition. This payment was deferred and is being amortized pursuant to the terms of the Merger Agreement and on a basis consistent with the service provided;

•	Seller transaction fees of $8.7 million were paid, $8.6 million of which had been accrued by the Predecessor; and

•	Transaction bonuses and other related change in control payments of $14.4 million were paid, all of which had been accrued by the Predecessor.

The proceeds from the equity contributions, the notes issued, and the borrowings under the amended and restated credit facility were used to effect the Merger, to repay certain of ATD’s existing debt and to pay related fees and expenses and other amounts payable under the Merger Agreement.

The Acquisition was recorded using the purchase method of accounting. The purchase price has been allocated to assets acquired and liabilities assumed based on the estimated fair market value of such assets and liabilities at the date of Acquisition. This allocation is preliminary and includes a number of estimates, which, upon further evaluation, may require modification. The preliminary allocation of the purchase price is as follows (in thousands):

Aggregate enterprise value	$710,000
Transaction costs	2,093

Purchase price	712,093
Add: Liabilities assumed	271,739
Less: Net tangible assets as of the date of acquisition	(463,616)

Excess of purchase price over net tangible assets acquired and liabilities assumed	$520,216

Preliminary allocation of excess purchase price:
Customer lists, noncompete agreements and trademarks (a)	$241,247
Goodwill	355,997
Cash received for interest on Series D senior notes (b)	357
Inventory adjustment	4,692
Non-Current Deferred tax liability (c)	(90,621)
Deferred tax asset (d)	10,113
Fair value adjustment to post retirement medical obligation	(1,569)

Total excess purchase price allocation	$520,216

(a)

Represents the Company’s preliminary assessment of the fair value of its identified intangible assets. The intangible assets represent (i) customer lists valued at $201,367 (amortized over 15 years), (ii) trademarks,

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

technology and intellectual property valued at $39,267 (amortized over 3-15 years) and, (iii) noncompete agreements valued at $613 (amortized over 3-5 years). These allocations may change based on further evaluations that the Company expects to complete prior to the end of the fourth quarter 2005.

(b)	Reflects cash received for the payment of interest on the Series D senior notes through the redemption date (see Note 10 for further information).

(c)	Reflects the non-current deferred tax liability associated with the identified intangible assets ($241,247) less existing tax deductible intangibles of $13,125 and the non-current deferred tax asset associated with the fair value of post retirement medical benefits obligations of $1,569, assuming an effective tax rate of 40%.

(d)	Represents the anticipated tax benefits the Company expects to achieve in 2005 and 2006 from tax deductions that resulted from the Acquisition.

Transaction Expenses

The Predecessor’s condensed consolidated statement of operations for the quarter ended April 2, 2005 includes the following transaction expenses relating to the Acquisition, some of which are discussed above (in thousands):

Seller transaction fees	$8,079
Accrued transaction bonuses and other related change in control payments	11,431
Stock-based compensation expense (a)	8,584
Other acquisition related expenses	117

Total transaction expense	$28,211

(a)	Represents compensation expense recorded due to the acceleration of certain management stock option vesting schedules (see Note 6).

4. Goodwill and Other Intangible Assets:

The Acquisition was accounted for as a purchase, in accordance with the provisions of SFAS No. 141, “Business Combinations.” Accordingly, the purchase price of the acquisition has been allocated to the Company’s assets and liabilities based upon their estimated fair values at the acquisition date. These estimates are preliminary and are based upon information that was available to management at the time these financial statements were prepared. The purchase price allocations may change based on the Company’s final valuations. The Company fully expects to complete these valuations and the final allocation of the purchase price by the fourth quarter of 2005. During second quarter 2005, the Company recorded an adjustment to goodwill of $0.4 million. This increase was due to $1.6 million of transaction costs that were originally classified as debt issuance costs, partially offset by a reduction of $1.2 million to the fair market value of the Series B preferred stock. As of July 2, 2005, the Company has recorded goodwill of $356.0 million, of which approximately $35.2 million is deductible for income tax purposes.

The Company will perform an initial annual impairment test for the goodwill recorded in connection with the Acquisition in fourth quarter 2005.

Other intangible assets, which represent customer lists, trademarks and noncompete agreements, are being amortized on a straight-line basis over their estimated useful life as shown in the tables below. The following

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

tables set forth the gross amount and accumulated amortization of the Company’s intangible assets at July 2, 2005 and January 1, 2005 (in thousands):

Successor Company

	Estimated Useful Life (years)	Successor July 2, 2005
		Gross Amount	Accumulated Amortization
Customer lists	15	$201,367	$3,356
Noncompete agreements	3-5	613	80
Trademarks	3-15	39,567	722

Total amortizable intangible assets		$241,547	$4,158

Predecessor Company

	Estimated Useful Life (years)	Predecessor January 1, 2005
		Gross Amount	Accumulated Amortization
Customer lists	15	$12,272	$333
Noncompete agreements	5-7	2,789	2,059
Trademarks	5-15	1,613	755

Total amortizable intangible assets		$16,674	$3,147

The Successor’s estimated intangible asset amortization expense for each of the next five fiscal years is expected to be $8.3 million for the remaining six months in 2005, $16.6 million in 2006, $16.3 million in 2007, $16.0 million in 2008, and $16.0 million in 2009.

5. Recently Issued Accounting Pronouncements:

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” The amendments made by SFAS No. 151 will improve financial reporting by requiring that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect the adoption SFAS No. 151 to have a material impact on its consolidated financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). For non-public companies, as defined, the provisions of SFAS No. 123R are effective for reporting periods beginning after December 15, 2005. The new statement requires compensation expense associated with share-based payments to employees to be recognized in the financial statements based on their fair values. The Company is currently accounting for stock option grants in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and its related interpretations. Upon the adoption of SFAS 123R, the Company will be required to apply the provisions of the statement

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

prospectively for any newly issued, modified or settled award after the date of initial adoption. The Company is in the process of evaluating the impact the requirements of this statement will have on its consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”) which replaces Accounting Principles Board Opinion No. 20 “Accounting Changes” and SFAS No. 3 “Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS 154 to have a material impact on its consolidated financial position or results of operations.

6. Stock Options:

As permitted by SFAS No. 123, “Accounting For Stock-Based Compensation,” the Company accounts for stock option grants in accordance with APB No. 25 and its related interpretations. Pursuant to APB No. 25, compensation expense is recognized for financial reporting purposes using the intrinsic value method. The amount of compensation expense to be recognized is determined by the excess of the fair value of common stock over the exercise price of the related option at the measurement date. In anticipation of the Merger, vesting of certain stock options was accelerated during the first quarter of 2005. Accordingly, the Company recorded approximately $8.6 million in compensation expense during first quarter 2005 for the excess of the fair value of the common stock over the exercise price of the related option. The $8.6 million of compensation expense is included in transaction expenses in the accompanying Predecessor condensed consolidated statement of operations. The accompanying condensed consolidated statements of operations do not include any additional compensation expense for second quarter 2005 or any compensation expense for 2004 as the exercise price of all stock options represented the estimated fair value of the underlying common stock at the date of grant.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” an amendment of SFAS No. 123. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. At this time, the Company has not voluntarily adopted the fair value method of accounting under SFAS No. 123, but is required to provide certain pro forma disclosures, which are presented below.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

The following information is presented as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123 (in thousands):

	Successor	Predecessor
	Quarter Ended July 2, 2005	Quarter Ended		Six Months Ended July 3, 2004
		April 2, 2005	July 3, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss), as reported	$(3,473)	$(14,327)	$6,275	$11,914
Add: Stock-based compensation expense included in net income (loss), net of tax	—	5,871	—	—
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of tax	(289)	(5,871)	(37)	(298)

Pro forma net income (loss)	$(3,762)	$(14,327)	$6,238	$11,616

During first quarter 2004, the Predecessor granted options for 268,226 shares with an exercise price of $4.25. The weighted average fair value of options granted during first quarter 2004 estimated on the date of grant using the Black-Scholes option pricing model was $1.40. The fair value of options granted in first quarter 2004 was determined using the following assumptions: a weighted average risk-free interest rate of 3.98%, no dividend yield, expected life of 10 years which equals the terms of the options, and no expected volatility. There were no options granted in second quarter 2004.

On March 31, 2005, as a result of the Acquisition, all ATD stock options that were already vested (excluding certain management options that were exchanged for Holdings’ options in connection with the Acquisition – see below) were converted into the right to receive the excess of $18.83 per share over the exercise price of each of the options. As a consequence, subsequent to March 31, 2005, the date of the completion of the Acquisition, all options to purchase previously existing ATD common stock ceased to exist and ATD’s existing stock option plans were terminated.

In connection with the Acquisition, the Company adopted the 2005 Management Stock Incentive Plan (the “2005 Plan”) in order to attract, retain and motivate directors, officers, employees and consultants of the Company and its subsidiaries. The 2005 Plan authorizes the issuance of up to 190,857 shares of voting common stock under terms and conditions to be set by the Company’s Board of Directors. All incentive stock options shall expire no later than 10 years from the date of grant and all non-qualified options shall expire no later than 10 years and 30 calendar days from the date of grant. Shares issued upon exercise of options are subject to the terms and conditions of a stockholders’ agreement to be entered into by each recipient.

In connection with the Merger, on March 31, 2005 the Company granted, in exchange for the assignment and transfer to the Company of 372,888 options to purchase ATD common stock under the previously existing ATD stock option plan, non-qualified options (“the Rollover Options”) to purchase 33,199 shares of Series A Common Stock, $0.01 par value per share, of the Company. The fair market value of the options granted of $6.5 million is recorded in stockholders’ equity in the accompanying condensed consolidated statement of stockholders’ equity. All Rollover Options granted under the 2005 Plan are fully vested.

During second quarter 2005, the Company granted options to purchase 143,505 shares of Series A Common Stock with an exercise price of $211.50. The options shall expire no later than 7 years and 30 calendar days from the date of grant. These options vest based on the Company meeting specified performance goals or the

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

occurrence of certain events. None of the options granted in second quarter 2005 are vested as of July 2, 2005. The fair value of options granted during second quarter 2005, estimated on the date of grant using the Black-Scholes option pricing model, was $50.47. The fair value of options granted in second quarter 2005 was determined using the following assumptions: a risk-free interest rate of 3.85%, no dividend yield, expected life of 7 years and 30 calendar days, which equals the terms of the options, and no expected volatility.

7. Shipping and Handling Costs:

Certain company shipping, handling and other distribution costs are classified as selling, general and administrative expenses in the accompanying condensed consolidated statements of operations. For the Successor, such expenses totaled $18.2 million for the quarter ended July 2, 2005. For the Predecessor, such expenses totaled $17.9 million and $15.7 million for the quarters ended April 2, 2005 and July 3, 2004, respectively and $31.6 million for the six months ended July 3, 2004. Certain shipping and handling costs are classified in cost of goods sold. Shipping revenue is classified in net sales in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs.”

8. Inventories:

Inventories consist primarily of automotive tires, custom wheels, automotive service equipment and related products and are valued at the lower of cost, determined on the first-in, first-out (FIFO) method, or market. The Company performs periodic assessments to determine the existence of obsolete, slow-moving and non-saleable inventories and records necessary provisions to reduce such inventories to net realizable value. Terms with a majority of the Company’s tire vendors allow return of tire products, within limitations, specified in their supply agreements. All of the Company’s inventories are held as collateral under the revolving credit facility (“Revolver”).

As part of the preliminary purchase price allocation, the carrying value of inventory was increased by $4.7 million to adjust to estimated fair value. The effect of this adjustment increased cost of goods sold and thereby reduced gross profit and gross margins in second quarter 2005 as that inventory was sold. In connection with the Acquisition, the Successor has applied a policy whereby costs associated with the initial physical handling of purchased tire inventory to get the inventory ready for sale in the distribution centers are capitalized into inventory. These inventory costs are being accounted for consistently by the Successor and are not expected to have a material effect on the Company’s financial position or results of operations in the future. Inventory as of July 2, 2005 includes approximately $1.8 million of such capitalized costs relating to inventory purchased since the Acquisition.

9. Income Taxes:

As part of the Merger, the Company generated substantial tax deductions relating to the exercise of stock options and payments made for transaction bonuses. The Successor’s condensed consolidated balance sheet as of July 2, 2005 reflects a current deferred tax asset of $20.7 million, of which $10.1 million represents the anticipated tax benefits the Company expects to achieve in 2005 and 2006 from such tax deductions and an income tax receivable of $18.4 million, of which $17.5 million relates to deductions that can be carried back two years for federal income tax purposes. Management has evaluated the Company’s deferred tax assets and has concluded that the realizability of the deferred tax asset is more likely than not. Therefore, the Company has not established a valuation allowance against the deferred tax asset. This evaluation considered the historical and long-term expected profitability of the Company. The Company’s ability to generate future taxable income is dependent on numerous factors including general economic conditions, the state of the replacement tire market,

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

and other factors beyond management’s control. Therefore, there can be no assurance that the Company will meet its expectation of future taxable income. Changes in expected future taxable income could lead to the Company recording a valuation allowance against the deferred tax assets.

As part of the preliminary purchase price allocation, the Successor’s condensed consolidated balance sheet as of July 2, 2005 includes a net non-current deferred tax liability of $80.2 million. The net deferred tax liability primarily relates to the expected future tax liability associated with the non-deductible identified intangible assets that were recorded during the preliminary purchase price allocation less existing tax deductible intangibles, assuming an effective tax rate (see Note 3).

10. Long-term Debt and Other Financing Arrangements:

The following table presents the long-term debt for the Successor at July 2, 2005 and for the Predecessor at January 1, 2005 (in thousands):

	Successor	Predecessor
	July 2, 2005	January 1, 2005
	(Unaudited)
Revolving credit facility	$150,524	$186,065
Series D Senior Notes	—	28,600
Senior Discount Notes	41,310	—
Senior Notes	150,000	—
Senior Floating Rate Notes	140,000	—
Capital lease obligations	14,561	14,787
Other	6,800	4,467

	503,195	233,919
Less — Current maturities	(3,603)	(2,439)

	$499,592	$231,480

Revolving Credit Facility

In connection with the Merger, ATD entered into the Fourth Amended and Restated Loan and Security Agreement (the “Revolver”) on March 31, 2005. The Borrowers to the Revolver are ATD and its subsidiaries. The Revolver provides for a five-year senior secured revolving credit facility of up to $300.0 million (of which up to $25.0 million may be utilized in the form of commercial and standby letters of credit), subject to a borrowing base. The Revolver is secured primarily by ATD’s inventories and accounts receivable. As of July 2, 2005, the outstanding Revolver balance was $150.5 million and $98.9 million was available for additional borrowings.

Borrowings under the Revolver bear interest, at ATD’s option, at either (i) the Base Rate, as defined, or (ii) the Eurodollar Rate, as defined, plus the applicable margin (1.50% as of July 2, 2005). Beginning six months after closing, the applicable margin for the loans will vary based upon a performance based grid, as defined in the agreement.

All obligations under the Revolver are guaranteed by Holdings and each of ATD’s existing and future direct and indirect domestic subsidiaries that are not direct obligors thereunder. Obligations under the Revolver are secured by a pledge of substantially all assets of the obligors, including all shares of ATD’s capital stock and that of ATD’s subsidiaries, subject to certain limitations.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

The Revolver contains covenants which, among other things, require ATD to meet a fixed charge coverage ratio if ATD does not have at least $25.0 million available to be drawn under the revolving credit facility (subject to a cure); restricts ATD’s ability to incur additional debt; enter into guaranties; make loans and investments; declare dividends; modify certain material agreements or constitutive documents relating to preferred stock; and change the business it conducts, as well as other customary covenants. The Revolver expires March 31, 2010.

Series D Senior Notes

On March 31, 2005, ATD sent an irrevocable notice of redemption to redeem the $28.6 million outstanding principal amount of its Series D 10% Senior Notes due 2008 on May 15, 2005 at a price equal to $29.1 million, reflecting the contractual prepayment penalty of $0.5 million upon redemption, plus accrued interest through the redemption date. In connection with the Merger and on the date thereof, the Company irrevocably deposited with Wachovia Bank, N.A., the trustee under the related indenture, funds sufficient to pay the redemption price on the redemption date plus accrued interest. On May 15, 2005, the Company redeemed the Series D Senior Notes and accordingly, the restricted cash balance was eliminated. Pursuant to the terms of the indenture, the indenture (subject to certain exceptions specified therein) has ceased to be of any further effect and the trustee has acknowledged satisfaction and discharge of the indenture.

Senior Discount Notes

In connection with the Merger, Holdings issued Senior Discount Notes with a maturity date of October 1, 2013 at an aggregate principal amount at maturity of $51.5 million. The Senior Discount Notes were issued at a substantial discount from their principal amount at maturity and generated net proceeds of approximately $40.0 million. Prior to April 1, 2007, no interest will accrue on the Senior Discount Notes. Instead, the accreted value of the Senior Discount Notes will accrete at a rate of 13% compounded semi-annually to an aggregate accreted value of $51.5 million, the full principal amount at maturity, on April 1, 2007. Thereafter, interest on the Senior Discount Notes will accrue at a rate of 13% per annum and will be payable, in cash, semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2007. Interest on the Senior Discount Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April 1, 2007.

The Senior Discount Notes will not be redeemable, except as described below, at the option of Holdings prior to April 1, 2007. Thereafter, the Senior Discount Notes will be subject to redemption at any time at the option of Holdings, in whole or in part, upon not less than 30 nor more than 60 days notice, at certain redemption prices plus accrued and unpaid interest (if after April 1, 2007). In addition, at any time and from time to time, prior to April 1, 2007, Holdings may redeem up to 35% of the original aggregate principal amount at maturity of the Senior Discount Notes at a redemption price of 113.0% of the accreted value thereof, plus accrued and unpaid additional interest thereon, if any, to the redemption date (subject to the right of holders on the relevant record date to receive additional interest due on the relevant interest payment date), with the net cash proceeds of a public offering of common stock of Holdings; provided that (1) at least 65% of the sum of (a) the original aggregate principal amount at maturity of the Senior Discount Notes issued and (b) the original aggregate principal amount at maturity of any additional Senior Discount Notes, if any, issued under the related indenture, if any, remains outstanding immediately after the occurrence of any such redemption; and (2) such redemption shall occur within 90 days of the date of the closing of such public offering.

Senior Notes

On March 31, 2005, in connection with the Merger, ATD issued Senior Notes in the aggregate principal amount of $150.0 million, resulting in net proceeds of approximately $144.2 million after debt issuance costs.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

The Senior Notes have an annual coupon of 10 3/4% and will mature on April 1, 2013. The Senior Notes will not be redeemable, except as described below, at the option of ATD prior to April 1, 2009. Thereafter, the Senior Notes will be subject to redemption at any time at the option of ATD, in whole or in part, upon not less than 30 nor more than 60 days notice, at certain redemption prices plus accrued and unpaid interest. Interest on the Senior Notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2005.

In addition, at any time and from time to time, prior to April 1, 2008, ATD may redeem up to 35% of the original aggregate principal amount of the Senior Notes at a redemption price of 110.75% of the principal amount thereof, plus accrued and unpaid interest, with the net cash proceeds of a public offering of common stock of ATD or a public offering of common stock of Holdings, the proceeds of which are contributed as common equity capital to ATD; provided that (1) at least 65% of the sum of (a) the original aggregate principal amount of the Senior Notes issued and (b) the original aggregate principal amount of any additional Senior Notes, if any, issued under the related indenture, if any, remains outstanding immediately after the occurrence of any such redemption; and (2) such redemption shall occur within 90 days of the date of the closing of such public offering.

Senior Floating Rate Notes

On March 31, 2005, in connection with the Merger, ATD issued Senior Floating Rate Notes in the aggregate principal amount of $140.0 million, resulting in net proceeds of approximately $134.5 million after debt issuance costs. The Senior Floating Rate Notes will mature on April 1, 2012. Interest on the Senior Floating Rate Notes is payable quarterly in arrears at a rate equal to the three-month LIBOR, reset quarterly, plus 6.25%, on January 1, April 1, July 1 and October 1 of each year, beginning on July 1, 2005. The interest rate on the Senior Floating Rate Notes was 9.34% for the period beginning on March 31, 2005 and ending June 30, 2005. For the period of July 1, 2005 through September 30, 2005, the interest rate on the Senior Floating Rate Notes will be 9.73%. The Senior Floating Rate Notes will not be redeemable, except as described below, at the option of ATD prior to April 1, 2007. Thereafter, the Senior Floating Rate Notes will be subject to redemption at any time at the option of ATD, in whole or in part, upon not less than 30 nor more than 60 days notice, at certain redemption prices plus accrued and unpaid interest.

In addition, at any time and from time to time, prior to April 1, 2007, ATD may redeem up to 35% of the original aggregate principal amount of the Senior Notes at a redemption price of 100% of the principal amount thereof, plus a premium per $1,000 amount of such notes equal to the then-current interest rate on the Senior Floating Rate Notes (expressed as a percentage) multiplied by $1,000, plus accrued and unpaid interest, with the net cash proceeds of a public offering of common stock of ATD or a public offering of common stock of Holdings, the proceeds of which are contributed as common equity capital to ATD; provided that (1) at least 65% of the sum of (a) the original aggregate principal amount of the Senior Floating Rate Notes issued and (b) the original aggregate principal amount of any additional Senior Floating Rate Notes, if any, issued under the related indenture, if any, remains outstanding immediately after the occurrence of any such redemption; and (2) such redemption shall occur within 90 days of the date of the closing of such public offering.

Capital Lease Obligations

As of July 2, 2005, the Company has a capital lease obligation of $14.1 million relating to a prior sale and leaseback of three of its owned facilities. All cash paid to the lessor is recorded as interest expense and the capital lease obligation will be reduced when the lease has been terminated. The initial term of the lease is for 20 years, followed by two 10-year renewal options. The annual rent paid under the terms of the lease is $1.6 million (paid quarterly) and is adjusted for Consumer Price Index changes every two years. As of April 25, 2004, the annual rent increased to $1.7 million. There was no gain or loss recognized as a result of the initial sales transaction. As a part of the sale and leaseback transaction, the purchaser received warrants to purchase 153,597 shares of ATD’s

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

common stock. In connection with the Acquisition, the warrant holders were paid an amount in cash equal to $18.83 per share consideration less the exercise price of the warrants in complete satisfaction of the warrants.

Debt Maturities

Aggregate annual maturities of long-term debt at July 2, 2005, are as follows (in thousands):

Year Ending December:
2005 (remainder)	$1,981
2006	3,288
2007	1,506
2008	393
2009	62
Thereafter	495,965

$503,195

Derivative Instruments

During the second quarter 2003, ATD entered into an interest rate swap agreement (“Swap”) to manage exposure to fluctuations in interest rates. The Swap represents a contract to exchange floating rate for fixed interest payments periodically over the life of the agreement without exchange of the underlying notional amount. The notional amount of the Swap is used to measure interest to be paid or received and does not represent the amount of exposure to credit loss. At July 2, 2005, the Swap in place covers a notional amount of $50.0 million of indebtedness at a fixed interest rate of 2.14% and expires in June 2006. This Swap has not been designated for hedge accounting treatment. Accordingly, the Company recognizes the fair value of the Swap in the accompanying condensed consolidated balance sheets and any changes in the fair value are recorded as adjustments to interest expense in the accompanying condensed consolidated statements of operations. The fair value of the Swap is the estimated amount that the Company would pay or receive to terminate the agreement at the reporting date. The fair value of the Swap was an asset of $0.9 million and $0.8 million at July 2, 2005 and January 1, 2005, respectively, and is included in other assets in the accompanying condensed consolidated balance sheets. As a result of the change in fair value, the Successor recorded an increase in interest expense of $0.2 million for the quarter ended July 2, 2005. The Predecessor recorded a reduction in interest expense of $0.2 million and $0.6 million for the quarters ended April 2, 2005 and July 3, 2004, respectively and a reduction of $0.4 million for the six months ended July 3, 2004.

11. Redeemable Preferred Stock:

The following table presents the issued and outstanding redeemable preferred stock for the Successor at July 2, 2005 and the Predecessor at January 1, 2005 (dollars in thousands, except share data):

	Successor July 2, 2005 (Unaudited)	Predecessor January 1, 2005
Redeemable preferred stock Series A — 4% cumulative; 7,000 shares authorized; 0 and 5,500 shares issued and outstanding, respectively	$—	$5,500
Redeemable preferred stock Series B — variable rate cumulative; 4,500 shares authorized, issued and outstanding	2,186	4,035
Redeemable preferred stock— 8% cumulative; 20,000 shares authorized, issued and outstanding	15,480	—

Total redeemable preferred stock	$17,666	$9,535

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

In January 2005, the Predecessor redeemed 700 shares of the Series A preferred stock for $0.7 million. In connection with the Merger and on the date thereof, the Company redeemed the remaining 4,800 shares of Series A preferred stock for $4.8 million.

In connection with the Merger and on the date thereof, Holdings issued $4.0 million of Series B preferred stock in exchange for the Predecessor’s existing Series B preferred stock, which was subsequently canceled. The stated value of the Successor’s Series B preferred stock is initially $1,000 per share, to be adjusted based on tire purchase credits as determined by the number of units purchased under a purchase agreement with a supplier entered into in May 1997. If the Company does not meet certain tire purchase requirements, holders of Series B preferred stock are entitled to receive dividend payments, when and if declared by the Board of Directors, at the prime rate. The remaining value of Series B preferred stock shall be redeemed by the Company on the last business day of June 2007 at a price equal to the adjusted stated value plus all accrued and unpaid dividends. The Series B preferred stock is classified as a liability in the accompanying condensed consolidated balance sheets. To date, the Company has met the purchase requirements, thus no dividends have been declared and paid. As of July 2, 2005, the stated value of the Series B preferred stock, as determined by the holder of the preferred stock, was $2.2 million. The Company recorded $1.2 million of the reduction to goodwill, as part of the continuing evaluation of the purchase price allocation.

In connection with the Merger, Holdings issued 20,000 shares of 8% cumulative mandatorily redeemable preferred stock to The 1818 Mezzanine Fund II, L.P. (“The 1818 Fund”) in exchange for $15.4 million in cash less related transaction costs of $0.5 million. The cumulative preferred stock has a stated value of $1,000 per share and holders will be entitled to receive, when and if declared by the Board of Directors, cumulative dividends, payable in cash, at an annual rate of 8.0%. The dividends and accretion of the carrying amount to the redemption amount will be recorded as interest expense prospectively. Holdings’ Board of Directors is not obligated to declare dividends and the preferred stock provides no monetary penalties for a failure to declare dividends. The cumulative preferred stock may be redeemed by Holdings at any time beginning on the first anniversary of the issuance of the stock and will be required to be redeemed upon a change of control of Holdings and at its maturity in 2015. The 8% cumulative mandatorily redeemable preferred stock is classified as a liability in the accompanying condensed consolidated balance sheets. In addition, Holdings issued warrants to The 1818 Fund in exchange for $4.6 million in cash less related transaction costs of $0.1 million. The warrants permit the holders to acquire up to 21,895 shares of Holdings Class A common stock at $.01 per share. The warrants expire on September 30, 2015. The Company has recorded these warrants at fair value and has presented them as a component of stockholders’ equity. Joseph P. Donlan, a member of the Company’s Board of Directors, is a Managing Director of Brown Brothers Harriman & Co., The 1818 Fund’s general partner.

12. Preferred Stock:

The following table presents the issued and outstanding preferred stock for the Successor at July 2, 2005 and the Predecessor at January 1, 2005 (dollars in thousands, except share data):

	Successor July 2, 2005 (Unaudited)	Predecessor January 1, 2005
Preferred stock Series C — 12% cumulative; 1,333,334 shares authorized, issued and outstanding	$—	$17,400
Preferred stock Series D — 12% cumulative; 9,637,592 shares authorized, issued and outstanding	—	38,454

Total preferred stock	$—	$55,854

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

In connection with the Merger, all outstanding shares of the Series C and Series D preferred stock were redeemed and the holders received merger consideration on a common stock equivalent basis (see Note 3 for further information).

13. Common Stock:

Successor Company

The following table presents the Successor’s issued and outstanding common stock (dollars in thousands, except share data):

Successor July 2, 2005
(Unaudited)
Series A Common Stock, par value $.01 per share; 1,500,000 shares authorized; 691,172 shares issued and outstanding	$7
Series B Common Stock, par value $.01 per share; 315,000 shares authorized; 307,328 shares issued and outstanding	3
Series D Common Stock, par value $.01 per share; 1,500 shares authorized, issued and outstanding	—
Common Stock, par value $.01 per share; 1,816,500 shares authorized, no shares have been issued	—

Total common stock	$10

Predecessor Company

In connection with the completion of the Merger, each of the outstanding common shares of ATD were converted into the right to receive cash consideration of $18.83 per share (see Note 3 for further information).

14. Related Party Transactions:

Redeemable Preferred Stock and Warrants

In connection with the Acquisition, Holdings issued 20,000 shares of 8% cumulative mandatorily redeemable preferred stock and warrants to acquire up to 21,895 shares of Holdings Class A common stock at $.01 per share (see Note 11 for further information). Joseph P. Donlan, a member of the Company’s Board of Directors, is a Managing Director of Brown Brothers Harriman & Co., The 1818 Fund’s general partner.

Deferred Financing Fees

Advisory fees of $13.9 million were paid to Investcorp and its co-sponsors, Berkshire Partners and Greenbriar Equity Group, in connection with the amended and restated credit facility and the issuance of the senior notes and 8% cumulative mandatorily redeemable preferred stock. These fees are recorded as assets in the Successor balance sheet and are being amortized over the life of the respective debt.

Management Advisory Fees

Management advisory fees of $8.0 million were paid to one or more of Investcorp and its co-sponsors (or their respective affiliates) at closing for services to be rendered over a period of five years following the date of

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

Acquisition. This payment was deferred and is being amortized pursuant to the terms of the agreement and on a basis consistent with the service provided. Accordingly, the Company recorded amortization expense of $1.5 million during second quarter 2005.

15. Commitments and Contingencies:

Guaranteed Lease Obligations

The Company remains liable as a guarantor on certain leases of Winston Tire Company (“Winston”), its discontinued retail segment. As of July 2, 2005, total obligations of the Company as guarantor on these leases is approximately $10.7 million extending over 14 years. However, the Company has secured assignments or sublease agreements for the vast majority of these commitments with contractual assigned or subleased rentals of approximately $10.1 million. A provision has been made for the net present value of the estimated shortfall.

Legal Proceedings

The Company is involved from time to time in various lawsuits, including class action lawsuits arising out of the ordinary conduct of its business. Although no assurances can be given, management does not expect that any of these matters will have a material adverse effect on the Company’s business or financial condition. The Company is also involved in various proceedings incidental to the ordinary course of its business. The Company believes, based on consultation with legal counsel, that none of these will have a material adverse effect on its financial condition or results of operations.

16. Subsidiary Guarantor Financial Information:

The following condensed consolidating financial statements are presented pursuant to Rule 3—10 of Regulation S—X and reflect the financial position, results of operations, and cash flows of the Predecessor for periods prior to April 2, 2005 and the financial position, results of operations, and cash flows of the Successor for the period April 2, 2005 through July 2, 2005.

The financial information is presented under the following column headings: Parent Company (Holdings), Subsidiary Issuer (ATD), Subsidiary Guarantors (ATD’s subsidiaries). The Subsidiary Issuer and all of the Subsidiary Guarantors are wholly-owned subsidiaries of Holdings. The following describes the guarantor relationships of the Company’s senior notes:

•	Senior Discount Notes of $51.5 million in aggregate principal amount at maturity were issued by Holdings. Such notes are not guaranteed by the Subsidiary Issuer or the Subsidiary Guarantors.

•	Senior Floating Rate Notes and Senior Notes of $290.0 million in aggregate principal amount were issued by ATD and are unconditionally guaranteed on a joint and several basis by the Company’s non-issuing, wholly-owned subsidiaries (“Subsidiary Guarantors”) on a senior basis and unconditionally guaranteed on a joint and several basis by Holdings on a subordinated basis.

•	Series D Senior Notes of $28.6 million in aggregate principal amount issued by ATD are guaranteed on a full, unconditional and joint and several basis by all of its direct subsidiaries, each of which is wholly-owned (Subsidiary Guarantors). Parent Company (Holdings) is not a guarantor on the Series D Senior Notes.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

The condensed consolidating financial information for the Company is as follows (dollars in thousands):

Condensed consolidating balance sheets as of July 2, 2005 for the Successor and January 1, 2005 for the Predecessor, are as follows:

	Successor As of July 2, 2005 (Unaudited)
	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$75	$4,066	$165	$—	$4,306
Accounts receivable, net	—	110,167	48,115	—	158,282
Inventories	—	157,036	92,951	—	249,987
Other current assets	1,058	65,225	690	—	66,973

Total current assets	1,133	336,494	141,921	—	479,548

Property and equipment, net	—	22,711	4,939	—	27,650
Goodwill and other intangible assets, net	—	592,853	533	—	593,386
Investment in subsidiaries	278,285	113,031	—	(391,316)	—
Other assets	2,720	32,552	613	—	35,885

Total assets	$282,138	$1,097,641	$148,006	$(391,316)	$1,136,469

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$—	$276,739	$253	$—	$276,992
Accrued expenses	—	27,380	2,733	—	30,113
Current maturities of long-term debt	—	3,534	69	—	3,603
Intercompany payables (receivables)	3,604	(31,551)	27,947	—	—

Total current liabilities	3,604	276,102	31,002	—	310,708

Long-term debt	41,310	458,275	7	—	499,592
Deferred income taxes	—	80,216	—	—	80,216
Other liabilities	400	4,763	3,966	—	9,129
Redeemable preferred stock	17,666	—	—	—	17,666
Stockholders’ equity:
Intercompany investment	—	280,622	108,785	(389,407)	—
Common stock	10	—	—	—	10
Additional paid-in capital	217,990	—	—	—	217,990
Warrants	4,631	—	—	—	4,631
Accumulated deficit	(3,473)	(2,337)	4,246	(1,909)	(3,473)

Total stockholders’ equity	219,158	278,285	113,031	(391,316)	219,158

Total liabilities and stockholders’ equity	$282,138	$1,097,641	$148,006	$(391,316)	$1,136,469

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

	Predecessor As of January 1, 2005
	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$2,509	$825	$—	$3,334
Accounts receivable, net	—	91,889	38,794	—	130,683
Inventories	—	142,889	77,889	—	220,778
Other current assets	—	26,638	1,213	—	27,851

Total current assets	—	263,925	118,721	—	382,646

Property and equipment, net	—	18,706	5,454	—	24,160
Goodwill and other intangible assets, net	—	50,977	84,460	—	135,437
Investment in subsidiaries	—	123,096	—	(123,096)	—
Other assets	—	13,258	794	—	14,052

Total assets	$—	$469,962	$209,429	$(123,096)	$556,295

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$—	$210,305	$5,401	$—	$215,706
Accrued expenses	—	26,648	4,133	—	30,781
Current maturities of long-term debt	—	2,359	80	—	2,439
Intercompany payables (receivables)	—	(72,246)	72,246	—	—

Total current liabilities	—	167,066	81,860	—	248,926

Long-term debt	—	231,455	25	—	231,480
Other liabilities	—	4,141	4,448	—	8,589
Redeemable preferred stock	—	9,535	—	—	9,535
Stockholders’ equity:
Intercompany investment	—	—	108,785	(108,785)	—
Preferred stock	—	55,854	—	—	55,854
Common stock	—	52	—	—	52
Additional paid-in capital	—	23,030	—	—	23,030
Warrants	—	1,352	—	—	1,352
Accumulated deficit	—	(22,523)	14,311	(14,311)	(22,523)

Total stockholders’ equity	—	57,765	123,096	(123,096)	57,765

Total liabilities and stockholders’ equity	$—	$469,962	$209,429	$(123,096)	$556,295

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

Condensed consolidating statements of operations for the quarters ended July 2, 2005 for the Successor and July 3, 2004 for the Predecessor are as follows:

	Successor For the Quarter Ended July 2, 2005 (Unaudited)
	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Eliminations	Consolidated
Net sales	$—	$270,456	$129,731	$—	$400,187
Cost of goods sold	—	229,002	108,034	—	337,036

Gross profit	—	41,454	21,697	—	63,151
Selling, general and administrative expenses	2	40,848	14,549	—	55,399
Transaction expenses	—	95	—	—	95

Operating income (loss)	(2)	511	7,148	—	7,657
Other income (expense):
Interest (expense) income	(1,891)	(11,515)	4	—	(13,402)
Other, net	—	(141)	96	—	(45)
Equity earnings of subsidiaries	(2,337)	4,246	—	(1,909)	—

Income (loss) from operations before income taxes	(4,230)	(6,899)	7,248	(1,909)	(5,790)
Provision (benefit) for income taxes	(757)	(4,562)	3,002	—	(2,317)

Net income (loss)	$(3,473)	$(2,337)	$4,246	$(1,909)	$(3,473)

	Predecessor For the Quarter Ended July 3, 2004 (Unaudited)
	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Eliminations	Consolidated
Net sales	$—	$222,458	$91,647	$—	$314,105
Cost of goods sold	—	183,471	76,107	—	259,578

Gross profit	—	38,987	15,540	—	54,527
Selling, general and administrative expenses	—	30,782	10,897	—	41,679

Operating income	—	8,205	4,643	—	12,848
Other income (expense):
Interest expense	—	(2,350)	—	—	(2,350)
Other, net	—	(109)	70	—	(39)
Equity earnings of subsidiaries	—	2,828	—	(2,828)	—

Income from operations before income taxes	—	8,574	4,713	(2,828)	10,459
Provision for income taxes	—	2,299	1,885	—	4,184

Net income	$—	$6,275	$2,828	$(2,828)	$6,275

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

Condensed consolidating statements of operations for the quarter ended April 2, 2005 and six months ended July 3, 2004 for the Predecessor are as follows:

	Predecessor For the Quarter Ended April 2, 2005 (Unaudited)
	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Eliminations	Consolidated
Net sales	$—	$245,281	$109,058	$—	$354,339
Cost of goods sold	—	201,210	89,278	—	290,488

Gross profit	—	44,071	19,780	—	63,851
Selling, general and administrative expenses	—	38,375	14,278	—	52,653
Transaction expenses	—	28,211	—	—	28,211

Operating income (loss)	—	(22,515)	5,502	—	(17,013)
Other income (expense):
Interest (expense) income	—	(3,685)	3	—	(3,682)
Other, net	—	(299)	47	—	(252)
Equity earnings of subsidiaries	—	3,796	—	(3,796)	—

Income (loss) from operations before income taxes	—	(22,703)	5,552	(3,796)	(20,947)
Provision (benefit) for income taxes	—	(8,376)	1,756	—	(6,620)

Net income (loss)	$—	$(14,327)	$3,796	$(3,796)	$(14,327)

	Predecessor For the Six Months Ended July 3, 2004 (Unaudited)
	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Eliminations	Consolidated
Net sales	$—	$436,715	$178,759	$—	$615,474
Cost of goods sold	—	356,103	147,270	—	503,373

Gross profit	—	80,612	31,489	—	112,101
Selling, general and administrative expenses	—	63,924	22,134	—	86,058

Operating income	—	16,688	9,355	—	26,043
Other income (expense):
Interest expense	—	(5,842)	(2)	—	(5,844)
Other, net	—	(482)	140	—	(342)
Equity earnings of subsidiaries	—	5,696	—	(5,696)	—

Income from operations before income taxes	—	16,060	9,493	(5,696)	19,857
Provision for income taxes	—	4,146	3,797	—	7,943

Net income	$—	$11,914	$5,696	$(5,696)	$11,914

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

Condensed consolidating statements of cash flows for the period from April 2, 2005 through July 2, 2005 for the Successor and for the quarter ended April 2, 2005 and six months ended July 3, 2004 for the Predecessor are as follows:

	Successor For the period from April 2, 2005 through July 2, 2005 (Unaudited)
	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(3,473)	$(2,337)	$4,246	$(1,909)	$(3,473)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of other intangibles and other assets	72	6,272	487	—	6,831
Provision for doubtful accounts	—	54	141	—	195
Provision for obsolete inventory	—	(79)	(57)	—	(136)
Provision for deferred income taxes	—	(1,599)	—	—	(1,599)
Equity earnings of subsidiaries	2,337	(4,246)	—	1,909	—
Change in operating assets and liabilities:
Accounts receivable	—	(11,735)	(7,270)	—	(19,005)
Inventories	—	(4,488)	(11,933)	—	(16,421)
Other current assets	(780)	(3,636)	(28)	—	(4,444)
Accounts payable and accrued expenses	—	11,420	618	—	12,038
Other, net	1,383	2,792	(245)	—	3,930

Net cash used in operations	(461)	(7,582)	(14,041)	—	(22,084)

Cash flows from investing activities:
Purchase of property and equipment	—	(1,080)	(517)	—	(1,597)
Proceeds from sale of property and equipment	—	7	28	—	35
Acquisition	—	(438,476)	—	—	(438,476)
Other	—	(300)	—	—	(300)
Intercompany	461	(15,027)	14,566	—	—

Net cash provided by (used in) investing activities	461	(454,876)	14,077	—	(440,338)

Cash flows from financing activities:
Net repayments of revolving credit facility	—	(27,089)	—	—	(27,089)
Payments of other long-term debt	—	(681)	(36)	—	(717)
Payments of deferred financing costs	(1,301)	(33,865)	—	—	(35,166)
Series A preferred stock redemption	—	(4,800)	—	—	(4,800)
Proceeds from issuance of common stock	211,500	—	—	—	211,500
Proceeds from issuance of long-term debt	40,003	290,000	—	—	330,003
Proceeds from issuance of preferred stock	15,369	—	—	—	15,369
Proceeds from issuance of warrants	4,631	—	—	—	4,631
Payment of Series D Senior Notes	—	(30,506)	—	—	(30,506)
Intercompany cash transfers	(270,127)	270,127	—	—	—

Net cash provided by (used in) financing activities	75	463,186	(36)	—	463,225

Net increase in cash and cash equivalents	75	728	—	—	803
Cash and cash equivalents, beginning of period	—	3,338	165	—	3,503

Cash and cash equivalents, end of period	$75	$4,066	$165	$—	$4,306

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

	Predecessor For the Quarter Ended April 2, 2005 (Unaudited)
	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$—	$(14,327)	$3,796	$(3,796)	$(14,327)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of other intangibles and other assets	—	1,218	752	—	1,970
Provision for doubtful accounts	—	182	97	—	279
Provision for obsolete inventory	—	248	84	—	332
Stock-based compensation expense	—	8,584	—	—	8,584
Equity earnings of subsidiaries	—	(3,796)	—	3,796	—
Change in operating assets and liabilities:
Accounts receivable	—	(6,779)	(1,762)	—	(8,541)
Inventories	—	(9,828)	(3,156)	—	(12,984)
Other current assets	—	(9,773)	551	—	(9,222)
Accounts payable and accrued expenses	—	53,180	(7,173)	—	46,007
Other, net	—	(1,587)	(155)	—	(1,742)

Net cash provided by (used in) operations	—	17,322	(6,966)	—	10,356

Cash flows from investing activities:
Purchase of property and equipment	—	(681)	(893)	—	(1,574)
Proceeds from sale of property and equipment	—	12	224	—	236
Other	—	(100)	—	—	(100)
Intercompany	—	(6,975)	6,975	—	—

Net cash provided by (used in) investing activities	—	(7,744)	6,306	—	(1,438)

Cash flows from financing activities:
Net repayments of revolving credit facility	—	(8,451)	—	—	(8,451)
Payments of other long-term debt	—	(1,460)	—	—	(1,460)
Proceeds from issuance of common stock	—	1,862	—	—	1,862
Series A preferred stock redemption	—	(700)	—	—	(700)

Net cash used in financing activities	—	(8,749)	—	—	(8,749)

Net increase (decrease) in cash and cash equivalents	—	829	(660)	—	169
Cash and cash equivalents, beginning of period	—	2,509	825	—	3,334

Cash and cash equivalents, end of period	$—	$3,338	$165	$—	$3,503

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(CONTINUED)

	Predecessor For the Six Months Ended July 3, 2004 (Unaudited)
	Parent Company	Subsidiary Issuer	Subsidiary Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$—	$11,914	$5,696	$(5,696)	$11,914
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of other intangibles and other assets	—	2,267	713	—	2,980
Provision for doubtful accounts	—	17	94	—	111
Provision for obsolete inventory	—	(185)	(113)	—	(298)
Provision for deferred income taxes	—	1,077	—	—	1,077
Equity earnings of subsidiaries	—	(5,696)	—	5,696	—
Change in operating assets and liabilities:
Accounts receivable		(23,853)	(8,688)	—	(32,541)
Inventories	—	(16,977)	(5,853)	—	(22,830)
Other current assets	—	(1,669)	82	—	(1,587)
Accounts payable and accrued expenses	—	44,260	171	—	44,431
Other, net	—	(467)	(54)	—	(521)

Net cash provided by (used in) operating activities	—	10,688	(7,952)	—	2,736

Cash flows from investing activities:
Purchase of property and equipment	—	(1,460)	(370)	—	(1,830)
Proceeds from sale of property and equipment	—	7	21	—	28
Intercompany	—	(8,307)	8,307	—	—

Net cash provided by (used in) investing activities	—	(9,760)	7,958	—	(1,802)

Cash flows from financing activities:
Net proceeds from revolving credit facility	—	17,264	—	—	17,264
Payments of other long-term debt	—	(15,303)	(4)	—	(15,307)
Payments of deferred financing cost	—	(1,478)	—	—	(1,478)
Series A preferred stock redemption	—	(1,000)	—	—	(1,000)

Net cash used in financing activities	—	(517)	(4)	—	(521)

Net increase in cash and cash equivalents	—	411	2	—	413
Cash and cash equivalents, beginning of period	—	3,295	31	—	3,326

Cash and cash equivalents, end of period	$—	$3,706	$33	$—	$3,739

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

American Tire Distributors, Inc. and Subsidiaries:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of American Tire Distributors, Inc. and subsidiaries (the “Company”, formerly Heafner Tire Group, Inc.) at January 1, 2005 and December 27, 2003, and the results of their operations and their cash flows for each of the three years in the period ended January 1, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

Charlotte, North Carolina

March 4, 2005, except for Note 15,

which is as of March 31, 2005

AMERICAN TIRE DISTRIBUTORS, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

	January 1, 2005	December 27, 2003
Assets
Current assets:
Cash and cash equivalents	$3,334	$3,326
Accounts receivable, net of allowance for doubtful accounts of $1,587 and $1,112 in fiscal 2004 and 2003, respectively	130,683	96,120
Inventories	220,778	174,051
Deferred income taxes	8,890	6,462
Other current assets	18,961	10,625

Total current assets	382,646	290,584

Property and equipment, net	24,160	17,662
Goodwill, net	121,910	93,940
Other intangible assets, net	13,527	2,238
Deferred income taxes	6,887	8,849
Other assets	7,165	5,730

Total assets	$556,295	$419,003

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$215,706	$170,716
Accrued expenses	30,781	17,952
Current maturities of long-term debt	2,439	2,919

Total current liabilities	248,926	191,587

Revolving credit facility and other long-term debt	188,770	137,044
Series D Senior Notes	28,600	28,600
Capital lease obligations	14,110	14,153
Other liabilities	8,589	4,590
Redeemable preferred stock (Note 11)	9,535	10,535
Commitments and contingencies (Note 7)
Stockholders’ equity:
Preferred stock (Note 12)	55,854	50,944
Common stock, par value $.01 per share; 50,000,000 shares authorized; 5,161,917 and 5,086,917 shares issued and outstanding	52	51
Additional paid-in capital	23,030	22,388
Warrants	1,352	1,782
Note receivable from sale of stock	—	(17)
Accumulated deficit	(22,523)	(42,654)

Total stockholders’ equity	57,765	32,494

Total liabilities and stockholders’ equity	$556,295	$419,003

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN TIRE DISTRIBUTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands)

	For the Fiscal Year Ended
	January 1, 2005	December 27, 2003	December 28, 2002
Net sales	$1,282,069	$1,114,410	$1,062,015
Cost of goods sold	1,043,793	910,905	868,750

Gross profit	238,276	203,505	193,265
Selling, general and administrative expenses	183,235	162,351	161,914

Operating income	55,041	41,154	31,351
Other income (expense):
Interest expense	(13,371)	(14,071)	(18,705)
Gain on repurchase of Series D Senior Notes	—	—	49,759
Other, net	(393)	93	288

Income from continuing operations before income taxes	41,277	27,176	62,693
Provision for income taxes	16,236	11,089	24,783

Income from continuing operations	25,041	16,087	37,910
Loss from discontinued operations, net of income tax benefit of $0, $57 and $316	—	(82)	(483)

Net income	$25,041	$16,005	$37,427

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN TIRE DISTRIBUTORS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(dollars in thousands, except share amounts)

	Preferred Stock (Note 12)		Class A Common Stock		Additional Paid-In Capital	Warrants	Notes Receivable From Sale of Stock	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, December 29, 2001	—	$—	5,136,917	$51	$22,751	$1,137	$(340)	$(87,135)	$(63,536)
Net income	—	—	—	—	—	—	—	37,427	37,427
Repurchase of common stock	—	—	(50,000)	—	(363)	—	323	—	(40)
Issuance of warrants	—	—	—	—	—	645	—	—	645
Preferred stock Series C	1,333,334	13,080	—	—	—	—	—	—	13,080
Preferred stock Series D	9,637,592	28,913	—	—	—	—	—	—	28,913
Dividends on preferred stock Series C	—	1,440	—	—	—	—	—	(1,440)	—
Dividends on preferred stock Series D	—	2,602	—	—	—	—	—	(2,602)	—

Balance, December 28, 2002	10,970,926	46,035	5,086,917	51	22,388	1,782	(17)	(53,750)	16,489

Net income	—	—	—	—	—	—	—	16,005	16,005
Dividends on preferred stock Series C	—	1,440	—	—	—	—	—	(1,440)	—
Dividends on preferred stock Series D	—	3,469	—	—	—	—	—	(3,469)	—

Balance, December 27, 2003	10,970,926	50,944	5,086,917	51	22,388	1,782	(17)	(42,654)	32,494

Net income	—	—	—	—	—	—	—	25,041	25,041
Surrender of warrants	—	—	—	—	430	(430)	—	—	—
Issuance of common stock	—	—	75,000	1	212	—	—	—	213
Forgiveness of note receivable	—	—	—	—	—	—	17	—	17
Dividends on preferred stock Series C	—	1,440	—	—	—	—	—	(1,440)	—
Dividends on preferred stock Series D	—	3,470	—	—	—	—	—	(3,470)	—

Balance, January 1, 2005	10,970,926	$55,854	5,161,917	$52	$23,030	$1,352	$—	$(22,523)	$57,765

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN TIRE DISTRIBUTORS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	For the Fiscal Year Ended
	January 1, 2005	December 27, 2003	December 28, 2002
Cash flows from operating activities:
Net income	$25,041	$16,005	$37,427
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Loss from discontinued operations, net of income taxes	—	82	483
Gain on repurchase of Series D Senior Notes	—	—	(49,759)
Depreciation and amortization of other intangibles	6,781	6,957	8,610
Amortization of other assets	1,156	1,208	1,221
Provision for doubtful accounts	320	907	2,036
Provision for obsolete inventory	(91)	(12)	(4,832)
Deferred income taxes	1,847	6,915	22,570
Change in assets and liabilities:
Accounts receivable, net	(16,046)	(2,353)	(4,787)
Inventories	(20,831)	(17,317)	2,322
Other current assets	(7,187)	1,274	(1,154)
Accounts payable and accrued expenses	34,605	5,317	5,735
Other	114	(1,326)	(4,607)

Net cash provided by continuing operating activities	25,709	17,657	15,265

Cash flows from investing activities:
Acquisitions, net of cash acquired	(59,207)	—	—
Net proceeds from sale-leaseback transaction	—	—	13,285
Purchase of property and equipment	(4,379)	(2,491)	(2,059)
Proceeds from sale of property and equipment	284	612	2,187
Other, net	—	(50)	—

Net cash provided by (used in) investing activities	(63,302)	(1,929)	13,413

Cash flows from financing activities:
Net proceeds from (repayments of) revolving credit facility	56,851	(10,964)	13,960
Payments of other long-term debt	(16,336)	(3,656)	(6,232)
Borrowings of other long-term debt	—	25	—
Repurchase of Series D Senior Notes	—	—	(64,959)
Proceeds received from issuance of preferred stock	—	—	28,913
Common stock repurchase	—	—	(40)
Proceeds from issuance of common stock	213	—	—
Payments for deferred financing costs	(2,127)	—	(1,758)
Series A preferred stock redemption	(1,000)	(500)	—

Net cash provided by (used in) financing activities	37,601	(15,095)	(30,116)

Net increase (decrease) in cash and cash equivalents	8	633	(1,438)
Cash and cash equivalents, beginning of year	3,326	2,693	4,131

Cash and cash equivalents, end of year	$3,334	$3,326	$2,693

Supplemental disclosures of cash flow information:
Cash payments for interest	$12,389	$13,345	$18,234

Cash payments for taxes, net	$17,610	$2,592	$3,230

Supplemental disclosures of noncash activities:
Capital expenditures financed by debt	$5,224	$670	$124

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Significant Accounting Policies:

Nature of Business

American Tire Distributors, Inc. (together with its subsidiaries, the “Company), is a Delaware corporation engaged in the wholesale distribution of tires, custom wheels and accessories, and related service equipment. On May 24, 1999, Charlesbank Equity Fund IV, L.P. (“Charlesbank”), a Massachusetts limited partnership, purchased approximately 97.8% of the Company’s then issued and outstanding shares of Class A common stock and approximately 96.8% of the Company’s then issued and outstanding shares of Class B common stock for a purchase price of approximately $44.7 million. On August 20, 1999, the Company reincorporated in Delaware (previously incorporated in North Carolina) and simultaneously changed its name from The J.H. Heafner Company, Inc. to Heafner Tire Group, Inc. On May 30, 2002, the Company changed its name from Heafner Tire Group, Inc. to American Tire Distributors, Inc. During fiscal 2004, the Company completed the purchase of all the outstanding stock of Texas Market Tire Holdings I, Inc., d/b/a Big State Tire Supply (“Big State”) and Target Tire, Inc. (“Target Tire”) (see Note 2).

The Company is an independent distributor of tires, custom wheels and accessories, and related service equipment to the replacement market. The Company’s customer base is comprised primarily of independent tire dealers with other customers representing national retail chains, service stations and other automotive dealer and repair facilities. The Company has one reportable segment with 71 distribution centers organized along geographic lines into eight regions across the US. These regions have been aggregated into one reportable segment.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of American Tire Distributors, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain amounts for outbound shipping costs previously classified in selling, general, and administrative expenses have been reclassified to cost of goods sold. The effect of this reclassification was a decrease in selling, general, and administrative expenses and an increase in cost of goods sold in the amount of $8.3 million and $6.2 million for fiscal years 2003 and 2002, respectively. Certain other prior period amounts have been reclassified to conform to the current period presentation. These other reclassifications had no material effect on previously reported operating results.

Fiscal Year

The Company’s fiscal year is based on either a 52 or 53-week period ending on the Saturday closest to each December 31. Therefore, the financial results of certain fiscal years will not be exactly comparable to the prior and subsequent 52-week fiscal years. The fiscal years ended January 1, 2005, December 27, 2003 and December 28, 2002 contain operating results for 53 weeks, 52 weeks and 52 weeks, respectively.

Cash and Cash Equivalents

The Company includes cash, demand deposits and highly liquid investments with initial maturities of less than three months in cash and cash equivalents in its consolidated financial statements.

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Revenue Recognition and Concentration of Credit Risk

The Company recognizes revenue when title and risk of loss pass to the customer, which is upon delivery under free on board (“FOB”) destination terms. In the normal course of business, the Company extends credit, on open accounts, to its customers after performing a credit analysis based on a number of financial and other criteria. The Company performs ongoing credit evaluations of its customers’ financial condition and does not normally require collateral; however, letters of credit and other security are occasionally required for certain new and existing customers. Allowances are maintained for estimated potential credit losses.

The Company permits customers from time to time to return certain products but there is no contractual right of return. The Company continuously monitors and tracks such returns and records an estimate of such future returns, which is based on historical experience of actual returns.

Fair Value of Financial Instruments

Carrying value approximates fair value as it relates to cash and cash equivalents, accounts receivable and accounts payable due to the short-term maturity of those instruments. The fair value of the Company’s long-term debt approximates its carrying value.

Inventories

Inventories consist primarily of automotive tires, custom wheels, automotive service equipment and related products and are valued at the lower of cost, determined on the first-in, first-out (FIFO) method, or market. The Company performs periodic assessments to determine the existence of obsolete, slow-moving and non-saleable inventories and records necessary provisions to reduce such inventories to net realizable value. Terms with a majority of the Company’s tire vendors allow return of tire products, within limitations, specified in their supply agreements. All of the Company’s inventory is held as collateral under the revolving credit facility (“Revolver”).

Property and Equipment

Property and equipment are recorded at cost and depreciation, which includes the amortization of assets recorded under capital lease obligations, is determined by using the straight-line method based on the following estimated useful lives:

Buildings	20-30 years
Machinery and equipment	3-10 years
Furniture and fixtures	3-7 years
Vehicles and other	3-5 years

Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the improvements. Expenditures for repairs and maintenance are charged to expense as incurred. Renewals or improvements of significant items are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization is removed from the respective accounts and any resulting gain or loss is recognized.

Deferred Financing Costs

Costs incurred in connection with financing activities (see Note 5) are capitalized and amortized on a straight-line basis and charged to interest expense over the life of the associated debt in the accompanying consolidated statements of operations. The unamortized balance of these deferred costs included in the accompanying consolidated balance sheets was $3.4 million and $2.5 million at January 1, 2005 and December 27, 2003, respectively. In connection with the repurchase of $121.4 million in outstanding principal amount of the Series D

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Senior Notes (see Note 9), the Company wrote off approximately $4.0 million of unamortized deferred financing costs associated with the Series D Senior Notes. The charge has been included as an offset to the gain on repurchase of Series D Senior Notes in the accompanying consolidated statements of operations in fiscal 2002.

Goodwill and Other Intangible Assets

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations” and SFAS No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations completed after June 30, 2001. This statement also specifies that intangible assets acquired in a purchase method business combination must meet certain criteria to be recognized and reported apart from goodwill. SFAS No. 142 revises the accounting for purchased goodwill and intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are tested for impairment annually and more frequently in the event of an impairment indicator. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives, and reviewed for impairment at least annually. The Company adopted the provisions of SFAS No. 142 in the first quarter of fiscal 2002.

The provisions of SFAS No. 142 require that a two-step test be performed to assess goodwill for impairment. First, the fair value of each reporting unit is compared to its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired and no further testing is performed. The second step is performed if the carrying value exceeds the fair value. The implied fair value of the reporting unit’s goodwill must be determined and compared to the carrying value of the goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, an impairment loss equal to the difference will be recorded. In accordance with SFAS No. 142, the Company performed the required annual impairment test in fourth quarter of fiscal years 2004, 2003 and 2002 and determined that no goodwill impairment existed. Fair value was computed by utilizing a variety of methods, including discounted cash flow and market multiple models.

Goodwill represents the excess of the purchase price over the fair value of the net assets of the acquired entities. Prior to adopting SFAS No. 142, goodwill was amortized on a straight-line basis over a period of 15 years. Goodwill increased by $28.0 million in fiscal 2004 as a result of the acquisition of Big State and Target Tire (see Note 2). Accumulated amortization of goodwill at January 1, 2005 and December 27, 2003 was $22.6 million.

Other intangible assets, which represent noncompete agreements, customer lists, and other intangibles, are being amortized on a straight-line basis over periods ranging from five to fifteen years. Amortization of other intangibles was $1.1 million, $1.4 million, and $3.2 million in fiscal 2004, 2003, and 2002, respectively. Accumulated amortization at January 1, 2005 and December 27, 2003 was $3.1 million and $2.0 million, respectively. In fiscal 2003, the Company wrote off fully amortized balances of $12.2 million relating to intangible assets.

The following table sets forth the gross amount and accumulated amortization of the Company’s intangible assets for the fiscal years ended January 1, 2005 and December 27, 2003 (in thousands):

	Estimated Useful Life	January 1, 2005		December 27, 2003
		Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
	(Years)
Customer lists	15	$12,272	$333	$—	$—
Noncompete agreements	5-7	2,789	2,059	2,664	1,608
Trademarks	5	1,613	755	1,613	431

Total amortizable intangible assets		$16,674	$3,147	$4,277	$2,039

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Estimated intangible asset amortization expense for each of the next five fiscal years is expected to be $1.5 million in 2005, $1.4 million in 2006, $1.1 million in 2007, $0.8 million in 2008, and $0.8 million in 2009.

Self Insurance

The Company is self-insured with respect to employee health liability claims and maintains a large deductible program on workers’ compensation and auto. The Company has stop-loss insurance coverage for individual claims in excess of $0.2 million for employee health and deductibles of $0.3 million on the workers’ compensation and auto. Aggregate stop-loss limits for workers’ compensation and auto are $6.2 million. There is no aggregate stop-loss limit on employee health insurance.

Post-retirement Benefits

The Company accounts for post-retirement benefits in accordance with SFAS No. 106, “Employers’ Accounting for Post Retirement Benefits Other than Pensions” and SFAS No. 132 (Revised 2003), “Employers’ Disclosures about Pensions and Other Post Retirement Benefits—an amendment of FASB Statements No. 87, 88, and 106.” SFAS No. 106 requires the Company to accrue the cost of post-retirement benefit obligations based on a number of actuarial assumptions including assumptions about the discount rate, expected return on plan assets, health care cost trend rates, and rate of future compensation increases. The actuarial assumptions used may differ materially from actual results, which may have a significant impact on the amount of post-retirement expenses to be recognized in future periods. SFAS No. 132 (Revised 2003) supercedes the disclosure requirements for post-retirement benefit plans in SFAS No. 106 without changing the measurement or recognition of those plans. This statement requires additional disclosures compared to those of the original SFAS No. 132 about the assets, obligations, cash flows, and net periodic benefit cost (see Note 6).

Shipping and Handling Costs

Certain company shipping, handling, and other distribution costs are classified as selling, general, and administrative expenses in the accompanying consolidated statements of operations. Such expenses totaled $64.7 million, $61.6 million, and $60.1 million for the years ended January 1, 2005, December 27, 2003, and December 28, 2002, respectively. Certain outbound shipping and handling costs are classified in cost of goods sold. Shipping revenue is classified in net sales in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs.”

Vendor Rebates

The Company receives rebates from its vendors under a number of different programs. These rebates are recorded in accordance with EITF Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Cash Considerations Received from a Vendor.” Many of the vendor programs provide for the Company to receive rebates when any of a number of measures is achieved, generally related to the volume of purchases. These rebates are accounted for as a reduction to the price of the product, which reduces the carrying value of inventory until the product is sold. Throughout the year, the amount of rebates is estimated based upon the expected level of purchases. These estimates are continually revised to reflect rebates earned based on actual purchase levels. Historically, actual rebates have been within the expectations used in the estimates.

Cooperative Advertising and Marketing Programs

The Company participates in cooperative advertising and marketing programs (“co-op”) with its vendors. Co-op funds used to offset specific costs in selling the vendor’s products are reported as a reduction of selling, general, and administrative expenses at the time the qualifying advertising and marketing expenses are incurred.

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Co-op funds not used to offset specific costs and excess co-op funds are used to offset cost of goods sold in accordance with EITF Issue No. 02-16.

Income Taxes

The Company accounts for its income taxes under the provisions of SFAS No. 109 “Accounting for Income Taxes.” This statement requires the use of the asset and liability method of accounting for deferred income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes, at the applicable enacted tax rates. The Company provides a valuation allowance against its deferred tax assets when the future realizability of the assets becomes uncertain.

Derivative Instruments and Hedging Activities

For derivative instruments, the Company applies SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, SFAS No. 138, and SFAS No. 149. This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met and that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment. The adoption of this statement had no material impact on the Company’s consolidated financial position and results of operations (see Note 5).

Stock Options

As permitted by SFAS No. 123, “Accounting For Stock-Based Compensation,” the Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and its related interpretations. Pursuant to APB No. 25, compensation expense is recognized for financial reporting purposes using the intrinsic value method when it becomes probable that the options will be exercisable. The amount of compensation expense to be recognized is determined by the excess of the fair value of common stock over the exercise price of the related option at the measurement date. Accordingly, no compensation expense has been recorded in the consolidated statements of operations as the exercise price of all stock options represented fair value of the underlying common stock at the date of grant.

SFAS No. 123 established an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. The Company has elected not to adopt SFAS No. 123 for expense recognition purposes, but is required to provide certain pro forma disclosures, which are presented below.

The following information is presented as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123 (in thousands):

	Year Ended
	January 1, 2005	December 27, 2003	December 28, 2002
Net income, as reported	$25,041	$16,005	$37,427
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of tax	(416)	(371)	(440)

Pro forma net income	$24,625	$15,634	$36,987

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The weighted average fair value of options granted during fiscal 2004, 2003, and 2002 estimated on the date of grant using the Black-Scholes option pricing model was $1.42, $1.00, and $0.55, respectively. The fair value of options granted in fiscal 2004, 2003, and 2002 was determined using the following assumptions: a weighted average risk-free interest rate of 4.06%, 4.05%, and 4.93%, respectively, no dividend yield, expected life of 10 years, which equals the lives of the grants, and no expected volatility.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” The amendments made by SFAS No. 151 will improve financial reporting by requiring that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect the adoption SFAS No. 151 to have a material impact on its consolidated financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). For non-public companies, as defined, the provisions of SFAS No. 123R are effective for reporting periods beginning after December 15, 2005. The new statement requires compensation expense associated with share-based payments to employees to be recognized in the financial statements based on their fair values. The Company is currently accounting for stock option grants in accordance with APB No. 25 and its related interpretations. Accordingly, no compensation expense has been recorded in the consolidated statements of operations. Upon the adoption of SFAS 123R, the Company will be required to apply the provisions of the statement prospectively for any newly issued, modified or settled award after the date of initial adoption. The Company is in the process of evaluating the impact the requirements of this statement will have on its consolidated financial statements.

2. Acquisitions:

During fiscal 2004, the Company acquired the entities described below, which were accounted for using the purchase method of accounting. Accordingly, results of operations for the acquired businesses have been included in the accompanying consolidated statements of operations from the acquisition dates.

On July 30, 2004, the Company completed the purchase of all the outstanding stock of Big State, a tire distributor located in Lubbock, Texas pursuant to the terms of that certain Stock Purchase Agreement dated July 2, 2004. The acquisition expanded the Company’s operations into Texas, Oklahoma and New Mexico and included nine distribution centers that were operated by Big State. The acquisition was financed by the Company’s existing Revolver (see Note 5).

On September 2, 2004, the Company completed the purchase of all the outstanding stock of Target Tire, a tire distributor located in Jacksonville, North Carolina pursuant to the terms of that certain Stock Purchase Agreement dated September 1, 2004. Target Tire operated eleven distribution centers located in North Carolina,

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Georgia, South Carolina, Virginia and Tennessee. The acquisition strengthened the Company’s presence with retailers in the Southeast, a region where there is already a strong market presence. The acquisition was financed by the Company’s existing Revolver, as amended (see Note 5). In connection with the acquisition, the Company recorded a $4.3 million liability for estimated costs related to facility closures ($3.5 million), employee severance ($0.7 million), and other related exit costs ($0.1 million) in accordance with EITF 95-3 “Recognition of Liabilities in Connection with a Purchase Business Combination.” The facilities closing expense primarily relates to the closing of all but one Target Tire distribution center due to existing distribution centers being located in close proximity to the acquired distribution facilities. The Company has substantially completed all facility closings. The severance costs were primarily related to duplicate administrative personnel and personnel at the facilities that were closed. As of January 1, 2005, the Company had charged approximately $0.2 million against these reserves. The remaining liability is primarily related to lease obligations that expire in 2014.

The aggregate purchase price of these acquisitions, subject to adjustment, was $59.3 million, consisting of $58.2 million in cash, $0.6 million for repayment of debt, and $0.5 million in direct acquisition costs. There is $1.0 million that it being held in escrow pending final purchase price adjustments. Allocations of the purchase prices have been recorded in the accompanying consolidated financial statements as of January 1, 2005, based on management’s best estimate of fair values for the assets acquired and liabilities assumed. The excess of the purchase price over the fair value of the net assets of the acquired entities was allocated to goodwill ($28.0 million) and intangible assets ($12.4 million). Goodwill of $9.8 million and an intangible asset of $10.9 million, recorded in connection with the Big State acquisition, are deductible for tax purposes. The intangible assets primarily relate to customer lists which are being amortized on a straight-line basis over an estimated life of fifteen years.

3. Income Taxes:

The following summarizes the components of the Company’s income tax provision on income from continuing operations for fiscal 2004, 2003 and 2002 (in thousands):

	Year Ended
	January 1, 2005	December 27, 2003	December 28, 2002
Federal—
Current provision (benefit)	$12,307	$2,318	$(40)
Deferred provision	1,585	6,776	21,499

	13,892	9,094	21,459
State—
Current provision	2,084	1,821	2,778
Deferred provision	260	174	546

	2,344	1,995	3,324

Total provision	$16,236	$11,089	$24,783

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Actual income tax expense differs from the amount computed by applying the statutory federal income tax rate of 35% in fiscal 2004, 2003 and 2002 as a result of the following (in thousands):

	Year Ended
	January 1, 2005	December 27, 2003	December 28, 2002
Income tax provision computed at the federal statutory rate	$14,447	$9,512	$21,943
State income taxes, net of federal income tax benefit	1,688	1,297	2,636
Decrease in valuation allowance	(474)	—	—
Other	575	280	204

Income tax provision	$16,236	$11,089	$24,783

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes and (b) operating loss and tax credit carry-forwards. The tax effects of the significant temporary differences which comprise deferred tax assets and liabilities at January 1, 2005 and December 27, 2003, are as follows (in thousands):

	January 1, 2005	December 27, 2003
Deferred tax assets—
Net operating loss carry-forwards	$702	$2,603
Accrued expenses and liabilities	7,574	5,392
Employee benefits	1,916	2,238
Inventory cost capitalization	2,741	2,054
Depreciation, amortization and write-off of intangibles	—	1,516
Other	2,909	2,909
Valuation allowance	—	(1,044)

Gross deferred tax assets	15,842	15,668

Deferred tax liabilities—
Depreciation, amortization and write-off of intangibles	(9)	—
Other	(56)	(357)

Gross deferred tax liabilities	(65)	(357)

Net deferred tax assets	$15,777	$15,311

The above amounts have been classified in the accompanying consolidated balance sheets as follows (in thousands):

	January 1, 2005	December 27, 2003
Deferred tax assets—
Current	$8,890	$6,462
Noncurrent	6,887	8,849

	$15,777	$15,311

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Management has evaluated the Company’s deferred tax assets and has concluded that the realizability of the deferred tax assets is more likely than not. As a part of this evaluation, the Company determined that a decrease in the valuation allowance previously established for certain deferred tax assets for state net operating loss carry-forwards (“NOLs”) relating to the sale of Winston Tire Company (‘Winston”) was required. Accordingly, the Company recorded a non-cash benefit in the fourth quarter of fiscal 2004 of $0.5 million to reduce the valuation allowance from $1.0 million to $0.5 million. The valuation allowance was further adjusted to zero in connection with writing off the remaining deferred tax asset as the Company determined these assets would not be recoverable. The Company’s ability to generate future taxable income is dependent on numerous factors including general economic conditions, the state of the replacement tire market, and other factors beyond management’s control. Therefore, there can be no assurance that the Company will meet this expectation of future taxable income. Changes in expected future income could lead to an additional valuation allowance against deferred tax assets.

At January 1, 2005, the Company had NOLs available for state tax purposes of approximately $14.1 million. The Company expects to utilize this NOL prior to it expiring in 2016.

4. Property and Equipment:

The following table represents the Company’s property and equipment at January 1, 2005 and December 27, 2003 (in thousands):

	January 1, 2005	December 27, 2003
Land	$1,525	$1,553
Buildings and leasehold improvements	15,410	15,524
Machinery and equipment	17,998	11,248
Furniture and fixtures	11,669	10,237
Vehicles and other	1,981	1,259

Total property and equipment	48,583	39,821
Less—Accumulated depreciation	(24,423)	(22,159)

Property and equipment, net	$24,160	$17,662

Depreciation expense for the years ended January 1, 2005, December 27, 2003 and December 28, 2002 was $5.7 million, $5.6 million and $5.4 million, respectively and is classified in selling, general, and administrative expense in the accompanying consolidated statements of operations.

Included in the above table are assets under capital leases related to the sale and leaseback of three of the Company’s owned facilities (see Note 5). The net book value of these assets at January 1, 2005 and December 27, 2003 was $6.3 million and $6.5 million, respectively. Accumulated depreciation was $1.7 million and $1.5 million for the respective periods. Depreciation expense for the years ended January 1, 2005, December 27, 2003 and December 28, 2002 was $0.2 million.

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

5. Long-term Debt and Other Financing Arrangements:

Long-term Debt

The following table represents the Company’s long-term debt at January 1, 2005 and December 27, 2003 (in thousands):

	January 1, 2005	December 27, 2003
Revolving credit facility and other long-term debt	$190,532	$139,406
Series D Senior Notes	28,600	28,600
Capital lease obligations	14,787	14,710

	233,919	182,716
Less—Current maturities	(2,439)	(2,919)

	$231,480	$179,797

Revolving Credit Facility

On March 19, 2004, the Company executed a Third Amended and Restated Loan and Security Agreement (“Revolver”) to increase the Company’s borrowing capacity. The Borrowers to the Revolver are the Company and its subsidiaries. The Revolver provides for borrowings in the aggregate principal amount of up to the lesser of $245.0 million, less defined reserves, or the Borrowing Base, as defined in the agreement. Fees incurred in connection with the amendment of $1.5 million are being deferred and amortized over the life of the loan. On April 2, 2004, the Company and its lenders executed an amendment to the Revolver to amend the requirements and form of the officer’s compliance certificate to be issued to the lenders. On February 14, 2005, the Company and its lenders executed a letter agreement to the Revolver to amend the capital expenditures covenant contained therein.

Borrowings under the Revolver bear interest at (i) the Base Rate, as defined, plus the applicable margin (0.75% as of January 1, 2005) or (ii) the Eurodollar Rate, as defined, plus the applicable margin (2.25% as of January 1, 2005). These margins are subject to performance-based step-downs resulting in margins ranging from 0.25% to 1.25% for Base Rate loans and 1.75% to 2.75% for Eurodollar Rate loans, respectively. At January 1, 2005, borrowings under the Revolver were at a weighted average interest rate of 4.8%.

The Revolver, as amended, requires the Company to meet a fixed charge coverage test, as defined, as well as certain covenants, which among other things, limits the Company’s ability to incur additional indebtedness; enter into guarantees; make loans and investments; make capital expenditures; declare dividends; engage in mergers, consolidations and asset sales; enter into transactions with affiliates; create liens and encumbrances; enter into sale/leaseback transactions; modify material agreements; and change the business it conducts. As of January 1, 2005, the Company was in compliance with these covenants, as amended. Obligations under the Revolver are secured by all of the Company’s inventories and accounts receivable. The Revolver expires February 15, 2008.

On September 2, 2004, the Company and its lenders executed a Second Amendment to the Revolver to provide the Company with a $20.0 million term loan to facilitate the acquisition of Target Tire. On November 4, 2004, the Company repaid the term loan, without penalty, with borrowings from the Revolver.

Derivative Instruments

During second quarter 2003, the Company entered into an interest rate swap agreement (“Swap”) to manage its exposure to fluctuations in interest rates. The Swap represents a contract to exchange floating rate interest payment for fixed interest payments periodically over the life of the agreement without exchange of the underlying notional amount. The notional amount of the Swap is used to measure interest to be paid or received

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

and does not represent the amount of exposure to credit loss. At January 1, 2005, the Swap covers a notional amount of $50.0 million of indebtedness at a fixed interest rate of 2.14% and expires in June 2006. This Swap has not been designated for hedge accounting treatment. Accordingly, the Company recognizes the fair value of the Swap in the accompanying consolidated balance sheets and any changes in the fair value are recorded as adjustments to interest expense in the accompanying consolidated statements of operations. The fair value of the Swap is the estimated amount that the Company would pay or receive to terminate the agreement at the reporting date. The fair value of the Swap was an asset of $0.8 million and $0.2 million at January 1, 2005 and December 27, 2003, respectively, and is included in other assets in the accompanying consolidated balance sheets. As a result of the change in fair value, $0.5 million and $0.2 million net reductions to interest expense were recorded for the years ended January 1, 2005 and December 27, 2003, respectively.

Senior Notes

The Series D Senior Notes (“Senior Notes”) have an annual coupon of 10% and are redeemable at the Company’s option, in whole or in part, at any time, on or after May 15, 2003, at certain redemption prices. In addition, the Company can redeem up to 35% of the original principal amount of the Senior Notes at 110% of par with one or more public equity offerings. The Senior Notes are due May 2008 and interest is payable semi-annually on May 15 and November 15 of each year commencing November 15, 1999. The Senior Notes contain certain covenants that, among other things, limits the Company’s ability to incur indebtedness; make restricted payments; make certain distributions; sell assets; enter into certain affiliate transactions; sell or issue capital stock of restricted subsidiaries; incur liens; enter into sale/leaseback transactions; and engage in mergers and consolidations.

On March 27, 2002, the Company repurchased $121.4 million in outstanding principal amount of the Senior Notes at a purchase price of $535 per $1,000 in face amount, plus accrued and unpaid interest of $4.5 million. See Note 9 for more information on the repurchase of the Senior Notes.

Capital Lease Obligations

As of January 1, 2005, the Company has a capital lease obligation of $14.1 million relating to the sale and leaseback of three of its owned facilities. All cash paid to the lessor is recorded as interest expense and the capital lease obligation will be reduced when the lease has terminated. The initial term of the lease is for 20 years, followed by two 10-year renewal options. The annual rent paid under the terms of the lease is $1.6 million (paid quarterly) and is adjusted for Consumer Price Index changes every two years. As of April 25, 2004, the annual rent increased to $1.7 million. In connection with the sale and leaseback transaction, the purchaser received warrants to purchase 153,597 shares of the Company’s common stock. The warrants have a term of 10 years with a stated exercise price of $3.00 per warrant. The Company recorded these warrants at fair value and has presented them as a component of stockholders’ equity in the accompanying consolidated balance sheets. There was no gain or loss recognized as a result of the initial sale and leaseback transaction.

Aggregate Maturities

Aggregate maturities of long-term debt at January 1, 2005, are as follows (in thousands):

2005	$2,439
2006	1,680
2007	886
2008	214,722
2009	62
Thereafter	14,130

$233,919

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

6. Employee Benefits:

401(k) Plans

The Company maintains a qualified profit sharing and 401(k) plan for eligible employees. All accounts are funded based on employee contributions to the plan, with the limits of such contributions determined by the Board of Directors. Effective January 1, 2002, the benefit formulas for all divisions were determined to be a match of 50% of participant contributions, up to 6% of their compensation. In prior years, depending on the division, the plan either matched 50% of the participant’s contributions up to 6% of their compensation or matched 50% of the first 2% of participant contributions and 6% of the remaining contribution up to a total of 6% of their compensation. The plan also provides for contributions in such amounts as the Board of Directors may annually determine for the profit sharing portion of the plan. Employees vest in the 401(k) match and profit sharing contribution over a 5-year period. The amount charged to selling, general, and administrative expense during the fiscal years ended January 1, 2005, December 27, 2003 and December 28, 2002, was $1.3 million, $1.3 million, and $1.1 million, respectively.

Retiree Health Plan

Effective August 1, 2004, the Company amended provisions of the Employee Welfare Benefit Plan to amend the Retiree Health Plan (the “Post Retirement Plan”). Retired employees are eligible to participate in the Post Retirement Plan if, upon the date of retirement, the employee has fifteen or more years of continuous service and is at least 60 years of age. Plan eligibility is subject to certain limitations, as defined in the Post Retirement Plan documents. The benefits available under the Post Retirement Plan are the same schedule of medical, dental and vision benefits as is currently available to all active employees and their spouses under the health plan provisions of the American Tire Distributors, Inc. Employee Welfare Benefit Plan, until the attainment of age 65, or when the retiree and/or the retiree’s spouse becomes eligible for Medicare coverage.

The following tables provide information on the Post Retirement Plan status as of January 1, 2005 in accordance with SFAS No. 106, “Employers’ Accounting for Post Retirement Benefits Other than Pensions” and SFAS No. 132 (Revised 2003), “Employers’ Disclosures about Pensions and Other Post Retirement Benefits—an amendment of FASB Statements No. 87, 88, and 106.”

(in thousands)
Change in benefit obligations:
Benefit obligation at beginning of year	$—
Service cost	124
Interest cost	42
Cumulative prior service obligations	1,688
Actuarial loss	44
Participant contributions	22
Benefits paid	(29)

Benefit obligation at end of year	$1,891

Change in funded status:
Unfunded status of the plan	$1,891
Unrecognized net actuarial loss	(44)
Unrecognized prior service costs	(1,618)

Accrued benefit cost	$229

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(in thousands)
Components of expense:
Service cost	$124
Interest cost	42
Amortization of prior service costs	70

Post retirement benefit expense	$236

The primary assumptions affecting the Company’s accounting for post retirement benefits under SFAS No. 106 as of January 1, 2005 are as follows:

Discount rate	5.75%
Health care trend:
Initial rate	11.0%
Ultimate rate	5.0% in 2015
Annual change	1.0% decrease until 9.0% in 2007; then 0.5% decrease thereafter

The following estimated future benefits are expected to be paid under the Post Retirement Plan (in thousands):

2005	$35
2006	55
2007	65
2008	97
2009	122
Thereafter	$1,517

Stock Option Plans

In 1997, the Company adopted a Stock Option Plan (the “1997 Plan”) in order to attract and retain its key employees. The 1997 Plan authorizes the issuance of up to 527,500 shares of voting common stock to be issued to officers and key employees under terms and conditions to be set by the Company’s Board of Directors, which includes a 1998 amendment that increased the amount of shares by 262,500. All options expire 10 years from the date of grant. Shares issued upon exercise of options are subject to the terms and conditions of a stockholders agreement to be entered into by each recipient. In connection with the Charlesbank purchase, which constituted a change in control under the 1997 Plan, all outstanding options became fully vested.

In the second quarter of 1999, the Company adopted the 1999 Stock Option Plan (the “1999 Plan”) in order to attract and retain employees (including officers), directors and independent contractors of the Company. The 1999 Plan, as amended, authorizes the issuance of up to 1,143,550 shares of voting common stock under terms and conditions to be set by the Company’s Board of Directors. The options are divided into three tiers that vest over varying periods of time or upon the occurrence of certain events. All options expire 10 years from the date of grant. Shares issued upon exercise of options are subject to the terms and conditions of a stockholders’ agreement to be entered into by each recipient. Under the 1999 Plan, 59,800 options are vested as of January 1, 2005.

In the second quarter of 2002, the Company adopted the 2002 Stock Option Plan (the “2002 Plan”) in order to attract and retain employees (including officers), directors and independent contractors of the Company. The

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

2002 Plan authorizes the issuance of up to 2,216,389 shares of voting common stock under terms and conditions to be set by the Company’s Board of Directors. In addition, 185,900 remaining options available for grant under the 1997 Plan and 712,350 remaining options available for grant under the 1999 Plan have been transferred to the 2002 Plan for a total of 3,114,639 options available for grant under the 2002 Plan. All options expire 10 years from the date of grant. Shares issued upon exercise of options are subject to the terms and conditions of a stockholders’ agreement to be entered into by each recipient. Under the 2002 Plan, 2,436,473 options are vested as of January 1, 2005. During fiscal 2004, 50,000 options were exercised under the 2002 Plan.

Stock option activity under the plans is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 29, 2001 (720,906 exercisable)	1,251,500	$7.73
Granted	2,462,426	1.40
Forfeited	(566,500)	7.69

Outstanding at December 28, 2002 (940,739 exercisable)	3,147,426	2.79
Granted	198,308	3.00
Forfeited	(449,200)	8.65

Outstanding at December 27, 2003 (1,410,428 exercisable)	2,896,534	1.89
Granted	318,226	4.25
Exercised	(50,000)	4.25
Forfeited	(6,500)	7.60

Outstanding at January 1, 2005 (2,665,773 exercisable)	3,158,260	$2.08

The following is summary information about the Company’s stock options outstanding at January 1, 2005:

Exercise Price	Outstanding at January 1, 2005	Weighted Average Remaining Term (years)	Weighted Average Exercise Price	Exercisable at January 1, 2005	Weighted Average Exercise Price
$1.10	66,000	2.41	$1.10	66,000	$1.10
1.40	2,462,426	7.45	1.40	1,969,939	1.40
3.00	198,308	8.02	3.00	198,308	3.00
4.25	268,226	9.19	4.25	268,226	4.25
7.48	103,500	3.72	7.48	103,500	7.48
9.00	59,800	5.20	9.00	59,800	9.00

	3,158,260	7.36	$2.08	2,665,773	$2.20

Deferred Compensation Plan

The Company has a deferred compensation plan for its top executives and divisional employees covered by the executive bonus plan to encourage each participant to promote the long-term interests of the Company. Each participant is allowed to defer portions of their annual salary as well as bonuses received into the plan. In addition to employee deferrals, the Company makes contributions on behalf of its top executives and certain of

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

the divisional employees in varying amounts. The plan provides that an employee who becomes a participant on or before November 23, 1998, shall be fully vested in all amounts credited to such participant’s account. The plan provides that an employee who becomes a participant after November 23, 1998 shall be at all times fully vested in elective deferrals into such participant’s account and, as to contributions made by the Company, shall vest at a rate of twenty percent (20%) per year as long as such participant is an employee on January 1 of each year. The deferred compensation plan may be altered and amended by the Company’s Board of Directors. The contributions made by the Company on behalf of its employees were not material in fiscal 2004, 2003 or 2002.

7. Commitments and Contingencies:

Leases

The Company leases land, buildings, equipment and vehicles under various noncancellable operating leases, which expire between 2005 and 2022. Future minimum lease commitments, net of sublease income, for continuing operations at January 1, 2005 are as follows (in thousands):

2005	$25,667
2006	22,975
2007	20,545
2008	17,915
2009	14,996
Thereafter	44,146

$146,244

Rent expense, net of sublease income, under these operating leases was $24.9 million in fiscal 2004, $24.2 million in fiscal 2003 and $24.5 million in fiscal 2002.

On March 27, 2002, the Company completed an agreement for the sale and leaseback of three of its owned facilities generating cash proceeds of $13.9 million. The Company reports this transaction as a capital lease using direct financing lease accounting. As such, the Company recorded a $14.1 million capital lease obligation during the first quarter of 2002. See Note 5 for more information on this capital lease. Obligations under the Company’s other capital leases are not material.

Purchase Commitments

In May 1997, the Company entered into a purchase agreement with a supplier (the “Tire Supply Agreement”—see Note 11), which expires May 2007. Under the terms of the agreement, the Company has agreed to purchase all requirements of its “Winston” brand tires from Goodyear.

Legal Proceedings

The Company is involved from time to time in various lawsuits, including class action lawsuits arising out of the ordinary conduct of its business. Although no assurances can be given, management does not expect that any of these matters will have a material adverse effect on the Company’s business or financial condition. The Company is also involved in various proceedings incidental to the ordinary course of its business. The Company believes, based on consultation with legal counsel, that none of these will have a material adverse effect on its financial condition or results of operations.

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

8. Discontinued Operations:

Effective May 15, 2001, the Company completed a transaction pursuant to a Stock Purchase Agreement to sell all the capital stock in Winston, its retail segment, to Performance Management, Inc. for a purchase price of approximately $11.3 million, a portion of which was deferred and not paid at closing. As of January 1, 2005, $2.8 million of the purchase price remains outstanding and a reserve is maintained for the full amount. The Company has initiated legal proceedings to collect the $2.8 million.

The Company remains liable as a guarantor on certain of Winston’s leases. As of January 1, 2005, the Company’s total obligations, as guarantor on these leases, are approximately $11.2 million extending over 14 years. However, the Company has secured assignments or sublease agreements for the vast majority of these commitments with contractually assigned or subleased rental of approximately $10.7 million. A provision has been made for the net present value of the estimated shortfall.

In fiscal years 2003 and 2002, the Company recorded a loss from discontinued operations, net of income tax benefit, of $0.1 million and $0.5 million, respectively, primarily related to adjustments of estimated liabilities of the aforementioned leases.

9. Gain on Repurchase of Series D Senior Notes:

On March 27, 2002, the Company repurchased $121.4 million in outstanding principal amount of the Senior Notes due in 2008 at a purchase price of $535 per $1,000 in face amount of Senior Notes, plus accrued and unpaid interest of $4.5 million. The Company funded the repurchase of the Senior Notes through several debt restructuring transactions (“Restructuring Transactions”). The Restructuring Transactions consisted of (i) an amendment to the Company’s Revolver to provide additional availability, (ii) a sale and leaseback of three of its tire distribution warehouses generating cash proceeds of $13.9 million and (iii) an equity investment of $28.9 million from the issuance of 9,637,592 shares of Series D preferred stock to its existing stockholders. Concurrently with the repurchase of the Senior Notes, the Company, the Subsidiary Guarantors and the Trustee executed the Fourth Supplemental Indenture to the Indenture. The amendments to the Indenture were effected primarily to permit the Restructuring Transactions and make other required modifications.

The Company recorded a pre-tax gain of $49.8 million on the repurchase of the Senior Notes and a related income tax provision of $19.7 million for the year ended December 28, 2002.

10. Warrants:

In May 1997, in connection with the issuance of Senior Subordinated Debt (“Subordinated Debt”), the Company issued detachable warrants, which permit the holder to acquire up to 1,034,000 shares of the Company’s common stock at $.01 per share. The warrants became exercisable immediately upon issuance and expire on May 7, 2007. The warrants may be exercised in whole or in part, but in no event later than the date of an initial public offering or a sale transaction. The Company recorded the warrants at fair value, which resulted in a discount on the Subordinated Debt in the same amount. The warrants are presented as a component of stockholders’ equity.

On March 27, 2002, the Company issued warrants to several vendors, which permit the holders to acquire up to 307,193 shares of the Company’s common stock at $.01 per share. The warrants expire on March 27, 2005. In addition, the Company issued warrants to the purchaser of the sale and leaseback transaction, which permit the purchaser to acquire 153,597 shares of the Company’s common stock. The warrants have a term of 10 years with a stated exercise price of $3.00 per warrant. The Company recorded these warrants at fair value and has presented them as a component of stockholders’ equity.

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

On March 26, 2004, the Company entered into a warrant surrender agreement that terminated the vendor warrants discussed above. Accordingly, the Company accounted for this transaction by reducing warrants and increasing additional paid-in capital by $0.4 million in first quarter 2004.

11. Redeemable Preferred Stock:

On May 2, 1997, the Company issued 11,500 shares of preferred stock with a par value of $.01 per share to a supplier (the “Supplier”). Of the 11,500 shares, 7,000 shares are designated Series A Cumulative Redeemable Preferred Stock (the “Series A preferred stock”) and 4,500 shares are designated Series B Cumulative Redeemable Preferred Stock (the “Series B preferred stock”).

The Series A and B preferred stock each contain a provision whereby upon the early termination of the Tire Supply Agreement (see Note 7), the Company shall redeem all shares of preferred stock outstanding at a price equal to the sum of the stated value and the applicable premium, as defined, plus all accrued and unpaid dividends. If at any time a change of control occurs, as defined, the Supplier may request redemption of all outstanding shares. However, so long as amounts are outstanding or commitments to lend have not been terminated under the Revolver, the Senior Notes and other agreements entered into in connection therewith, including any replacement agreement which results in a greater principal amount outstanding, or if any default or event of default has occurred and is continuing under any such debt agreements or would result from such payments, the Company may not make any dividend or redemption payments in respect to the Series A or B preferred stock.

Series A Preferred Stock

The stated value of Series A preferred stock is $1,000 per share. Holders of Series A preferred stock are entitled to receive, when and if declared by the Board of Directors, cumulative cash dividends at an annual rate of 4%, subject to adjustment based on the volume of purchases from the Supplier. Additional dividends will accrue, when and if declared by the Board of Directors, and are payable on the last business day of January. For fiscal years 2004, 2003, and 2002, the Company declared and paid a dividend based on a 4% rate. These amounts are included in interest expense in the accompanying consolidated statements of operations. The Series A preferred stock can be redeemed by the Company, beginning on the last business day of December 2002 and on the last business day of each June and December thereafter, through June 2007. During fiscal year ended January 1, 2005, the Company redeemed 1,000 shares of the Series A preferred stock for $1.0 million and during fiscal 2003, redeemed 500 shares for $0.5 million.

Series B Preferred Stock

The stated value of Series B preferred stock is initially $1,000 per share, to be adjusted based on tire purchase credits as determined by the number of units purchased under the Tire Supply Agreement (see Note 7). Dividends on Series B preferred stock are payable, when and if declared by the Board of Directors, at the prime rate if the Company does not meet certain tire purchase requirements. The remaining value of Series B preferred stock shall be redeemed by the Company on the last business day of June 2007 at a price equal to the adjusted stated value plus all accrued and unpaid dividends.

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following represents the Company’s issued and outstanding redeemable preferred stock (dollars in thousands):

	January 1, 2005	December 27, 2003
Redeemable preferred stock Series A—4% cumulative; 7,000 shares authorized; 5,500 and 6,500 shares issued and outstanding, respectively	$5,500	$6,500
Redeemable preferred stock Series B—variable rate cumulative; 4,500 shares authorized, issued and outstanding	4,035	4,035

Total redeemable preferred stock	$9,535	$10,535

12. Preferred Stock:

In conjunction with the Restructuring Transactions (see Note 9), the Company amended and restated its articles of incorporation to increase the number of authorized shares of $.01 par value preferred stock from 1,344,834 to 10,982,426 shares. Of the 10,982,426 shares of preferred stock, 7,000 shares are initially designated Series A preferred stock, 4,500 shares are initially designated Series B preferred stock, 1,333,334 shares are initially designated Series C preferred stock and 9,637,592 shares are initially designated Series D preferred stock. Prior to this amendment, the Company had authorized and issued 7,000 shares of Series A preferred stock, 4,500 shares of Series B preferred stock and 1,333,334 shares of Series C preferred stock. On May 27, 2002, the Company issued 9,637,592 shares of Series D preferred stock.

On October 31, 2003, the Company amended and restated its articles of incorporation to eliminate the redemption clause of the Series C and Series D preferred stock. No dividends have been declared or paid to date on the Series C or Series D preferred stock.

Series C Preferred Stock

On April 2, 2001, the Company issued 1,333,334 shares of Series C preferred stock for $9.00 per share in exchange for $12.0 million in cash contributed by certain of its principal stockholders. Shares of Series C preferred stock accrue dividends at an annual rate of 12%. However, as long as any shares of Series A preferred stock or Series B preferred stock remain outstanding, no dividends may be paid. On March 27, 2002, the conversion price of the Series C preferred stock was reduced to $3.00 per common share.

Series D Preferred Stock

On March 27, 2002, the Company issued 9,637,592 shares of Series D preferred stock for $3.00 per share in exchange for $28.9 million in cash contributed by certain of its principal stockholders. The proceeds were used to repurchase certain of the Company’s Senior Notes. Shares of Series D preferred stock accrue dividends at an annual rate of 12%. However, as long as any shares of Series A preferred stock or Series B preferred stock remain outstanding, no dividends may be paid. In addition, shares of Series D preferred stock are convertible into common stock at a conversion price of $3.00 per common share.

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following represents the Company’s issued and outstanding preferred stock (dollars in thousands):

	January 1, 2005	December 27, 2003
Preferred stock Series C—12% cumulative; 1,333,334 shares authorized, issued and outstanding	$17,400	$15,960
Preferred stock Series D—12% cumulative; 9,637,592 shares authorized, issued and outstanding	38,454	34,984

Total preferred stock	$55,854	$50,944

13. Common Stock:

On March 27, 2002, the Company amended and restated its articles of incorporation to authorize 50,000,000 shares of a single class (Class A) of $.01 par value common stock.

Restricted Stock

The Company has given designated employees, officers, directors and independent contractors of the Company the opportunity to acquire restricted shares of Class A common stock. The Company’s Board of Directors administers the restricted stock arrangements, selects eligible participants, determines the number of shares to be offered to each participant, and sets other applicable terms and conditions. As of January 1, 2005, a total of 130,000 restricted shares of Class A common stock were outstanding.

Shares of restricted stock were issued by the Company at the fair market value at the date of issuance. Upon exercise of options granted under the Company’s employee stock option plans, the securities issued are shares of restricted stock. All shares of restricted stock are subject to the terms and conditions of a securities purchase and stockholders’ agreement entered into by each recipient.

14. Related Party Transactions:

On May 25, 2000, the Company purchased all of the outstanding common stock of T.O. Haas Holding Co., Inc. and T.O. Haas Tire Company, Inc. (collectively “Haas”), a tire wholesaler and distributor, located in Lincoln, Nebraska, as well as all of the outstanding common stock of Haas Investment Company (“Haas Investment”). In connection with the acquisition, the Company sold certain parcels of real estate, including substantially all of the assets of Haas Investment, and leased them back in a transaction, which closed on August 8, 2000. Total monthly payments under these leases are approximately $75,000. The leases expire July 31, 2010. Total rent expense of approximately $0.9 million is included in the accompanying statements of operations for fiscal 2004, 2003 and 2002.

On October 12, 2001, Haas entered into an Asset Purchase Agreement with T.O. Haas, LLC (“Haas LLC”) for the sale of certain assets. The total purchase price was approximately $5.3 million, of which the Company received approximately $2.4 million in cash at closing. Haas LLC was formed by, among others, one of the executives of Haas. As of May 2002, this executive is no longer with the Company. A portion of the purchase price for the Company’s acquisition of Haas in second quarter 2000 was payable to this executive in the form of noncompete and stay put payments. In connection with the sale, such noncompete payments in the amount of $2.4 million were accelerated and such liability was satisfied as a reduction of the purchase price. Approximately $1.0 million of the purchase price is payable in the form of a promissory note (the “Note”) due in two equal annual installments, with first such payment paid January 2, 2002. The Note bears interest at 6%. As of January 3, 2003, the Note was paid in

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

full. Stay put payments due to the executive of $1.6 million were accelerated to coincide with the schedule of payments due under the Note. Liabilities assumed by the buyer totaled $0.8 million, reflecting the remainder of the purchase price.

In connection with the sale described above, the Company entered into a Supply and Retail Distribution Agreement with Haas LLC. Prior to the executive leaving the Company in May 2002, total sales for fiscal 2002 included five months of sales to Haas LLC of $3.7 million.

The Company expects to pay an advisory and monitoring fee not to exceed $200,000 annually to Charlesbank Capital Partners, LLC (“Charlesbank”). As of January 1, 2005, the Company has paid $100,000 of the annual monitoring fee to Charlesbank and a liability has been recorded for the remaining payment, which was subsequently paid.

15. Subsequent Event:

On March 31, 2005, American Tire Distributors Holdings, Inc. (“Holdings”), an investment vehicle formed by affiliates of Investcorp S.A., purchased the Company, pursuant to an Agreement and Plan of Merger, dated as of February 4, 2005 and amended and restated on March 7, 2005 (“Agreement”) for a price of $710.0 million less the amount of net debt outstanding at January 1, 2005 of $242.6 million, dividends payable on the Series C and D preferred stock of $14.9 million, the Company incurred transaction expenses of $9.4 million and certain payments to Company’s management of $13.8 million, (collectively “Transaction”). In connection with the Transaction, the Company issued $140.0 million senior floating rate notes due 2012 and $150.0 million 10 3/4% senior notes due 2013, (collectively “Senior Notes”). The Senior Notes are unconditionally guaranteed on a joint and several basis by the Company’s non-issuing wholly owned subsidiaries on a senior basis and unconditionally guaranteed on a joint and several basis by Holdings on a subordinated basis. Holdings issued $51.5 million senior discount notes due 2013. Also in connection with the Transaction, the Company sent an irrevocable notice of redemption to redeem all of the outstanding Series D 10% senior notes and refinanced its existing revolving credit facility. The Company’s non-issuing wholly owned guarantor subsidiaries are the same as those subsidiaries presented in Note 16.

The acquisition and related transactions will be accounted for as a purchase in accordance with SFAS 141, “Business Combinations”. The purchase price will be allocated based on the fair value of the Company’s assets and liabilities, including identifiable intangible assets which will be amortized over the respective useful lives for those determined to have finite lives. The excess of purchase price over the fair value of the net assets acquired will be recorded as goodwill.

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

16. Subsidiary Guarantor Financial Information:

The Senior Notes are guaranteed on a full, unconditional and joint and several basis by all of the Company’s direct subsidiaries, each of which is wholly-owned. The condensed consolidating financial information is as follows (dollars in thousands, except per share amounts):

Condensed Consolidating Balance Sheets as of January 1, 2005 and December 27, 2003, are as follows:

	As of January 1, 2005
	Parent Company	Subsidiary Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$2,509	$825	$—	$3,334
Accounts receivable, net	91,889	38,794	—	130,683
Inventories	142,889	77,889	—	220,778
Other current assets	26,638	1,213	—	27,851

Total current assets	263,925	118,721	—	382,646

Property and equipment, net	18,706	5,454	—	24,160
Goodwill and other intangible assets, net	50,977	84,460	—	135,437
Investment in subsidiaries	123,096	—	(123,096)	—
Other assets	13,258	794	—	14,052

Total assets	$469,962	$209,429	$(123,096)	$556,295

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$210,305	$5,401	$—	$215,706
Accrued expenses	26,648	4,133	—	30,781
Current maturities of long-term debt	2,359	80	—	2,439
Intercompany payables (receivables)	(72,246)	72,246	—	—

Total current liabilities	167,066	81,860	—	248,926

Revolving credit facility and other long-term debt	188,770	—	—	188,770
Series D Senior Notes	28,600	—	—	28,600
Capital lease obligations	14,085	25	—	14,110
Other liabilities	4,141	4,448	—	8,589
Redeemable preferred stock	9,535	—	—	9,535
Stockholders’ equity:
Intercompany investment	—	108,785	(108,785)	—
Preferred stock	55,854	—	—	55,854
Common stock, par value $.01 per share; 50,000,000 shares authorized; 5,161,917 shares issued and outstanding	52	—	—	52
Additional paid-in capital	23,030	—	—	23,030
Warrants	1,352	—	—	1,352
Accumulated deficit	(22,523)	14,311	(14,311)	(22,523)

Total stockholders’ equity	57,765	123,096	(123,096)	57,765

Total liabilities and stockholders’ equity	$469,962	$209,429	$(123,096)	$556,295

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	As of December 27, 2003
	Parent Company	Subsidiary Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$3,295	$31	$—	$3,326
Accounts receivable, net	71,058	25,062	—	96,120
Inventories	123,126	50,925	—	174,051
Other current assets	16,548	539	—	17,087

Total current assets	214,027	76,557	—	290,584

Property and equipment, net	14,421	3,241	—	17,662
Goodwill and other intangible assets, net	51,441	44,737	—	96,178
Investment in subsidiaries	49,967	—	(49,967)	—
Other assets	14,142	437	—	14,579

Total assets	$343,998	$124,972	$(49,967)	$419,003

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$170,716	$—	$—	$170,716
Accrued expenses	16,408	1,544	—	17,952
Current maturities of long-term debt	2,915	4	—	2,919
Intercompany payables (receivables)	(72,159)	72,159	—	—

Total current liabilities	117,880	73,707	—	191,587

Revolving credit facility and other long-term debt	137,044	—	—	137,044
Series D Senior Notes	28,600	—	—	28,600
Capital lease obligations	14,153	—	—	14,153
Other liabilities	3,292	1,298	—	4,590
Redeemable preferred stock	10,535	—	—	10,535
Stockholders’ equity:
Intercompany investment	—	49,454	(49,454)	—
Preferred stock	50,944	—	—	50,944
Common stock, par value $.01 per share; 50,000,000 shares authorized; 5,086,917 shares issued and outstanding	51	—	—	51
Additional paid-in capital	22,388	—	—	22,388
Warrants	1,782	—	—	1,782
Note receivable from sale of stock	(17)	—	—	(17)
Accumulated deficit	(42,654)	513	(513)	(42,654)

Total stockholders’ equity	32,494	49,967	(49,967)	32,494

Total liabilities and stockholders’ equity	$343,998	$124,972	$(49,967)	$419,003

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statements of Operations for the fiscal years ended January 1, 2005, December 27, 2003 and December 28, 2002 are as follows:

	For the Fiscal Year Ended January 1, 2005
	Parent Company	Subsidiary Guarantors	Eliminations	Consolidated
Net sales	$877,573	$404,496	$—	$1,282,069
Cost of goods sold	712,571	331,222	—	1,043,793

Gross profit	165,002	73,274	—	238,276
Selling, general and administrative expenses	132,379	50,856	—	183,235

Operating income	32,623	22,418	—	55,041

Other income (expense):
Interest expense	(13,361)	(10)	—	(13,371)
Other, net	(729)	336	—	(393)
Equity earnings of subsidiaries	13,798	—	(13,798)	—

Income from continuing operations before income taxes	32,331	22,744	(13,798)	41,277
Provision for income taxes	7,290	8,946	—	16,236

Net income	$25,041	$13,798	$(13,798)	$25,041

	For the Fiscal Year Ended December 27, 2003
	Parent Company	Subsidiary Guarantors	Eliminations	Consolidated
Net sales	$789,608	$324,802	$—	$1,114,410
Cost of goods sold	642,810	268,095	—	910,905

Gross profit	146,798	56,707	—	203,505
Selling, general and administrative expenses	118,897	43,454	—	162,351

Operating income	27,901	13,253	—	41,154

Other income (expense):
Interest expense	(14,071)	—	—	(14,071)
Other, net	(176)	269	—	93
Equity earnings of subsidiaries	8,004	—	(8,004)	—

Income from continuing operations before income taxes	21,658	13,522	(8,004)	27,176
Provision for income taxes	5,571	5,518	—	11,089

Income from continuing operations	16,087	8,004	(8,004)	16,087
Loss from discontinued operations	(82)	—	—	(82)

Net income	$16,005	$8,004	$(8,004)	$16,005

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	For the Fiscal Year Ended December 28, 2002
	Parent Company	Subsidiary Guarantors	Eliminations	Consolidated
Net sales	$756,285	$305,730	$—	$1,062,015
Cost of goods sold	614,852	253,898	—	868,750

Gross profit	141,433	51,832	—	193,265
Selling, general and administrative expenses	113,549	48,365	—	161,914

Operating income	27,884	3,467	—	31,351

Other income (expense):
Interest expense	(18,650)	(55)	—	(18,705)
Gain on repurchase of Series D Senior Notes	49,759	—	—	49,759
Other, net	25	263	—	288
Equity earnings of subsidiaries	2,313	—	(2,313)	—

Income from continuing operations before income taxes	61,331	3,675	(2,313)	62,693
Provision for income taxes	23,421	1,362	—	24,783

Income from continuing operations	37,910	2,313	(2,313)	37,910
Loss from discontinued operations	(483)	—	—	(483)

Net income	$37,427	$2,313	$(2,313)	$37,427

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statements of Cash Flows for the fiscal years ended January 1, 2005, December 27, 2003 and December 28, 2002 are as follows:

	For the Fiscal Year Ended January 1, 2005
	Parent Company	Subsidiary Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$25,041	$13,798	$(13,798)	$25,041
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization of other intangibles and other assets	5,564	2,373	—	7,937
Provision for doubtful accounts	186	134	—	320
Provision for obsolete inventory	(110)	19	—	(91)
Deferred income taxes	1,847	—	—	1,847
Equity earnings of subsidiaries	(13,798)	—	13,798	—
Change in assets and liabilities:
Accounts receivable, net	(21,017)	4,971	—	(16,046)
Inventories	(19,653)	(1,178)	—	(20,831)
Other current assets	(6,785)	(402)	—	(7,187)
Accounts payable and accrued expenses	49,829	(15,224)	—	34,605
Other, net	196	(82)	—	114

Net cash provided by continuing operations	21,300	4,409	—	25,709

Cash flows from investing activities:
Acquisitions, net of cash acquired	(59,331)	124	—	(59,207)
Purchase of property and equipment	(3,173)	(1,206)	—	(4,379)
Proceeds from sale of property and equipment	54	230	—	284
Intercompany	(2,418)	2,418	—	—

Net cash provided by (used in) investing activities	(64,868)	1,566	—	(63,302)

Cash flows from financing activities:
Net proceeds from (repayments of) revolving credit facility and other long-term debt	45,696	(5,181)	—	40,515
Proceeds from issuance of common stock	213	—	—	213
Payments for deferred financing costs	(2,127)	—	—	(2,127)
Series A preferred stock redemption	(1,000)	—	—	(1,000)

Net cash provided by (used in) financing activities	42,782	(5,181)	—	37,601

Net increase (decrease) in cash and cash equivalents	(786)	794	—	8
Cash and cash equivalents, beginning of year	3,295	31	—	3,326

Cash and cash equivalents, end of year	$2,509	$825	$—	$3,334

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	For the Fiscal Year Ended December 27, 2003
	Parent Company	Subsidiary Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$16,005	$8,004	$(8,004)	$16,005
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Loss from discontinued operations	82	—	—	82
Depreciation and amortization of other intangibles and other assets	4,977	3,188	—	8,165
Provision for doubtful accounts	844	63	—	907
Provision for obsolete inventory	72	(84)	—	(12)
Deferred income taxes	6,915	—	—	6,915
Equity earnings of subsidiaries	(8,004)	—	8,004	—
Change in assets and liabilities:
Accounts receivable, net	(4,388)	2,035	—	(2,353)
Inventories	(14,055)	(3,262)	—	(17,317)
Other current assets	856	418	—	1,274
Accounts payable and accrued expenses	5,971	(654)	—	5,317
Other	(1,745)	419	—	(1,326)

Net cash provided by continuing operations	7,530	10,127	—	17,657

Cash flows from investing activities:
Purchase of property and equipment	(1,731)	(760)	—	(2,491)
Proceeds from sale of property and equipment	536	76	—	612
Intercompany	9,571	(9,571)	—	—
Other	(50)	—	—	(50)

Net cash provided by (used in) investing activities	8,326	(10,255)	—	(1,929)

Cash flows from financing activities:
Net proceeds from (repayments of) revolving credit facility and other long-term debt	(14,599)	4	—	(14,595)
Series A preferred stock redemption	(500)	—	—	(500)

Net cash provided by (used in) financing activities	(15,099)	4	—	(15,095)

Net increase (decrease) in cash and cash equivalents	757	(124)	—	633
Cash and cash equivalents, beginning of year	2,538	155	—	2,693

Cash and cash equivalents, end of year	$3,295	$31	$—	$3,326

AMERICAN TIRE DISTRIBUTORS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	For the Fiscal Year Ended December 28, 2002
	Parent Company	Subsidiary Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$37,427	$2,313	$(2,313)	$37,427
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Loss from discontinued operations	483	—	—	483
Gain on repurchase of Series D Senior Notes	(49,759)	—	—	(49,759)
Depreciation and amortization of other intangibles and other assets	5,166	4,665	—	9,831
Provision for doubtful accounts	819	1,217	—	2,036
Provision for obsolete inventory	5	(4,837)	—	(4,832)
Deferred income taxes	18,843	3,727	—	22,570
Equity in net income of subsidiaries	(2,313)	—	2,313	—
Change in assets and liabilities:
Accounts receivable, net	(3,601)	(1,186)	—	(4,787)
Inventories	(5,580)	7,902	—	2,322
Other current assets	(2,009)	855	—	(1,154)
Accounts payable and accrued expenses	6,944	(1,209)	—	5,735
Other	(4,372)	(235)	—	(4,607)

Net cash provided by continuing operations	2,053	13,212	—	15,265

Cash flows from investing activities:
Net proceeds from sale-leaseback transaction	13,285	—	—	13,285
Purchase of property and equipment	(1,364)	(695)	—	(2,059)
Proceeds from sale of property and equipment	1,555	632	—	2,187
Intercompany	12,658	(12,658)	—	—

Net cash provided by (used in) investing activities	26,134	(12,721)	—	13,413

Cash flows from financing activities:
Net proceeds from revolving credit facility and other long-term debt	8,772	(1,044)	—	7,728
Proceeds received from issuance of preferred stock	28,913	—	—	28,913
Repurchase of Series D Senior Notes	(64,959)	—	—	(64,959)
Payments for deferred financing costs	(1,758)	—	—	(1,758)
Other	(40)	—	—	(40)

Net cash used in financing activities	(29,072)	(1,044)	—	(30,116)

Net decrease in cash and cash equivalents	(885)	(553)	—	(1,438)
Cash and cash equivalents, beginning of year	3,423	708	—	4,131

Cash and cash equivalents, end of year	$2,538	$155	$—	$2,693

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended January 1, 2005, December 27, 2003 and December 28, 2002

(in thousands)

		Additions
	Balance Beginning of Year	Charged to Costs and Expenses	Charged to Other Accounts		Deductions		Balance End of Year
2004
Allowance for doubtful accounts	$1,112	$320	915	(2)	$(760	)(1)	$1,587
Acquisition exit cost reserves(3)	278	16	3,566	(5)	(172)		3,688
Valuation allowance on deferred tax assets	1,044	—	—		(1,044)		—
Inventory reserves	952	711	223	(2)	(802)		1,084
2003
Allowance for doubtful accounts	$1,231	$907	—		$(1,026	)(1)	$1,112
Acquisition exit cost reserves(3)	453	13	—		(188)		278
Valuation allowance on deferred tax assets	1,044	—	—		—		1,044
Inventory reserves	964	1,540	—		(1,552)		952
2002
Allowance for doubtful accounts	$3,571	$2,036	—		$(4,376	)(1)	$1,231
Acquisition exit cost reserves(3)	1,149	(199)	—		(497)		453
Valuation allowance on deferred tax assets	2,000	—	—		(956)		1,044
Inventory reserves	5,796	1,108	—		(5,940	)(4)	964

(1)	Accounts written off during the year, net of recoveries.
(2)	Opening balances relating to the acquisition of Big State and Target Tire.
(3)	Relates to the acquisition of Target Tire, ITCO, CPW and ATD. Amounts represent facilities closing cost of acquired distribution centers due to existing distribution centers being located in close proximity to the acquired distribution facilities.
(4)	Amount includes inventory reserves relating to the exit of our parts product line in the Western division in 2002.
(5)	Represents facilities closing cost of acquired Target Tire distribution centers due to existing distribution centers being located in close proximity to the acquired distribution facilities.

Schedules not included herein are omitted because they are not applicable or the required information appears in the financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm on Financial Statement Schedule

To the Board of Directors and Stockholders of

American Tire Distributors, Inc. and Subsidiaries:

Our audits of the consolidated financial statements referred to in our report dated March 4, 2005, except for Note 15, which is as of March 31, 2005 appearing on page F-28 in this Registration Statement on Form S-4 of American Tire Distributors Holdings, Inc. also included an audit of the financial statement schedule included on page F-60 of this Form S-4. In our opinion, the financial statement schedule, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

March 4, 2005

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

PRELIMINARY PROSPECTUS

American Tire Distributors, Inc.

Exchange Offer for All Outstanding

Senior Floating Rate Notes due 2012

in exchange for new

Senior Floating Rate Notes due 2012

and

10 3/4% Senior Notes due 2013

in exchange for new

10 3/4% Senior Notes due 2013

American Tire Distributors Holdings, Inc.

Exchange Offer for All Outstanding

13% Senior Discount Notes due 2013

in exchange for new

13% Senior Discount Notes due 2013

                    , 2005

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The registrant’s Certificate of Incorporation (the “Certificate”) provides that, except to the extent prohibited by the Delaware General Corporation Law (the “DGCL”), the registrant’s directors shall not be liable to the registrant or their respective stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant, which is not eliminated by these provisions of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. This provision does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The registrant’s Bylaws provide that the registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law, as may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another registrant or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Bylaws. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 21. Exhibits and Financial Statement Schedules

3. Exhibits:

2.1

Agreement and Plan of Merger, dated February 4, 2005, by and among American Tire Distributors Holdings, Inc., ATD Mergersub, Inc., Charlesbank Equity Fund IV, Limited Partnership, Charlesbank Capital Partners, LLC, as stockholder representative, and American Tire Distributors, Inc. ++

2.2

Amended and Restated Agreement and Plan of Merger, dated March 7, 2005, by and among American Tire Distributors Holdings, Inc., ATD Mergersub, Inc., Charlesbank Equity Fund IV, Limited Partnership, Charlesbank Capital Partners, LLC, as stockholder representative, and American Tire Distributors, Inc. ++

3.1	Certificate of Incorporation of American Tire Distributors Holdings, Inc. ++

3.2	Amended and Restated Certificate of American Tire Distributors Holdings, Inc. ++

3.3	By-laws of American Tire Distributors, Inc. as amended.*

3.4	Amended and Rested Bylaws of American Tire Distributors Holdings, Inc.++

3.5	Restated Certificate of Incorporation of Heafner Tire Group, Inc. (the “Company”).♦

3.6	Second Restated Certificate of Incorporation of Heafner Tire Group, Inc.±

3.7	Certificate of Amendment to the Second Restated Certificate of Incorporation of Heafner Tire Group, Inc., as filed with the Secretary of State of the State of Delaware on May 30, 2002.≠

3.8	Third Restated Certificate of Incorporation of American Tire Distributors, Inc.^

3.9	Fourth Restated Certificate of Incorporation of American Tire Distributors, Inc.‡

3.10	Certificate of Correction Filed to Correct a Certain Error in the Certificate of American Tire Distributors, Inc.**

3.11	Fifth Restated Certificate of Incorporation of American Tire Distributors, Inc. ++

3.12	Amended and Restated By-laws of the Company. ++

3.13	Articles of Incorporation of The Speed Merchant, Inc.*

3.14	By-laws of The Speed Merchant, Inc.*

3.15	Articles of Incorporation of Phoenix Racing, Inc.*

3.16	By-laws of Phoenix Racing, Inc.*

3.17	Articles of Incorporation of California Tire Company.††

3.18	By-laws of California Tire Company.††

3.19	Articles of Incorporation of T.O. Haas Holding Co., Inc.♦

3.20	Amended By-laws of T.O. Haas Holding Co., Inc.♦

3.21	Articles of Incorporation of T.O. Haas Tire Co., Inc.♦

3.22	By-laws of T.O. Haas Tire Co., Inc.♦

3.23	Articles of Incorporation of Texas Market Tire, Inc. ++

3.24	By-laws of Texas Market Tire, Inc. ++

3.25	Articles of Incorporation of Texas Market Tire Holdings I, Inc. ++

3.26	By-laws of Texas Market Tire Holdings I, Inc. ++

3.27	Articles of Incorporation of Target Tire, Inc. ++

3.28	By-laws of Target Tire, Inc. ++

4.1	Indenture, dated March 31, 2005 among American Tire Distributors Holdings, Inc. and Wachovia Bank, National Association, as Trustee (the “Holdings Indenture”). ++

4.2	Indenture, dated March 31, 2005, among ATD Mergersub, Inc., American Tire Distributors Holdings, Inc. and Wachovia Bank, National Association, as Trustee (the “Floating Rate Note Indenture”). ++

4.3	Indenture, dated March 31, 2005, among ATD Mergersub, Inc., American Tire Distributors Holdings, Inc. and Wachovia Bank, National Association, as Trustee (the “Fixed Rate Note Indenture”). ++

4.4

Supplemental Indenture, dated March 31, 2005, among American tire Distributors, Inc., American Tire Distributors Holdings, Inc. The Speed Merchant, Inc., T.O. Haas Tire Co., Inc., T.O. Haas Holding Co., Inc., Texas Market Tire, Inc., Texas Market Tire Holdings I, Inc., and Wachovia Bank, National Association, as Trustee (the “Floating Rate Supplemental Indenture”).++

4.5

Supplemental Indenture, dated March 31, 2005, among American tire Distributors, Inc., American Tire Distributors Holdings, Inc. The Speed Merchant, Inc., T.O. Haas Tire Co., Inc., T.O. Haas Holding Co., Inc., Texas Market Tire, Inc., Texas Market Tire Holdings I, Inc., and Wachovia Bank, National Association, as Trustee (the “Fixed Rate Supplemental Indenture”). ++

4.6	Form of Holdings Senior Discount Note (attached as Exhibit A to the Holdings Indenture).++

4.7	Form of the Company Floating Rate Note (attached as exhibit A to the Floating Rate Note Indenture).++

4.8	Form of the Company Fixed Rate Note (attached as Exhibit A to the Fixed Rate Note Indenture).++

5.1	Gibson, Dunn and Crutcher, LLP letter as to the legality of the securities being registered, dated May 13, 2005.++

10.1

Second Amended and Restated Loan and Security Agreement, dated as of March 6, 2000, among the Company, Winston Tire Company, The Speed Merchant, Inc. and California Tire Company as Borrowers, and Fleet Capital Corporation, as Administrative Agent (the “Administrative Agent”), Bank of America, N.A., as Syndication Agent (the “Syndication Agent”), FleetBoston Robertson Stephens Inc., as Arranger (the “Arranger”) and the financial institutions party from time to time party thereto, as Lenders+/-

10.2	Amendment No. 1 to Second Amended and Restated Loan and Security Agreement-

10.3	Amendment No. 2 to Second Amended and Restated Loan and Security Agreement-

10.4	Amendment No. 3 to Second Amended and Restated Loan and Security Agreement-

10.5	Amendment No. 4 and Waiver to Second Amended and Restated Loan and Security Agreement♦

10.6	Amendment No. 5 to Second Amended and Restated Loan and Security Agreement-

10.7	Amendment No. 6 to Second Amended and Restated Loan and Security Agreement=

10.8	Amendment No. 7 to Second Amended and Restated Loan and Security Agreement-

10.9	Amendment No. 8 and Waiver to Second Amended and Restated Loan and Security Agreement**

10.10	Amendment No. 9 to Second Amended and Restated Loan and Security Agreement**

10.11	Amendment No. 10 to Second Amended and Restated Loan and Security Agreement■

10.12

Third Amended and Restated Loan and Security Agreement, dated as of March 19, 2004, among the Company, The Speed Merchant, Inc., T.O. Haas Holding Co., Inc. and T.O. Haas Tire Company, Inc. as Borrowers, and Fleet Capital Corporation as Administrative Agent, Wachovia Bank, National Association as Syndication Agent, The CIT Group/Business Credit, Inc. as Documentation Agent, Fleet Securities, Inc. as Arranger and the financial institutions party hereto from time to time, as Lenders♦♦

10.13	First Amendment to Third Amended and Restated Loan and Security Agreement==

10.14	Second Amendment to Third Amended and Restated Loan and Security Agreement^^

10.15	Letter, dated March 6, 2000, from the Company to the Administrative Agent+/-

10.16

Fourth Amended and Restated Loan and Security Agreement, dated as of March 31, 2005, among the Company, The Speed Merchant, Inc., T.O. Haas Tire Co., Inc., T.O. Haas Holding Co., Inc., Texas Market Tire, Inc., Texas Market Tire Holdings I, Inc., as Borrowers and Banc of America Securities LLC, as Book Running Manager, Wachovia Securities, GECC Capital Markets Group, Inc. and Banc of America Securities LLC, each as Co-Lead Arranger (collectively the “Co-Lead Arrangers”), Wachovia Bank, National Association and General Electric Capital Corporation as Co-Syndication Agents (collectively, the “Co-Syndication Agents”) and Bank of America, N.A. as administrative agent and collateral agent for the Lenders (the “Administrative Agent”).++

10.17	Registration Rights Agreement, made as of March 31, 2005, by American Tire Distributors Holdings, Inc for the benefit of the holders hereto.++

10.18	Termination Agreement dated March 31, 2005, among The 1818 Mezzanine Fund II, L.P., Charlesbank Equity Fund IV, Limited Partnership and American Tire Distributors, Inc.++

10.19	Purchase Agreement, dated March 25, 2005, between American Tire Distributors Holdings, Inc. and The 1818 Mezzanine Fund II, L.P.++

10.20	Stockholders Agreement, dated as of March 31, 2005, by and between American Tire Distributors Holdings, Inc., and each person listed on the signature pages hereto.++

10.21	Stock Purchase Agreement dated March 30, 2005, between the parties listed on Schedule A hereto and American Tire Distributors Holdings, Inc.++

10.22	Stock Purchase Agreement dated March 30, 2005, between the parties listed on Schedule A hereto and American Tire Distributors Holdings, Inc.++

10.23	Securities Purchase Agreement, dated as of May 7, 1997, between The J. H. Heafner Company, Inc. and The Kelly-Springfield Tire and Rubber Company*

10.24	Amendment to Securities Purchase Agreement, dated as of May 21, 1999, between and among the Company and The Kelly-Springfield Tire Company, a division of The Goodyear Tire and Rubber Company#

10.25	Commitment Letter, dated March 16, 2005, by and among American Tire Distributors Holdings, Inc. and The Goodyear Tire and Rubber Co.++

10.26	The J.H. Heafner Company Amended and Restated 1997 Stock Option Plan#

10.27	Heafner Tire Group 1999 Stock Option Plan+/-

10.28	American Tire Distributors, Inc. 2002 Stock Option Plan■

10.29	Stock Option Agreements, dated as of June 12, 2002, between the Company and each of Richard P. Johnson, William E. Berry, J. Michael Gaither, Daniel K. Brown and Phillip E. Marrett■

10.30	The J.H. Heafner Company 1997 Restricted Stock Plan*

10.31	Securities Purchase and Stockholders Agreement, dated as of May 28, 1997, among the Company and various management stockholders*

10.32	Securities Purchase and Stockholders’ Agreement, dated as of May 24, 1999, between the Company and each of Donald C. Roof, J. Michael Gaither, Daniel K. Brown and Richard P. Johnson#

10.33	Executive Severance Agreement, dated as of May 24,1999, between the Company and Donald C. Roof#

10.34	Amended and Restated Executive Severance Agreement, dated as of December 5, 2001, between the Company and J. Michael Gaither-

10.35	Amended and Restated Executive Severance Agreement, dated as of December 5, 2001, between the Company and Richard P. Johnson-

10.36	Amended and Restated Executive Severance Agreement, dated as of December 5, 2001, between the Company and Daniel K. Brown-

10.37	Executive Severance Agreement, dated December 5, 2001, between the Company and William E. Berry-

10.38	Executive Severance Agreement dated July 24, 2000, between the Company and Phillip E. Marrett-

10.39	Stock Purchase Agreement dated April 14, 2000, between Heafner Tire Group Inc., T.O. Haas Holding Co., Randall M. Haas and Ricky L. Haas+/-+/-

10.40

Stock Purchase Agreement, dated May 4, 2001, by and among Performance Management, Inc., Heafner Tire Group, Inc., as sole shareholder of Winston Tire Company, Winston Tire Company and Charles Bryant Kountz##

10.41	Executive Employment Agreement, dated March 31, 2005, between American Tire Distributors, Inc. and Richard P. Johnson.++

10.42	Executive Employment Agreement, dated March 31, 2005, between American Tire Distributors, Inc. and William Berry.++

10.43	Executive Employment Agreement, dated March 31, 2005, between American Tire Distributors, Inc. and J. Michael Gaither.++

10.44	Executive Employment Agreement, dated March 31, 2005, between American Tire Distributors, Inc. and Phillip E. Marrett.++

10.45	Executive Employment Agreement, dated March 31, 2005, between American Tire Distributors, Inc. and Daniel K. Brown.++

10.46	Executive Employment Agreement, dated March 31, 2005, between American Tire Distributors, Inc. and Scott A. Deininger.++

10.47	Rollover Stock Option Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Richard P. Johnson.++

10.48	Rollover Stock Option Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and William Berry.++

10.49	Rollover Stock Option Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and J. Michael Gaither.++

10.50	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Scott A Deininger.++

10.51	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Keith Calcagno.++

10.52	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Daniel K. Brown.++

10.53	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Phillip E. Marrett.++

10.54	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Thomas Gibson.++

10.55	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Thomas L. Dawson.++

10.56	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Lawrence B Stoddard.++

10.58	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Leon J. Sawyer.++

10.59	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and George J. Bender.++

10.60	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and James Gill.++

10.61	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and James D Matthews.++

10.62	Purchase Agreement, dated March 23, 2005 between American Tire Distributors Holdings, Inc. and Banc of America Securities, LLC, Credit Suisse First Boston, LLC and Wachovia Capital Markets, LLC.++

10.63

Registration Rights Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Banc of America Securities, LLC, Credit Suisse First Boston, LLC and Wachovia Capital Markets, LLC.++

10.64	Purchase Agreement, dated March 23, 2005, between American Tire Distributors, Inc. and Banc of American Securities, LLC, Credit Suisse First Boston, LLC, and Wachovia Capital Markets, LLC.++

10.65	Warrant Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and the purchaser named herein.++

12.1	Statement re: Computation of Ratios.■■

21.1	Chart of Subsidiaries of the Company++

23.1	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm.■■

23.2	Consent of Gibson Dunn & Crutcher LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page).

25.1	Statement of eligibility of Trustee.++

99.1	Exchange Agreement, dated May 11, 2005, between American Tire Distributors Holdings, Inc., and Wachovia Bank, National Association, as Exchange Agent.++

99.2	Exchange Agreement, dated May 11, 2005, between American Tire Distributors, Inc. and Wachovia Bank, National Association, as Exchange Agent.++

99.3	Form of Letter of Transmittal.++

99.4	Form of Notice of Guaranteed Delivery.++

99.5	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.++

99.6	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.++

*	Incorporated by reference to the Company’s Registration Statement on Form S-4 filed on August 18, 1998.
††	Incorporated by reference to the Company’s Registration Statement on Form S-4 filed on March 31, 1999.
#	Incorporated by reference to the Company’s Registration Statement Form S-4 filed on June 9, 1999.
+/-	Incorporated by reference to the Company’s 10-K, filed on March 30, 2000.
+/-+/-	Incorporated by reference to the Company’s 8-K, filed on November 14, 2000.
♦	Incorporated by reference to the Company’s 10-K, filed on April 9, 2001.
##	Incorporated by reference to the Company’s 10-Q, filed on May 15, 2001.
=	Incorporated by reference to the Company’s 10-Q, filed on November 13, 2001.
-	Incorporated by reference to the Company’s 10-K, filed on March 26, 2002.
±	Incorporated by reference to the Company’s 8-K, filed on April 11, 2002.
±±	Incorporated by reference to the Company’s 10-Q, filed on May 14, 2002.
≠	Incorporated by reference to the Company’s 8-K, filed on June 18, 2002.
^	Incorporated by reference to the Company’s 10-Q, filed on August 12, 2002.
**	Incorporated by reference to the Company’s 10-Q, filed on November 12, 2002.
■	Incorporated by reference to the Company’s 10-K, filed on March 28, 2003.
‡	Incorporated by reference to the Company’s 10-Q, filed on November 12, 2003.
♦♦	Incorporated by reference to the Company’s 10-K, filed on March 26, 2004.
==	Incorporated by reference to the Company’s 10-Q, filed on May 17, 2004.
^^	Incorporated by reference to the Company’s 10-Q, filed on November 15, 2004.
++	Previously filed.
■■	Filed herewith.

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

That for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Huntersville, North Carolina, on this 16th day of September, 2005.

AMERICAN TIRE DISTRIBUTORS, INC.

By:	/S/ SCOTT A. DEININGER
Scott A. Deininger Senior Vice President of Finance and Administration (Principle Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard P. Johnson	Chairman and Chief Executive Officer (Director)	September 16, 2005

* Scott A. Deininger	Senior Vice President, of Finance and Administration (Principal Financial and Accounting Officer)	September 16, 2005

* Christopher Stadler	Director	September 16, 2005

* Steven Puccinelli	Director	September 16, 2005

* Donald Hardie	Director	September 16, 2005

* Alain Redheuil	Director	September 16, 2005

* Randy Peeler	Director	September 16, 2005

* Joel Beckman	Director	September 16, 2005

Joseph P. Donlan	Director	September 16, 2005

* James O. Egan	Director	September 16, 2005

*By:	/s/ J. MICHAEL GAITHER
J. Michael Gaither Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated February 4, 2005, by and among American Tire Distributors Holdings, Inc., ATD Mergersub, Inc., Charlesbank Equity Fund IV, Limited Partnership, Charlesbank Capital Partners, LLC, as stockholder representative, and American Tire Distributors, Inc. ++

2.2

Amended and Restated Agreement and Plan of Merger, dated March 7, 2005, by and among American Tire Distributors Holdings, Inc., ATD Mergersub, Inc., Charlesbank Equity Fund IV, Limited Partnership, Charlesbank Capital Partners, LLC, as stockholder representative, and American Tire Distributors, Inc. ++

3.1	Certificate of Incorporation of American Tire Distributors Holdings, Inc. ++

3.2	Amended and Restated Certificate of American Tire Distributors Holdings, Inc. ++

3.3	By-laws of American Tire Distributors, Inc. as amended.*

3.4	Amended and Rested Bylaws of American Tire Distributors Holdings, Inc.++

3.5	Restated Certificate of Incorporation of Heafner Tire Group, Inc. (the “Company”).♦

3.6	Second Restated Certificate of Incorporation of Heafner Tire Group, Inc.±

3.7	Certificate of Amendment to the Second Restated Certificate of Incorporation of Heafner Tire Group, Inc., as filed with the Secretary of State of the State of Delaware on May 30, 2002.≠

3.8	Third Restated Certificate of Incorporation of American Tire Distributors, Inc.^

3.9	Fourth Restated Certificate of Incorporation of American Tire Distributors, Inc.‡

3.10	Certificate of Correction Filed to Correct a Certain Error in the Certificate of American Tire Distributors, Inc.**

3.11	Fifth Restated Certificate of Incorporation of American Tire Distributors, Inc. ++

3.12	Amended and Restated By-laws of the Company. ++

3.13	Articles of Incorporation of The Speed Merchant, Inc.*

3.14	By-laws of The Speed Merchant, Inc.*

3.15	Articles of Incorporation of Phoenix Racing, Inc.*

3.16	By-laws of Phoenix Racing, Inc.*

3.17	Articles of Incorporation of California Tire Company.††

3.18	By-laws of California Tire Company.††

3.19	Articles of Incorporation of T.O. Haas Holding Co., Inc.♦

3.20	Amended By-laws of T.O. Haas Holding Co., Inc.♦

3.21	Articles of Incorporation of T.O. Haas Tire Co., Inc.♦

3.22	By-laws of T.O. Haas Tire Co., Inc.♦

3.23	Articles of Incorporation of Texas Market Tire, Inc. ++

3.24	By-laws of Texas Market Tire, Inc. ++

3.25	Articles of Incorporation of Texas Market Tire Holdings I, Inc. ++

3.26	By-laws of Texas Market Tire Holdings I, Inc. ++

3.27	Articles of Incorporation of Target Tire, Inc. ++

3.28	By-laws of Target Tire, Inc. ++

4.1	Indenture, dated March 31, 2005 among American Tire Distributors Holdings, Inc. and Wachovia Bank, National Association, as Trustee (the “Holdings Indenture”). ++

Exhibit No.	Description

4.2	Indenture, dated March 31, 2005, among ATD Mergersub, Inc., American Tire Distributors Holdings, Inc. and Wachovia Bank, National Association, as Trustee (the “Floating Rate Note Indenture”). ++

4.3	Indenture, dated March 31, 2005, among ATD Mergersub, Inc., American Tire Distributors Holdings, Inc. and Wachovia Bank, National Association, as Trustee (the “Fixed Rate Note Indenture”). ++

4.4

Supplemental Indenture, dated March 31, 2005, among American tire Distributors, Inc., American Tire Distributors Holdings, Inc. The Speed Merchant, Inc., T.O. Haas Tire Co., Inc., T.O. Haas Holding Co., Inc., Texas Market Tire, Inc., Texas Market Tire Holdings I, Inc., and Wachovia Bank, National Association, as Trustee (the “Floating Rate Supplemental Indenture”).++

4.5

Supplemental Indenture, dated March 31, 2005, among American tire Distributors, Inc., American Tire Distributors Holdings, Inc. The Speed Merchant, Inc., T.O. Haas Tire Co., Inc., T.O. Haas Holding Co., Inc., Texas Market Tire, Inc., Texas Market Tire Holdings I, Inc., and Wachovia Bank, National Association, as Trustee (the “Fixed Rate Supplemental Indenture”). ++

4.6	Form of Holdings Senior Discount Note (attached as Exhibit A to the Holdings Indenture).++

4.7	Form of the Company Floating Rate Note (attached as exhibit A to the Floating Rate Note Indenture).++

4.8	Form of the Company Fixed Rate Note (attached as Exhibit A to the Fixed Rate Note Indenture).++

5.1	Gibson, Dunn and Crutcher, LLP letter as to the legality of the securities being registered, dated May 13, 2005.++

10.1

Second Amended and Restated Loan and Security Agreement, dated as of March 6, 2000, among the Company, Winston Tire Company, The Speed Merchant, Inc. and California Tire Company as Borrowers, and Fleet Capital Corporation, as Administrative Agent (the “Administrative Agent”), Bank of America, N.A., as Syndication Agent (the “Syndication Agent”), FleetBoston Robertson Stephens Inc., as Arranger (the “Arranger”) and the financial institutions party from time to time party thereto, as Lenders+/-

10.2	Amendment No. 1 to Second Amended and Restated Loan and Security Agreement-

10.3	Amendment No. 2 to Second Amended and Restated Loan and Security Agreement-

10.4	Amendment No. 3 to Second Amended and Restated Loan and Security Agreement-

10.5	Amendment No. 4 and Waiver to Second Amended and Restated Loan and Security Agreement♦

10.6	Amendment No. 5 to Second Amended and Restated Loan and Security Agreement-

10.7	Amendment No. 6 to Second Amended and Restated Loan and Security Agreement=

10.8	Amendment No. 7 to Second Amended and Restated Loan and Security Agreement-

10.9	Amendment No. 8 and Waiver to Second Amended and Restated Loan and Security Agreement**

10.10	Amendment No. 9 to Second Amended and Restated Loan and Security Agreement**

10.11	Amendment No. 10 to Second Amended and Restated Loan and Security Agreement■

10.12

Third Amended and Restated Loan and Security Agreement, dated as of March 19, 2004, among the Company, The Speed Merchant, Inc., T.O. Haas Holding Co., Inc. and T.O. Haas Tire Company, Inc. as Borrowers, and Fleet Capital Corporation as Administrative Agent, Wachovia Bank, National Association as Syndication Agent, The CIT Group/Business Credit, Inc. as Documentation Agent, Fleet Securities, Inc. as Arranger and the financial institutions party hereto from time to time, as Lenders♦♦

2

Exhibit No.	Description

10.13	First Amendment to Third Amended and Restated Loan and Security Agreement==

10.14	Second Amendment to Third Amended and Restated Loan and Security Agreement^^

10.15	Letter, dated March 6, 2000, from the Company to the Administrative Agent+/-

10.16

Fourth Amended and Restated Loan and Security Agreement, dated as of March 31, 2005, among the Company, The Speed Merchant, Inc., T.O. Haas Tire Co., Inc., T.O. Haas Holding Co., Inc., Texas Market Tire, Inc., Texas Market Tire Holdings I, Inc., as Borrowers and Banc of America Securities LLC, as Book Running Manager, Wachovia Securities, GECC Capital Markets Group, Inc. and Banc of America Securities LLC, each as Co-Lead Arranger (collectively the “Co-Lead Arrangers”), Wachovia Bank, National Association and General Electric Capital Corporation as Co-Syndication Agents (collectively, the “Co-Syndication Agents”) and Bank of America, N.A. as administrative agent and collateral agent for the Lenders (the “Administrative Agent”).++

10.17	Registration Rights Agreement, made as of March 31, 2005, by American Tire Distributors Holdings, Inc for the benefit of the holders hereto.++

10.18	Termination Agreement dated March 31, 2005, among The 1818 Mezzanine Fund II, L.P., Charlesbank Equity Fund IV, Limited Partnership and American Tire Distributors, Inc.++

10.19	Purchase Agreement, dated March 25, 2005, between American Tire Distributors Holdings, Inc. and The 1818 Mezzanine Fund II, L.P.++

10.20	Stockholders Agreement, dated as of March 31, 2005, by and between American Tire Distributors Holdings, Inc., and each person listed on the signature pages hereto.++

10.21	Stock Purchase Agreement dated March 30, 2005, between the parties listed on Schedule A hereto and American Tire Distributors Holdings, Inc.++

10.22	Stock Purchase Agreement dated March 30, 2005, between the parties listed on Schedule A hereto and American Tire Distributors Holdings, Inc.++

10.23	Securities Purchase Agreement, dated as of May 7, 1997, between The J. H. Heafner Company, Inc. and The Kelly-Springfield Tire and Rubber Company*

10.24	Amendment to Securities Purchase Agreement, dated as of May 21, 1999, between and among the Company and The Kelly-Springfield Tire Company, a division of The Goodyear Tire and Rubber Company#

10.25	Commitment Letter, dated March 25, 2005, by and among American Tire Distributors Holdings, Inc. and The Goodyear Tire and Rubber Co.++

10.26	The J.H. Heafner Company Amended and Restated 1997 Stock Option Plan#

10.27	Heafner Tire Group 1999 Stock Option Plan+/-

10.28	American Tire Distributors, Inc. 2002 Stock Option Plan■

10.29	Stock Option Agreements, dated as of June 12, 2002, between the Company and each of Richard P. Johnson, William E. Berry, J. Michael Gaither, Daniel K. Brown and Phillip E. Marrett■

10.30	The J.H. Heafner Company 1997 Restricted Stock Plan*

10.31	Securities Purchase and Stockholders Agreement, dated as of May 28, 1997, among the Company and various management stockholders*

10.32	Securities Purchase and Stockholders’ Agreement, dated as of May 24, 1999, between the Company and each of Donald C. Roof, J. Michael Gaither, Daniel K. Brown and Richard P. Johnson#

10.33	Executive Severance Agreement, dated as of May 24,1999, between the Company and Donald C. Roof#

3

Exhibit No.	Description

10.34	Amended and Restated Executive Severance Agreement, dated as of December 5, 2001, between the Company and J. Michael Gaither-

10.35	Amended and Restated Executive Severance Agreement, dated as of December 5, 2001, between the Company and Richard P. Johnson-

10.36	Amended and Restated Executive Severance Agreement, dated as of December 5, 2001, between the Company and Daniel K. Brown-

10.37	Executive Severance Agreement, dated December 5, 2001, between the Company and William E. Berry-

10.38	Executive Severance Agreement dated July 24, 2000, between the Company and Phillip E. Marrett-

10.39	Stock Purchase Agreement dated April 14, 2000, between Heafner Tire Group Inc., T.O. Haas Holding Co., Randall M. Haas and Ricky L. Haas+/-+/-

10.40

Stock Purchase Agreement, dated May 4, 2001, by and among Performance Management, Inc., Heafner Tire Group, Inc., as sole shareholder of Winston Tire Company, Winston Tire Company and Charles Bryant Kountz##

10.41	Executive Employment Agreement, dated March 31, 2005, between American Tire Distributors, Inc. and Richard P. Johnson.++

10.42	Executive Employment Agreement, dated March 31, 2005, between American Tire Distributors, Inc. and William Berry.++

10.43	Executive Employment Agreement, dated March 31, 2005, between American Tire Distributors, Inc. and J. Michael Gaither.++

10.44	Executive Employment Agreement, dated March 31, 2005, between American Tire Distributors, Inc. and Phillip E. Marrett.++

10.45	Executive Employment Agreement, dated March 31, 2005, between American Tire Distributors, Inc. and Daniel K. Brown.++

10.46	Executive Employment Agreement, dated March 31, 2005, between American Tire Distributors, Inc. and Scott A. Deininger.++

10.47	Rollover Stock Option Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Richard P. Johnson.++

10.48	Rollover Stock Option Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and William Berry.++

10.49	Rollover Stock Option Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and J. Michael Gaither.++

10.50	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Scott A Deininger.++

10.51	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Keith Calcagno.++

10.52	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Daniel K. Brown.++

10.53	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Phillip E. Marrett.++

10.54	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Thomas Gibson.++

4

Exhibit No.	Description

10.55	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Thomas L. Dawson.++

10.56	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Lawrence B Stoddard.++

10.58	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Leon J. Sawyer.++

10.59	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and George J. Bender.++

10.60	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and James Gill.++

10.61	Stock Purchase Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and James D Matthews.++

10.62	Purchase Agreement, dated March 23, 2005 between American Tire Distributors Holdings, Inc. and Banc of America Securities, LLC, Credit Suisse First Boston, LLC and Wachovia Capital Markets, LLC.++

10.63

Registration Rights Agreement, dated March 31, 2005, between American Tire Distributors Holdings, Inc. and Banc of America Securities, LLC, Credit Suisse First Boston, LLC and Wachovia Capital Markets, LLC.++

10.64	Purchase Agreement, dated March 23, 2005, between American Tire Distributors, Inc. and Banc of American Securities, LLC, Credit Suisse First Boston, LLC, and Wachovia Capital Markets, LLC.++

10.65	Warrant Agreement, dated as of March 31, 2005, between American Tire Distributors Holdings, Inc. and the purchaser named herein.++

12.1	Statement re: Computation of Ratios.■■

21.1	Chart of Subsidiaries of the Company.++

23.1	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm.■■

23.2	Consent of Gibson Dunn & Crutcher LLP (filed as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

25.1	Statement of eligibility of Trustee.++

99.1	Exchange Agreement, dated May 11, 2005, between American Tire Distributors Holdings, Inc., and Wachovia Bank, National Association, as Exchange Agent.++

99.2	Exchange Agreement, dated May 11, 2005, between American Tire Distributors, Inc. and Wachovia Bank, National Association, as Exchange Agent.++

99.3	Form of Letter of Transmittal.++

99.4	Form of Notice of Guaranteed Delivery.++

99.5	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.++

99.6	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.++

Footnotes on the following page

5

*	Incorporated by reference to the Company’s Registration Statement on Form S-4 filed on August 18, 1998.
††	Incorporated by reference to the Company’s Registration Statement on Form S-4 filed on March 31, 1999.
#	Incorporated by reference to the Company’s Registration Statement Form S-4 filed on June 9, 1999.
+/-	Incorporated by reference to the Company’s 10-K, filed on March 30, 2000.
+/-+/-	Incorporated by reference to the Company’s 8-K, filed on November 14, 2000.
♦	Incorporated by reference to the Company’s 10-K, filed on April 9, 2001.
##	Incorporated by reference to the Company’s 10-Q, filed on May 15, 2001.
=	Incorporated by reference to the Company’s 10-Q, filed on November 13, 2001.
-	Incorporated by reference to the Company’s 10-K, filed on March 26, 2002.
±	Incorporated by reference to the Company’s 8-K, filed on April 11, 2002.
±±	Incorporated by reference to the Company’s 10-Q, filed on May 14, 2002.
≠	Incorporated by reference to the Company’s 8-K, filed on June 18, 2002.
^	Incorporated by reference to the Company’s 10-Q, filed on August 12, 2002.
**	Incorporated by reference to the Company’s 10-Q, filed on November 12, 2002.
■	Incorporated by reference to the Company’s 10-K, filed on March 28, 2003.
‡	Incorporated by reference to the Company’s 10-Q, filed on November 12, 2003.
♦♦	Incorporated by reference to the Company’s 10-K, filed on March 26, 2004.
==	Incorporated by reference to the Company’s 10-Q, filed on May 17, 2004.
^^	Incorporated by reference to the Company’s 10-Q, filed on November 15, 2004.
++	Previously filed.
■■	Filed herewith.

6